Exhibit 10.1

LNG FUEL SUPPLY AGREEMENT
Dated May 18, 2016

BETWEEN
FORTIS HAWAII ENERGY INC.
(Seller)
AND
HAWAIIAN ELECTRIC COMPANY, INC.
(Buyer)

i

5.15. Attribution of LNG Under Agreement	76
5.16. LNG Fuel Balancing	77
5.17. Third Party Sales	78
6. Delivery Points, Title and Risk	79
6.1. Hawai‘i Delivery Points	79
6.2. Alternate Delivery Point; and Terminal Use Terms	79
6.3. Title, Possession, Control and Risk of Loss	80
6.4. Marketable Title and No Encumbrances	80
7. Transportation and Unloading; Facilities	81
7.1. Transportation by Seller	81
7.2. Upstream Pipeline Transportation; Gas Supply	82
7.3. Expansion Facility	86
7.4. LNG Tankers	87
7.5. Container Barges	89
7.6. Inter-Island Barges	90
7.7. Storage Yard	90
7.8. Trucks and Road Modifications	90
7.9. ISO Containers	92
7.10. Buyer’s Facilities	96
7.11. Compatibility of Buyer’s Facilities with Trucks; Modifications; Change in Law	99
7.12. New Power Plants	101
7.13. Seller Inspection Rights in Respect of Buyer’s Facilities	102
7.14. Buyer Inspection Rights in Respect of Seller’s Facilities	103
7.15. Operations Manual	105
7.16. LNG Unloading	105
7.17. Contract Variance	106
8. Annual Delivery Program	106
8.1. Programming Information for Commercial Operations Period	106
8.2. Determination of Annual Delivery Program	108
8.3. 90-Day Schedule	109
8.4. Changes to Annual Delivery Program or 90-Day Schedule	110
8.5. Scheduling Parameters	111
9. LNG Price	113
9.1. Monthly Fee	113
9.2. Adjustment to Liquefaction Fee	114
9.3. Cooperation to Finalize Pricing	116
9.4. Seller Contracts with Third Parties	116
10. Capacity Deposit for Expansion Facilities	117
10.1. Amount	117
10.2. Payment Due Dates	117
10.3. ***	118
10.4. Credit and Refund of Capacity Deposit	119
10.5. Utilization of Capacity Deposit before the Full ACQ Date	120
10.6. Interest on Capacity Deposit	120

11. Invoicing and Payment	121
11.1. Invoices	121
11.2. Payment	123
11.3. Disputed Invoice	123
11.4. Interest	124
11.5. Cost and Expenses in Disputes	125
11.6. Audit Rights	125
11.7. Right to Suspend Performance	125
11.8. Final Settlement	126
12. Taxes	127
12.1. Buyer Indemnification for Taxes	127
12.2. Seller Indemnification for Taxes	127
12.3. Excluded Taxes	127
12.4. ***	128
12.5. Withholding Taxes	128
12.6. Indemnity for Failure to Withhold	128
12.7. Indemnity for Additional Tax on Indemnified Taxes	128
12.8. Mitigation	129
12.9. Refunds	129
12.10. FATCA	129
12.11. Change in Tax Law	129
13. Quality	130
13.1. Specification	130
13.2. Determining LNG Specifications	131
13.3. Off-Specification LNG	131
14. Measurements and Tests	134
14.1. Gas and LNG Measurement and Tests	134
14.2. Measurement and Testing Points	134
14.3. Measurement	135
14.4. Fuel Tracker	136
14.5. Acceptable Measurement Devices and Standards at Custody Points	137
14.6. Parties to Supply Devices	137
14.7. Selection of Devices	138
14.8. Tank Gauge Tables	138
14.9. Operating Procedures and Responsible Parties	138
14.10. Verification of Accuracy and Correction for Error	139
14.11. Costs and Expenses	139
14.12. Fuel Cap Percentage	140
15. Force Majeure	140
15.1. Force Majeure	140
15.2. Reasonable Control of Party	143
15.3. Limitations on Force Majeure	143
15.4. Notification	145
15.5. Measures and Rescheduling	146
15.6. Payments and Credits for LNG Affected by Force Majeure	147

15.7. Extension of Term for Force Majeure	147
15.8. Settlement of Industrial Disturbances	147
15.9. Allocation during Force Majeure	147
16. Liabilities and Indemnification	148
16.1. General	148
16.2. Limitations on Liability	148
16.3. Mutual Indemnification	151
16.4. Buyer’s Credit Support	152
16.5. Seller’s Credit Support	152
16.6. Third Party Liability	153
16.7. Seller’s Insurance	154
16.8. Buyer’s Insurance	159
17. Safety	162
17.1. General	162
17.2. Third Parties	162
18. Representations, Warranties and Undertakings	162
18.1. Representations and Warranties of Buyer	162
18.2. Representations and Warranties of Seller	163
18.3. Business Practices	163
19. Exchange of Information	163
20. Confidentiality	163
20.1. Duty of Confidentiality	163
20.2. Permitted Disclosures	164
20.3. Duration of Confidentiality	167
20.4. Mental Impressions	167
21. Default and Termination	167
21.1. Termination Events	167
21.2. Termination	168
21.3. Survival	169
22. Dispute Resolution and Governing Law	169
22.1. Dispute Resolution	169
22.2. Expert Determination	173
22.3. Governing Law	174
22.4. Immunity	174
23. Assignments	175
23.1. Successors	175
23.2. Assignment by Buyer	175
23.3. Assignments by Seller	176
23.4. Financings	177
24. Contract Language	178
25. Miscellaneous	178
25.1. Disclaimer of Agency	178

25.2. Entire Agreement	178
25.3. Third Party Beneficiaries	178
25.4. Amendments and Waiver	180
25.5. Exclusion	180
25.6. Further Assurances	181
25.7. Severability	181
25.8. Safe Harbor Protections	181
26. Notices	182
26.1. Form of Notice	182
26.2. Effective Time of Notice	185
27. Business Practices	186
27.1. Trade Law Compliance	186
27.2. Use of LNG	186
27.3. Prohibited Practices	186
27.4. Records; Audit	186
27.5. Indemnity	187
28. Financial Compliance	187
28.1. Financial Compliance	187
28.2. Confidentiality	188
28.3. Consolidation, Lease and Imputed Debt	188

EXHIBIT A PRICING	A-1
EXHIBIT B FORM OF SELLER GUARANTY	B-1
EXHIBIT C POWER PLANTS	C-1
EXHIBIT D TERMS AND CONDITIONS RELATED TO PROCUREMENT OF ISO CONTAINERS	D-1
EXHIBIT E TERMS AND CONDITIONS RELATED TO USE OF ISO CONTAINERS	E-1
EXHIBIT F LNG TANKER PERFORMANCE STANDARDS	F-1
EXHIBIT G BUYER ROAD MODIFICATIONS	G-1
EXHIBIT H DELIVERY RESTRICTIONS	H-1
EXHIBIT I MEASUREMENT	I-1
EXHIBIT J [RESERVED]	J-1
EXHIBIT K FACILITY ACCESS REQUIREMENTS	K-1

v

LNG FUEL SUPPLY AGREEMENT
THIS LNG FUEL SUPPLY AGREEMENT (“Agreement”) is made and entered into as of May 18, 2016 (the “Effective Date”), by and between Fortis Hawaii Energy Inc., a corporation organized under the laws of British Columbia, whose principal place of business is located at 1111 West Georgia Street, Vancouver, British Columbia V6E 4M3 (“Seller”), and Hawaiian Electric Company Inc., a corporation organized under the laws of the State of Hawai‘i, whose principal place of business is located at 900 Richards Street, Honolulu, Hawai‘i 96813 (“Buyer”). Seller and Buyer are each referred to herein as a “Party” and collectively as the “Parties.”

Recitals

(1)	Buyer and its Affiliates own and operate certain power generating facilities on the islands of O‘ahu, Maui, and Hawai‘i in the State of Hawai‘i;

(2)	Buyer and its Affiliates intend to fuel their power generating facilities, in whole or in part, with regasified LNG;

(3)
Seller, has arranged, or will arrange, (a) for the transportation of Gas for delivery to and liquefaction at the LNG facilities on Tilbury Island in Delta, British Columbia, Canada on the Fraser River; (b) for the purchase and storage of LNG at the LNG facilities on Tilbury Island; (c) for the transport and delivery of LNG across a jetty at the LNG facilities on Tilbury Island; and (d) for the transportation of LNG to the Hawai‘i Delivery Points; and

(4)
Seller intends to sell, and Buyer intends to purchase, LNG produced from the LNG facilities on Tilbury Island and transported to the Hawai‘i Delivery Points, subject to the terms and conditions of this Agreement.

It is agreed:

1.	Definitions and Interpretation

1.1.	Definitions
The words and expressions below shall, unless the context otherwise requires, have the meanings respectively assigned to them:

3rd Party Liquefaction Quantity:	as defined in Section 5.17.2(a);
3rd Party Transport Quantity:	as defined in Section 5.17.2(b);
90-Day Schedule:	as defined in Section 8.3.2;
90-Day Scheduling Parameters:	as defined in Section 8.5.2;
AACQ:	as defined in Section 5.2;

ABS:	the American Bureau of Shipping;
Acceptable Bank:
a bank (i) having offices in the United States of America where drawings can be made and paid, and (ii) having a Credit Rating of not less than (a) A2 by Moody’s, or (b) A by S&P, in each case, as of the date such bank is proposed by Seller to issue an Acceptable Letter of Credit, and from time to time thereafter;

Acceptable Credit Rating:
two Credit Ratings that are equal to or better than the following, as applicable: (i) Baa3 by Moody’s, (ii) BBB- by S&P, or (c) BBB- by Fitch (or, in each case, any successor in title to the rating agency business operated by either such companies);

Acceptable Guarantor:	an Affiliate of Seller that has an Acceptable Credit Rating;
Acceptable Letter of Credit:
an irrevocable, transferable, standby letter of credit issued by an Acceptable Bank of an amount not less than USD ***, in form and substance reasonably acceptable to Buyer, that (i) has a term of three hundred sixty-four (364) Days, (ii) provides for automatic renewal, and (iii) has Buyer as the named beneficiary;

Accepted DoP Quantity:	as defined in Section 5.12.1;
Accepted Excess Quantity:	as defined in Section 5.13.2;
Accepted Make-Good Quantity:	as defined in Section 5.11.2;
Accepted Make-Up Quantity:	as defined in Section 5.10.2;
ACQ:	as defined in Section 5.1.1;
Adjusted Expansion Cost:	as defined in Section 9.2.1;
ADP Scheduling Parameters:	as defined in Section 8.5.1;
Adverse Weather Conditions:
weather or sea conditions actually experienced at or near the Loading Port or an Unloading Port that are sufficiently severe to prevent the relevant LNG Tanker, Alternate LNG Tanker, Container Barge, or Inter-Island Barge, as applicable, from proceeding to berth or anchorage (as applicable), mooring or anchoring (as applicable), loading or unloading (as applicable), or departing from berth or anchorage (as applicable), in accordance with one or more of the following: (i) regulations published by a Governmental Authority and in effect at the Loading Port, Anchorage, or Unloading Port (as the case may be); (ii) the Terminal Use Terms in effect; (iii) an Approval; (iv) an order of the relevant harbor master or a Pilot; or (v) an actual determination by the master of the relevant LNG Tanker, Alternate LNG Tanker, Container Barge or Inter-Island Barge, as applicable;

Affected Facilities:	as defined in Section 28.3.4(a);
Affected FM Quantity:	as defined in Section 15.5.2;
Affiliate:
with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the direct or indirect ownership of fifty percent (50%) or more of the voting rights in a Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise; further, for purposes of this definition, Transporter shall not be considered an Affiliate of Buyer, regardless of whether Transporter and Buyer are under common control at any time during the Term;

Agreement:	as defined in the Preamble;
Alternate Delivery Point:	as defined in Section 6.2.1;
Alternate Facilities List:	as defined in Section 3.4.2;
Alternate Facility:
the facilities (other than any facilities of the Tilbury Facility) as determined pursuant to Section 3.4 for the production, storage, transport and loading of LNG onto LNG vessels and the berthing of LNG vessels, including any Gas pretreatment and processing facilities, liquefaction facilities, storage tanks, utilities, terminal facilities, and associated port and marine facilities, and all other related facilities both inside and outside the LNG plant, used to load and transport LNG;
Alternate Facility Conditions:	as defined in Section 3.4.1;
Alternate LNG Tanker:
(i) in respect of Seller, an ocean-going vessel suitable for transporting LNG (other than an LNG Tanker) which Seller or Transporter use (or contract to use) to deliver LNG from an Alternate Facility in connection with this Agreement and that complies with Section 3.4.8; and (ii) in respect of Buyer, an ocean-going vessel suitable for transporting LNG (other than an LNG Tanker) which Buyer uses (or contracts to use) to receive LNG free on board at the Alternate Delivery Point in connection with this Agreement and that complies with the Terminal Use Terms as applicable to such vessels;

AM Best:	A.M. Best Company, Inc.;
Anchorage:	any anchorage at which Gas lightering operations are conducted pursuant to, if necessary, an Anchorage Authorization;
Anchorage Authorization:
(i) all Approvals from Governmental Authorities that are necessary to engage in sufficient STS Operations to deliver the Buyer ACQ via the designated Anchorage in Mamala Bay or other location in the State of Hawai‘i, which shall include: (a) permission from the USCG to engage in such STS Operations, (b) designation of a lightering zone by the USCG that allows use by LNG vessels, and (c) prioritization of use for STS Operations undertaken at such Anchorage(s); and (ii) acceptance of an environmental review by the State of Hawai‘i;

Annual Delivery Program or ADP:	as defined in Section 8.2.3;
Annual LNG DoP Obligation:	as defined in Section 5.8.1;
Annual LNG DoP Quantity:	as defined in Section 5.8.6;
Annual LNG ToP Obligation:	as defined in Section 5.6.1;
Annual LNG ToP Quantity:	as defined in Section 5.6.2;

Annual True-Up Quantity:	as defined in Section 5.8.7;
Applicable Laws:
in relation to matters covered by this Agreement, all applicable laws, statutes, rules, regulations, ordinances, codes, standards and rules of common law, and judgments, decisions, orders, directives, injunctions, writs, decrees, stipulations, or awards of any applicable Governmental Authority or duly authorized official, court or arbitrator thereof, or any judicial or published administrative interpretations thereof, each as may be applicable to either Party or either Party’s performance under this Agreement and now existing or which may be enacted or issued after the Effective Date;

Application Filing Date:	the date that Buyer submits its application to the Commission for the LNG Fuel Approval, which date shall not be later than sixty (60) Days after the Effective Date;
Approvals:
any and all permits (including work permits), franchises, authorizations, certificates, approvals, grants, licenses, visas, waivers, exemptions, consents, permissions, registrations, decrees, privileges, variances, validations, confirmations or orders granted by or filed with any Governmental Authority, including the Anchorage Authorization, Export Authorization and Import Authorization;

ASC:	Accounting Standards Codification;
ASME:	the American Society of Mechanical Engineers;
Bankruptcy Code:	Title 11 of the United States Code (11 U.S.C. § 101 et. seq.);
Bankruptcy Event:
with respect to any Person: (i) such Person’s suspension of payment of, or request to any court for a moratorium on payment of, all or a substantial part of such Person’s debts, (ii) such Person’s making of a general assignment, compromise or any composition with or for the benefit of its creditors except to the extent otherwise permitted by Section 23, (iii) any petition or filing under the bankruptcy or other insolvency laws of any jurisdiction, or consent by answer by such Person to the filing against it, seeking relief or reorganization or arrangement (by way of voluntary arrangement, scheme of arrangement or otherwise) or any other similar petition or filing in bankruptcy, for liquidation, (iv) any order or filing under the laws of any jurisdiction seeking the winding up, bankruptcy, liquidation, dissolution, custodianship or administration of such Person or any substantial part of such Person’s property and in the case of a filing, such filing remains undismissed for ninety (90) Days, (v) any order under the bankruptcy or insolvency laws of any jurisdiction: (a) approving a petition for relief or reorganization or any other petition in bankruptcy or insolvency law with respect to such Person; or (b) approving any petition filed in bankruptcy or insolvency law against such Person, (vi) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of such Person or any substantial part of such Person’s property, or (vii) the Person permitting or suffering any execution or other similar process issued against it under which a substantial portion of its property is seized, levied on or taken in execution pursuant to Applicable Law or legal process;

Base ACQ:	forty-three million five hundred thousand (43,500,000) MMBtus unless reduced in accordance with Section 5.3 or Section 5.17.3;
Base Tilbury Cost:	as defined in Section 9.2.2(a);
BC Hydro:	BC Hydro and Power Authority;
BC Hydro Electric Supply Agreement:
that certain electricity supply agreement (or agreements) between FLNG or FEI, as applicable, and BC Hydro entered into pursuant to Domestic Long-Term Sales Contracts Regulation (B.C. Reg. 201/2014) and Rate Schedule 1823 pursuant to which BC Hydro sells electricity and transmission service to FLNG for purposes, in whole or in part, of the operation of the Expansion Facilities;

BC Hydro Load Interconnection Agreement:	that certain load interconnection agreement between FLNG or FEI, as applicable, and BC Hydro governing the development, construction, operation, and maintenance of the facilities interconnecting the Expansion Facilities to the BC Hydro Transmission System;
BC Hydro Transmission System:	that certain electric transmission system, owned and operated by BC Hydro, including the 230 kV line and associated interconnection facilities, that interconnects with the Tilbury Facility;
BCUC:	the British Columbia Utilities Commission;
Bona Fide Customer:	as defined in Section 4.3.1;
Borrowing Party:	as defined in Section 23.4;
Break-Bulk Point(s):	(i) an Anchorage or (ii) any other location at which STS Operations are conducted;
Btu:	the amount of energy equal to one thousand fifty-five decimal zero five six (1,055.056) joules;
Build-Up Period:	as defined in Section 4.8.1;
Build-Up Period Schedule:	as defined in Section 4.8.2;
Build-Up Quantity:	as defined in Section 4.8.1;
Business Day:
any Day other than (i) Saturdays, (ii) Sundays or (iii) other Days on which commercial banks in Honolulu, Hawai‘i, New York, New York or Vancouver, Canada, as applicable, are not open to conduct business during normal banking hours;

Buyer:	as defined in the Preamble;
Buyer ACQ:
an amount equal to (i) the Base ACQ less (ii) the annual quantity of LNG scheduled by Seller for delivery to Transporter pursuant to the Transporter Fuel Agreement prior to commencement of the relevant Commercial Operations Period, as notified by Seller to Buyer pursuant to Section 8.1.3, and such quantity in clause (ii) not to exceed the Fuel Cap Percentage multiplied by forty-one million five hundred thousand (41,500,000) MMBtu;

***
Buyer FM Parties:	as defined in Section 15.2.2;

Buyer Indemnified Parties:
Buyer, its Affiliates, Buyer’s Facility Operator, the owner and/or operator of any Power Plant not owned and/or operated by Buyer, any Person who is a registered or disponent owner of an Alternate LNG Tanker that is being used by Buyer to transport LNG, and their respective shareholders, officers, members, directors, employees, designees, representatives, and agents. Notwithstanding the foregoing, in no event shall an Affiliate of Buyer be deemed to be a “Buyer Indemnified Party” if such Affiliate is (i) directly or indirectly financially invested in Transporter, and (ii) by virtue of such investment in Transporter and the terms of the LDA as applied to Transporter, such Affiliate is obligated to assume the relevant Claim or Loss for which Seller is otherwise required to indemnify a “Buyer Indemnified Party” under this Agreement;

***
Buyer’s Facilities:
(i) the Power Plants; (ii) the LNG Reception Facilities at or near the Power Plants; and (iii) facilities or equipment within the footprints of the Power Plants necessary for the transmission of electricity from the Power Plants, including the switchyard, the step-up transformers and the transmission lines and associated structures;

Buyer’s Facility Operator:	any operator of a Buyer’s Facility;
CAD or CN$:	the lawful currency from time to time of Canada;
CAD:USD FX Rate:
the market exchange rate in CAD per USD as quoted in the Wall Street Journal on the Day specified in this Agreement, and if such Day is not a Business Day, then on the immediately preceding Business Day;

Calendar Quarter:
a calendar quarter of a Commercial Operations Period, either (i) January 1st through March 31st, (ii) April 1st through June 30th, (iii) July 1st through September 30th, or (iv) October 1st through December 31st, as the context requires;

Canadian Insolvency Acts:	the Bankruptcy and Insolvency Act (Canada), R.S.C. 1985, c. B-3, the Companies’ Creditors

Arrangement Act (Canada), R.S.C. 1985, c. C-36., and related regulations;
Cancellation Deadline:	the twentieth (20th) day of the Month that is two (2) Months prior to the Month in which the relevant quantity of LNG is scheduled for delivery in the ADP;
Cancellation Right:	as defined in Section 5.7.1;
Capacity Deposit:	as defined in Section 10.1;
Capacity Deposit Interest:	as defined in Section 10.6;
Change in Tax Law:	as defined in Section 12.11;
CI Provider:	as defined in Section 20.2.2;
CI Recipient:	as defined in Section 20.2.2;
Claim:
all claims, demands, legal proceedings, or actions that may exist, arise, or be threatened currently or in the future at any time following the Effective Date, whether or not of a type contemplated by any Party, and whether based on federal, state, provincial, local, statutory or common law or any other Applicable Law, including claims based upon strict liability;

Coastal Transmission System:
that certain Gas pipeline system, owned and operated by FEI, which begins at a point of interconnection with the Spectra Pipeline at Huntingdon, British Columbia, Canada and extends to serve the Metro Vancouver regional district including a branch interconnection to the Tilbury Facility;

Code:	the United States Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations promulgated thereunder;
COI:	as defined in Section 16.7.8;
Commercial Operations Period:	each of the following periods that occurs after the Full ACQ Date: (i) each Contract Year of the Initial Term; (ii) the Restoration Period; and (iii) each Contract Year of each Extension Period;

Commercial Start Date:	as defined in Section 4.5;
Commission:	the Hawai‘i Public Utilities Commission;
Commission Approval Order:	a Commission order for LNG Fuel Approval and/or Modernization Approval that is not an Unfavorable Commission Order;
Compliance Obligations:	as defined in Section 28.1;
Conditions Precedent:	as defined in Section 2.3.1;
Confidential Information:	as defined in Section 20.1;
Consumer Advocate:	as defined in Section 20.2.1(c);
Container Barge(s):
a LNG-fueled or a conventionally-fueled tug and coupled geared articulated tug barge (also known as an intermodal shuttle vessel) with ISO Container storage racks suitable for receiving LNG into ISO Containers during STS Operations, transporting and unloading Full ISO Containers, and loading and transporting empty ISO Containers, which complies with the requirements of this Agreement and which Seller uses, or intends to use, in connection with this Agreement;

Container Barge Standards:
the regulations, standards and practices from time to time in force applicable to the ownership, design, equipment, operation or maintenance of LNG vessels as applicable to the Container Barges established by the following: (i) USCG; (ii) ABS; (iii) IMO; (iv) OCIMF; (v) SIGTTO; (vi) PIANC; and (vii) any other internationally recognized agency or non-governmental organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG vessels similar to those applicable to this Agreement, to comply; provided, however, that in the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail;

Container Shortfall:	as defined in Section 5.8.2(a);
Container Shortfall Quantity:	as defined in Section 5.8.2(a);
Contract Variance:	as defined in Section 7.17.1;

Contract Year:	as defined in Section 4.10;
CP Deadline:	as defined in Section 2.3.3;
CP Fulfillment Date:	as defined in Section 2.3.2;
Credit Rating:
a corporate credit rating or a rating for unsecured and unsubordinated senior long-term debt given by Moody’s, S&P, Fitch or any successor in title to the rating agency business operated by the foregoing entities;

CSD Extension Period:	as defined in Section 4.5.6(b);
CSD FM Delay:	as defined in Section 4.5.6(a);
CTS Services Agreement:
that certain transportation service agreement between FLNG and FEI under which FEI provides firm and interruptible transportation service to FLNG on the Coastal Transmission System from Huntingdon to the Tilbury Gas Receipt Point pursuant to Rate Schedule 50;

Cubic Meter:
(i) with respect to Gas, the quantity of Gas, at a temperature of fifteen (15) degrees Celsius and a pressure of one hundred one decimal three two five (101.325) kilopascals absolute contained in a volume of one (1) cubic meter; or (ii) with respect to LNG, a volume equal to the volume of a cube each edge of which is one (1) meter;

Custody Point:	as defined in Section 14.2.1;
Day:	a period of twenty-four (24) consecutive hours starting at 00:00 hours local time:
(i)	in the case of obligations related to Buyer’s Facilities in Honolulu, Hawai‘i;
(ii)	in the case the obligations related to the Tilbury Facility, in Vancouver, British Columbia, Canada; and
(iii)	in any case where the context so requires, in the time zone relevant to the particular location;
Deficient Party:	as defined in Section 4.7.2;

Delivered LNG Differential:	as defined in Section 5.16.1;
Delivery Assets:
(i) the LNG Tankers; (ii) the STS Equipment; (iii) tugs; (iv) the Container Barges; (v) each ISO Container after custody and control of each such ISO Container has passed to Seller pursuant to Section 7.9.1(a); (vi) the Inter-Island Barges; (vii) the Trucks, and (viii) all other related facilities and equipment for the transportation of ISO Containers from the Unloading Port to Buyer’s Facilities, in each case used or contracted by Transporter to deliver LNG from the Tilbury Facility to Buyer’s Facilities in accordance with the terms of this Agreement;

Delivery Month:	as defined in Section 8.3.1;
Delivery Points:	as defined in Section 6.2.1;
Delivery Restrictions:
the hour-by-hour restrictions and limitations on the delivery of LNG to certain Buyer’s Facilities as set forth in Exhibit H (Delivery Restrictions), and as may be amended from time pursuant to Section 7.10.3;

Delivery Shortfall Quantity:	as defined in Section 5.8.3;
Dispute:
any and all Claims, disputes, counterclaims, controversies or differences of whatsoever nature arising under, out of, in connection with or in relation (in any manner whatsoever) to this Agreement or the subject matter of this Agreement, including (i) any dispute or difference concerning the initial or continuing existence of this Agreement or any provision of it, or as to whether this Agreement or any provision of it is invalid, illegal or unenforceable (whether initially or otherwise); or (ii) any dispute or Claim which is ancillary or connected, in each case in any manner whatsoever, to the foregoing;

DOE:	the United States Department of Energy;
DoP Entitlement:	the aggregate DoP Quantity during the Initial Term for which Seller has accrued the right to make available DoP Quantity pursuant to Section 5.12;
DoP Quantity:	as defined in Section 5.12.1;

ECA:	Emission Control Area;
ECAC:	Energy Cost Adjustment Clause;
Effective Date:	as defined in the Preamble;
Emissions Penalty:	as defined in Section 5.8.9;
Energy Management Agreement:
either (i) that certain energy management agreement to be executed between Buyer and Energy Manager under which Energy Manager agrees to manage Gas purchases and transportation in cooperation with Buyer for purposes of supplying the necessary quantity of Gas to FLNG to be used in furtherance of the sale of LNG to Buyer in accordance with this Agreement and the sale of LNG to Transporter in accordance with the Transporter Fuel Agreement, or (ii) if applicable in accordance with Section 7.2.1, the FLNG EMA;

Energy Manager:
the Person (i) with which Buyer executes the Energy Management Agreement and (ii) if the Energy Management Agreement is not a FLNG EMA, from which FLNG will purchase Gas in accordance with Section 7.2.1;

Excess Quantity:	as defined in Section 5.13.1;
Excluded Taxes:	as defined in Section 12.3;
Expansion Escalation Adjustment:	an annual escalation adjustment of two percent (2%) per annum from May 1, 2015 through and including the date Seller determines the Adjusted Expansion Cost in accordance with Section 9.2.1;
Expansion Facilities:
the (i) Jetty and (ii) facilities after the Effective Date that FLNG is developing and intends to construct, own and operate adjacent to, or at the same location as, the Tilbury Facility in operation or under construction as of the Effective Date, that enables Seller to fulfill its obligations to Buyer under this Agreement, including liquefaction facilities sufficient to produce the Base ACQ and a forty-six thousand (46,000) Cubic Meter working volume storage tank, Gas pretreatment and processing facilities, utilities, control instrumentation, and all other related facilities;

Expert:	a Person agreed upon or appointed in accordance with Section 22.2.1;
Export Authorization:
(i) that certain letter decision issued by the NEB dated May 7th, 2015, file OF-EI-Gas-GL-W159-2014-01 01, granting to WesPac Midstream - Vancouver LLC a long-term authorization to export, in the form of LNG, the equivalent of approximately four billion seven hundred sixty million (4,760,000,000) Cubic Meters of Gas in any twelve (12) month period and one hundred sixteen billion four hundred forty million (116,440,000,000) Cubic Meters of Gas during the term of the export authorization, by vessel or by vehicle from the Tilbury Facility, with an initial term of twenty-five (25) years (as may be extended) and an effective date of the first export of LNG and (ii) any extensions, supplemental or additional export authorizations issued by the NEB for purposes of a Restoration Period elected by Buyer or Seller pursuant to Section 4.2 or an Extension Period elected by Buyer pursuant to Section 4.3;

Extension Period:	as defined in Section 4.3.1;
FASB:	the Financial Accounting Standards Board;
FASB ASC 810:	as defined in Section 28.1;
FASB ASC 840:	as defined in Section 28.1;
FASB ASC 842:	as defined in Section 28.1;
FATCA:
Section 1471 through 1474 of the Code as in effect on the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement;

FEI:	FortisBC Energy Inc.;

FERC:	the Federal Energy Regulatory Commission of the DOE;
FERC Petition:	as defined in Section 2.1.6;
Final Contract Year of Extension Period:	as defined in Section 4.10(e);
Final Contract Year of Initial Term:	as defined in Section 4.10(b);
Final Invoice:	as defined in Section 11.1.4(b):
***
Final Window Period:	as defined in Section 4.5.4;
First Contract Year of Extension Period:	as defined in Section 4.10(d);
First Contract Year of Initial Term:	as defined in Section 4.10(a);
First Extension Period:	as defined in Section 4.3.1;
***
First Window Period:	as defined in Section 4.5.1;
Fitch:	Fitch Ratings Inc.;
FLNG:	Fortis LNG Limited Partnership, a limited partnership formed under the laws of British Columbia;
FLNG EMA:	as defined in Section 7.2.1;
FLNG SPA:
that certain sale and purchase agreement between FLNG and Seller to be executed prior to the CP Fulfillment Date that governs the sale by FLNG and purchase by Seller of LNG from the Expansion Facilities and storage of LNG from the Expansion Facilities to enable Seller to fulfill its obligations hereunder;

FM Restoration Entitlement:	the aggregate Affected FM Quantity during the Initial Term for which Seller has accrued a right to make available FM Restoration Quantity pursuant to Section 5.14;
FM Restoration Quantity:	as defined in Section 5.14.1;
Force Majeure:	as defined in Section 15.1.1;

Forward Months:	as defined in Section 8.3.1;
Fuel Cap Percentage:	a percentage which, as of the Effective Date, the Parties estimate to be ***, but which shall be finally agreed by the Parties in accordance with Section 14.12;
Fuel Tracker:	as defined in Section 14.4.3;
Full ACQ Date:	as defined in Section 4.7.1;
Full ACQ FM Delay:	as defined in Section 4.7.1;
Full ISO Container(s):
an ISO Container loaded with the quantity of LNG that can be loaded practically and safely into such ISO Container consistent with Applicable Laws and consistent with the ISO Container loading requirements set forth in Section 7.9.4;

Gas:	any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane that is in a gaseous state at Standard Conditions;
Gas Supply Agreement:	as defined in Section 7.2.5;
GasEDI Base Contract:	as defined in Section 7.2.5(a);
GIIGNL:	the International Group of Liquefied Natural Gas Importers;
Governmental Authority:
any national, supranational, regional, provincial, federal, state, local or municipal government body, or any subdivision, agency, commission, board, inspectorate, ministry or instrumentality or authority thereof (including any maritime authorities, port authority or any quasi-governmental agency), and any legislative, administrative or judicial body, having jurisdiction over a Party (or any Affiliate or direct or indirect owner thereof), the Spectra Pipeline, Gas in the Spectra Pipeline, the Coastal Transmission System, Gas in the Coastal Transmission System, the BC Hydro Transmission System, the Tilbury Facility, Gas in the Tilbury Facility, LNG in the Tilbury Facility, an Alternate Facility, the Delivery Assets, LNG in any Delivery Assets, any ISO Container prior to transferring custody and control to Seller, the Unloading Port, Transporter, any owner, operator or charterer of the

Delivery Assets, a Buyer’s Facility, LNG in a Buyer’s Facility, or Gas in a Buyer’s Facility, as the case may be;
Guarantor:	any Acceptable Guarantor, executing a Guaranty for delivery to Buyer hereunder;
Guaranty:	an irrevocable payment guaranty of USD *** in the form attached as Exhibit B (Form of Seller Guaranty) hereto, which is executed by a Guarantor in favor of Buyer;
Hawai‘i Customer Priority:	as defined in Section 15.9.2;
Hawai‘i Delivery Points:	as defined in Section 6.1;
Hawai‘i Service Customer:
(i) Buyer; and (ii) any Person to which Seller and/or Transporter are entitled to deliver LNG within the State of Hawai‘i using the Delivery Assets (other than the ISO Containers provided by Buyer pursuant to Section 7.9);

HDOT:	the State of Hawai‘i Department of Transportation;
Heads of Agreement:	that certain Liquefaction Heads of Agreement between FortisBC Holdings Inc. and Buyer dated May 31, 2015, as amended;
HEI:	Hawaiian Electric Industries, Inc.;
HEP Power Plant:	the Hamakua Energy Partners L.P. power generation facility (independent power producer) located at 45-300 Lehua Street, Honokaa, Hawai‘i 96727;
Higher Heating Value:
the amount of heat released by a specified quantity (initially at twenty-five degrees Celsius (25°C)) once it is combusted and the products have returned to a temperature of twenty-five degrees Celsius (25°C), which takes into account the latent heat of vaporization of water in the combustion products; Higher Heating Value determination shall be made in accordance with the ASTM Standard Methods for Heat of Combustion of Liquid Hydrocarbon Fuels by Bomb Calorimeter D 240;

Honolulu Harbor:	Honolulu Harbor located on the island of O‘ahu in the State of Hawai‘i;
Huntingdon:	the Huntingdon/Sumas Gas trading hub;
Hurricane:
a tropical cyclone in which the maximum sustained surface wind speed (using the U.S. one (1)-minute average) is seventy-four (74) miles per hour or more, as determined by the Central Pacific Hurricane Center (http://www.prh.noaa.gov/cphc/ or any successor website);

ICC:	as defined in Section 22.2.1;
ICDR:	as defined in Section 22.1.2;
IGC Code:	the International Code for the Construction and Equipment of Ships Carrying Liquefied Gasses in Bulk;
ILOMLC:	the International Labor Organization Maritime Labour Convention (MLC2006);
IMO:	the International Maritime Organization;
Import Authorization:
(i) that certain order of the DOE granting to Buyer the long-term authorization to import the equivalent of no less than the Base ACQ by vessel to the State of Hawai‘i, with a minimum term of twenty (20) years; and (ii) any extensions, supplemental or additional import authorizations issued by the DOE for purposes of a Restoration Period elected by Buyer or Seller pursuant to Section 4.2 or an Extension Period elected by Buyer pursuant to Section 4.3;

Indemnified Party:	as defined in Section 16.6(a);
Indemnifying Party:	as defined in Section 16.6(a);
Indemnitee:	as defined in Section 12.9;
Indemnitor:	as defined in Section 12.9;
Information:	as defined in Section 28.1;
Initial Term:	as defined in Section 4.1;

Inter-Island Barge:	a scheduled service barge servicing one or more islands with a Hawai‘i Delivery Point(s);
International LNG Container Standards:
to the extent not inconsistent with the express requirements of this Agreement, the regulations, standards and practices (standards) applicable to the design, manufacturing, ownership, maintenance, handling, loading, unloading and transportation (by land or sea) of ISO Containers established by the following: (i) USCG with respect to ISO Containers to be deployed on the Container Barges; (ii) ABS with respect to ISO Containers to be deployed on the Container Barges; (iii) the United States Department of Transportation; (iv) a Governmental Authority having jurisdiction over ISO Containers or any owner, operator, or user of ISO Containers; (v) any United Nations treaty (including with respect to the International Carriage of Dangerous Goods by Road (ADR)) having the force of law in respect of an ISO Container or an owner, operator, or user of an ISO Container; (vi) ISO; (vii) ASME; (viii) IMO (including with respect to the International Maritime Dangerous Goods (IMDG) Code); and (ix) any other internationally recognized agency or non-governmental organization with whose standards and practices it is customary for Reasonable and Prudent Operators, owners, and transporters of ISO Containers to comply; provided, however, that in the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail;

International LNG Facility Standards:
to the extent not inconsistent with the express requirements of this Agreement, the international standards and practices applicable to the design, construction, equipment, operation or maintenance of LNG liquefaction, storage, loading, unloading, regasification, and related facilities, as the case may be, established by the following (such standards to apply in the following order of priority): (i) a Governmental Authority having jurisdiction over such facilities or any owner, operator, or user of such facilities; (ii) SIGTTO as applied to the Tilbury Facility and any Alternate Facility only; and (iii) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for

Reasonable and Prudent Operators of such facilities to comply; provided, however, that in the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail;

International LNG Vessel Standards:
to the extent not inconsistent with the express requirements of this Agreement, the international standards and practices from time to time in force applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by the following (such standards to apply in the following order of priority): (i) IMO; (ii) GIIGNL; (iii) OCIMF; (iv) SIGTTO; (v) PIANC; (vi) the International Association of Classification Societies; and (vii) any other internationally recognized agency or non-governmental organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG vessels similar to those applicable to this Agreement, to comply; provided, however, that in the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail;

International Standards:
(i) with respect to Seller, the International LNG Facility Standards, the International LNG Vessel Standards, the Container Barge Standards, and the International LNG Container Standards, as applicable; (ii) with respect to Buyer, the International LNG Facility Standards and the International LNG Container Standards, as applicable;

ISM Code:	as defined in Section 7.4.1(f);
ISO:	the International Organization for Standardization;
ISO Container(s):
an ISO-compliant intermodal cryogenic container suitable for storing and transporting LNG which complies with the requirements of this Agreement (including Exhibit E (Terms and Conditions Related to Use of ISO Containers)), and which Seller uses, or intends to use, to deliver LNG to Buyer in connection with this Agreement;

ISO Container Facilities:
the facilities or properties owned, leased, contracted or utilized by Buyer or any contractor of Buyer to (i) manufacture or procure any ISO Containers required under this Agreement, or (ii) warehouse, store, or transport any ISO Containers, in each case before transferring custody and control of the ISO Containers to Seller;

ISS Certificate:	as defined in Section 7.4.1(i);
Jetty:
the marine jetty, LNG transfer line, and related equipment that will be constructed adjacent to the Tilbury Facility to provide berthing and loading services for the Tilbury Facility, which complies with the requirements of this Agreement and which Seller uses, or intends to use, in connection with this Agreement;

Jetty Title Transfer Point:	as defined in Section 6.3.1;
Joint Sub-Committee:	as defined in Section 4.9.1;
Kahe Power Plant:	the Kahe power generation facility located at 92-900 Rarrington Highway, Hawai‘i 96707;
KBP Harbor:	Kalaeloa Barbers Point Harbor located on the island of O‘ahu in the State of Hawai‘i;
Keahole Power Plant:	the Keahole power generation facility located at 3-4249 Queen Kaahumanu Highway, Kailua-Kona, Hawai‘i 96740;
KPLP Power Plant:	the Kalaeloa Partners, L.P. power generation facility (independent power producer) located at 91-111 Kalaeloa Boulevard, Kapolei, Hawai‘i 96707;
LDA:
that certain LNG delivery services agreement between Transporter and Seller to be executed for the transportation and delivery of the Build-Up Quantity, ACQ, Make-Up Quantity, Make-Good Quantity, DoP Quantity and FM Restoration Quantity from the Jetty and/or an Alternate Facility to the Hawai‘i Delivery Points by means of the Delivery Assets, for a period of not less than the Term of this Agreement (as may be extended);

Lender:	any Person, other than a shareholder or Affiliate of either Party, duly authorized in its principal place of business to lend monies, to finance or to provide financial support in any form in respect of the Buyer’s Facilities or Seller’s Facilities, including any export credit agency, funding agency, bondholder, insurance agency, underwriter, or similar institution in relation to the provision of finance or financial support;

LIBOR:
the rate per annum equal to the London Interbank Offer Rate as administered by ICE Benchmark Administration Limited (or any Person which takes over the administration of that rate) for three (3) month deposits in USD as published at or about 11:00 a.m. London time on any Business Day;

Liquefaction Fee:
USD *** (in 2016 USD) per MMBtu, as may be adjusted pursuant to Section 9.2, and as escalated annually from 2016 at two percent (2%) with the first escalation occurring on January 1, 2017, and each subsequent adjustment occurring on January 1st of each subsequent year;

LNG:	Gas in a liquid state at or below its point of boiling and at or near atmospheric pressure;
LNG Fuel Approval:	as defined in Section 2.3.1(j)(i);
LNG Reception Facilities:
the facilities and equipment at the Power Plants necessary for the reception of Trucks and the unloading of LNG from ISO Containers and the regasification and measurement of the LNG in such ISO Containers, which comply with the requirements of this Agreement and which Buyer uses, or intends to use, in connection with this Agreement;

LNG Tanker(s):
an ocean-going vessel suitable for transporting LNG, which complies with the requirements of this Agreement and which Seller causes Transporter to use (or to contract to use), or intend to use, in connection with this Agreement;

LNG Tax:	as defined in Section 12.3(a);
Loading Port:	(i) the port where the Tilbury Facility is located, in the vicinity of Delta, British Columbia, Canada, or (ii) the port where any Alternate Facility is located;

Loss:
any and all losses, liabilities, damages, costs, judgments, settlements and expenses (whether or not resulting from Claims by Third Parties), including interest and penalties with respect thereto and reasonable attorneys’ and accountants’ fees and expenses;

Maʻalaea Power Plant:	the Maʻalaea power generation facility located at 1000 N. Kihei Road, Kihei, Hawai‘i 96753;
Major Scheduled Maintenance Quantity:	as defined in Section 5.4;
Major Tilbury Customer:
(i) Buyer; (ii) Transporter in its capacity as fuel purchaser pursuant to the Transporter Fuel Agreement; and (iii) any Other Customer who is entitled to receive from the Tilbury Facility a quantity of LNG (in MMBtu) greater than ten million four hundred thousand (10,400,000) MMBtu per year, with a minimum term of ten (10) years;

Major Weather Events:	the following weather and wave events: (i) a Tropical Storm; (ii) a Hurricane; or (iii) a Tsunami;
Make-Good Entitlement:	the aggregate Major Scheduled Maintenance Quantity for which Seller has accrued the right to make available Make-Good Quantity pursuant to Section 5.11;
Make-Good Quantity:	as defined in Section 5.11.1;
Make-Up Entitlement:	the aggregate Annual LNG ToP Quantity for which Buyer has accrued a right to receive Make-Up Quantity pursuant to Section 5.10;
Make-Up Quantity:	as defined in Section 5.10.1;
Mamala Bay:
that certain body of water in the Pacific Ocean extending along the shore of O‘ahu from Kalaeloa Airport to the western edge of the entrance to Honolulu Harbor and extending three (3) nautical miles offshore;

MARPOL:	the International Convention for the Prevention of Pollution from Ships;
Maximum Restoration Quantity:	as defined in Section 4.2.2;

MEPC:	the Marine Environment Protection Committee;
Merger Agreement:	that certain Agreement and Plan of Merger between HEI and NEE dated as of December 3, 2014, as the same may be amended from time to time;
Minimum Delivery Assets:
no fewer than (i) one (1) LNG Tanker, (ii) one (1) Container Barge, and (iii) the minimum number of Delivery Assets (other than LNG Tankers and Container Barges) as determined by the Joint Sub-Committee pursuant to Section 4.9.6 that must be available to transport and deliver *** per year commencing during the Build-Up Period;

MMBtu:	one million (1,000,000) Btus;
Modernization Approval:	as defined in Section 2.3.1(j)(ii);
MOL%:	molecular percentage;
Month:
each period of time which starts at 00:00 local time in Honolulu, Hawai‘i, on the first (1st) Day of each calendar month and ends at 24:00 local time in Honolulu, Hawai‘i, on the last Day of the same calendar month;

Monthly Extension Fee:	as defined in Section 4.4;
Monthly Fee:	as defined in Section 9.1;
Moody’s:	Moody’s Investors Service, Inc.;
MTPA:	million tonnes per annum (of LNG);
NEB:	the National Energy Board of Canada;
NEE:	NextEra Energy, Inc.;
New Power Plant:	as defined in Section 7.12.1;
Non-appealable Commission Approval Order:
a Commission Approval Order (i) that is not subject to appeal to any Circuit Court of the State of Hawai‘i, Intermediate Court of Appeals of the State of Hawai‘i, or the Supreme Court of the State of Hawai‘i, because the period permitted for such an appeal has passed without the filing of notice of such appeal, or (ii) that was affirmed on appeal to any Circuit Court of the State of Hawai‘i, Intermediate Court of Appeals of the State of Hawai‘i, or the Supreme Court of the State of Hawai‘i, or was affirmed upon further appeal or appellate process, and that is not subject to further appeal, because the jurisdictional time permitted for such an appeal and/or further appellate process such as a motion for reconsideration or an application for writ of certiorari has passed without the filing of notice of such an appeal or the filing for further appellate process;

OCIMF:	the Oil Companies International Marine Forum;
Off-Spec LNG:	as defined in Section 13.3.1;
Operational Tolerance:	as defined in Section 5.8.11;
Operations Manual:	as defined in Section 7.15;
Other Customers:
a Person (other than Buyer) purchasing LNG or liquefaction services from Seller or an Affiliate of Seller at the Tilbury Facility pursuant to a sale and purchase agreement or liquefaction services agreement, respectively, other than LNG or services from Rate Schedule 46;

P&I Club:	a Protection and Indemnity Club that is a member of the International Group of P&I Clubs;
Party and Parties:	as defined in the Preamble;
Payor:	as defined in Section 12.5;
***
Person:
any individual, corporation, partnership, trust, unincorporated organization, sole proprietorship, joint venture, limited liability company, association, institution, entity, Party, court or other legal entity, including any Governmental Authority;

PIANC:	the Permanent International Association of Navigation Congresses (also known as “the International Navigation Association”);
Pilot:	any Person engaged to come on board the LNG Tanker, an Alternate LNG Tanker or a Container

Barge to assist the master in pilotage, mooring and unmooring of such LNG Tanker, Alternate LNG Tanker or Container Barge;
Planned Facility Maintenance:	as defined in Section 8.5.1(b);
Post Loading LNG Shortfall:	as defined in Section 5.16.3;
Power Plant(s):
(i) a power generating facility owned and operated by Buyer or its Affiliates (or on behalf of Buyer or its Affiliates) within the State of Hawai‘i that is set forth in Exhibit C (Power Plants); and (ii) a power generation facility owned and operated by Buyer or a Third Party within the State of Hawai‘i that is added to Exhibit C (Power Plants) in accordance with Section 7.12 of this Agreement;

PPMV:	parts per million by volume;
Provisional Invoice:	as defined in Section 11.1.4(a);
Quarterly Deficiency Quantity:	as defined in Section 5.8.4;
Quarterly DoP Threshold:	as defined in Section 5.8.4;
Quarterly Fuel Cap:
the product of (i) the Fuel Cap Percentage, multiplied by (ii) the total cumulative energy (in MMBtus) measured at the Custody Point set forth in Section 14.2.1(c) for Buyer’s account, including all LNG used to deliver LNG to Buyer during such Calendar Quarter;

Rate Schedule 46:
that certain Rate Schedule 46 for Liquefied Natural Gas Sales, Dispensing and Transportation Service provided by FEI and issued by the BCUC, effective December 12, 2013, as amended from time to time thereafter;

Rate Schedule 50:	that certain Rate Schedule 50 for Large Volume Industrial Transportation provided by FEI and issued by the BCUC, effective January 1, 2015, as amended from time to time thereafter;
Rate Schedule 1823:	that certain Rate Schedule 1823 for Transmission Services − Stepped Rate provided by BC Hydro and issued by the BCUC, effective April 1, 2015, as amended from time to time thereafter;

Reasonable and Prudent Operator:
a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced Person, complying with Applicable Law, all applicable International Standards and practices and regulations and Approvals of Governmental Authorities, engaged in the same type of undertaking under the same or similar circumstances and conditions;

Recipient:	as defined in Section 12.5;
Reduced Base ACQ:	as defined in Section 5.3.1;
Related Agreements:	as defined in Section 22.1.6;
Replacement Fuel:
fuel that Buyer utilizes in its Power Plants, including low sulfur fuel oils, various grades of diesel fuels, biofuels, and any combination thereof, and that is procured by Buyer under a fuel cost recovery mechanism approved by the Commission;

Required ISO Container Quantity:	seven hundred forty (740) ISO Containers, unless otherwise agreed by the Parties;
Restoration Period:	as defined in Section 4.2.1;
Road Weight Exemption:	as defined in Section 7.8.5;
S&P:	Standard & Poor’s Rating Services, a division of McGraw-Hill Companies;
SCF:	the quantity of natural Gas measured in its gaseous state that occupies one (1) cubic foot of space at Standard Conditions;
Schofield Power Plant:	the Schofield power generation facility located at South Range, Schofield Barracks, Wahiawai, Hawai‘i 96740;
SEC:	the United States of America Securities and Exchange Commission;
Second Extension Period:	as defined in Section 4.3.1;
***

Second Window Period:	as defined in Section 4.5.2;
Seller:	as defined in the Preamble;
Seller Aggregate Liability:	as defined in Section 16.2.6(b);
Seller FID:	as defined in Section 2.3.1(m);
Seller FM Parties:	as defined in Section 15.2.1;
Seller Indemnified Parties:
(i) Seller and its Affiliates, (ii) Transporter and its Affiliates, (iii) any Person who is a registered or disponent owner of any of the LNG Tankers, Alternate LNG Tankers at the time such Alternate LNG Tanker is being used by Seller or Transporter to transport LNG, Container Barges, Inter-Island Barges or Trucks, (iv) any Third Party Service Provider, and (v) the respective shareholders, officers, members, directors, employees, designees, representatives, and agents of any Person listed in (i), (ii), (iii) and (iv);

Seller Liability Cap:	USD ***;
Seller Preliminary FID:	as defined in Section 2.3.1(h);
Seller’s Facilities:	(i) the Coastal Transmission System; (ii) the Tilbury Facility; and (iii) the Delivery Assets;
Shrinkage:	as defined in Section 14.3.1;
SIGTTO:	the Society of International Gas Tanker and Terminal Operators;
SOX 404:	as defined in Section 28.1;
Specific Gravity:	the density of a Gas divided by the density of dry air of standard composition at the same specified conditions of pressure and temperature;
Specifications:	as defined in Section 13.1;
Specified Canadian Taxes:	any value added tax, sales or use tax, carbon or other fuel based tax, or other transfer tax imposed in Canada;

Spectra Gas Transportation Agreement:	the gas transportation agreement between FLNG and Westcoast for transportation services on the Spectra Pipeline pursuant to the Westcoast Tariff, which FLNG will enter into pursuant to Section 7.2;
Spectra Pipeline:
the British Columbia pipeline system, owned and operated by Spectra Energy or its successor, with a primary receipt point of interconnection with Compressor Station No. 2 located near Chetwynd, British Columbia, and a primary delivery point in the Lower Mainland Delivery Area at Huntingdon, British Columbia which interconnects with the Coastal Transmission System;

Spectra Procurement Plan:	as defined in Section 7.2.2;
***
Standard Conditions:	a temperature of sixty degrees Fahrenheit (60° F) and pressure of fourteen decimal seven three (14.73) pounds per square inch absolute;
Standard Container:
for purposes of Section 7.8, Section 8.3, Section 8.4 and Section 8.5, the anticipated average quantity of LNG (in MMBtus) that will be loaded into each ISO Container, equal to nine thousand five hundred (9,500) U.S. liquid gallons;

STS Equipment:
the equipment not permanently connected to the LNG Tankers, Alternate LNG Tankers and Container Barges utilized during STS Operations, including hoses, saddles, fenders, connectors, and related safety and communications equipment;

STS Operations:
the ship-to-ship transfer of LNG from an LNG Tanker or Alternate LNG Tanker into ISO Containers located on a Container Barge, and any related vessel and marine operations required therewith, in accordance with the terms of this Agreement;

Surplus Delivery Asset Capacity:	as defined in Section 5.3.3;
Surplus Tilbury Facility Quantity:	as defined in Section 5.3.2;
Taxes:	any form of tax, levy, impost, duty or similar fee or charge of any kind or nature whatsoever including income taxes, capital taxes, transfer taxes, stamp taxes, documentary taxes, fuel taxes, barrel taxes, use taxes, license taxes, royalties, duties, rates, premiums, value added taxes, goods and services taxes, sales taxes, general excise taxes, payroll taxes, business transfer taxes, excise taxes, property taxes (including utility charges and other charges collectible like property taxes), and all present and future fees, deductions, withholdings and charges, imposed, levied, collected, withheld or assessed by any Governmental Authority together with any interest, penalties, charges, costs or additional amounts imposed with respect thereto;

Technical Dispute:	as defined in Section 22.2.1;
Term:	as defined in Section 4.1;
Terminal Use Terms:
contract terms setting forth (i) the requirements and procedures for operations to be followed by FLNG and all Alternate LNG Tankers using the Tilbury Facility, including scheduling of deliveries of LNG to Alternate LNG Tankers, (ii) procedures for the arrival, berthing, and loading at, and departure of LNG Tankers from, the Tilbury Facility, (iii) applicable safety and emergency response procedures at the Tilbury Facility, and (iv) the liabilities and remedies between FLNG and the owner of an LNG Tanker or Alternate LNG Tanker (or the operator or master of such LNG Tanker or Alternate LNG Tanker on behalf of the owner) in respect of the delivery and receipt of LNG pursuant to this Agreement, including any conditions of use or other regulatory instruments (whether as agreed by the master of an LNG Tanker or Alternate LNG Tanker or mandatorily applied, including those applicable by Applicable Law), and in each case which complies with Section 6.2.2;

Terminating Party:	as defined in Section 21.2.1;
Termination Event:	as defined in Section 21.1;
Third Party:	a Person other than a Party;
Third Party Claim:	as defined in Section 16.6(a);
Third Party Service Provider:	any Person who contracts with (i) Seller or (ii) Transporter, in either case for the purpose of providing, operating or chartering any of the LNG Tankers, Alternate LNG Tankers, Container Barges, Inter-Island Barges or Trucks, including any registered or disponent owner or any operator of the foregoing, in order to make available at Buyer’s Facilities a quantity of LNG for sale by Seller to Buyer under this Agreement;

***
Third Window Period:	as defined in Section 4.5.3;
Tilbury Customer Priority:	as defined in Section 15.9.1;
Tilbury Facility:
the interconnected LNG liquefaction and storage facility on Tilbury Island in Delta, British Columbia Canada for the delivery of LNG to Canadian and export customers, composed of the following: (i) the existing LNG peakshaving facility, including a zero decimal zero three three (0.033) MTPA liquefaction train, a twenty-five thousand (25,000) Cubic Meter working volume storage tank, utilities, and all other related facilities owned by FEI; (ii) the LNG facilities under construction as of the Effective Date that provide regulated liquefaction services in accordance with Rate Schedule 46, including a zero decimal two four four (0.244) MTPA liquefaction train, forty-six thousand (46,000) Cubic Meter working volume storage tank, LNG truck fueling facilities, and all other related facilities owned by FEI; (iii) the Expansion Facilities; and (iv) any other subsequent expansion phases and facilities constructed by FEI or FLNG at the same or adjacent site to the Expansion Facilities;

Tilbury Gas Receipt Point:	as defined in Section 7.3.1(e);
Transfer Point:	as defined in Section 14.2.2;
Transport Canada:	Transport Canada (the Governmental Authority in Canada responsible for transportation);
Transporter:	WMH;
Transporter Fuel Agreement:	the agreement between Seller and Transporter, as to be set forth in the LDA or a separate LNG sale and purchase agreement, for the sale and purchase of LNG to provide fuel for LNG Tankers, Container

Barges and Trucks for purposes of delivering LNG to Buyer under this Agreement;
Tropical Storm:
a tropical cyclone in which the maximum sustained surface wind speed (using the U.S. one (1)-minute average) ranges from thirty-nine (39) miles per hour to seventy-three (73) miles per hour, as determined by the Central Pacific Hurricane Center (http://www.prh.noaa.gov/cphc/ or any successor website);

Truck(s):
a LNG-fueled or a conventionally-fueled tractor and detachable trailer suitable for transporting Full ISO Containers in the State of Hawai‘i, which complies with the requirements of this Agreement and which Seller causes Transporter to use or contract for, or intends to cause Transporter to use or contract for, in connection with this Agreement;

Tsunami:	a wave that is classified as a tsunami, as determined by the Pacific Tsunami Warning Center (http://ptwc.weather.gov or any successor website);
Uncommitted Quantity:	as defined in Section 5.9.1:
Unfavorable Commission Order:
a Commission order concerning any of Buyer’s requests for LNG Fuel Approval and/or Modernization Approval that: (i) dismisses Buyer’s application with prejudice; (ii) denies Buyer’s application; (iii) approves Buyer’s application but contains terms and conditions deemed unacceptable by Buyer in its sole discretion; or (iv) with respect to Buyer’s request for LNG Fuel Approval, is deemed to be an Unfavorable Commission Order as provided in Section 2.3.1(j)(i);

Unloading Port:
(i) the land-based facilities in KBP Harbor and Honolulu Harbor where Seller moves Full ISO Containers ashore from the Container Barges and places empty ISO Containers onto Container Barges, and the port at which such facilities are located, and (ii) any alternative ports and the land-based facilities at such alternate ports located in the State of Hawai‘i, as may be used from time to time;

US GAAP:	the generally accepted accounting principles in the United States of America;

USCG:	the United States Coast Guard;
USD or US$:	the lawful currency from time to time of the United States of America;
Westcoast:	Westcoast Energy Inc.;
Westcoast Tariff:	the tariff for providing Gas transmission service on the Spectra Pipeline provided by Westcoast and issued by the NEB, effective May 29, 2015, as is amended from time to time thereafter;
WMH:	WesPac Midstream - Hawaii LLC; and
Wobbe Number:
an indicator of the interchangeability of fuel gases; if VC is the Higher Heating Value, or higher calorific value, and GS is the Specific Gravity at a temperature of zero degrees Celsius (0°C) and a pressure of one hundred one decimal three two five kilopascal (101.325 kPa), the Wobbe Number, IW, is defined as:

1.2.	Interpretation
For purposes of this Agreement:

1.2.1.	The titles, headings, and numbering in this Agreement are included for convenience only and will have no effect on the construction or interpretation of this Agreement.

1.2.2.
References in this Agreement to Sections and Exhibits are to those of this Agreement unless otherwise indicated. References to this Agreement and to agreements and contractual instruments will be deemed to include all exhibits, schedules, appendices, annexes, and other attachments thereto and all subsequent amendments and other modifications to such instruments, to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.

1.2.3.	The word “include” or “including” will be deemed to be followed by “without limitation.” The term “will” has the same meaning as “shall,” and thus imposes an obligation.

1.2.4.	Whenever the context so requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other gender.

1.2.5.
Unless otherwise indicated, references to any statute, regulation, code or other law will be deemed to refer to such statute, regulation, code or other law as amended or any successor statute, regulation, code or law.

1.2.6.	All references to a Person shall include such Person’s successors and permitted assigns.

1.2.7.
Approximate conversions of any unit of measurement contained in parenthesis following the primary unit of measurement included in Section 1 through Section 28 of this Agreement are inserted as a matter of operational convenience only to show the approximate equivalent in such different measurement. The obligations of the Parties under Section 1 through Section 28 of this Agreement will be undertaken in respect of the primary unit of measurement and not in respect of any such approximate conversion.

1.2.8.	All references herein to a series of Sections of this Agreement include the first and the last Sections in such series, as if the words “(inclusive)” appeared after such references.

1.3.	Replacement of Rates and Indices No Longer Available

1.3.1.
Except as expressly provided in this Agreement, if (a) a publication that contains a rate or index used in this Agreement ceases to be published for any reason or (b) such a rate or index ceases to exist, is materially modified, or no longer is used as a liquid trading point for Gas (as applicable), so as systematically to change its economic result, or is disaggregated, displaced or abandoned, for any reason, the Parties shall promptly discuss, with the aim of jointly selecting a rate or index or rates or indices to be used in place of such rates and indices that maintains the intent and economic effect of those original rates or indices.

1.3.2.
If the Parties fail to agree on a replacement rate or index within thirty (30) Days, the Parties may submit such issue to an Expert pursuant to Section 22.2, as amended by the provisions of this Section 1.3.2. Any Expert selected shall be instructed to select the published rate or index, or a combination of published rates or indices, with adjustments as necessary or appropriate, that most nearly preserves the intent and economic result of the original rates or indices. If the Parties are not able to agree upon an Expert within ten (10) Days after the receipt of the notice of request for expert determination, either Party may elect to refer the determination of the replacement rate or index for arbitration in accordance with Section 22.1.

1.3.3.
If any rate used in this Agreement is not published for a particular date, but the publication containing such rate continues to be published and the rate itself continues to exist, the Parties shall use the published rate in effect for the date such rate was most recently published before the particular date, unless otherwise provided in this Agreement.

1.3.4.
If any index used in this Agreement is not published for a particular date, but the publication containing such index continues to be published and the index itself continues to exist, the Parties shall use the index from the geographic location closest in proximity to the unpublished index from the same publication in effect for the particular date adjusted by the difference between the same indices from the most recent publication published before the particular date, unless otherwise provided in this Agreement.

1.3.5.
If an incorrect value is published for any rate or index used in this Agreement and such error is corrected and published within ninety (90) Days of the date of the publication of such incorrect rate or index, such corrected rate or index will be substituted for the incorrect rate or index and any calculations involving such rate or index will be recalculated and the Parties will take any necessary actions based upon these revised calculations, including adjustments of amounts previously invoiced and/or paid.

1.4.	Rounding
For the purpose of this Agreement, rounding shall be made in accordance with ISO 80000-1, Annex B, relating to rules for the rounding of numbers. Rounding shall be carried out to three decimal places.

2.	Approvals, Non-Compliance, and Conditions Precedent

2.1.	Approvals

2.1.1.
Seller shall obtain and maintain, or shall cause to be obtained and maintained, in force at all times during the Initial Term (a) subject to Section 2.1.4, the Export Authorization (as in effect upon approval by the Governor in Council of Canada or as may be modified thereafter in a manner that does not materially adversely affect Seller’s or Buyer’s rights and obligations under this Agreement), and (b) the Anchorage Authorization (as in effect from the day after the CP Fulfillment Date or as may be modified thereafter in a manner that does not materially adversely affect Seller’s or Buyer's rights and obligations under this Agreement).

2.1.2.
Buyer shall obtain and maintain, or shall cause to be obtained and maintained, in force at all times during the Initial Term the Import Authorization (as in effect on the day after the CP Fulfillment Date or as may be modified thereafter in a manner that does not materially adversely affect Seller’s or Buyer’s rights and obligations under this Agreement).

Notwithstanding the foregoing, Buyer shall be the importer of record for all LNG delivered into the United States of America under this Agreement, and Buyer shall be responsible for (a) making the necessary import filings required by Applicable Law, and (b) all associated record keeping requirements, in each case relating to such import.

2.1.3.
Buyer and Seller shall each use reasonable efforts to obtain and maintain in force, or cause to be obtained and maintained in force, the Approvals (other than the Anchorage Authorization, Export Authorization and Import Authorization, which are subject to Section 2.1.1 and Section 2.1.2) required for their respective performance of this Agreement, and shall cooperate fully with each other whenever necessary for this purpose.

2.1.4.
At any time after the Effective Date, Buyer may elect to procure its own export authorization from the NEB for the export of LNG from Canada. If Buyer makes this election, then (a) Seller shall provide reasonable cooperation and assistance in support of Buyer’s efforts to procure an export authorization, and (b) if Buyer is successful procuring its own export authorization, Seller shall have no obligation to maintain, or cause to be maintained, the Export Authorization as set forth in Section 2.1.1 for an export volume of LNG equal to the export volume of LNG granted to Buyer by the NEB under the terms of Buyer’s export authorization.

2.1.5.
If (a) the Applicable Laws of British Columbia or the federal Applicable Laws of Canada applicable therein, do not require maintenance of or compliance with the Export Authorization to export LNG from British Columbia, Canada, or (b) the Applicable Laws of the United States of America do not require maintenance or compliance with the Import Authorization to import LNG into the United States of America, then for so long as the Applicable Laws of the British Columbia or the federal Applicable Laws of Canada applicable therein or the Applicable Laws of the United States of America, as applicable, do not require such maintenance or compliance, the Parties agree that this Agreement shall be read and construed to omit those provisions of this Agreement relating to such affected Export Authorization or affected Import Authorization, as applicable, and neither Party shall have any rights or obligations (including obligations to maintain such affected Export Authorization or affected Import Authorization, rights to terminate this Agreement and claims of Force Majeure) in respect of such affected Export Authorization or affected Import Authorization, as applicable.

2.1.6.
No later than sixty (60) Days after the date the Condition Precedent in Section 2.3.1(a) is satisfied, Buyer shall file a petition for declaratory order with the FERC asking that the FERC disclaim jurisdiction over (a) any Delivery Assets used to transport LNG and (b) the site of import in the State of Hawai‘i (“FERC Petition”). Buyer shall reasonably consult and cooperate with Seller in the preparation of the FERC Petition, including by sharing drafts of the FERC Petition with Seller no less than ten (10) Days prior to filing the FERC Petition with the FERC, and shall incorporate reasonable comments from Seller into the FERC Petition prior to filing. In addition, except as may be prohibited by FERC or Applicable Law, in connection with any request or inquiry from FERC in connection with the FERC Petition, Buyer shall use reasonable efforts to permit authorized representatives of Seller to be present at each meeting or conference with FERC (including its staff) relating to such request or inquiry and to have access to and be consulted in connection with any material document, opinion or proposal made or submitted to FERC in connection with such request or inquiry.

2.2.	Non-Compliance
In the event of a failure to comply with any applicable provision of Sections 2.1.1 through 2.1.3 by either Party that results in a failure to export, load, deliver, receive, or import LNG, the other Party shall have the right to suspend its performance under this Agreement pursuant to Section 11.7.

2.3.	Conditions Precedent

2.3.1.
The Parties recognize and agree that this Agreement (other than the provisions of this Section 2.3 and Section 1, Section 2.1, Section 2.2, Section 2.4, Section 3.2.1, Section 3.3.1, Section 4.1, Section 4.9, 7.2.1, Section 7.3.3, Section 7.5.4, Section 7.8.5, Section 7.9.1(a), Section 7.8.6, Section 7.10.2(f), Section 7.10.3, Section 7.12, Section 7.17, Section 9.2, Section 9.3, Section 10, Section 11.1.2, 11.2.2, Section 14.1.3, Section 16.1, Section 16.2, Section 16.3, Section 16.4, Section 16.5, Section 16.6, Section 17 to Section 27, and Section 28.3.4, and Schedule 1 to Exhibit A (Pricing), which shall all be in full force and effect as of the Effective Date) shall not become effective unless and until each of the following conditions precedent (the “Conditions Precedent”) have been satisfied or waived:

(a)	HEI and NEE have closed the merger between their respective companies in accordance with the Merger Agreement;

(b)
Buyer has received from Transporter updated LNG Tanker and Container Barge capital and operating cost quotations in accordance with the terms and conditions set forth in section 1.B(i) and section 2.A(ii) of Schedule 1 of Exhibit A (Pricing);

(c)
Buyer has provided notification to Seller that Buyer, acting reasonably, is satisfied that since the Effective Date: (i) there have been no changes to the Domestic Long-Term Sales Contracts Regulation (B.C. Reg. 201/2014), Rate Schedule 50 and Rate Schedule 1823 that cause a material adverse effect on either of the

Parties' ability to perform under the Agreement; and (ii) there have been no changes to any Applicable Law that affects transportation on the Coastal Transmission System or transmission on the BC Hydro Transmission System that causes or could reasonably be expected to cause a material adverse effect on either of the Parties' ability to perform under this Agreement;

(d)
Buyer has received (i) assurances to Buyer’s reasonable satisfaction from an international accounting firm that this Agreement does not contain a lease pursuant to FASB ASC 840 and FASB ASC 842 under US GAAP and that Seller, Transporter, and each of their Affiliates, and any Third Party Service Provider, is not subject to consolidation by Buyer or any of its Affiliates pursuant to FASB ASC 810 under US GAAP as those standards exist as of the Effective Date, and (ii) assurances to Buyer’s reasonable satisfaction from S&P, Moody’s and Fitch that each such credit rating agency will not treat this Agreement as imputed debt for Buyer;

(e)
Seller has received assurances to Seller’s reasonable satisfaction from an international accounting firm that (i) Transporter and each of its Affiliates, and any Third Party Service Provider, is not subject to consolidation by Seller or any of its Affiliates pursuant to FASB ASC 810 under US GAAP, and that (ii) the assets of Transporter are not recognized by Seller and each of its Affiliates as a capital lease pursuant to FASB ASC 840 and FASB ASC 842, as those standards exist as of the Effective Date;

(f)
Following the satisfaction or waiver of the Condition Precedent in Section 2.3.1(a), Buyer has received approval from its board of directors to incur project costs in support of Buyer’s obligations under this Agreement during a period from the date of such board approval until the date the Condition Precedent set forth in Section 2.3.1(j) is satisfied, such approval to be at the sole discretion of Buyer’s board of directors;

(g)	Seller and Transporter have both fully executed the LDA;

(h)
Seller or its Affiliate (as applicable) has received preliminary approval from its board of directors (i) to proceed toward construction of the Expansion Facilities and (ii) to proceed with this Agreement and the LDA (“Seller Preliminary FID”);

(i)	Buyer has received a declaratory order from FERC disclaiming jurisdiction over (i) any Delivery Assets used to transport LNG and (ii) the site of import in the State of Hawai‘i;

(j)	Buyer has received:

(i)
one or more Non-appealable Commission Approval Order(s) approving (u) this Agreement; (v) Buyer’s plan to convert the Power Plants to accept LNG and Gas and to install all necessary LNG Reception Facilities at the Power Plants; (w) Buyer’s plan to procure Gas necessary to produce the Base ACQ and execute an Energy Management Agreement with Energy Manager in accordance with Section 7.2; (x) Buyer’s plan to procure the Required ISO Container Quantity; (y) the pass through of all fuel costs under this Agreement to Buyer’s ratepayers by means of the ECAC or a substantially similar mechanism approved by the Commission; and (z) all other relief related to clauses (u), (v), (w) and (x) requested in Buyer’s application(s) to the Commission, including any requested accounting treatment and recovery of costs (collectively, the “LNG Fuel Approval”). For avoidance of doubt, any LNG Fuel Approval that contains a term or condition the compliance with which would require modification or amendment of this Agreement shall be deemed to be an Unfavorable Commission Order unless such modification or amendment is accepted in writing by Seller and Buyer;

(ii)
one or more Non-appealable Commission Approval Order(s) approving (x) Buyer’s plan to build, own and operate replacement power generation facilities at the Kahe Power Plant, and (y) all other relief related to (x) requested in Buyer’s application(s) to the Commission, including any requested accounting treatment and recovery of costs (collectively, the “Modernization Approval”);

(iii)
the Approvals, other than the LNG Fuel Approval. the Modernization Approval and the Import Authorization, necessary to receive and use the LNG and to convert the Power Plants to accept LNG and Gas and install all necessary LNG Reception Facilities at the Power Plants; and

(iv)	the Import Authorization;

(k)
Seller has received, or caused to be received, all Approvals necessary to construct and operate the Expansion Facilities needed to enable Seller to fulfill its obligations under this Agreement (other than any Approvals which will not be issued until after construction is commenced);

(l)
Seller or Transporter have received or caused to have been received (i) USCG Approvals and, Transport Canada Approvals (in each case to the extent required by Applicable Law) and classification approvals of LNG Tankers; (ii) USCG Approvals and classification approvals of Container Barges; (iii) Anchorage Authorization and Approvals for ISO Container transfer operations at KBP Harbor and Honolulu Harbor; (iv) State of Hawai‘i Approvals (to the extent required by Applicable Law ) for use of KBP Harbor and Honolulu Harbor; and (v) State of Hawai‘i Approvals (to the extent required by Applicable Law) for carriage of hazardous materials or road modifications to provide road transportation of LNG by ISO Container and any of the foregoing Sections 2.3.1(l)(i) through (v) do not contain any terms and conditions that materially adversely affect Seller’s or Transporter’s economic positions, rights or obligations under this Agreement; and

(m)
(i) Seller or its Affiliate (as applicable), in its sole discretion, has taken a positive final investment decision to construct and operate any new or modified existing facilities at the Tilbury Facility needed to enable Seller to fulfill its obligations under this Agreement (“Seller FID”) and (ii) Seller is satisfied that the LNG Fuel Approval approves pass through of all fuel costs under this Agreement to Buyer’s ratepayers by means of the ECAC or a substantially similar mechanism approved by the Commission.

2.3.2.
Buyer shall promptly notify Seller upon satisfaction of the Conditions Precedent set forth in Section 2.3.1(a), Section 2.3.1(b), Section 2.3.1(c), Section 2.3.1(d), Section 2.3.1(f), Section 2.3.1(i), and Section 2.3.1(j). Seller shall promptly notify Buyer upon satisfaction of the Conditions Precedent set forth in Section 2.3.1(e), Section 2.3.1(g), Section 2.3.1(h), Section 2.3.1(k), Section 2.3.1(l), and Section 2.3.1(m). Satisfaction of the Conditions Precedent set forth in Section 2.3.1(b), Section 2.3.1(c), Section 2.3.1(d), and Section 2.3.1(j) can be waived only by Buyer upon notice to Seller. Satisfaction of the Conditions Precedent set forth in Section 2.3.1(e), Section 2.3.1(k), Section 2.3.1(l), and Section 2.3.1(m) can be waived only by Seller upon notice to Buyer. Satisfaction of the Conditions Precedent set forth in Section 2.3.1(a), Section 2.3.1(f), Section 2.3.1(g), Section 2.3.1(h), and Section 2.3.1(i) can be waived only by written agreement of the Parties. The date that the last of the Conditions Precedent is fulfilled or waived shall be the “CP Fulfillment Date”. The Parties shall discuss the progress of the satisfaction of each Condition Precedent through the Joint Sub-Committee in accordance with Section 4.9.

2.3.3.	Deadlines for satisfying the Conditions Precedents are as follows:

(a)
the Condition Precedent set forth in Section 2.3.1(a) no later than June 3, 2016, provided this date shall be extended automatically on a day-for-day basis (such extension not to exceed one hundred eighty (180) Days after the Application Filing Date) if the merger is not closed by June 3, 2016, and neither HEI nor NEE has terminated the Merger Agreement;

(b)	the Condition Precedent set forth in Section 2.3.1(b) no later than sixty (60) Days after the Application Filing Date;

(c)	the Condition Precedent set forth in Section 2.3.1(c) no later than one hundred eighty (180) Days after the Application Filing Date;

(d)	the Conditions Precedent set forth in Section 2.3.1(d), Section 2.3.1(e), and Section 2.3.1(f) no later than one hundred ninety (190) Days after the Application Filing Date;

(e)	the Condition Precedent set forth in Section 2.3.1(g) no later than two hundred thirty (230) Days after the Application Filing Date;

(f)	the Condition Precedent set forth in Section 2.3.1(h) no later than two hundred fifty (250) Days after the Application Filing Date;

(g)
the Condition Precedent set forth in Section 2.3.1(i) no later than two hundred fifty (250) Days after the date the Condition Precedent set forth in Section 2.3.1(a) is satisfied; provided this deadline shall be extended by an additional one hundred fifteen (115) Days (three hundred sixty-five (365) Days total), if (i) Buyer submitted a FERC Petition in a timely manner pursuant to Section 2.1.6 and (ii) FERC has not issued an order on the FERC Petition by two hundred fifty (250) Days after the date the Condition Precedent set forth in Section 2.3.1(a) is satisfied; and

(h)
the Conditions Precedent set forth in Section 2.3.1(j), Section 2.3.1(k), Section 2.3.1(l), and Section 2.3.1(m) no later than twenty-four (24) Months after the Application Filing Date; provided that if any Condition Precedent set forth in Section 2.3.1(j), Section 2.3.1(k), or Section 2.3.1(l) is satisfied later than twenty-three (23) Months after the Application Filing Date (but on or before the date that is twenty-four (24) Months after the Application Filing Date), the date for satisfying the Condition Precedent set forth in Section 2.3.1(m) shall be thirty (30) Days after the date the last of the Condition Precedents set forth in Section 2.3.1(j), Section 2.3.1(k), or Section 2.3.1(l) is satisfied,

(each deadline in Section 2.3.3(a) through 2.3.3(h), a “CP Deadline”).

2.3.4.
Each Party shall, when requested by the other Party, exercise reasonable and mutually supportive efforts, including collaboration on preparation of applications for required Approvals and to assist in the procurement of the Anchorage Authorization, to satisfy or procure the satisfaction of the Conditions Precedent by the applicable CP Deadline set forth in Section 2.3.3. Except as otherwise provided in Section 2.3.5, if any Condition Precedent is not satisfied by the applicable CP Deadline (as such CP Deadline may be revised pursuant to this Section 2.3.4) in circumstances other than where it has been waived in accordance with Section 2.3.2, the Party that did not satisfy such Condition Precedent shall, within five (5) Business Days, give notice to that effect to the other Party, provide an explanation of the reason for the failure in satisfaction of such Condition Precedent by the applicable CP Deadline and either (a) propose a revised date acceptable to the Party giving the notice by which it is reasonably expected that such Condition Precedent will be satisfied, or (b) include a statement to the effect that there is no revised date that is acceptable to the Party giving the notice. If the notice proposes a revised date for satisfaction of such Condition Precedent, the Party receiving such notice shall have ten (10) Business Days to decide whether to notify the other Party that the proposed revised date is acceptable. If notice of the acceptability of the proposed revised date is provided within such ten (10) Business Day period, the Parties shall promptly execute documentation to change the deadline for satisfaction of the Condition Precedent to the revised date notified by the Party that did not satisfy the relevant Condition Precedent, and such revised date shall be deemed the applicable CP Deadline for all purposes of this Agreement. If either (i) the Party that did not satisfy such Condition Precedent provides notice that there is no revised date that is acceptable to the Party giving the notice, or (ii) the Party that did not satisfy such Condition Precedent provides notice of a revised date but a notice of the acceptability of the proposed revised date is not provided by the other Party, then Section 2.3.5 will apply.

2.3.5.
If any Condition Precedent has been neither satisfied nor waived by the applicable CP Deadline (as such CP Deadline may be revised pursuant to Section 2.3.4), then at any time after such CP Deadline either Party may give to the other Party a notice of termination of this Agreement; provided, however if a Governmental Authority gives an adverse final determination to the applicable Party (including any determination that conditions approval on terms and conditions deemed unacceptable by the applicable Party in its sole discretion) that prevents satisfaction of a Condition Precedent set forth in Section 2.3.1(a), Section 2.3.1(i), Section 2.3.1(j), Section 2.3.1(k), or Section 2.3.1(l), as applicable, including in the case of Section 2.3.1(j), an Unfavorable Commission Order, or, in the case of Section 2.3.1(a), either Party receives notice from HEI or NEE that the merger will not occur, and such Party will not waive such Condition Precedent, then at any time after such adverse final determination such Party may give to the other Party a notice of termination of this Agreement. Such notice of termination shall be effective in accordance with Section 21.2.

2.3.6.
If the FERC asserts jurisdiction over the Delivery Assets and/or the site of import in the State of Hawai‘i and as a result the Condition Precedent set forth in Section 2.3.1(i) cannot be satisfied, then;

(a)
Buyer shall notify Seller no later than five (5) Business Days after Buyer’s receipt of the FERC’s notice that FERC asserts jurisdiction over the Delivery Assets and/or the site of import in the State of Hawai‘i; and

(b)
no later than five (5) Business Days after Seller’s receipt of Buyer’s notification, the Parties and Transporter shall meet and discuss in good faith any amendments to the project schedule and this Agreement to account for any additional time required to obtain the necessary Approvals from the FERC; provided, however, that if the Parties are not able to agree on such amendments by the earlier of thirty (30) Days after Seller’s receipt of Buyer’s notification or the CP Deadline set forth in Section 2.3.3(g) (as such CP Deadline may be revised pursuant to Section 2.3.4), then neither Party shall have any further obligation to negotiate an amendment to the project schedule and neither Party shall have any obligation to waive the Condition Precedent set forth in Section 2.3.1(i).

For the avoidance of doubt, if the FERC issues an order declining to act on the FERC Petition, the Condition Precedent set forth in Section 2.3.1(i)) will be deemed not satisfied (though it may be waived by the Parties in accordance with Section 2.3.2).

2.3.7.
Buyer’s obligation under Section 2.1.3 and Section 2.3.4 to use reasonable efforts to satisfy the Condition Precedent set forth in Section 2.3.1(j)(i) and Section 2.3.1(j)(ii) shall be deemed satisfied if Buyer undertakes the following:

(a)	Buyer uses reasonable efforts to file the applications to the Commission necessary to procure the LNG Fuel Approval and Modernization Approval;

(b)
Buyer uses reasonable efforts to prosecute the Commission docket to procure the LNG Fuel Approval and Modernization Approval, including using reasonable efforts to refile an application if the Commission dismisses an application without prejudice; and

(c)	Buyer uses reasonable efforts to support Seller’s intervention or participation in the Commission docket for the LNG Fuel Approval.

For the avoidance of doubt, Buyer has no obligation to seek reconsideration, appeal, or other administrative or judicial review of any Unfavorable Commission Order. The action of any other party to seek reconsideration, appeal, or other administrative or judicial review of any Unfavorable Commission Order shall have no effect on Buyer’s right to proceed as provided in Section 2.3.5.

2.4.	Terms Related to LNG Fuel Approval
Seller shall seek intervention or participation without intervention in the Commission docket for approval of this Agreement, in each case pursuant to applicable rules and orders of the Commission. The scope of Seller’s intervention or participation shall be determined by the Commission. However, Seller expressly agrees to seek intervention or participation for the limited purpose and only to the extent necessary to assist the Commission in making an informed decision regarding the approval of this Agreement. If for any reason Seller does not seek intervention or participation in the docket, then Seller expressly agrees and knowingly waives the right to claim, before the Commission, or in any court, arbitration or other proceeding, that the information submitted and the arguments offered by Buyer in support of the application requesting the LNG Fuel Approval are insufficient to meet Buyer’s burden of justifying that the terms of this Agreement are just and reasonable and in the public interest, or otherwise deficient in any manner for purposes of supporting the Commission’s approval of this Agreement. Seller shall not seek in the docket and Buyer shall not disclose in the docket any confidential information to Seller that would provide Seller with an unfair business advantage or would otherwise harm the position of others with respect to their ability to compete on equal and fair terms.

3.	Subject Matter

3.1.	Sale and Purchase
Seller shall sell and make available for delivery to Buyer, or pay the amounts set forth in Sections 5.8.5 and 5.8.7 if not made available in accordance with Exhibit A (Pricing), LNG in Full ISO Containers at the Hawai‘i Delivery Points or in bulk cargoes at the Alternate Delivery Point, and Buyer shall take delivery from Seller of and pay for in accordance with Exhibit A (Pricing), or pay for if not taken in accordance with Exhibit A (Pricing), such LNG, in the quantities and at the prices set forth in and otherwise in accordance with and subject to the provisions of this Agreement.

3.2.	Seller’s Facilities

3.2.1.
During the period from the Effective Date and continuing through the Commercial Start Date, Seller shall (a) cause FLNG to proceed diligently to construct, test, and commission, or cause to be constructed, tested, and commissioned, the Expansion Facilities; and (b) cause Transporter to proceed diligently to construct, test, and commission, or cause to be constructed, tested, and commissioned, the Delivery Assets, each of (a) and (b) in accordance with any Approvals, Applicable Laws and applicable International Standards as required to enable Seller to fulfill its obligations to Buyer under this Agreement.

3.2.2.
At all relevant times from the Commercial Start Date and continuing throughout the Term, Seller shall (a) cause FLNG, acting as a Reasonable and Prudent Operator, to own, or have access to and use of, and maintain and operate, or cause to be maintained and operated, the Expansion Facilities; and (b) cause Transporter, acting as a Reasonable and Prudent Operator, to own, or have access to and use of, and maintain and operate, or cause to be maintained and operated, the Delivery Assets, each of (a) and (b) in accordance with any Approvals, applicable International Standards and the terms of this Agreement and subject to all Applicable Laws, so as to enable Seller to fulfill its obligations to Buyer under this Agreement.

3.3.	Buyer’s Facilities

3.3.1.
During the period from the Effective Date and continuing through the Commercial Start Date, Buyer shall proceed diligently to convert, construct, test and commission Buyer’s Facilities in accordance with any Approvals, Applicable Laws and International Standards, or cause the same to occur, as required to enable Buyer to fulfill its obligations to Seller under this Agreement.

3.3.2.
At all relevant times from the Commercial Start Date and continuing throughout the Term, Buyer, acting as a Reasonable and Prudent Operator, shall own, or have access to and use of, and maintain and operate, or cause to be maintained and operated, consistent with any Approvals, International Standards and the terms of this Agreement and subject to all Applicable Laws, Buyer’s Facilities, so as to enable Buyer to fulfill its obligations to Seller under this Agreement.

3.4.	Alternate Facilities

3.4.1.
Seller intends to use as its primary loading facility the Tilbury Facility, but subject to the terms and conditions set forth in this Section 3.4, Seller may deliver LNG to Buyer from any Alternate Facility, provided that:

(a)
the delivery of LNG from the Alternate Facility is necessitated by operational conditions affecting the Tilbury Facility that have reduced the capability of the Tilbury Facility to produce or load LNG for delivery to Buyer, despite Seller and its Affiliates each having acted as a Reasonable and Prudent Operator; provided that for purposes of this Section 3.4.1(a), it shall not be an “operational condition” if the capability of the Tilbury Facility has been reduced by the Seller electing to provide liquefaction, storage or delivery services to a Third Party instead of Buyer at the Tilbury Facility and the Tilbury Facility is not otherwise experiencing a reduction in production or loading capability that necessitates the production or loading of LNG at any Alternate Facility;

(b)	the delivery and receipt of LNG from the Alternate Facility does not violate the terms of any Approvals or Applicable Law, and such deliveries otherwise comply with the terms of this Agreement;

(c)	LNG from the Alternate Facility satisfies the Specifications;

(d)
the anticipated Higher Heating Value of a cargo of LNG from the Alternate Facility is within plus or minus *** of the Higher Heating Value of the most recent cargo of LNG received by Buyer in accordance with this Agreement; and

(e)
Seller, Transporter and Buyer each possess, or shall cause appropriate Third Parties to possess, the required Approvals necessary to receive LNG from the Alternate Facility and deliver such LNG to the Hawai‘i Delivery Points. If Buyer requires any additional Approvals, Buyer shall use reasonable efforts to obtain such Approvals, and Seller shall reimburse Buyer for all actual, documented costs and expenses in connection with procuring such additional Approvals; provided, however, that if Buyer is unable to obtain such Approvals, Seller is not relieved from its delivery obligations and Buyer is not obligated to receive any LNG from such Alternate Facility,

(the “Alternate Facility Conditions”).

3.4.2.
Prior to delivering LNG to Buyer from an Alternate Facility in accordance with this Section 3.4, Seller shall provide Buyer with a list of proposed Alternate Facilities that meet the Alternate Facility Conditions, such list to include data demonstrating that each proposed Alternate Facility on the list meets the Alternate Facility Conditions and such list shall not include more than three (3) Alternate Facilities (“Alternate Facilities List”). No later than ten (10) Days after receipt of Seller’s proposed Alternate Facilities List, Buyer shall notify Seller if Buyer desires to consult with Seller regarding the Alternate Facilities List and of any comments Buyer has regarding the proposed Alternate Facilities satisfying the Alternate Facility Conditions. Seller shall, no later than ten (10) Days after receipt of Buyer’s notice, meet and consult with Buyer to reach agreement on the Alternate Facilities List; provided that if the Parties still disagree after such consultation whether or not certain Alternate Facilities on the Alternate Facilities List satisfy the Alternate Facility Conditions, then either Party may refer the Dispute to dispute resolution in accordance with Section 22. No more than two (2) times per Commercial Operations Period, Buyer may reasonably request that Seller refresh the data supporting that the Alternate Facilities on the

Alternate Facilities List continue to satisfy the Alternate Facility Conditions and provide such refreshed data to Buyer. If as a result of such refreshed data Buyer disagrees that any Alternate Facility on the Alternate Facility List continues to satisfy the Alternate Facility Conditions, such Dispute will be resolved by dispute resolution in accordance with Section 22. At any time during the Term, Seller may add an Alternate Facility to the Alternate Facility List, subject to the resolution of any disagreement regarding whether such Alternate Facility satisfies the Alternate Facility Conditions in accordance with this Section 3.4.2.

3.4.3.	Buyer shall accept LNG from an Alternate Facility on the Alternate Facilities List; provided that Buyer may reject LNG delivered from an Alternate Facility if:

(a)	the LNG does not comply with the Specifications, in which case Section 13.3 shall apply;

(b)
the anticipated Higher Heating Value of such LNG from the Alternate Facility exceeds plus or minus *** of the Higher Heating Value of the most recent cargo of LNG received by Buyer in accordance with this Agreement; or

(c)
(i) Seller, Transporter, Buyer or any applicable Third Party do not possess the required Approvals necessary to receive LNG from the Alternate Facility and deliver such LNG to the Hawai‘i Delivery Points, or, in the case of Buyer, cannot by reasonable efforts and at the sole expense of Seller procure such required Approvals by the date such LNG is scheduled to be loaded at the Alternate Facility, or (ii) the delivery and receipt of LNG from the Alternate Facility violates the terms of any Applicable Law.

3.4.4.
If Seller intends to deliver LNG to Buyer from an Alternate Facility, Seller shall provide prompt notice of which entity Seller will use from the Alternate Facilities List to Buyer not later than thirty (30) Days before the anticipated loading date at the Alternate Facility. The Parties shall promptly amend the ADP or 90-Day Schedule, as applicable, to identify quantities of LNG that will be delivered from the Alternate Facility.

3.4.5.	The price of any LNG delivered at the Hawai‘i Delivery Points from any Alternate Facility shall be as set forth in Exhibit A (Pricing).

3.4.6.	The delivery of LNG from any Alternate Facilities shall not exceed forty-eight (48) consecutive Months, unless otherwise mutually agreed by the Parties.

3.4.7.
Notwithstanding Section 6.3.1, title to all LNG being transported by an LNG Tanker or Alternate LNG Tanker from any Alternate Facility pursuant to this Section 3.4 shall pass from Seller to Buyer in international waters, immediately prior to such LNG Tanker or Alternate LNG Tanker entering United States waters around the State of Hawai‘i.

3.4.8.
If Seller or Transporter intend to use an Alternate LNG Tanker for deliveries from the Alternate Facility, then (a) the Alternate LNG Tanker shall be compatible with the Container Barges, (b) the Alternate LNG Tanker shall be capable of conducting STS Operations, and (c) the Alternate LNG Tanker shall comply with the requirements set forth in Section 7.4.1(c) through Section 7.4.1(j), as if such provisions applied to Alternate LNG Tankers, mutatis mutandis.

3.4.9.
If Seller delivers LNG from any Alternate Facility pursuant to this Section 3.4, then with respect to any LNG scheduled for delivery from such Alternate Facility in the ADP or 90-Day Schedule, as applicable:

(a)	Seller shall not receive Force Majeure relief for events and circumstances set forth in Section 15.1.2(d)(i) and Section 15.1.2(d)(ii)(x);

(b)
Seller shall receive Force Majeure relief for any breakage or accident to, or the necessity for making repairs or alterations as a result of such breakdown or failure to any facilities or equipment of such Alternate Facility only if the Tilbury Facility is also experiencing an event of Force Majeure that prevents Seller’s performance of its obligations to Buyer under this Agreement; and

(c)
Force Majeure relief in respect of an event described in Section 15.1.2(d)(ii)(y) affecting an LNG Tanker or Alternate LNG Tanker used to deliver LNG from an Alternate Facility shall only be available for ninety (90) Days after which such Force Majeure event first occurs.

4.	Term

4.1.	Term
This Agreement shall enter into force and effect as set forth in Section 2.3.1 and, subject to Section 21, shall continue in force and effect until the twentieth (20th) anniversary of the Full ACQ Date (“Initial Term”), unless extended for the following elections (in the following order of priority):

(a)	first, for any Restoration Period elected by Seller or Buyer, as applicable, pursuant to Section 4.2; and

(b)	second, for any extension period elected by Buyer pursuant to Section 4.3,
(collectively with the Initial Term, the “Term”).

4.2.	Restoration Period

4.2.1.
No later than one hundred eighty (180) Days before the end of the Initial Term (a) Seller may elect by giving notice to Buyer to extend the Initial Term to allow delivery of any outstanding FM Restoration Entitlement pursuant to Section 5.14, Make-Good Entitlement pursuant to Section 5.11, and DoP Entitlement pursuant to Section 5.12, as applicable, and (b) Buyer may elect by giving notice to Seller to extend the Initial Term to allow delivery of any outstanding Make-Up Entitlement pursuant to Section 5.10; provided that the maximum extension of the Initial Term pursuant to the foregoing shall not exceed a cumulative period of three hundred sixty-five (365) Days (the “Restoration Period”).

4.2.2.
The maximum quantity of LNG that may be scheduled for delivery to Buyer during the Restoration Period plus the quantity of LNG required as fuel for the Delivery Assets pursuant to the Transporter Fuel Agreement during the Restoration Period (such sum, the “Maximum Restoration Quantity”) shall not exceed the greater of (a) the sum of the quantity of LNG scheduled in the ADP for the twentieth (20th) Contract Year for delivery to Buyer plus the quantity of LNG required as fuel for the Delivery Assets pursuant to the Transporter Fuel Agreement for the twentieth (20th) Contract Year or (b) ***.

4.2.3.	If either or both of Buyer or Seller elect a Restoration Period for delivery of LNG, then the Initial Term shall be extended if:

(a)
Seller and Transporter are able, by the exercise of reasonable efforts, to maintain or cause to be maintained in effect the Anchorage Authorization, the Export Authorization (unless Buyer has procured an export authorization on its own behalf in accordance with Section 2.1.4), and all Approvals necessary for the continued operation of the Tilbury Facility and the Delivery Assets necessary for delivery of LNG to Buyer;

(b)	Buyer is able, by the exercise of reasonable efforts, to maintain in effect the Import Authorization and all Approvals for the continued operation of Buyer’s Facilities; and

(c)
Buyer has made available, or caused to be made available, ISO Containers to Seller in sufficient quantity, as reasonably determined by Transporter, to deliver the requested quantity of LNG during the Restoration Period, which shall not exceed the Required ISO Container Quantity.

4.2.4.
If Seller or Buyer, as the case may be, is unable to maintain or cause to be maintained any of the requirements for extension set forth in Section 4.2.3 during the entire Restoration Period requested by either Party, such Party shall inform the other Party of the period during which it can maintain or cause to be maintained such requirements for extension set forth in Section 4.2.3, and the Restoration Period shall be adjusted such that the Restoration Period is coincident with the period during which the Parties can maintain or cause to be maintained such requirements for extension set forth in Section 4.2.3.

4.2.5.	If the Initial Term is extended pursuant to this Section 4.2, the Parties shall make such revisions to this Agreement as are necessary to give effect to such extension.

4.2.6.
Seller shall cause LNG to be produced at the Tilbury Facility during the Restoration Period at a rate of not less than the LNG production rate during the Final Contract Year of Initial Term. LNG shall be attributed during the Restoration Period pursuant to Section 5.15.2 and shall be priced in accordance with the terms set forth in Exhibit A (Pricing). The Parties acknowledge that the duration of the Restoration Period may be less than three hundred sixty-five (365) Days.

4.3.	Extension Period(s)

4.3.1.
Without prejudice to Buyer’s and Seller’s right to elect a Restoration Period, Buyer may elect to extend the Term for two (2) additional periods subject to and in accordance with this Section 4.3 (each an “Extension Period”). On or before two (2) years prior to the later of the expiration of the Initial Term or the expiration of the Restoration Period, Buyer may, by notice to Seller, extend the Term of this Agreement for a period of not less than two (2) years and not greater than five (5) years (“First Extension Period”). If Buyer extends the Term for the First Extension Period, then on or before two (2) years prior to the expiration of the First Extension Period, Buyer may, by notice to Seller, extend the Term of this Agreement for an additional five (5) years (“Second Extension Period”); provided, however, that if Seller notifies Buyer no earlier than four (4) years prior to the expiration of the First Extension Period and no later than two (2) years prior to the expiration of the First Extension Period that a potential non-Affiliate customer of either Seller or FLNG is reasonably expected by Seller to imminently execute a term sheet setting forth the terms for purchase by such potential customer of firm liquefaction services from the

Tilbury Facility of not less than the ACQ elected by Buyer during the First Extension Period and for a term of two (2) years or longer (“Bona Fide Customer”), Buyer will notify Seller within ninety (90) days of receipt of Seller’s notice whether it elects, subject to Commission approval, to extend the Term for the Second Extension Period. Seller’s notice will state such Bona Fide Customer’s desired annual contract quantity and the term of such Bona Fide Customer’s proposed contract. If Buyer does not elect to extend the Term for a Second Extension Period within the deadline set forth above, Buyer’s right to elect a Second Extension Period shall be limited to an ACQ in each Contract Year of the Second Extension Period of not more than Buyer ACQ less the amount of such Bona Fide Customer’s desired annual contract quantity for the Contract Years in which the Bona Fide Customer’s demand coincides with the Second Extension Period, unless such Bona Fide Customer has not entered into an agreement to purchase firm liquefaction services from the Tilbury Facility on or before the date that is two (2) years prior to the expiration of the First Extension Period. Buyer’s extension notice shall state its desired ACQ for the requested Extension Period, not to exceed the Buyer ACQ. Subject to Section 4.3.1(a) and 4.3.2, the ACQ for an Extension Period will equal Buyer’s desired ACQ set forth in such notice; provided, however, that if Buyer elects an ACQ that is less than the Buyer ACQ for the First Extension Period, and a Bona Fide Customer is seeking a term of five (5) years or longer, any portion of which overlaps with the Second Extension Period, and an annual contract quantity greater than Buyer’s requested ACQ for the Second Extension Period, then subject to Section 4.3.1(a), Buyer’s ACQ during the Second Extension Period will be equal to Buyer ACQ less such Bona Fide Customer’s annual contract quantity. If Buyer elects to extend the Term for the First Extension Period or Second Extension Period pursuant to the foregoing, the Term shall be extended if:

(a)
(i) the sum of the ACQ elected by Buyer for the applicable Extension Period (as may be reduced pursuant to Section 4.3.2), and the annual contract quantities of all Other Customers at all times during the Extension Period elected by Buyer is equal to or greater than ***, or (ii) Buyer agrees to increase its ACQ during the Extension Period elected by Buyer such that the sum of the Buyer ACQ (as may be reduced pursuant to Section 4.3.2) and the annual contract quantities of all Other Customers during the Extension Period elected by Buyer is equal to or greater than ***;

(b)
Seller or Transporter is able, by the exercise of reasonable efforts, to maintain or cause to be maintained in effect the Anchorage Authorization, the Export Authorization (unless Buyer has procured an export authorization on its own behalf in accordance with Section 2.1.4), and all Approvals necessary for the continued operation of the Tilbury Facility and the delivery of LNG to Buyer using the Delivery Assets;

(c)	Buyer is able, by the exercise of reasonable efforts, to maintain in effect the Import Authorization and all Approvals for the continued operation of Buyer’s Facilities;

(d)
Buyer has made available, or caused to be made available, ISO Containers to Seller in sufficient quantity, as reasonably determined by Transporter, to deliver the requested quantity of LNG during the relevant Extension Period, which shall not exceed the Required ISO Container Quantity;

(e)
Seller, acting as a Reasonable and Prudent Operator, has determined that the Delivery Assets are capable of performing during the relevant Extension Period at a level of safety and reliability substantially similar to the performance of the Delivery Assets as in the previous five (5) years while operating under this Agreement; and

(f)	the Parties are able, using commercially reasonable efforts, to extend all contracts ancillary to this Agreement, as necessary to give effect to any extension elected pursuant to this Section 4.3.1.

4.3.2.
If Seller is unable to maintain or cause to be maintained any of the requirements for extension set forth in Section 4.3.1 during the entire Extension Period elected by Buyer, Seller shall inform Buyer of the period during which it can maintain or cause to be maintained such requirements for extension set forth in Section 4.3.1, and Buyer may, by giving Seller notice no later than thirty (30) Days following receipt of Seller’s notice pursuant to this Section 4.3.2: (a) modify its election made pursuant to Section 4.3.1 such that the Extension Period is coincident with or less than the period during which Seller can maintain or cause to be maintained such requirements for set forth in Section 4.3.1 or (b) withdraw its election made pursuant to Section 4.3.1.

4.3.3.	If the Term is extended pursuant to this Section 4.3, the Parties shall make such revisions to this Agreement as are necessary to give effect to such extension.

4.3.4.
The Parties shall use commercially reasonable efforts to include provisions in all contracts ancillary to this Agreement that provide for extension of such contracts for up to a three hundred sixty-five (365) Day restoration period, a two (2) to five (5) year first extension period, and a five (5) year second extension period.

4.4.	Extension Period Pricing
No later than thirty (30) Months prior to the expiration of the Initial Term, Buyer may notify Seller that it desires to negotiate the monthly fee payable for LNG and services during the Extension Period (“Monthly Extension Fee”). No later than thirty (30) Days after Buyer’s notification and continuing until the date that is three (3) Months before the date that Buyer must make its election to extend the Term for the First Extension Period, the Parties shall negotiate in good faith the Monthly Extension Fee. If the Parties agree on the Monthly Extension Fee, then this Agreement and Exhibit A (Pricing) shall be amended where applicable to account for the agreed Monthly Extension Fee. If the Parties do not agree on a Monthly Extension Fee, then the Monthly Extension Fee shall equal the Monthly Fee as calculated in accordance with Exhibit A (Pricing).

4.5.	Commercial Start Date
The date on which (i) Seller anticipates the Expansion Facilities will be commercially operable and (ii) Buyer anticipates the Buyer’s Facilities will be commercially operable, shall be the “Commercial Start Date”, which Day shall be determined by taking into account development and construction schedules of both the Expansion Facilities and the Buyer’s Facilities, as set forth below in Sections 4.5.1 through 4.5.5. The Commercial Start Date shall be the date so notified pursuant to this Section 4.5 regardless of whether one or both of the Parties’ facilities have become commercially operable in accordance with Section 4.6 or any LNG is scheduled for delivery to Buyer or whether any LNG is in fact so delivered. The Parties shall exercise commercially reasonable efforts to cooperate and cause the Commercial Start Date to occur as promptly as practicable.

4.5.1.
The period that begins on the first (1st) Day of the Month that follows the date that is thirty-three (33) Months after the CP Fulfillment Date and ends one hundred eighty (180) Days later shall be the “First Window Period”.

4.5.2.
Seller shall notify Buyer at least one hundred eighty (180) Days before the commencement of the First Window Period of a ninety (90) Day period falling within the First Window Period (“Second Window Period”) during which the Commercial Start Date shall occur; provided, however, that (a) in the absence of notification by Seller in accordance with this Section 4.5.2 or (b) if Buyer notifies Seller no later than five (5) Days after receipt of Seller’s notice that the Buyer’s Facilities will not be commercially operable within the Second Window Period proposed by Seller in accordance with this Section 4.5.2 (such notice to also state the date upon which Buyer then expects the Buyer’s Facilities to become commercially operable), in either case (a) or (b) the Second Window Period shall be deemed to be the last ninety (90) Days of the First Window Period, or such other ninety (90) Day period within the First Window Period agreed by the Parties.

4.5.3.
Seller shall notify Buyer at least ninety (90) Days before the commencement of the Second Window Period of a sixty (60) Day period falling within the Second Window Period (“Third Window Period”) during which the Commercial Start Date shall occur; provided, however, that (a) in the absence of notification by Seller in accordance with this Section 4.5.3 or (b) if Buyer notifies Seller no later than five (5) Days after receipt of Seller’s notice that the Buyer’s Facilities will not be commercially operable within the Third Window Period proposed by Seller in accordance with this Section 4.5.3 (such notice to also state the date upon which Buyer then expects the Buyer’s Facilities to become commercially operable), in either case (a) or (b) the Third Window Period shall be deemed to be the last sixty (60) Days of the Second Window Period or such other sixty (60) Day period within the Second Window Period agreed by the Parties.

4.5.4.
Seller shall notify Buyer at least sixty (60) Days before the commencement of the Third Window Period of a thirty (30) Day period falling within the Third Window Period (“Final Window Period”) during which the Commercial Start Date shall occur; provided, however, that (a) in the absence of notification by Seller in accordance with this Section 4.5.4 or (b) if Buyer notifies Seller no later than five (5) Days after receipt of Seller’s notice that the Buyer’s Facilities will not be commercially operable within the Final Window Period proposed by Seller in accordance with this Section 4.5.4 (such notice to also state the date upon which Buyer then expects the Buyer’s Facilities to become commercially operable), in either case (a) or (b) the Final Window Period shall be deemed to be the last thirty (30) Days of the Third Window Period or such other thirty (30) Day period within the Third Window Period agreed by the Parties.

4.5.5.
Seller shall notify Buyer at least forty-five (45) Days before the commencement of the Final Window Period of the Day within the Final Window Period which shall be the Commercial Start Date; provided, however, that (a) in the absence of notification by Seller in accordance with this Section 4.5.5 or (b) if Buyer notifies Seller no later than five (5) Days after receipt of Seller’s notice that the Buyer’s Facilities will not be commercially operable by the Commercial Start Date proposed by Seller in accordance with this Section 4.5.5 (such notice to also state the date upon which Buyer’s Facilities are to be commercially operable), in either case (a) or (b) the Commercial Start Date shall be deemed to be the earlier of the date Buyer’s Facilities are to be commercially operable and the last Day of the Final Window Period, or such other date within the Final Window Period agreed by the Parties.

4.5.6.	The Commercial Start Date will be extended as follows:

(a)
each window period identified in this Section 4.5 will be extended, and the Commercial Start Date consequently extended on a Day-for-Day basis for up to three hundred sixty-five (365) Days, in the event of (i) any Force Majeure event that delays the Expansion Facilities becoming commercially operable or delays the construction or commissioning of the Minimum Delivery Assets, or (ii) any Force Majeure event that delays the Buyer’s Facilities becoming commercially operable or delays the receipt of the first shipment of LNG hereunder following the Buyer’s Facilities becoming commercially operable; provided that such extension shall not cumulatively exceed three hundred sixty-five (365) Days (“CSD FM Delay”); and

(b)
the Commercial Start Date will be extended up to ninety (90) Days for any delays, not attributable to Section 4.5.6(a)(i) or Section 4.5.6(a)(ii) above, to (i) the Expansion Facilities becoming commercially operable or delays to construction or commissioning of the Minimum Delivery Assets, or (ii) the Buyer’s Facilities becoming commercially operable or delays to the receipt of the first shipment of LNG hereunder following the Buyer’s Facilities becoming commercially operable (“CSD Extension Period”); provided that the Party seeking a CSD Extension Period must provide a notice to the other Party no later than ten (10) Days before the start of the Final Window Period stating the duration of the CSD Extension Period sought and providing a report describing in appropriate detail the steps to be taken to achieve Commercial Start Date by the end of the requested CSD Extension Period.

4.6.	Commercial Operability of Facilities

4.6.1.
For all purposes of this Agreement, the Expansion Facilities shall not be considered “commercially operable” unless (a) a sufficient portion of the Expansion Facilities have been commissioned, and all necessary Approvals to commence operations have been received with respect to such portion of the Expansion Facilities, such that Seller is capable of making available an annual quantity of LNG not less than twenty-one million eight hundred thousand (21,800,000) MMBtus, (b) such portion of the Expansion Facilities is constructed in compliance with International LNG Facility Standards, and (c) the Minimum Delivery Assets have been constructed in compliance with applicable International Standards and have been commissioned, and Transporter has received or caused to be received all necessary Approvals to commence operations with respect to the Minimum Delivery Assets.

4.6.2.	For all purposes of this Agreement, the Buyer’s Facilities shall not be considered “commercially operable” unless (a) a sufficient number of

Buyer’s Facilities have been commissioned and Buyer or its Affiliates have received all necessary Approvals to commence operations with respect to such Buyer’s Facilities such that Buyer is capable of receiving and regasifying an annual quantity of LNG ***, and (b) such Buyer’s Facilities are constructed and modified in compliance with International LNG Facility Standards.

4.7.	Full ACQ Date

4.7.1.
The “Full ACQ Date” shall occur one hundred eighty (180) Days after the Commercial Start Date (as such may be extended) unless Buyer and Seller mutually agree that the Full ACQ Date shall occur on an earlier date, provided that the Full ACQ Date may be deferred up to three hundred sixty-five (365) Days, on a Day-for-Day basis, for (a) a Force Majeure event affecting Seller that delays the production or transportation of LNG hereunder after the Commercial Start Date such that Seller cannot produce or deliver the Base ACQ or (b) a Force Majeure event affecting Buyer that delays the reception of LNG hereunder after the Commercial Start Date such that Buyer cannot receive the Buyer ACQ (in each case, a “Full ACQ FM Delay”), provided further that the sum of any CSD FM Delay plus any Full ACQ FM Delay may not cumulatively exceed three hundred sixty-five (365) Days.

4.7.2.
If, as of the Full ACQ Date (as such may be extended), (a) Seller’s Facilities cannot produce and deliver LNG to Buyer’s Facilities at a rate sufficient to deliver one hundred percent (100%) of the Buyer ACQ for any reason other than Force Majeure or reasons attributable to Buyer, (b) Buyer’s Facilities cannot receive LNG at a rate sufficient to receive one hundred percent (100%) of the Buyer ACQ for any reason other than Force Majeure or reasons attributable to Seller, or (c) both Seller’s Facilities cannot produce and deliver LNG to Buyer’s Facilities at a rate sufficient to deliver one hundred percent (100%) of the Buyer ACQ for any reason other than Force Majeure and Buyer’s Facilities cannot receive LNG at a rate sufficient to receive one hundred percent (100%) of the Buyer ACQ for any reason other than Force Majeure, then each Party whose facilities cannot fully perform in accordance with the foregoing (a “Deficient Party”) shall provide to the other Party no later than thirty (30) Days after the Full ACQ Date (as such may be extended) a plan reasonably acceptable to the other Party setting forth in reasonable detail the Deficient Party’s proposal to remedy its non-performance. The Deficient Party’s plan shall (i) not result in any cost increases or incremental costs and expenses to the other Party under this Agreement, (ii) set forth a proposal to fully remedy the Deficient Party’s non-performance within three hundred sixty-five (365) Days from the Full ACQ Date (as such may be extended), and (iii) set forth in reasonable detail performance milestones to ensure progress is being made towards remedying the Deficient Party’s non-performance. If the Deficient Party has not provided a plan that is reasonably acceptable to the other Party within thirty (30) Days of the Full ACQ Date (as such may be extended) or the Deficient Party’s facilities cannot produce and deliver or receive, as applicable, LNG at a rate sufficient to deliver or receive, as applicable, one hundred percent (100%) of the Buyer ACQ by the date set forth in the Deficient Party’s plan, then the other Party may terminate this Agreement pursuant to Section 21.1.5 by delivering notice of such election to the other Party within thirty (30) Days after such termination right arises. Any termination due to a Deficient Party’s failure to meet the requirements in the foregoing clause (a) or (b) shall be without prejudice to Section 16.1. For the avoidance of doubt, and without prejudice to Section 4.7.3, in the case of clause (c) above, if neither Party provides a plan to the other Party that is reasonably acceptable to the other Party or neither Party’s facilities can fully produce and deliver or receive, as applicable, LNG at a rate sufficient to deliver or receive, as applicable, one hundred percent (100%) of the Buyer ACQ by the date set forth in their respective plans, then either Party may terminate this Agreement in accordance with the immediately foregoing sentence provided that, notwithstanding anything to the contrary in this Agreement, such termination shall be without further liability to either Party.

4.7.3.
On and after the Full ACQ Date, the Deficient Party’s submission of a plan in accordance with Section 4.7.2 will not relieve it from, in the case of Buyer, the obligation to pay for quantities of LNG not taken in accordance with Section 5.6.1 or, in the case of Seller, the obligation to pay for quantities of LNG not made available in accordance with Section 5.8.1.

4.8.	Build-Up Period

4.8.1.
On and from the Commercial Start Date until the date one (1) Day before the Full ACQ Date (the “Build-Up Period”), Seller shall use reasonable efforts to sell and make available to Buyer at the Delivery Points, and Buyer shall use reasonable efforts to purchase and take a daily quantity of LNG that gradually increases to a daily quantity of LNG that allows Buyer to receive forty-one million five hundred thousand (41,500,000) MMBtus on an annual basis at least thirty (30) Days prior to the last Day of the Build-Up Period (the total quantity delivered during the Build-Up Period, the “Build-Up Quantity”). The Parties acknowledge and agree that (a) Seller’s delivery of and Buyer’s receipt of LNG during the Build-Up Period will be on a non-firm basis and (b) Buyer shall use reasonable efforts to receive a daily amount of LNG that enables Buyer to receive *** on an annual basis no later than thirty (30) Days after the Commercial Start Date.

4.8.2.
No later than sixty (60) Days before the start of the Build-Up Period, the Joint Sub-Committee, established pursuant to Section 4.9, shall finalize an initial schedule for Seller’s delivery of and Buyer’s receipt of the Build-Up Quantity (the “Build-Up Period Schedule”). The Joint Sub-Committee may modify the Build-Up Period Schedule, as deemed necessary, by mutual agreement of Buyer and Seller, such agreement not to be unreasonably withheld or delayed.

4.8.3.
The Monthly Fee for LNG delivered by Seller and received by Buyer during the Build-Up Period shall be determined in accordance with Exhibit A (Pricing). Buyer acknowledges that the CTS Services Agreement may not be effective prior to the Full ACQ Date, and in that event Seller shall use, or cause FLNG to use, commercially reasonable efforts to procure transportation capacity on the Coastal Transmission System on an interruptible basis as necessary to deliver sufficient quantities of Gas to produce the Build-Up Quantity. Unless otherwise agreed by the Parties, Seller shall cause FLNG to procure Gas at Huntingdon at spot market prices as necessary to produce the Build-Up Quantity.

4.9.	Joint Sub-Committee

4.9.1.
Within thirty (30) days of the Effective Date, the Parties and Transporter shall establish a “Joint Sub-Committee” which shall be composed of at least one (1), but no more than four (4) representative(s) designated by each Party and at least one (1), but no more than two (2), representative(s) designated by Transporter; provided that each Party shall have the right to change the identity of its representative(s) on the Joint Sub-Committee at any time by notice to the others.

4.9.2.
Seller shall provide to the Joint Sub-Committee detailed monthly updates on its progress, Transporter’s progress or any applicable Third Party’s progress with respect to (a) the satisfaction of its Conditions Precedent, (b) construction, pre-commissioning, and commissioning of the Expansion Facilities, (c) construction and commissioning of necessary pipeline capacity upstream of the Coastal Transmission System (if applicable), (d) the engineering, procurement and construction of the Delivery Assets, and (e) any other information that Buyer has reasonably requested to enable Buyer to evaluate the status and progress of Seller’s efforts toward establishing the Commercial Start Date.

4.9.3.
Buyer shall provide to the Joint Sub-Committee detailed monthly updates on its progress with respect to (a) the satisfaction of its Conditions Precedent, (b) progress with respect to the converting of its generating stations to accept LNG and Gas and the installation of necessary regasification and storage facilities, (c) the number of ISO Containers that have been manufactured and delivered to Seller as of the date of such progress report, (d) progress with respect to procuring upstream Gas supply; and (e) any other information that Seller has reasonably requested to enable Seller to evaluate the status and progress of Buyer’s efforts toward establishing the Commercial Start Date.

4.9.4.	The Joint Sub-Committee shall develop, finalize, and modify as necessary the Build-Up Period Schedule in accordance with Section 4.8.2.

4.9.5.
The Joint Sub-Committee shall discuss reasonable options to commission Buyer’s Facilities to accept LNG and burn Gas prior to Commercial Start Date, which shall include options to purchase commissioning LNG from facilities other than the Tilbury Facility or other facilities not owned or operated by Seller or an Affiliate of Seller.

4.9.6.
No later than three hundred sixty-five (365) Days before the Commercial Start Date, the Joint Sub-Committee shall meet and determine the minimum number of Delivery Assets (other than LNG Tankers and Container Barges) that must be available to transport and deliver *** to Buyer; provided that the total number of ISO Containers shall not be less than *** ISO Containers. If the Parties are not able to agree on the minimum number of Delivery Assets (other than LNG Tankers and Container Barges) within thirty (30) Days following the initial meeting of the Joint Sub-Committee pursuant to this Section 4.9.6, then either Party may refer the Dispute to an Expert pursuant to Section 22.2 for purposes of determining the minimum number of Delivery Assets (other than LNG Tankers and Container Barges) required to transport and deliver *** to Buyer on an annual basis. The Parties hereby agree to promptly amend the definition of “Minimum Delivery Assets” following agreement on the number of Delivery Assets or any determination by an Expert.

4.9.7.
The Joint Sub-Committee will meet in person or telephonically regularly, but not less than once every three (3) Months, during the period between the Effective Date and the Full ACQ Date to discuss such progress. The Joint Sub-Committee will meet in person or telephonically not less than once every Calendar Quarter after the Full ACQ Date to discuss operations, maintenance, and scheduling topics as necessary from time to time in order to ensure operations and scheduling consistent with this Agreement.

4.10.	Contract Year
References to a “Contract Year” mean a period of time from and including January 1st through and including December 31st of the same calendar year, provided that:

(a)	the first Contract Year of the Initial Term is the period of time beginning on the Full ACQ Date and ending on December 31st of the same calendar year (the “First Contract Year of Initial Term”);

(b)
the final Contract Year of the Initial Term is the period of time beginning on the January 1st immediately preceding the final Day of the Initial Term and ending on the earlier of (i) the final Day of the Initial Term or (ii) if the Agreement is terminated before the final Day of the Initial Term pursuant to Section 21.2, the date of termination (the “Final Contract Year of Initial Term”);

(c)	the Restoration Period is not a Contract Year;

(d)
the first Contract Year of the First Extension Period (if any) is the period of time beginning on the first Day of the First Extension Period and ending on December 31st of the same calendar year (the “First Contract Year of Extension Period”); and

(e)
the final Contract Year of the final Extension Period (if any) is the period of time beginning on the January 1st immediately preceding the final Day of the final Extension Period elected by Buyer and ending on the earlier of (i) the final Day of the final Extension Period elected by Buyer or (ii) if the Agreement is terminated before the final Day of the final Extension Period pursuant to Section 21.2, the date of termination (the “Final Contract Year of Extension Period”).

5.	Quantities

5.1.	ACQ

5.1.1.
Subject to the remainder of this Section 5.1 and, if applicable, any reduction in ACQ in accordance with Section 4.3.1, the annual contract quantity (“ACQ”) for each Contract Year shall equal the Buyer ACQ.

5.1.2.
In respect of the First Contract Year of Initial Term, the Final Contract Year of Initial Term, the First Contract Year of Extension Period, and Final Contract Year of Extension Period, the ACQ shall be prorated based on the number of Days in such Contract Year, compared to the number of Days in the calendar year in which such Contract Year occurs.

5.1.3.
The ACQ for purposes of determining all obligations under this Agreement shall be the amount expressed in MMBtus. All references in this Agreement to Full ISO Containers, shipments, or other quantities or modes of transport are solely for operational convenience.

5.2.	Adjusted Annual Contract Quantity
The adjusted annual contract quantity (“AACQ”) for each Contract Year in MMBtus, shall equal:

(a)	the ACQ for such Contract Year, less

(b)	Major Scheduled Maintenance Quantities for such Contract Year, if any, determined in accordance with Section 5.4; plus

(c)	Operational Tolerance taken by Seller in the prior Commercial Operations Period, if any, determined pursuant to Section 5.8.11.

5.3.	Reduced Base ACQ for Non-Performance

5.3.1.
If (a) a Guaranty has been posted by an Acceptable Guarantor and the outstanding amount of such Guaranty is less than or equal to USD *** and (b) Seller delivers to Buyer under this Agreement an amount of LNG that is less than *** of the Annual DoP Obligations over each of the prior two consecutive Contract Years and greater than *** of the Annual DoP Obligations over each of the prior ***, then Seller may, at its option, elect by notice to Buyer, one time during the Initial Term, to reduce the Base ACQ during the immediately following Contract Year to a quantity that is equal to the greater of (i)*** , or (ii) *** (“Reduced Base ACQ”). ***.

5.3.2.
If Seller reduces the Base ACQ in accordance with Section 5.3.1 due to delivery failures caused by Transporter or a Third Party Service Provider, Seller shall, no later than thirty (30) Days after Seller reduces the Base ACQ in accordance with Section 5.3.1, offer to sell to Buyer, before offering to any Third Party, the capacity that the Tilbury Facility is able to produce up to the difference between the Base ACQ and the Reduced Base ACQ (“Surplus Tilbury Facility Quantity”) for delivery free on board at the Alternate Delivery Point. Buyer shall notify Seller no later than sixty (60) Days after receipt of Seller’s offer if Buyer desires to receive all or part of the Surplus Tilbury Facility Quantity free on board at the Alternate Delivery Point, and the Parties shall negotiate in good faith terms for the sale and purchase of the Surplus Tilbury Facility Quantity for delivery free on board at the Alternate Delivery Point, provided the price of such LNG shall not exceed the price of deliveries of LNG to the Alternate Delivery Point under this Agreement (excluding any pricing components associated with the Delivery Assets and the delivery of LNG after the Jetty as set forth in Exhibit A (Pricing)). If the Parties cannot agree on terms of the sale and purchase of the Surplus Tilbury Facility Quantity within one hundred eighty (180) Days following Buyer’s notification, Seller may elect to sell all or part of the Surplus Tilbury Facility Quantity to a Third Party; provided, however, that the Parties may mutually agree to extend such deadline.

5.3.3.
If Seller reduces the Base ACQ in accordance with Section 5.3.1 due to supply failures caused by FLNG, Seller shall, no later than thirty (30) Days after Seller reduces the Base ACQ in accordance with Section 5.3.1, offer to sell to Buyer, before offering to any Third Party, any available capacity in the Delivery Assets (other than the ISO Containers provided by Buyer pursuant to Section 7.9) that is not used as a result of a reduction of the Base ACQ (“Surplus Delivery Asset Capacity”) for receipt of LNG from Third Parties. Buyer shall notify Seller no later than sixty (60) Days after receipt of Seller’s offer if Buyer desires to accept the Surplus Delivery Asset Capacity, and the Parties shall negotiate in good faith terms for the sale and purchase of the Surplus Delivery Asset Capacity, provided the price of such Surplus Delivery Asset Capacity used to deliver LNG to the Hawai‘i Delivery Points shall be substantially similar to the pricing structure set forth in Exhibit A (Pricing) with respect to fixed and pass through costs related to the Delivery Assets. If the Parties cannot agree on terms of the sale and purchase of the Surplus Delivery Asset Capacity within one hundred eighty (180) Days following Buyer’s notification, Seller may elect to sell all or part of the Surplus Delivery Asset Capacity to a Third Party; provided, however, that the Parties may mutually agree to extend such deadline.

5.3.4.
If Seller elects a Reduced Base ACQ in accordance with Section 5.3.1, then Buyer shall become entitled to the ACQ Reduction Credit (as defined and calculated in accordance with paragraph II(c) of Exhibit A (Pricing)) starting in the Contract Year in which deliveries of the Reduced Base ACQ occur.

5.4.	Major Scheduled Maintenance
Seller shall be entitled to reduce the ACQ in order to conduct comprehensive inspections and to perform major scheduled maintenance at the Tilbury Facility that affects delivery of LNG to Buyer (the “Major Scheduled Maintenance Quantity”) subject to the following conditions:

(a)	Seller may only exercise its right to such reduction in a Contract Year to the extent it determines, as a Reasonable and Prudent

Operator, that major scheduled maintenance is required for operational reasons;

(b)
Seller shall exercise reasonable efforts to schedule such reduction during the Months of June, July, and September provided, however, that the Months of May and August may also be considered for scheduling after receiving the prior consent of Buyer (not to be unreasonably withheld or delayed); provided further that if Seller conducts major scheduled maintenance without BC Hydro consent in accordance with the BC Hydro Electric Supply Agreement, Seller shall be responsible for any Electricity Demand Charge and Electricity Variable Charge (each as defined and calculated in accordance with paragraph III(a) and paragraph V(a), respectively, of Exhibit A (Pricing)) in excess of the Electricity Demand Charge and Electricity Variable Charge (each as defined and calculated in accordance with paragraph III(a) and paragraph V(a), respectively, of Exhibit A (Pricing)) which otherwise would be applicable if Seller had not conducted major scheduled maintenance without BC Hydro consent, as further set out in Exhibit A (Pricing);

(c)	Seller shall notify Buyer of its exercise of, and the amount of, Major Scheduled Maintenance Quantity pursuant to Section 8.1.1;

(d)	the Major Scheduled Maintenance Quantity reduction elected by Seller during any Contract Year may not exceed three percent (3%) of the ACQ for such Contract Year; and

(e)
the cumulative amount of all Major Scheduled Maintenance Quantity reductions elected by Seller pursuant to this Section 5.4 shall not exceed twelve percent (12%) of the Base ACQ during the Initial Term and three percent (3%) of the Base ACQ for each five (5) year period thereafter.

5.5.	Other Quantities
Any other quantities of LNG to be sold by Seller and purchased by Buyer in respect of the Build-Up Period and Restoration Period shall be determined pursuant to Section 4.8, Section 5.3, Section 5.10, Section 5.11, Section 5.12, Section 5.13 and Section 5.14, respectively.

5.6.	Buyer’s Purchase Obligation

5.6.1.
Except with respect to any Accepted Make-Up Quantity described in Section 5.10 and any Accepted Excess Quantity described in Section 5.13, during any Commercial Operations Period, Buyer shall take delivery from Seller of and pay for in accordance with Exhibit A (Pricing), or pay for if not taken in accordance with Exhibit A (Pricing), the quantity of LNG (in

MMBtus) equal to (x) during any Contract Year, the AACQ and any Accepted Make-Good Quantity; and (y) during the Restoration Period, any FM Restoration Quantity, Accepted Make-Good Quantity and Accepted DoP Quantity, as applicable, in each case as scheduled in the ADP, less:

(a)
any quantities of LNG not made available by Seller (and deemed not made available by Seller) for any reasons attributable to Seller or Transporter or any Third Party Service Provider, including any Post Loading LNG Shortfall (other than quantities for which Seller is excused pursuant to this Agreement from making available due to Buyer’s breach of this Agreement);

(b)	any quantities of LNG not made available by Seller due to Force Majeure (subject to Buyer’s payment obligations in Section 15.6);

(c)	any quantities of LNG not taken by Buyer due to Force Majeure or as otherwise excused in accordance with the provisions of this Agreement (subject to Buyer’s payment obligations in Section 15.6); and

(d)	any quantities of LNG with respect to which Buyer has exercised its Cancellation Right pursuant to Section 5.7.1 (subject to Buyer’s payment obligations in Section 5.7.3), excluding quantities of LNG set out in the foregoing that are subsequently rescheduled pursuant to Section 8.4 or Section 15.5.2 and taken by Buyer during such Commercial Operations Period (the “Annual LNG ToP Obligation”).

5.6.2.
If during any Commercial Operations Period, Buyer does not take all or any part of the Annual LNG ToP Obligation for such Commercial Operations Period, and such failure to take is not otherwise excused pursuant to Section 5.6.1, then the amount by which the Annual LNG ToP Obligation exceeds the cumulative quantity of LNG (in MMBtus) taken by Buyer at all Delivery Points in such Commercial Operations Period shall be the “Annual LNG ToP Quantity”.

5.6.3.
To the extent Buyer cancels a quantity of LNG pursuant to Section 5.7.1 or provides sufficient advance notice of its cancellation in accordance with Section 5.7.2 of all or any part of the quantities scheduled to be delivered, Seller shall use reasonable efforts to mitigate Buyer’s liability to make any payments pursuant to this Section 5.6, including mitigating the costs incurred with respect to any upstream assets.

5.6.4.	Any payment that Buyer makes under this Section 5.6 shall not be treated as an indirect, incidental, consequential or exemplary loss or a loss of income or profits for purposes of Section 16.2.1.

5.7.	Buyer’s Cancellation Right

5.7.1.
Buyer may cancel (a) all or any portion of the quantity of LNG scheduled in the ADP or (b) all or any portion of the ACQ in future Contract Years, (“Cancellation Right”) only if Buyer issues a notice of cancellation to Seller on or prior to the Cancellation Deadline for the applicable quantity of LNG.

5.7.2.
Buyer may cancel all or any portion of the quantity of LNG scheduled in the 90-Day Schedule at any time after the Cancellation Deadline by issuing a notice of cancellation to Seller, but, absent any prior written agreement between the Parties, Buyer shall be deemed to have failed to take the cancelled quantity and the cancelled quantity shall be considered an Annual LNG ToP Quantity.

5.7.3.
Subject to Section 5.7.5, once Buyer provides notice pursuant to Section 5.7.1 or Section 5.7.2, Buyer forfeits its right to receive the cancelled quantity and Seller has no obligation to make available to Buyer the quantity of LNG cancelled. There shall be no cancellation fee but Buyer shall be obligated to pay to Seller the Liquefaction Payment and Jetty Payment components of the Liquefaction Take or Pay, the Delivery Take or Pay (excluding the Delivery Make-Good Quantity Payment, Delivery Excess Quantity Payment, and Delivery Marketing Credit components) and the Upstream Cost (excluding the Rate Schedule 50 Interruptible Charge component) (each as defined and calculated in accordance with Exhibit A (Pricing)) for any quantity cancelled pursuant to Section 5.7.1 or Section 5.7.2; however, (a) if requested, Seller shall use reasonable efforts, pursuant to Section 5.17, to mitigate any costs in respect of any quantity of LNG cancelled by Buyer in accordance with Section 5.7.1, and (b) Buyer shall continue to be responsible for paying the Liquefaction Payment and Jetty Payment components of the Liquefaction Take or Pay, the Delivery Take or Pay (excluding the Delivery Make-Good Quantity Payment, Delivery Excess Quantity Payment, and Delivery Marketing Credit components) and the Upstream Cost (excluding the Rate Schedule 50 Interruptible Charge component) (each as defined and calculated in accordance with Exhibit A (Pricing)) less any costs mitigated by Seller in accordance with Section 5.7.3(a).

5.7.4.
If requested by Seller, upon cancellation by Buyer of any quantity of LNG scheduled in the ADP for a Commercial Operations Period pursuant to Section 5.7.1(a), Buyer will use reasonable efforts to work cooperatively to revise the ADP and 90-Day Schedule for the remainder of such Commercial Operations Period as reasonably necessary to accommodate the cancellation in accordance with Section 8.4.

5.7.5.	If Buyer requests that Seller reschedule a cancelled quantity of LNG, and Seller, Energy Manager or Transporter have not taken, or caused to be taken, any mitigation actions pursuant to Section 5.17 that would prohibit Seller from making available the requested cancelled quantity, then the Parties shall use reasonable efforts to reschedule such cancelled quantity pursuant to Section 8.1 or Section 8.4, as applicable.

5.8.	Seller’s Delivery Obligation

5.8.1.
Except with respect to any Accepted Excess Quantity described in Section 5.13.2 during any Commercial Operations Period, Seller shall make available, or pay the amounts set forth in Sections 5.8.5 and 5.8.7 if not made available in accordance with Exhibit A (Pricing), the quantity of LNG (in MMBtus) equal to (x) during any Contract Year, the AACQ, Accepted Make-Up Quantity, and Accepted Make-Good Quantity; and (y) during the Restoration Period, any FM Restoration Quantity, Accepted Make-Up Quantity, Accepted Make-Good Quantity and Accepted DoP Quantity, as applicable, in each case as scheduled in the ADP, less:

(a)
any quantities of LNG not taken by Buyer for any reasons attributable to Buyer (other than quantities for which Buyer is excused pursuant to this Agreement from taking due to Seller’s breach of this Agreement);

(b)	any quantities of LNG not taken by Buyer due to Force Majeure;

(c)	any quantities of LNG not made available by Seller due to Force Majeure or as otherwise excused in accordance with the provisions of this Agreement;

(d)	any quantities of LNG with respect to which Buyer has exercised its Cancellation Right pursuant to Section 5.7.1;

(e)	any Operational Tolerance exercised by Seller pursuant to Section 5.8.11, provided that Seller is entitled to claim an Operational Tolerance pursuant to Section 5.8.11; and

(f)	any Container Shortfall Quantity as determined pursuant to Section 5.8.2(a), excluding quantities of LNG set out in the foregoing that are subsequently rescheduled pursuant to Section 8.4 or Section 15.5.2 and made available by Seller during such Commercial Operations Period (the “Annual LNG DoP Obligation”).

5.8.2.	Container Shortfall

(a)	If Buyer has not made available to Seller the Required ISO Container Quantity (“Container Shortfall”), then the Annual LNG DoP Obligation for each Commercial Operations Period during which such Container Shortfall exists will be reduced by a quantity (“Container Shortfall Quantity”) calculated in accordance with the following formula:
***

(b)
In the event of a Container Shortfall, the quantity of LNG delivered to Buyer’s Facilities shall be reduced by an amount equal to the Container Shortfall Quantity and the Parties shall take such reduction into account when revising the ADP and 90-Day Schedule.

(c)
In periods of reduced Annual LNG DoP Obligation resulting from a Container Shortfall, the reduction in deliveries pursuant to Section 5.8.2(b) shall be subtracted first from deliveries to Buyer’s Facilities on Hawai‘i, second from deliveries to Buyer’s Facilities on Mau‘i, and third from deliveries to Buyer’s Facilities on O‘ahu.

5.8.3.	If during any Commercial Operations Period, Seller notifies Buyer of any quantity of LNG that Seller cannot deliver for reasons attributable to

Seller, Transporter, or any Third Party Service Provider (“Delivery Shortfall Quantity”), then upon the request of Seller, Buyer shall use reasonable efforts to reschedule pursuant to Section 8.4 as soon as reasonably practicable thereafter, such Delivery Shortfall Quantity in the ADP or the current or a future 90-Day Schedule during the Commercial Operations Period in which such Delivery Shortfall Quantity accrued, and Buyer shall use reasonable efforts to allocate such Delivery Shortfall Quantity to Buyer’s Facilities that have capacity to accept additional LNG; provided, however, that Buyer shall have no obligation to undertake any rescheduling where such Delivery Shortfall Quantity would decrease the amount of LNG allocated to Buyer’s Facilities on the islands of Maui and Hawai‘i during such Commercial Operations Period. Buyer shall act as a Reasonable and Prudent Operator in rescheduling and allocating any Delivery Shortfall Quantity. If a Delivery Shortfall Quantity is rescheduled in accordance with this Section 5.8.3, then Seller shall have no liability to Buyer for such Delivery Shortfall Quantity.

5.8.4.	If at the end of:

(a)
the first (1st) Calendar Quarter of a Commercial Operations Period, Seller has delivered at the Delivery Points a cumulative quantity of LNG that is less than fifteen percent (15%) of the annual quantity of LNG scheduled in the ADP (as such ADP may be revised pursuant to Section 8.4) less the quantities identified in Section 5.8.1(a) through Section 5.8.1(d) and Section 5.8.1(f) for such Commercial Operations Period;

(b)
the second (2nd) Calendar Quarter of a Commercial Operations Period, Seller has delivered at the Delivery Points a cumulative quantity of LNG that is less than forty percent (40%) of the annual quantity of LNG scheduled in the ADP (as such ADP may be revised pursuant to Section 8.4) less the quantities identified in Section 5.8.1(a) through Section 5.8.1(d) and Section 5.8.1(f) for such Commercial Operations Period; or

(c)
the third (3rd) Calendar Quarter of a Commercial Operations Period, Seller has delivered at the Delivery Points a cumulative quantity of LNG that is less than seventy percent (70%) of the annual quantity of LNG scheduled in the ADP (as such ADP may be revised pursuant to Section 8.4) less the quantities identified in Section 5.8.1(a) through Section 5.8.1(d) and Section 5.8.1(f) for such Commercial Operations Period;

(each quantity threshold (in MMBtu) set forth in Section 5.8.4(a), Section 5.8.4(b), and Section 5.8.4(c), a “Quarterly DoP Threshold”) then the positive amount by which the respective Quarterly DoP Threshold exceeds the cumulative quantity of LNG (in MMBtu) delivered by Seller at the Delivery Points up to the end of the respective Calendar Quarter during such Commercial Operations Period less the Quarterly Deficiency Quantity, if any, from each prior Calendar Quarter during such Commercial Operations Period shall be a “Quarterly Deficiency Quantity”. For the avoidance of doubt, if the cumulative quantity of LNG (in MMBtu) delivered by Seller at the Delivery Points for a Calendar Quarter is equal to or greater than the Quarterly DoP Threshold for such Calendar Quarter, then there shall be no Quarterly Deficiency Quantity for that Calendar Quarter.

5.8.5.	With respect to any Quarterly Deficiency Quantity, Seller shall credit to Buyer the Quarterly Deficiency Payment (as defined and calculated in accordance with paragraph IX of Exhibit A (Pricing)).

5.8.6.
If at the end of a Commercial Operations Period, Seller has not made available at the Delivery Points a cumulative quantity of LNG equal to or greater than the Annual LNG DoP Obligation for such Commercial Operations Period then the positive amount by which the respective Annual LNG DoP Obligation exceeds the cumulative quantity of LNG made available by Seller at all Delivery Points during the Commercial Operations Period shall be an “Annual LNG DoP Quantity”.

5.8.7.
The difference (positive or negative) between (i) the Annual LNG DoP Quantity for the relevant Commercial Operations Period less (ii) the sum of each Quarterly Deficiency Quantity (if any) during such Commercial Operations Period shall be the “Annual True-Up Quantity”.

(a)	With respect to any positive Annual True-Up Quantity, Seller shall credit to Buyer the Annual True-Up Payment (as defined and calculated in accordance with paragraph X(a) of Exhibit A (Pricing)).

(b)	With respect to any negative Annual True-Up Quantity, Buyer shall pay to Seller the Annual-True-Up Payment (as defined and calculated in accordance with paragraph X(b) of Exhibit A (Pricing)).

5.8.8.
If at the end of a Commercial Operations Period, Seller has made available at the Delivery Points a cumulative quantity of LNG equal to or greater than the Annual LNG DoP Obligation for such Commercial Operations Period, Buyer shall credit Seller an amount equal to any Quarterly Deficiency Payments paid by Seller during such Commercial Operations Period.

5.8.9.
Without prejudice to any credits payable from Seller to Buyer pursuant to Section 5.8.5 or Section 5.8.7, Seller shall defend, indemnify and hold harmless Buyer only for any emissions charges and penalties assessed by any Governmental Authority during the Term as a result of using Replacement Fuel to generate power at the Power Plants due to Seller’s failure (and such failure is not otherwise excused in accordance with the provisions of this Agreement) to make available the LNG DoP Obligation (“Emissions Penalty”). Buyer shall (i) promptly notify Seller of any Emissions Penalty assessed upon Buyer and (ii) maintain detailed records for each Commercial Operations Period specifying the circumstances giving rise to and the amount of each Emissions Penalty assessed. If at the end of a Commercial Operations Period, there is an Annual DoP Quantity for such Commercial Operations Period and Buyer reasonably determines it was assessed an Emissions Penalty due to the incurrence of such Annual DoP Quantity, Buyer shall invoice Seller for such Emissions Penalty, pursuant to Section 11.2.2. Seller may dispute the allocation of any Emissions Penalty pursuant to Section 22.1.

5.8.10.
Buyer, acting as a Reasonable and Prudent Operator, shall use reasonable efforts to mitigate Seller’s liability to make any payments pursuant to this Section 5.8, provided that Buyer shall not be required to purchase alternative fuel other than Replacement Fuel; provided, further, for purposes of this Section 5.8.10, Buyer shall not take into account its right to indemnification pursuant to Section 5.8.9.

5.8.11.
“Operational Tolerance” means an annual delivery shortfall of not greater than an amount of LNG (in MMBtus) equal to *** of the AACQ for such Commercial Operations Period; provided that if Seller claims an Operational Tolerance during any Commercial Operations Period, (a) Seller shall not have the right to claim any Operational Tolerance in the immediately following Commercial Operations Period, (b) the ACQ in the immediately following Commercial Operations Period shall be increased by the amount of Seller’s shortfall during such Commercial Operations Period, not to exceed the maximum Operational Tolerance, and (c) Seller shall credit Buyer the Operational Tolerance Credit (as defined and calculated in accordance with paragraph VIII of Exhibit A (Pricing)).

5.8.12.	Any payment that Seller makes under this Section 5.8 shall not be treated as an indirect, incidental, consequential or exemplary loss or a loss of income or profits for purposes of Section 16.2.1.

5.8.13.
In the event the ability of the Tilbury Facility to produce and deliver LNG to Buyer is impaired due to an unscheduled services interruption that does not constitute Force Majeure, Seller shall comply with the Tilbury Customer Priority in allocating the LNG that is available from the Tilbury Facility.

5.8.14.	In the event the ability of Transporter, or a Third Party Service Provider with which Transporter has contracted, to transport and deliver LNG with the Delivery Assets (excluding the ISO Containers provided by Buyer pursuant to Section 7.9) is impaired due to an unscheduled services interruption that does not constitute Force Majeure, Seller shall comply with the Hawai‘i Customer Priority in allocating the LNG that is available for delivery in Full ISO Containers in the State of Hawai‘i. Notwithstanding anything to the contrary in this Agreement, Seller shall not use ISO Containers provided by Buyer pursuant to Section 7.9 to deliver LNG to Third Parties.

5.9.	Uncommitted Quantity

5.9.1.	In respect of any Contract Year, Buyer shall have the right to request from Seller, and Seller may elect to make available, the following quantities:

(a)
prior to the finalization of the ADP, any uncommitted available quantities of LNG that can be produced at the Tilbury Facility in excess of (i) the ACQ, (ii) Transporter’s base annual contracted quantity under the Transporter Fuel Agreement, and (iii) any base annual quantity of an Other Customer; or

(b)
after the finalization of the ADP, any uncommitted available quantities of LNG that can be produced at the Tilbury Facility during such Contract Year that are in excess of the aggregate quantities of LNG committed for sale to (i) Buyer under this Agreement, (ii) Transporter under the Transporter Fuel Agreement, and (iii) Other Customers, in each case in accordance with the relevant combined annual delivery programs for Buyer, Transporter and such Other Customers,

(such quantities of LNG, “Uncommitted Quantity”). If Seller accepts Buyer’s request to make available such Uncommitted Quantity, then Seller shall notify Buyer of such Uncommitted Quantity and Seller shall offer such Uncommitted Quantity to Buyer in accordance with Section 5.10 and Section 5.13, or shall request the scheduling of such Uncommitted Quantity in accordance with Section 5.11, all in accordance with the attribution rules set forth in Section 5.15.

5.9.2.	Seller shall act as a Reasonable and Prudent Operator to make available Uncommitted Quantity at the Tilbury Facility.

5.10.	Make-Up Quantity

5.10.1.
Subject to the provisions of this Section 5.10, if in respect of any Contract Year Buyer is deemed to have failed to take delivery of any Annual LNG ToP Quantity pursuant to Section 5.6.2 and Buyer has paid Seller for such quantities pursuant to Section 11.1.1, then at any time thereafter during the Term or during the Restoration Period, Buyer shall have the right to request from Seller (in accordance with Section 8.1.2 and 8.4, as applicable) the delivery of an equal quantity of Uncommitted Quantity during each Contract Year and the Restoration Period (“Make-Up Quantity”).

5.10.2.
Subject to Section 5.10.5, Seller shall accept a request by Buyer for Make-Up Quantity, and any such Make-Up Quantity shall be scheduled in accordance with Sections 8.1 or 8.4. If Seller accepts a request by Buyer for Make-Up Quantity, such LNG shall be referred to as “Accepted Make-Up Quantity”. Seller shall, subject to Section 5.10.5, have a firm obligation to make available any Accepted Make-Up Quantity and the Make-Up Entitlement shall be reduced accordingly (on a first in, first out basis) if Seller delivers such Accepted Make-Up Quantity. If Seller fails to make available Accepted Make-Up Quantity (save for reasons attributable to Buyer or for any breach by Buyer of its obligations under this Agreement) then the Make-Up Entitlement shall not be reduced by such quantity, and the terms and conditions of Section 5.8 shall apply to such quantity.

5.10.3.
If Buyer takes any Accepted Make-Up Quantity made available by Seller, Buyer shall pay to Seller the amounts for such Make-Up Quantity set forth in Exhibit A (Pricing) and the Make-Up Entitlement shall be reduced by a corresponding amount (without further liability or expense to Seller). If Buyer fails to take any Accepted Make-Up Quantity made available by Seller (other than for reasons of Force Majeure or for reasons attributable to Seller) or cancels any Make-Up Quantity during the Term pursuant to Section 5.7.1, Buyer’s Make-Up Entitlement shall be reduced by a corresponding amount (without further liability or expense to Seller) and Section 5.6 shall not apply to such circumstances.

5.10.4.	Any outstanding Make-Up Entitlement existing at the end of the Term shall be forfeited by Buyer, and in such case such Make-Up Entitlement shall be reduced to zero (0).

5.10.5.
In respect of a Contract Year, Seller shall not be obliged to accept a request for Make-Up Quantity unless Seller determines, acting reasonably, that (a) it has available Uncommitted Quantity, (b) such acceptance would not have an adverse effect on Seller’s production, loading, shipping or scheduling plans related to the Tilbury Facility or on Seller’s delivery obligations to its other buyers of LNG from the Tilbury Facility (excluding buyers purchasing LNG from Rate Schedule 46), and (c) such acceptance would not have an adverse effect on Transporter’s performance obligations. In respect of the Restoration Period, Seller shall accept any request for Make-Up Quantity subject only to any capacity limitations imposed by the Maximum Restoration Quantity and the attribution order set forth in Section 5.15.2.

5.11.	Make-Good Quantity

5.11.1.
Subject to the provisions of this Section 5.11, if in respect of any Contract Year the ACQ has been reduced due to a Major Scheduled Maintenance Quantity in accordance with the terms of Section 5.4, then at any time thereafter during the Term or during the Restoration Period, Seller shall have the right to request (in accordance with Section 8.1.1 and 8.4, as applicable) the delivery of an equal quantity of LNG during each Contract Year and the Restoration Period in accordance with Section 4.2.1 (“Make-Good Quantity”).

5.11.2.
Seller shall notify Buyer of its request for Make-Good Quantity and shall schedule Make-Good Quantity in accordance with Sections 8.1.3 or 8.4. In respect of the Restoration Period, Seller shall notify Buyer of its request for Make-Good Quantity and shall schedule Make-Good Quantity during the Restoration Period in accordance with Sections 8.1.3 or 8.4, subject to any capacity limitations imposed by the Maximum Restoration Quantity and the attribution order set forth in Section 5.15.2. If Seller schedules Make-Good Quantity during the Term or during the Restoration Period, such LNG shall be referred to as “Accepted Make-Good Quantity”. Seller shall have a firm obligation to make available any Accepted Make-Good Quantity and the Make-Good Entitlement shall be reduced accordingly (on a first in, first out basis). If Seller fails to make available Accepted Make-Good Quantity (save for reasons attributable to Buyer or for any breach by Buyer of its obligations under this Agreement) then the Make-Good Entitlement shall be reduced by such quantity, and Section 5.8 shall apply to such quantities.

5.11.3.
If Buyer takes any Accepted Make-Good Quantity made available by Seller, Buyer shall pay to Seller the amounts for such Make-Good Quantity set forth in Exhibit A (Pricing) and the Make-Good Entitlement shall be reduced by a corresponding amount (without further liability or expense to Seller). If Buyer fails to take any Accepted Make-Good Quantity made available by Seller (other than for reasons of Force Majeure or reasons attributable to Seller) or cancels any Make-Good Quantity pursuant to Section 5.7.1, the Make-Good Entitlement shall be reduced by a corresponding amount (without further liability or expense to Seller) and Buyer shall pay to Seller the amounts for such Make-Good Quantity set forth in Exhibit A (Pricing).

5.11.4.	Any outstanding Make-Good Entitlement existing at the end of the Term or Restoration Period shall be forfeited by Seller, and in such case such Make-Good Entitlement shall be reduced to zero (0).

5.12.	DoP Quantity

5.12.1.
Subject to the provisions of this Section 5.12, if during any Contract Year of the Initial Term there is an Annual LNG DoP Quantity, then Seller shall have the right to request (in accordance with Section 8.1.1 and 8.4, as applicable) the delivery of an equal quantity of LNG during the Restoration Period in accordance with Section 4.2.1 (“DoP Quantity”). Seller shall notify Buyer of its request for DoP Quantity and shall schedule DoP Quantity during the Restoration Period in accordance with Sections 8.1.3 or 8.4, subject to any capacity limitations imposed by the Maximum Restoration Quantity and the attribution order set forth in Section 5.15.2. If Seller schedules any DoP Quantity, such LNG shall be referred to as “Accepted DoP Quantity”. Seller shall have a firm obligation to make available any Accepted DoP Quantity during the Restoration Period and the DoP Entitlement shall be reduced accordingly (on a first in, first out basis). If Seller fails to make available Accepted DoP Quantity (save for reasons attributable to Buyer or for any breach by Buyer of its obligations under this Agreement) then the DoP Entitlement shall be reduced by such quantity, and Section 5.8 shall apply to such quantities.

5.12.2.
If Buyer takes any Accepted DoP Quantity made available by Seller, Buyer shall pay to Seller the amounts for such DoP Quantity set forth in Exhibit A (Pricing) and the DoP Entitlement shall be reduced by a corresponding amount (without further liability or expense to Seller). If Buyer fails to take any Accepted DoP Quantity made available by Seller (other than for reasons of Force Majeure or reasons attributable to Seller) or cancels any DoP Quantity during the Restoration Period pursuant to Section 5.7.1, the DoP Entitlement shall be reduced by a corresponding amount (without further liability or expense to Seller).

5.12.3.	Any outstanding DoP Entitlement existing at the end of the Restoration Period shall be forfeited by Seller, and in such case such DoP Entitlement shall be reduced to zero (0).

5.13.	Excess Quantity

5.13.1.
Subject to the provisions of this Section 5.13, at any time during a Contract Year, Buyer shall have the right to request from Seller, and Seller may elect to make available Uncommitted Quantity that is not scheduled in the ADP or 90-Day Schedule as Make-Up Quantity or Make-Good Quantity (“Excess Quantity”).

5.13.2.
If Buyer desires to accept any Excess Quantity offered by Seller, Buyer shall notify Seller within ten (10) Days after the receipt of Seller’s offer that it will purchase all or part of such Excess Quantity and such LNG shall be referred to as “Accepted Excess Quantity”, provided such

Accepted Excess Quantity must be capable of being delivered in Full ISO Containers. If Buyer does not respond to Seller’s offer within ten (10) Days, Buyer shall be deemed to have declined the offer of Excess Quantity and such Quantity may be offered to Other Customers at the Tilbury Facility.

5.13.3.
If Buyer accepts any Excess Quantity before the finalization of the ADP for the Contract Year for which Seller agrees to make available such Excess Quantity, the Parties shall schedule the Accepted Excess Quantity pursuant to Section 8.1. If Buyer accepts any Excess Quantity after the finalization of the ADP for the Contract Year during which Seller agrees to make available such Excess Quantity, the Parties shall schedule such Accepted Excess Quantity pursuant to Section 8.4.

5.13.4.
All Accepted Excess Quantity scheduled in the ADP or 90-Day Schedule shall be interruptible quantities. Buyer shall have no liability pursuant to Section 5.6 for failure to take any Accepted Excess Quantity and Seller shall have no liability pursuant to Section 5.8 for failure to deliver any Accepted Excess Quantity.

5.14.	FM Restoration Quantity

5.14.1.
Subject to the provisions of this Section 5.14, if at the end of each Contract Year of the Initial Term any Affected FM Quantity accrued during such Contract Year is not rescheduled and attributed as AACQ during the same Contract Year in accordance with Section 15.5.2, and Buyer received an FM Monthly Credit (as defined and calculated in accordance with paragraph VII(a) Exhibit A (Pricing)) for such Affected FM Quantity, then Seller shall have the right to request from Buyer in accordance with Section 8.1.1 the delivery of a quantity of LNG equal to the Affected FM Quantity that was not rescheduled and attributed during such Contract Year for delivery during the Restoration Period (“FM Restoration Quantity”).

5.14.2.
FM Restoration Quantity shall be scheduled during the Restoration Period in accordance with Section 8.1.3, subject to any capacity limitations imposed by the Maximum Restoration Quantity. Seller shall have a firm obligation to make available any FM Restoration Quantity scheduled in the ADP or 90-Day Schedule. If Seller fails to make available FM Restoration Quantity (save for any breach by Buyer of its obligations under this Agreement) then the FM Restoration Entitlement shall be reduced by such quantity, and the terms and conditions of Section 5.8 shall apply with respect to such quantity.

5.14.3.
If Buyer takes any FM Restoration Quantity made available by Seller, Buyer shall pay to Seller the amounts for such FM Restoration Quantity set forth in Exhibit A (Pricing) and the FM Restoration Entitlement shall be reduced by a corresponding amount (without further liability or expense to Seller). If Buyer fails to take any FM Restoration Quantity made available by Seller (other than for reasons of Force Majeure), the FM Restoration Entitlement shall be reduced by a corresponding amount and Buyer shall pay to Seller the amounts for such FM Restoration Quantity set forth in Exhibit A (Pricing).

5.14.4.
At Buyer’s election , no later than (30) Days after receipt of Seller’s proposed schedule provided in accordance with Section 8.1.3, Buyer may elect to pay Seller the components of the Liquefaction Take or PayRestoration, the Delivery Take or PayRestoration, and Upstream CostRestoration, to the extent Seller has committed to incur such Upstream CostRestoration as of the date Buyer makes its election (in each case as defined and calculated in accordance with paragraph VI(a), paragraph VI(b), and paragraph VI(c), respectively, of Exhibit A (Pricing)) associated with any such outstanding FM Restoration Entitlement to extinguish the FM Restoration Entitlement in lieu of taking delivery of outstanding FM Restoration Quantities. Upon Buyer’s payment, the FM Restoration Entitlement shall be reduced to zero (0). Even if the Term can be extended, Seller may elect to not make available any FM Restoration Quantity and the FM Restoration Entitlement will be reduced to zero (0) per such election. If any FM Restoration Quantity has not been made available or taken by the end of the Restoration Period, then the remaining FM Restoration Entitlement will be extinguished without further liability to either Party.

5.15.	Attribution of LNG Under Agreement

5.15.1.	With respect to any Contract Year, any LNG delivered to Buyer under this Agreement shall be attributed in the following order or priority:

(a)	first, as AACQ;

(b)	second, if the AACQ for the relevant Contract Year has been fully delivered, as Make-Up Quantity in accordance with Section 5.10;

(c)	third, if Buyer has no outstanding Make-Up Entitlement remaining in such Contract Year, as Make-Good Quantity in accordance with Section 5.11; and

(d)	fourth, if Seller has no outstanding Make-Good Entitlement remaining in such Contract Year, as Excess Quantity in accordance with Section 5.13.

5.15.2.	With respect to the Restoration Period, any LNG delivered to Buyer under this Agreement shall be attributed in the following order of priority:

(a)	first, as FM Restoration Quantity in accordance with Section 5.14;

(b)	second, if Seller has no outstanding FM Restoration Entitlement remaining in the Restoration Period, as Make-Up Quantity in accordance with Section 5.10;

(c)	third, if Buyer has no outstanding Make-Up Entitlement remaining in the Restoration Period, as Make-Good Quantity in accordance with Section 5.11; and

(d)	fourth, if Seller has no outstanding Make-Good Entitlement remaining in the Restoration Period, as DoP Quantity in accordance with Section 5.12.

5.16.	LNG Fuel Balancing
Solely in order to mitigate the effects of under-deliveries and over-deliveries of fuel Gas to Transporter for consumption in the Delivery Assets to deliver LNG from the Tilbury Facility to the Delivery Point(s) in accordance with the terms of this Agreement, Buyer hereby authorizes Seller to transfer title of LNG from Buyer to Seller and from Seller to Buyer to provide balancing services to Transporter in accordance with the following procedures:

5.16.1.
After the conclusion of each Calendar Quarter, Seller will balance the accounts of Transporter and Buyer by determining the quantity of LNG transferred from Buyer to Seller and then immediately from Seller to Transporter or transferred from Transporter to Seller and then immediately from Seller to Buyer during such Calendar Quarter (such quantity, the “Delivered LNG Differential”). The Delivered LNG Differential for each Calendar Quarter shall be calculated as follows:

DLDX =	LLNGX - (Fuel Tracker x LLNGx) - DLNGX
where:

DLDX	= the Delivered LNG Differential for Calendar QuarterX

LLNGX	= the quantity of LNG loaded at the Tilbury Facility during Calendar QuarterX for the account of Buyer including all LNG used or caused to be used by Transporter to deliver LNG to Buyer

DLNGX	= the quantity of LNG loaded at the Tilbury Facility during Calendar QuarterX that is delivered to Buyer at the Hawai‘i Delivery Point(s)

5.16.2.
If, during any Calendar Quarter, the Delivered LNG Differential: (a) is a positive number, then Seller shall be deemed to have transferred the positive Delivered LNG Differential from Buyer to Transporter, provided the positive Delivered LNG Differential does not exceed the Quarterly

Fuel Cap, and (b) is a negative number, then Seller shall be deemed to have transferred the absolute value of the negative Delivered LNG Differential from Transporter to Buyer, and in each case the Parties shall discuss whether to adjust the ADP or 90-Day Schedule, as applicable, in accordance with Section 8.4 to account for any decreased or increased delivery volume resulting from a positive or negative Delivered LNG Differential, respectively.

5.16.3.
The amount of LNG (in MMBtu) loaded at the Tilbury Facility for the account of Buyer (including all fuel to be used to deliver LNG to Buyer) and not delivered to Buyer at the Hawai‘i Delivery Point(s) and that is not attributable to permissible fuel use by the Delivery Assets during such Calendar Quarter (“Post Loading LNG Shortfall”) shall be calculated as follows provided the Post Loading LNG Shortfall is a positive number:

Post Loading LNG Shortfall =	LLNGX - Quarterly Fuel Cap - DLNGX

5.17.	Third Party Sales

5.17.1.
Seller has the right to utilize any excess capacity of the Delivery Assets (other than the ISO Containers provided by Buyer pursuant to Section 7.9) for Seller’s benefit in its sole discretion to the extent it does not interfere with Buyer’s rights under this Agreement, provided such use is subject to Section 5.17.2.

5.17.2.
If at any time during the Term, Seller is able sell LNG to Third Parties utilizing the Delivery Assets and/or Expansion Facilities, Seller will give Buyer a marketing credit in accordance with the following:

(a)
with respect to any quantity of LNG (in MMBtus) sold to a Third Party that is produced from the Expansion Facilities (“3rd Party Liquefaction Quantity”), Seller shall credit to Buyer the Tilbury Marketing Credit (as defined and calculated in accordance with paragraph II(a) of Exhibit A (Pricing)); and

(b)
with respect to any quantity of LNG (in MMBtus) sold to a Third Party that utilizes the Delivery Assets (“3rd Party Transport Quantity”), Seller shall credit to Buyer the Delivery Marketing Credit (as defined and calculated in accordance with paragraph II(b) of Exhibit A (Pricing)).

5.17.3.
Buyer may, at any time, notify Seller that Buyer intends to nominate less than the Buyer ACQ for the remainder of the Term. If Buyer gives such notice to Seller, then within one hundred eighty (180) Days following receipt of such notice, Seller may offer to Buyer a permanent reduction in the Liq-Del ToP and Upstream Cost (in each case as defined and calculated in accordance with Exhibit A (Pricing)) to reflect Buyer’s permanent reduction in the Buyer ACQ and a corresponding pro-rata reduction in the annual quantity of LNG scheduled by Seller for delivery to Transporter pursuant to the Transporter Fuel Agreement. The Parties shall negotiate the terms of such permanent reduction, but shall have no obligation to agree on any such reduction or any terms associated therewith.

6.	Delivery Points, Title and Risk

6.1.	Hawai‘i Delivery Points
Seller shall deliver LNG to Buyer, subject to the terms and conditions of this Agreement, at the points at which the flange coupling of an ISO Container joins the flange coupling of the Buyer’s Facilities’ unloading hoses (the “Hawai‘i Delivery Points”).

6.2.	Alternate Delivery Point; and Terminal Use Terms

6.2.1.
Subject to the terms of this Section 6.2 , Buyer shall have the right during any Commercial Operations Period to elect for Seller to deliver LNG free on board at the point at which the flange coupling of the LNG loading line at the Jetty joins the flange coupling of the LNG intake manifold of the relevant Alternate LNG Tanker (“Alternate Delivery Point” and together with the Hawai‘i Delivery Points, the “Delivery Points”).

6.2.2.
If Buyer expects to use Alternate LNG Tankers at the Alternate Delivery Point, at any time following the CP Fulfillment Date Buyer may notify Seller and, within one hundred eighty (180) Days following Seller’s receipt of such notice, Seller shall provide Buyer with draft Terminal Use Terms for deliveries at the Alternate Delivery Point, such Terminal Use Terms to be included in a separate agreement or an amendment of this Agreement at Seller’s election. The Terminal Use Terms proffered by Seller to Buyer in accordance with this Section 6.2.2 shall be no less favorable to Buyer than Transporter’s terms for scheduling and use of the Tilbury Facility. Seller and Buyer shall use reasonable efforts to agree to such Terminal Use Terms.

6.2.3.
The price of any LNG delivered at the Alternate Delivery Point shall be subject only to the pricing terms set out in Exhibit A (Pricing); provided, however that Buyer acknowledges that additional fees and charges may apply if any Alternate LNG Tanker proposed to be used by Buyer for deliveries at the Alternate Delivery Point has a cargo capacity greater than an LNG Tanker or otherwise does not conform to the requirements of Section 7.4.1(b) through Section 7.4.1(k)(i). After execution of an agreement (or amendment to this Agreement) that includes the Terminal Use Terms, deliveries to the Alternate Delivery Point shall be scheduled by the Parties in a manner consistent with the Scheduling Parameters and without prejudice to the scheduling process set forth in Section 8.1, Section 8.2, Section 8.3, and Section 8.4. Notwithstanding the foregoing, if Buyer elects to receive LNG at the Alternate Delivery Point after finalization of the annual delivery program pursuant to the LDA, then Buyer is entitled to use any scheduled delivery windows that are allotted to Transporter pursuant to the LDA for receipt of LNG at the Alternate Delivery Point, provided that Buyer’s proposed Alternate LNG Tanker conforms to the requirements of Section 7.4.1(b) through Section 7.4.1(k)(i) and is capable of loading the scheduled quantity of LNG within the scheduled delivery window. If the Alternate LNG Tanker does not meet the requirements in the foregoing sentence, then Seller shall use reasonable efforts to provide to Buyer use of the scheduled delivery windows allotted to Transporter in the LDA. For the avoidance of doubt, Buyer’s election for Seller to deliver LNG free on board at an Alternate Delivery Point shall not relieve Buyer of its obligation to pay all fees associated with the Delivery Assets unless the Parties agree on mitigation of Delivery Assets’ variable costs when Buyer elects to use Alternate LNG Tankers.

6.3.	Title, Possession, Control and Risk of Loss

6.3.1.
Except as set forth in Section 3.4.7 and Section 12.11, title to the LNG sold by Seller pursuant to this Agreement from the Tilbury Facility shall pass from Seller to Buyer at the point at which the flange coupling of the LNG loading line at the Jetty joins the flange coupling of the LNG intake manifold of the relevant LNG Tanker (or Alternate LNG Tanker in the event that Buyer takes deliveries free on board pursuant to Section 6.2) (“Jetty Title Transfer Point”).

6.3.2.
If any Alternate LNG Tanker, after discharging its LNG cargo in the State of Hawai‘i for delivery to Buyer’s Facilities is not scheduled to deliver its next LNG cargo to the State of Hawai‘i under this Agreement, then any remaining LNG or regasified LNG in such Alternate LNG Tanker for Buyer’s account shall pass from Buyer to Seller at the last point where such Alternate LNG Tanker is entirely outside the territorial waters of the State of Hawai‘i.

6.3.3.	Possession, control and risk of loss to all LNG sold by Seller pursuant to this Agreement shall pass from Seller to Buyer at the Delivery Points.

6.4.	Marketable Title and No Encumbrances
Seller warrants that it has good and marketable title to all LNG delivered to Buyer under this Agreement, as of the date title to such LNG transfers to Buyer in accordance with Section 3.4.7, Section 6.3 and Section 12.11, and that, as of the date title to such LNG transfers to Buyer in accordance with Section 3.4.7, Section 6.3 and Section 12.11, all LNG delivered under this Agreement shall be free and clear of all liens, security interests, charges, assessments, adverse claims and other encumbrances of every form and nature. Seller shall indemnify, defend and hold harmless Buyer for all Claims and Losses results from a breach of the warranties in this Section 6.4.

7.	Transportation and Unloading; Facilities

7.1.	Transportation by Seller
Seller shall, in accordance with this Agreement, Applicable Laws, Approvals and International Standards, cause Transporter to provide or cause to be provided, acting as a Reasonable and Prudent Operator, all transportation and logistics services, facilities and equipment (other than the ISO Containers provided by Buyer pursuant to Section 7.9) necessary to deliver (x) during any Contract Year, the AACQ, Accepted Make-Up Quantity, and Accepted Make-Good Quantity; and (y) during the Restoration Period, any FM Restoration Quantity, Accepted Make-Up Quantity, Accepted Make-Good Quantity, and Accepted DoP Quantity, as applicable, in each case from the Jetty to the Hawai‘i Delivery Points or from an Alternate Facility to the Hawai‘i Delivery Points, including the following:

7.1.1.
sea transportation of LNG in LNG Tankers or Alternate LNG Tankers from the Jetty to the Break-Bulk Point(s), or if LNG is delivered from an Alternate Facility, sea transportation of LNG in Alternate LNG Tankers or LNG Tankers from the Alternate Facility to the Break-Bulk Point(s);

7.1.2.	STS Operations at the Break-Bulk Point(s);

7.1.3.
sea transportation of LNG in Full ISO Containers on Container Barges from the Break-Bulk Point(s) to the Unloading Port(s) and of empty ISO Containers from the Unloading Port(s) to the Break-Bulk Point(s);

7.1.4.
sea and ground transportation, as applicable, to transport Full ISO Containers on Inter-Island Barges and Trucks from the Unloading Port(s) to the Hawai‘i Delivery Points and to transport empty ISO Containers on Inter-Island Barges and Trucks from the Hawai‘i Delivery Points to the Unloading Port(s);

7.1.5.	warehousing, staging, maintenance, marine loading and unloading services, as applicable, at the Loading Port and the Unloading Port(s);

7.1.6.	any modifications of public roads pursuant to Section 7.8.4;

7.1.7.	Truck operators capable of safely and efficiently unloading Full ISO Containers at Buyer’s Facilities; and

7.1.8.
all other activities directly related to the performance of the foregoing, including reasonable efforts to obtain and maintain in force, or cause to be obtained and maintained in force, all necessary Approvals.

7.2.	Upstream Pipeline Transportation; Gas Supply

7.2.1.
Buyer shall be responsible for procurement of all Gas supply necessary to produce the Base ACQ and the sale and delivery of such Gas to FLNG at Huntingdon. Buyer shall notify Seller within five (5) Business Days after executing an Energy Management Agreement with the Energy Manager. In the event that, despite its commercially reasonable efforts Buyer has not executed an Energy Management Agreement or received all Approvals necessary to make such Energy Management Agreement fully effective by the date that is one hundred eighty (180) Days before the expected Commercial Start Date, Buyer may notify Seller that it desires FLNG to provide such energy management services and procure Gas on Buyer’s behalf for a period of time (up to and including for the remainder of the Term of this Agreement) to be set forth in Buyer’s notice. Upon receipt of Buyer’s notice, Seller shall cause FLNG to provide Buyer, no later than one hundred twenty (120) Days after Buyer’s notice, a draft agreement containing the terms and conditions under which FLNG is willing and able to provide such energy management services, including an energy management fee to be determined by FLNG (“FLNG EMA”). If Buyer accepts the terms set forth in the FLNG EMA, Buyer shall execute the FLNG EMA no later than fifteen (15) Days following Buyer’s receipt of the draft FLNG EMA and Seller shall cause FLNG to execute the FLNG EMA promptly thereafter. If during the Term, Buyer amends the Energy Management Agreement in accordance with its terms, executes a new Energy Management Agreement with a different Energy Manager, or elects to provide the energy management services itself such that Buyer will supply Gas to FLNG, Buyer shall notify Seller within five (5) Business Days of such change, and within thirty (30) Days thereafter, Seller shall cause FLNG to either execute a new Gas Supply Agreement pursuant to Section 7.2.5 or, at FLNG’s election, if FLNG has an existing gas supply agreement with the new Energy Manager, to amend such gas supply agreement to the extent necessary to conform with the terms of Section 7.2.5. If an existing Energy Management Agreement terminates or expires, then upon the request of Buyer, Seller shall cause FLNG (or FEI, as applicable) to (i) request that BC Hydro consent to a reduction or suspension of service under the BC Hydro Electric Agreement commensurate with the electricity demand necessary to produce LNG sold to Buyer hereunder, if necessary, until a replacement Energy Management Agreement is in effect, and (ii) use reasonable efforts to exercise any rights it has under the BC Hydro Electric Supply Agreement to avoid termination of the BC Hydro Electric Supply Agreement as a result of the termination or expiration of such existing Energy Management Agreement.

7.2.2.
No later than ninety (90) Days after the CP Fulfillment Date, Buyer shall notify Seller if Buyer desires for Seller to cause FLNG to secure firm transportation capacity, under a Firm Service Agreement with

Transportation Service - Southern on the Spectra Pipeline, for Buyer’s benefit. Buyer’s notification shall include the requested capacity (in gigajoules per Day) on the Spectra Pipeline, the requested term, and a primary Receipt Point in Zone 4 at a point of interconnection with Compressor Station No. 2 located near Chetwynd, British Columbia, and a primary delivery point in the Lower Mainland Delivery Area within the Huntingdon Delivery Area at a point of interconnection with the Coastal Transmission System (such terms not otherwise defined in this Section 7.2.2 are defined in the Westcoast Tariff). No later than thirty (30) Days after Buyer’s notification, Seller shall provide Buyer with a procurement plan for Spectra Pipeline capacity based upon Buyer’s request (the “Spectra Procurement Plan”), and shall notify Buyer if FLNG or any other Affiliate of Seller has any available Spectra Pipeline capacity in its pipeline portfolio that could satisfy Buyer’s request (and if so, at what price), whether Spectra expansion capacity would be required to accommodate Buyer’s request, and, if so what credit support would be required by Spectra. For the avoidance of doubt, Buyer shall be responsible for providing any credit support required by Spectra. At Buyer’s request, the Parties shall meet and discuss the Spectra Procurement Plan, including whether or not Buyer desires Seller to cause FLNG to request an expansion of the Spectra Pipeline and any amendments to the Spectra Procurement Plan. No later than sixty (60) Days after Seller provides the Spectra Procurement Plan to Buyer, Buyer shall notify Seller if it desires for Seller to cause FLNG to procure capacity in accordance with the Spectra Procurement Plan, and if Buyer so notifies Seller, Seller shall take, or cause FLNG to take, commercially reasonable steps to procure capacity in accordance with the Spectra Procurement Plan, including bidding for (and, if FLNG’s bid is accepted, contracting for) expansion capacity with Spectra if called for by the Spectra Procurement Plan. Buyer acknowledges and agrees that Seller does not control the timing or process by which Spectra expands its facilities, and that any Spectra expansion capacity called for by the Spectra Procurement Plan may not be in-service by the Commercial Start Date hereunder. In the event the Procurement Plan calls for procurement of Spectra expansion capacity, and such expansion capacity is not in-service as of the Commercial Start Date, Buyer shall direct Energy Manager to purchase or shall itself purchase (as applicable), and shall pay for in accordance with Exhibit A (Pricing), all of the Gas required to serve Buyer hereunder at Huntingdon until such expansion capacity is in-service.

7.2.3.
From and after Buyer’s entry into the initial Energy Management Agreement, and throughout the Term, Seller shall, promptly after Seller’s receipt from Buyer of notice of the identity of the Energy Manager and such contact information of the Energy Manager as Spectra requires to appoint an agent, cause FLNG to instruct Spectra Energy that the then-current Energy Manager (which may be Buyer) shall be FLNG’s sole and exclusive agent with respect to the Spectra Procurement Plan and Section 7.2.2, including with respect to nominating, scheduling and tendering Gas owned by Energy Manager for shipment on the Spectra Pipeline, all in accordance with Applicable Law and any applicable Approvals. Seller shall cause FLNG to execute any documentation (i.e., agency agreement) and take any other necessary actions to effectuate and maintain the appointment of the then-current Energy Manager (and any replacement Energy Manager) as FLNG’s agent as contemplated in the preceding sentence. In the event that this Agreement terminates due to any action or inaction of Transporter, Buyer agrees to accept at FLNG’s sole discretion, permanent assignment of the Spectra Gas Transportation Agreement, provided that Seller notifies Buyer of FLNG’s election to permanently assign the Spectra Gas Transportation Agreement to Buyer within thirty (30) Days of such termination.

7.2.4.
Seller shall promptly notify Buyer of any information that Seller, FLNG, or any other Affiliate of Seller receives (written or otherwise) regarding any acts or omissions of the Energy Manager (including any breach or default of the Spectra Gas Transportation Agreement or any Gas supply agreement) that could adversely affect Energy Manager’s performance or the supply of Gas to be used as feedstock for this Agreement.

7.2.5.
Seller represents and warrants that, throughout the Term, the FLNG SPA shall contain terms and conditions that obligate FLNG to purchase Gas from the Energy Manager in accordance with the Gas Supply Agreement (or an amended gas supply agreement in accordance with Section 7.2.1) and this Section 7.2.5 to the extent that it is made available to FLNG by the Energy Manager. Unless FLNG is the Energy Manager in accordance with Section 7.2.1, Seller shall cause FLNG to execute a Gas supply agreement proffered by the Energy Manager (“Gas Supply Agreement”) so long as the terms and conditions of the Gas Supply Agreement and any transactions thereunder meet the following criteria (unless otherwise agreed by FLNG):

(a)
unless otherwise agreed by FLNG and Energy Manager, the Gas Supply Agreement uses the Base Contract for Purchase and Sale of Gas form published on August 31, 2005 by GasEDI (“GasEDI Base Contract”), with such Special Provisions (as such term is defined in the GasEDI Base Contract) as proffered by the Energy Manager that meet the criteria set forth in this Section 7.2.5;

(b)	any obligation to provide credit support to Energy Manager in connection with the Gas Supply Agreement must be satisfied by Buyer at Buyer’s sole cost and expense;

(c)	pricing for Gas under any transactions under the Gas Supply Agreement shall be at an index price such that FLNG incurs no mark-to-market exposure to Energy Manager thereunder;

(d)
unless otherwise agreed by FLNG and Energy Manager, any transactions under the Gas Supply Agreement shall specify Huntingdon as the Delivery Point (as such term is defined in the GasEDI Base Contract); and

(e)
the Special Provisions (as such term is defined in the GasEDI Base Contract) of the Gas Supply Agreement shall contain terms that align with this Agreement and are no less favorable to FLNG than are normal and customary for Gas transactions of comparable term in the British Columbia market.

It is the intent of the Parties that the actual prices paid by FLNG for the Gas purchases contemplated in this Section 7.2.5, as well as any damages paid by FLNG to Energy Manager under the Gas Supply Agreement that are incurred by FLNG due to the actions or inactions of Buyer, shall ultimately be passed through to Buyer under this Agreement. No later than the CP Fulfillment Date, Seller shall cause FLNG to provide Buyer with a form GasEDI Base Contract and associated Special Provisions (as such term is defined in the GasEDI Base Contract) that are consistent with Section 7.2.5(e) and that FLNG shall execute with the Energy Manager (where FLNG is not Energy Manager), if requested by Buyer in furtherance of FLNG’s obligations in the first paragraph of Section 7.2.5.

7.2.6.
Buyer shall not be responsible for any costs and expenses resulting from the termination of the BC Hydro Electric Supply Agreement, CTS Services Agreement or Spectra Gas Transportation Agreement unless such termination was the result of a default by Seller (or FEI, as applicable) caused by (i) a default of Buyer or (ii) Energy Manager (excluding any Energy Manager in connection with a FLNG EMA).

7.2.7.
Seller shall use, or shall cause any applicable Affiliate to use, all reasonable efforts to minimize charges under the BC Hydro Electric Supply Agreement through the selection of the rate schedule (and options thereunder) and other terms and conditions of service which are best adapted to the service requirements of the Tilbury Facility and most cost-effective in Seller’s reasonable estimation at the time, including ensuring that the electric charges under the BC Hydro Electric Supply Agreement will be adjusted to reflect any most favored nations clauses and energy charge rate election clauses in the BC Hydro Electric Supply Agreement.

7.3.	Expansion Facilities

7.3.1.	The Expansion Facilities shall at all times on and after the Commercial Start Date include at least the following:

(a)	liquefaction facilities with an annual LNG production capacity of no less than the Base ACQ;

(b)	LNG storage facilities with a net working storage equal to or greater than forty-six thousand (46,000) Cubic Meters of LNG;

(c)	pre-treatment facilities to remove heavy hydrocarbons, and impurities, including carbon dioxide, hydrogen sulfide, water and mercury;

(d)	Gas and LNG measurement, sampling, testing and analysis facilities;

(e)
Gas receipt capacity at the interconnection between the Coastal Transmission System and the Tilbury Facility (“Tilbury Gas Receipt Point”) with suitable interconnections with the Coastal Transmission System capable of receiving quantities of Gas sufficient to produce the Base ACQ (after removal of heavy hydrocarbon liquids and carbon dioxide (CO2));

(f)	one (1) Jetty capable of receiving an LNG Tanker of up to at least sixty-five thousand (65,000) Cubic Meter capacity;

(g)	loading facilities at the Jetty capable of transferring LNG at a rate of four thousand (4,000) Cubic Meters per hour; and

(h)	a vapour return system capable of receiving Gas from an LNG Tanker at the rate required for the loading of LNG at the rate specified in Section 7.3.1(g) above.

7.3.2.
No later than the Full ACQ Date, Seller shall enter into or shall cause to be entered into, the CTS Services Agreement for transportation of a sufficient quantity of Gas to the Tilbury Facility to satisfy Seller’s obligations under this Agreement.

7.3.3.
No later than one hundred eighty (180) Days after the Effective Date, Seller shall meet and discuss with FEI proposed amendments to Rate Schedule 50 to allow for extensions of any transportation agreement under Rate Schedule 50 to coincide, to the extent practicable, with the Term extension rights under this Agreement. Seller shall inform Buyer of the results of such meeting and any proposals by FEI with respect to amending Rate Schedule 50. At Buyer’s request, Seller shall request that

FEI affect such amendment and assist FEI in seeking such amendments before the BCUC.

7.3.4.
From and after the Commercial Start Date, Buyer acknowledges and agrees that Buyer shall not be entitled to exclusive use of, or access to, any of the Tilbury Facility including the Expansion Facilities, future facilities constructed, including any particular LNG train, storage tank, berth or other facilities, but instead shall only be entitled to its services pursuant to this Agreement and in case of curtailment of LNG production, as provided in Sections 5.8.13 and 15.9.1.

7.4.	LNG Tankers

7.4.1.
Seller shall provide, or cause to be provided, three (3) LNG Tankers, provided that Seller may elect, in its sole discretion at any time during the Term, to provide, or cause to be provided, additional LNG Tankers at Seller’s sole cost and expense. The Parties acknowledge that pricing and all obligations under this Agreement are based upon Seller providing, or causing to be provided, three (3) LNG Tankers. Each LNG Tanker shall satisfy the following requirements:

(a)
Each LNG Tanker shall have a cargo capacity of not less than fifty thousand (50,000) Cubic Meters and not more than sixty-five thousand (65,000) Cubic Meters. Buyer further acknowledges that Seller’s current intent is to set an LNG Tanker cargo capacity at the lower end of the foregoing range.

(b)	Each LNG Tanker shall be compatible with the Tilbury Facility (including the Jetty) and the Container Barges.

(c)
Each LNG Tanker shall be fitted, tight, staunch, strong and otherwise seaworthy with cargo handling and storage systems (including instrumentation) necessary for the loading, unloading, handling, carrying and measuring of LNG in good order and condition.

(d)
Each LNG Tanker shall be safely manned, operated, and maintained in good working order and condition by a Reasonable and Prudent Operator in accordance with International LNG Vessel Standards and relevant port operations manuals.

(e)
Each LNG Tanker shall comply with MARPOL VI, Annex 14, and the MEPC resolution 202(62) covering the U.S. ECA requirements for use of zero point one percent (0.1%) sulfur fuel content prior to the January 2020 requirement.

(f)	Each LNG Tanker shall comply with the International Safety Management Code for the Safe Operation of Ships and Pollution

Prevention effective July 1, 2010 (the “ISM Code”), and at all times be in possession of a valid safety management certificate issued in accordance with the ISM Code.

(g)
Each LNG Tanker shall comply with all relevant USCG (including 46 CFR Subchapter O), Transport Canada, IGC Code, ILOMLC, and other applicable statutory regulations, guidelines and recommendations. The LNG Tankers, Transporter and Third Party Service Provider with which Transporter contracts shall comply with Applicable Law and applicable Approvals, including all USCG requirements for STS Operations at Anchorage.

(h)
Unless otherwise agreed by Buyer, each LNG Tanker shall have a valid and current (not older than twelve (12) months) Vessel Inspection Report (VIR) and an accurate updated Harmonised Vessel Particulars Questionnaire (HVPQ) on file and available for download from the OCIMF Ship Inspection Report Programme (SIRE) database.

(i)	Each LNG Tanker shall hold a valid International Ship Security Certificate (“ISS Certificate”) and shall maintain and operate under a ship security plan.

(j)
The officers and crew of each LNG Tanker shall have the ability, experience, licenses and training commensurate with the performance of their duties in accordance with the practices of a Reasonable and Prudent Operator as adopted on first-class LNG vessels and as required by Governmental Authorities.

(k)
Each LNG Tanker shall be designed, equipped and manned for variable pumping capability so as to safely and reliably (i) accept loading of and discharge of a full cargo at a steady pumping rate up to ten percent (10%) of the working cargo capacity of the LNG Tanker, but in any event not less than five thousand (5,000) Cubic Meters per hour, and (ii) discharge a cargo into a Container Barge at a steady pumping rate up to one thousand two hundred (1,200) Cubic Meters per hour.

7.4.2.
In addition to the foregoing, Buyer acknowledges and agrees that, from and after the Commercial Start Date, Buyer shall not be entitled to exclusive use of, or access to, any of the LNG Tankers, but instead shall only be entitled to its services pursuant to this Agreement and in case of curtailment of LNG production, as provided in Sections 5.8.14 and 15.9.2.

7.4.3.
Seller shall ensure that each LNG Tanker meets the fuel performance standards set forth in Exhibit F (LNG Tanker Performance Standards). Subject to Section 7.17, liquidated damages for Seller’s failure to meet the performance standards shall be set out in the same Exhibit F (LNG Tanker Performance Standards).

7.5.	Container Barges

7.5.1.
Seller shall provide, or cause to be provided, two (2) Container Barges, provided that Seller may elect, in its sole discretion at any time during the Term, to provide, or cause to be provided, additional Container Barges at Seller’s sole cost and expense. The Parties acknowledge that pricing and all obligations under this Agreement are based upon Seller providing, or causing to be provided, two (2) Container Barges. Each Container Barge shall satisfy the following requirements:

(a)
Each Container Barge has a capacity for transporting *** ISO Containers suitable for receiving LNG during STS Operations, and for transporting and unloading ISO Containers in the quantities and at the rates necessary to meet the ACQ.

(b)	Each Container Barge shall be maintained in a state of operational readiness while within Unloading Port and Anchorage boundaries in order to get underway in event of emergency.

(c)
Each Container Barge shall comply with MARPOL VI, Annex 14, and the MEPC resolution 202(62) covering the U.S. ECA requirements for use of zero point one percent (0.1%) sulfur fuel content prior to the January 2020 requirement.

(d)	Each Container Barge shall comply with the ISM Code, and at all times be in possession of a valid safety management certificate issued in accordance with the ISM Code.

(e)
Each Container Barge shall comply with Applicable Laws, Container Barge Standards and applicable Approvals required by, Governmental Authorities to enable such Container Barge to enter, leave and carry out all necessary operations at the Break-Bulk Points and the Container Barge loading and offloading point(s), including all USCG requirements.

(f)	Each Container Barge shall hold a valid ISS Certificate and shall maintain and operate under a ship security plan.

(g)
The officers and crew of each Container Barge shall have the ability, experience, licenses and training commensurate with the performance of their duties in accordance with the practices of a Reasonable and Prudent Operator as adopted on first-class vessels and as required by Governmental Authorities.

7.5.2.
In addition to the foregoing, Buyer acknowledges and agrees that from and after the Commercial Start Date, Buyer shall not be entitled to exclusive use of, or access to, any of the Container Barges, but instead shall only be entitled to its services pursuant to this Agreement and in case of curtailment of LNG production, as provided in Sections 5.8.14 and 15.9.2.

7.5.3.
Seller shall ensure that each Container Barge meets the fuel efficiency standards set out in the tug construction contract with respect to such Container Barge. Should the shipyard constructing the tug fail to meet the agreed fuel consumption performance guarantee for such tug, Seller shall ensure that all fuel consumption performance liquidated damages paid by the tug builder to Transporter are passed through to Seller in the LDA, and then shall in turn be paid to Buyer.

7.5.4.
If Transporter determines prior to the CP Fulfillment Date that it cannot procure LNG-fueled tug engines for the Container Barges that will function safely, efficiently and in compliance with Applicable Laws or Approvals when fueled with LNG of the anticipated Specifications during the Term (or for which it cannot receive a warranty from the engine manufacturer), then Seller shall notify Buyer that Transporter shall, subject to section 2.B(ii) of Schedule 1 of Exhibit A (Pricing), procure conventionally-fueled tug engines for the Container Barges. Seller shall ensure that Transporter will use reasonable efforts to procure LNG-fueled tug engines for the Container Barges that function safely, efficiently and in compliance with Applicable Laws and Approvals when fueled with LNG of the anticipated Specifications.

7.6.	Inter-Island Barges
Seller shall cause Transporter to contract for Inter-Island Barges with a Third Party to deliver ISO Containers to and from the Hawaiian islands with Hawai‘i Delivery Points.

7.7.	Storage Yard
Seller shall cause Transporter to maintain access rights for storage yard(s) to store and distribute ISO Containers.

7.8.	Trucks and Road Modifications

7.8.1.	Seller shall cause Transporter to provide Trucks and Truck operators that satisfy the following requirements:

(a)
Each Truck shall be compatible with Buyer’s Facilities, which were designed to accommodate standard WB50 (“large semitrailer”) vehicles with a forty-two decimal five (42.5) foot trailer and an overall length of between fifty-three (53) feet and fifty-five (55) feet.

(b)	Each Truck and each component of each Truck shall comply with all Applicable Laws, including all Applicable Laws related to Seller’s delivery of LNG by Truck in the State of Hawai‘i.

(c)	Each Truck shall transit over routes in the State of Hawai‘i that Transporter and Transporter’s Truck operators are authorized and certified to travel.

(d)	Each Truck operator shall possess the most current and applicable licenses required to transport LNG by Truck in the State of Hawai‘i.

(e)
Each Truck operator is in full compliance with the Truck operator’s driver qualifications, drug and alcohol policy, and is properly trained and capable of responding to accidents and fuel and LNG spills.

Without relieving Seller of its delivery obligations pursuant to Section 5.8, Buyer may, acting reasonably, refuse access to Buyer’s Facilities of any Truck that does not satisfy the requirements of this Section 7.8.1.

7.8.2.	Seller shall ensure there are sufficient fueling and maintenance facilities available for Truck operations.

7.8.3.
Seller shall comply with the requirements set forth in Exhibit K (Facility Access Requirements) and shall ensure that Transporter and any Third Party Service Provider that requires access to Buyer’s Facilities complies with the requirements set forth in Exhibit K (Facility Access Requirements). Without relieving Seller of its delivery obligations pursuant to Section 5.8, Buyer may, acting reasonably, refuse access to Buyer’s Facilities of Seller, Transporter or any Third Party Service Provider that fails to comply with the requirements set forth in Exhibit K (Facility Access Requirements).

7.8.4.
Subject to the remainder of this Section 7.8.4, Seller shall be solely responsible for all modifications and improvements of public roads in the State of Hawai‘i, including all costs and expenses associated therewith, required by the HDOT or any other applicable Governmental Authority for the transportation by Truck of Full ISO Containers from the Unloading Port to each Hawai‘i Delivery Point, and Seller shall complete or cause to be completed all such required road modifications before the Commercial Start Date; provided, however, that Seller shall not be responsible for the road modifications set forth in Exhibit G (Buyer Road Modifications) or any road modifications associated with any New Power Plants.

7.8.5.
The Parties acknowledge that, as of the Effective Date, the road weight limit for transporting shipments on public roads in the State of Hawai‘i is eighty thousand (80,000) pounds plus an allowed variance of four thousand eight hundred (4,800) pounds, which limit applies to the total aggregate weight of the Truck and the Full ISO Container loaded onto the Truck’s trailer. Buyer may elect to seek, or require Seller to procure that Transporter seek, a road weight exemption with HDOT for the right to transport shipments by Truck in excess of eighty thousand (80,000) pounds (“Road Weight Exemption”); provided that if Seller reasonably determines that such exemption would prevent or delay the receipt of any Approval associated with the Delivery Assets, Seller shall notify Buyer and the Parties and Transporter shall discuss in good faith how best to pursue the Road Weight Exemption, to what extent applying for the Road Weight Exemption will impact the timing and receipt of any Approvals, and whether to apply for the Road Weight Exemption at such time. After such consultation, if Buyer elects to continue to seek the Road Weight Exemption, then any such application or request shall be subject to Seller’s prior review and reasonable consent to the contents of such application or request. If HDOT grants such Road Weight Exemption, then (a) the Parties shall amend the relevant ADP and 90-Day Schedule to account for the increased quantity of LNG that can be legally loaded into an ISO Container resulting from the increased Road Weight Exemption, and (b) the Parties shall amend this Agreement to give effect to any logistical and economic benefits of the Road Weight Exemption, including (i) increasing the quantity of LNG that can be safely loaded into each ISO Container, (ii) adjusting the quantity of LNG assumed to be loaded into a Standard Container, and (iii) decreasing the relevant components of Exhibit A (Pricing) to account for any decreased stevedoring, docking and barging costs resulting from a reduction in the number of Full ISO Containers required to deliver LNG under this Agreement.

7.8.6.
If Transporter determines prior to the Commercial Start Date that it cannot procure LNG-fueled tractor engines for the Trucks that will function safely, efficiently and in compliance with Applicable Laws or Approvals when fueled with LNG of the anticipated Specifications during the Term (or for which it cannot receive a warranty from the engine manufacturer), then Seller shall notify Buyer that Transporter shall procure conventionally-fueled tractor engines for the Trucks. In such event, Seller shall not develop LNG-fueling infrastructure and operations for the Trucks, and the Variable Locational Delivery Cost (as defined and calculated in accordance with Exhibit A (Pricing)) for each Hawaii Delivery Point shall be reduced as provided in paragraph V(c) of Exhibit A (Pricing). Seller shall ensure that Transporter will use reasonable efforts to procure LNG-fueled tractor engines for the Trucks that function safely, efficiently and in compliance with Applicable Laws or Approvals when fueled with LNG of the anticipated Specifications.

7.9.	ISO Containers

7.9.1.	Use and Procurement of ISO Containers.

(a)
Buyer will contract with one or more third parties to manufacture or otherwise obtain the ISO Containers required to transport LNG sold by Seller to Buyer pursuant to this Agreement. In connection with Buyer obtaining the ISO Containers, Seller will act as advisor to and agent for Buyer as set out in Exhibit D (Terms and Conditions Related to Procurement of ISO Containers) at no additional charge to Buyer except as set forth therein. From and after the Effective Date until the issuance of a Request for Proposals by Buyer for the procurement of ISO Containers, the Parties and Transporter shall meet regularly to cooperatively determine a desired manufacturing schedule during the Construction Period that will support the availability of the Required ISO Container Quantity in accordance with this Agreement. Buyer shall ensure that the ISO Containers are compatible with Buyer’s Facilities as of the Effective Date and remain compatible with Buyer’s Facilities for the Term (or reimburse Seller for reasonable costs it incurs to make the ISO Containers so compatible). When Buyer, with the assistance of Seller in accordance with Exhibit D (Terms and Conditions Related to Procurement of ISO Containers), receives the ISO Containers, Buyer, at no charge to Seller, will initially make them available for use and receipt by Seller at a location on the island of O‘ahu in the State of Hawai‘i or other location, in each case to be mutually agreed by the Parties, for the sole purpose of storing and transporting LNG sold by Seller to Buyer in accordance with this Agreement. Possession and control of each ISO Container shall pass to Seller upon Seller’s acceptance of the ISO Containers on behalf of Buyer, in accordance with Exhibit D (Terms and Conditions Related to Procurement of ISO Containers) at the location mutually agreed by the Parties pursuant to the foregoing sentence.

(b)
Seller shall use (or shall cause Transporter to use, or cause to be used, on behalf of Seller and Transporter) the ISO Containers subject to, in accordance with and limited by, the terms set out in Exhibit E (Terms and Conditions Related to Use of ISO Containers) hereto.

(c)
Seller shall engage Transporter to undertake all of Seller’s obligations and assume all of Seller’s rights set out in this Section 7.9, but any transfer to or engagement of Transporter will not relieve Seller of any of its obligations under this Agreement (including its Exhibits). Any engagement of Transporter will permit Buyer to deliver instructions to Transporter and take action regarding the ISO Containers on the terms set out in this Agreement directly.

(d)
Seller and Buyer agree that Buyer will be the owner of the ISO Containers for all purposes, and will not take any position to the contrary unless required by Applicable Law. If Seller receives any governmental claim to the contrary or receives any correspondence or notice intended for the owner of an ISO Container, Seller will promptly notify Buyer of such claim or promptly forward such correspondence or notice, as applicable.

(e)
Notwithstanding Buyer’s right to exercise its sole discretion with respect to the negotiation of warranties, indemnities and related benefits in any contract for the procurement of ISO Containers, Buyer shall (i) contract for no less than the base warranty offered to Buyer by the manufacturer(s) of each respective ISO Container, and (ii) provide copies of and consult with Seller and Transporter regarding the terms and conditions of the warranties, indemnities and related benefits related to the use of the ISO Containers that Buyer obtains from each vendor and manufacturer of each ISO Container. At Seller’s request and expense (except with respect to any warranties for Claims relating to a manufacturer’s defect covered by the first sentence of section 2(b)(v) of Exhibit E (Terms and Conditions Related to Use of ISO Containers), which shall be at Buyer’s expense), Buyer shall take such actions as may be reasonably requested by Seller to pursue warranty, indemnity and related benefit Claims against the ISO Container vendors and manufacturers regarding the use or repair of the ISO Containers. Buyer shall promptly inform Seller of all actions taken against any vendor or manufacturer or under any warranty, indemnity or related benefit and shall keep Seller currently informed of the progress of such actions. Buyer shall (i) transfer promptly all or any portion of proceeds received therefrom and which are necessary to compensate Seller for any warranty, indemnity and related benefit Claims related to the use or repair of the ISO Containers pursuant to this Section 7.9.1(e) to Seller, who shall use such funds (or cause such funds to be used) exclusively for required work on the ISO Containers, and/or (ii) facilitate access to warranty repair benefits provided in kind by such vendor or manufacturer at facilities of its designation. Buyer shall have no liability to Seller with respect to any expenses incurred by Seller pursuant to this Section 7.9.1(e) that are not covered by proceeds received from ISO Container manufacturers hereunder. If the expenses incurred by Seller are less than the proceeds transferred from Buyer to Seller hereunder, Seller shall promptly refund any excess proceeds to Buyer. Seller shall provide Buyer with all documentation of the expenses incurred by Seller to which proceeds are applied pursuant to this Section 7.9.1(e) and all documentation related to any benefits received by Seller pursuant to this Section 7.9.1(e).

7.9.2.
Buyer shall provide, or cause to be provided, the Required ISO Container Quantity, provided that Seller may elect, in its sole discretion at any time during the Term, to provide, or cause to be provided, additional ISO containers above the Required ISO Container Quantity at Seller’s sole cost and expense, and for such duration as Seller deems necessary. The Parties acknowledge that pricing and all obligations under this Agreement are based upon Buyer providing, or causing to be provided, the Required ISO Container Quantity. Each ISO Container provided by Buyer or Seller shall satisfy the following requirements:

(a)
Each ISO Container shall be suitable for the storage and transportation of LNG built to a technical specification jointly approved by Buyer and Seller as being compatible with the Specifications, Buyer’s Facilities and the applicable Seller’s Facilities.

(b)	Each ISO Container will have a minimum fill capacity of nine thousand five hundred (9,500) U.S. liquid gallons.

(c)
Each ISO Container shall have its inner tank constructed of stainless steel that is compatible with LNG held at negative two hundred sixty degree Fahrenheit (-260°F). The outer vacuum jacket will be constructed of carbon steel with marine coatings including epoxy anti-corrosive primer on all exposed steel surfaces, including the support frame, and polyurethane high gloss white top coating.

(d)	Each ISO Container will comply with the International LNG Container Standards.

(e)	Each ISO Container will be identified by serial number on the USCG Certificate of Inspection, or addendum thereto, and be subject to periodic inspection by USCG and the vessel classification society.

(f)
Each ISO Container must be certified by ABS to XAB in accordance with ABS “Rules for Certification of Cargo Containers 1998” (as updated and amended from time to time). Notwithstanding the foregoing sentence, Section 9.7.5 (Inspection and Maintenance Openings) of the “Rules for Certification of Cargo Containers 1998” is not applicable to the ISO Containers.

7.9.3.
Seller shall cause Transporter to provide, or cause to be provided, an ISO Container maintenance facility or facilities that are sufficient to inspect, repair and maintain the Buyer’s ISO Containers in accordance with the requirements set forth in Exhibit E (Terms and Conditions Related to Use of ISO Containers).

7.9.4.	Loading of ISO Containers.

(a)
During each STS Operation, Seller shall cause Transporter to load, or cause to be loaded, a quantity of LNG into each ISO Container that will result in a discharge of LNG at any Hawai‘i Delivery Point of not less than nine thousand two hundred fifty (9,250) U.S. liquid gallons of LNG, provided such ISO Container is discharged within twenty (20) Days after loading.

(b)
During each Commercial Operations Period, Seller shall cause Transporter to ensure that the average quantity of LNG discharged by all ISO Containers used to deliver LNG to Buyer shall not be less than nine thousand five hundred (9,500) U.S. liquid gallons of LNG.

7.9.5.
Without relieving Seller of its delivery obligations pursuant to Section 5.8, Buyer may, acting reasonably, refuse access to Buyer’s Facilities of any ISO Container that does not satisfy the requirements of Section 7.9.2 or paragraphs 2(a), 2(b)(i), 2(b)(iii) and 6 of Exhibit E (Terms and Conditions Related to Use of ISO Containers) due to Seller’s use and maintenance of the ISO Containers.

7.10.	Buyer’s Facilities

7.10.1.
During the Term, Buyer shall ensure that each Buyer’s Facility will be maintained and operated in accordance with this Agreement, Applicable Laws, Approvals, International Standards, and to the extent not inconsistent with International Standards, such good and prudent practices as are generally followed in the LNG or electric industry (as applicable) by a Reasonable and Prudent Operator of facilities similar to Buyer’s Facilities.

7.10.2.	Buyer shall provide, or cause to be provided, LNG Reception Facilities at each Power Plant that satisfy the following requirements:

(a)
Each LNG Reception Facility shall be designed and operated in accordance with all Applicable Laws and in accordance with Section 59A (“Standard for the Production, Storage, and Handling of Liquefied Natural Gas [LNG]”) of the National Fire Protection Association (NFPA), 2013 edition.

(b)	Each LNG Reception Facility shall have adequate access from state or county roadways for Trucks transporting ISO Containers to the LNG Reception Facilities.

(c)	Each LNG Reception Facility shall be designed and constructed to have at a minimum a LNG receiving capacity (taking into account the Delivery Restrictions) and vaporization capacity as shown below:

	Kahe Power Plant	Maʻalaea Power Plant	Keahole Power Plant	HEP Power Plant**	KPLP Power Plant**
Daily Receiving Capacity	88 ISO Containers	40 ISO Containers	64 ISO Containers	64 ISO Containers	96 ISO Containers
Peak Natural Gas Send Out Rate	6,400,000 SCF/hr	1,070,000 SCF/hr	534,000 SCF/hr	534,000 SCF/hr	1,750,000 SCF/hr
**Amounts provided for indicative purposes only, subject to Section 7.10.2(f) and Section 7.10.2(g).

(d)	Each LNG Reception Facility shall have multiple Truck unloading stations suitable to offload the LNG from the ISO Containers. The number of unloading stations per facility is shown below:

	Kahe Power Plant	Maʻalaea Power Plant	Keahole Power Plant	HEP Power Plant**	KPLP Power Plant**
Number of Unloading Stations	6	2	2	2	3
**Amounts provided for indicative purposes only, subject to Section 7.10.2(f) and Section 7.10.2(g).

(e)
Each LNG Reception Facility shall have suitable transfer pumps, measurement devices, LNG working storage tanks, LNG vaporizers, piping, security systems, safety equipment, instrumentation and controls as required to safely and reliably receive, store and vaporize LNG for consumption as fuel in the Power Plants. LNG storage facilities at each LNG Reception Facility will have permanent on-site storage in double-walled, vacuum-insulated, stainless steel cylindrical ASME tanks designed and constructed in accordance with ASME pressure vessel standards. The total number and capacity of the tanks is shown below:

	Kahe Power Plant	Maʻalaea Power Plant	Keahole Power Plant	HEP Power Plant**	KPLP Power Plant**
Number of Tanks and Gross Capacity	10 x 90,000 U.S. gallons (horizontal)	11 x 25,000 U.S. gallons (vertical)	4 x 50,000 U.S. gallons (horizontal)	4 x 50,000 U.S. gallons (horizontal)	8 x 90,000 U.S. gallons (horizontal)
Net Total Storage Capacity	805,200 U.S. gallons	248,000 U.S. gallons	179,200 U.S. gallons	179,200 U.S. gallons	644,100 U.S. gallons

**Amounts provided for indicative purposes only, subject to Section 7.10.2(f) and Section 7.10.2(g).

(f)
No later than one hundred eighty (180) Days after the Effective Date, Buyer shall notify Seller of the specifications and performance characteristics similar to those set out in the foregoing Sections 7.10.2(c) through Section 7.10.2(e) with respect to the Schofield Power Plant, the KPLP Power Plant and the HEP Power Plant; provided that, with respect to the LNG Reception Facilities of the Schofield Power Plant, the KPLP Power Plant and the HEP Power Plant, the daily receiving capacity and the peak Gas send out rate (as described in Section 7.10.2(c)), the number of unloading stations (as described in Section 7.10.2(d)) and the number of tanks and gross capacity and net total storage capacity (as described in Section 7.10.2(e)) shall be, to the extent practicable and on an adjusted basis after accounting for the plant size and fuel capacity at the Schofield Power Plant, the KPLP Power Plant and the HEP Power Plant, similar to the specifications and performance characteristics of the LNG Reception Facilities listed in Section 7.10.2(c), Section 7.10.2(d), and Section 7.10.2(e).

(g)
Notwithstanding Section 7.10.2(f) and the inclusion of the Schofield Power Plant, the HEP Power Plant and the KPLP Power Plant in Exhibit C (Power Plants), the Parties acknowledge that Buyer shall have no obligation during the Term to convert and modify, or cause to be converted and modified, to use LNG as fuel the Schofield Power Plant, the HEP Power Plant and the KPLP Power Plant to receive LNG and burn Gas. If Buyer does not elect to convert and modify, or cause to be converted and modified, to use LNG as fuel the Schofield Power Plant, the HEP Power Plant and/or the KPLP Power Plant, Buyer shall have no obligation to schedule and accept LNG at the Schofield Power Plant, the HEP Power Plant and/or the KPLP Power Plant, respectively.

(h)
Following prior consultation with Transporter, Buyer in its sole discretion shall undertake one of the following options to increase LNG receipt capacity at Buyer’s Facilities on or before the Full ACQ Date:

(i)	increase the number of committed Truck unloading stations at Kahe Power Plant to seven (7) from six (6);

(ii)	receive LNG Truck deliveries at the Kahe Power Plant without restriction for an additional two (2) hours per Day between the hours of 8:00 a.m. and 2:00 p.m; or

(iii)	any alternative method to increase LNG receipt capacity at Buyer’s Facilities that is mutually agreed by the Parties.

7.10.3.
Exhibit H (Delivery Restrictions) shall be amended from time to time to incorporate any new restrictions and limitations imposed by a Governmental Authority on the delivery of LNG at Buyer’s Facilities, subject to the following:

(a)
If a Governmental Authority imposes a new delivery restriction at Buyer’s Facilities, and such restriction does not prevent Seller from making available the Buyer ACQ, Buyer shall promptly notify Seller of such delivery restriction and, no later than ten (10) Days after such notification, the Parties shall meet and discuss in good faith an amendment to Exhibit H (Delivery Restrictions) to account for such delivery restriction and Seller shall not unreasonably withhold or delay its consent to such amendment.

(b)
If a Governmental Authority imposes a new delivery restriction at Buyer’s Facilities that prevents Seller from making available all or a portion of the Buyer ACQ, then Exhibit H (Delivery Restrictions) shall not be amended to the extent such delivery restriction prevents Seller from making available the Buyer ACQ, and the new delivery restriction shall constitute Force Majeure only to the extent such restriction prevents Seller from making available the Buyer ACQ or portion thereof. If any delivery restriction imposed by a Governmental Authority prevents Seller from making available the Buyer ACQ, Buyer may elect to cure the delivery limitation in any manner, including:

(i)	adding receiving capacity at the affected Delivery Point(s);

(ii)	shifting volumes to other Delivery Point(s) having adequate receiving capacity; and/or

(iii)	without prejudice to Section 5.17, nominating less than the AACQ on an ongoing basis.

7.11.	Compatibility of Buyer’s Facilities with Trucks; Modifications; Change in Law

7.11.1.
Seller shall cause Transporter to ensure, at no cost to Buyer, that each Truck is fully compatible with the general specifications for the Buyer’s Facilities set forth in Section 7.10.2. Should a Truck fail materially to be compatible with such general specifications, Seller shall cause Transporter to ensure that such Truck is not employed until it has been modified to be so compatible or to so comply.

7.11.2.
The Parties agree that, after the Effective Date, Buyer shall be entitled to modify any Buyer’s Facility in any manner whatsoever, provided that: (a) such modifications do not render such Buyer’s Facility incompatible with any Truck or ISO Container that is compatible with the general specifications set forth in Section 7.10.2; and (b) such modifications, once finalized, do not cause an adverse material impact on Seller’s ability to deliver the LNG. Notwithstanding the foregoing, any Buyer’s Facility may be modified in any manner whatsoever that would render it incompatible with a Truck or ISO Container that is compatible with the general specifications set forth in Section 7.10.2, provided that such modification is required by and is made pursuant to a change in Applicable Laws, Approvals or International Standards, or is required for safety or environmental reasons, or as mutually agreed by the Parties; in such event, Buyer shall only be responsible for all costs and expenses in connection with modifying Buyer’s Facilities and for any costs and expenses incurred by Seller or Transporter as a result thereof in connection with modifying the ISO Containers to be compatible with the modified Buyer’s Facilities.

7.11.3.
The Parties agree that, after the Effective Date, Seller shall be entitled to modify any LNG Tanker, Container Barge or Truck in any manner whatsoever, provided that: (a) with respect to Trucks, such modifications do not render such Truck incompatible with any Buyer’s Facility that is compatible with the general specifications set forth in Section 7.8.1; and (b) such modifications, once finalized, do not cause an adverse material impact on Buyer’s ability to receive the LNG. Notwithstanding the foregoing, any LNG Tanker, Container Barge or Truck may be modified in any manner whatsoever that would render it incompatible with a Buyer’s Facility or ISO Container (as applicable) that is compatible with the general specifications set forth in Section 7.4.1, Section 7.5.1 or Section 7.8.1 (as applicable), provided that such modification is required by and is made pursuant to a change in Applicable Laws, Approvals or International Standards, or is required for safety or environmental reasons, or as mutually agreed by the Parties; in such event Seller shall only be responsible for all costs and expenses in connection with modifying any LNG Tanker, Container Barge or Truck and for any costs and expenses incurred by Seller or Transporter as a result thereof in connection with modifying the ISO Containers to be compatible with the modified LNG Tankers, Container Barges or Trucks.

7.11.4.
If (a) Buyer modifies a Buyer’s Facility for any reason other than pursuant to Section 7.11.2, Buyer shall be responsible for all costs and expenses as a result of such modification and Buyer shall pay Seller’s or Transporter’s costs and expenses incurred as a result thereof, including in connection with modifying any Truck or ISO Container that is compatible with the general specifications set forth in Section 7.10.2, to be compatible with the modified Buyer’s Facility, or (b) Seller modifies an LNG Tanker,

Container Barge or Truck for any reason other than pursuant to Section 7.11.3, Seller shall be responsible for all costs and expenses as a result of such modification and Seller shall pay Buyer’s costs and expenses incurred as a result thereof, including in connection with modifying any Buyer’s Facility or ISO Container that is compatible with the general specifications set forth in Section 7.4.1, Section 7.5.1 or Section 7.8.1 (as applicable), to be compatible with the modified LNG Tanker, Container Barge or Truck.

7.11.5.
If modifications are required during the Term to any LNG Tanker pursuant to Section 7.11.2 or Section 7.11.3 due to a change in Applicable Laws, Approvals or International Standards, Seller shall be responsible for the first USD five million (USD$5,000,000.00) (as such amount is escalated annually at two percent (2%) with the first escalation occurring on January 1, 2017, and each subsequent adjustment occurring on January 1st of each subsequent year) of modifications to each LNG Tanker, cumulative over the Term. Any changes in excess of this amount shall be for the account of Buyer, and Buyer shall promptly reimburse Seller for such costs upon presentation of an invoice pursuant to Section 11.1.2.

7.12.	New Power Plants

7.12.1.
Buyer shall have the right, upon notification to Seller at any time after the Effective Date, to amend the catalog of Power Plants set forth in Exhibit C (Power Plants) to include (a) any other power generating facilities owned and operated by Buyer or its Affiliates (or on behalf of Buyer or its Affiliates) that is within the State of Hawai‘i or (b) any other regulated utility facilities owned and operated by a Third Party within the State of Hawai‘i that contract to receive fuel from Buyer that is not a Power Plant, (each such facility, a “New Power Plant”). Buyer’s notification shall describe in reasonable detail the New Power Plant, the anticipated timing of deliveries at the New Power Plant, the anticipated demand profile at the New Power Plant, and any delivery restrictions at the New Power Plant.

7.12.2.
No later than thirty (30) Days after receiving Buyer’s notification pursuant to Section 7.12.1, Seller shall notify Buyer of (a) the Variable Locational Delivery Cost component of the of the Delivered LNG Cost (as such terms are defined and calculated in Exhibit A (Pricing)) for delivery of LNG to such New Power Plant, (b) any effects the addition of the New Power Plant has on Seller’s ability to cause Transporter to deliver the Buyer ACQ, and (c) the maximum quantity of LNG that can be delivered each Day to the New Power Plant.

7.12.3.
Promptly after Seller’s notification, the Parties shall make such revisions to this Agreement as are necessary to give effect to the New Power Plant, including (a) inserting the New Power Plant and appropriate descriptions into Exhibit C (Power Plants), (b) amending Section 7.10.2 to account for the New Power Plant, (c) inserting any new testing and measurement procedures (if required) to ensure LNG delivered to the New Power Plant will be accurately measured, and (d) amending the Variable Locational Delivery Cost (as defined and calculated in accordance with paragraph V(c) of Exhibit A (Pricing)) to account for deliveries to the New Power Plant.

7.12.4.
After the Agreement has been amended to include the New Power Plant, (a) each New Power Plant will be deemed a “Power Plant” for all purposes of this Agreement, and (b) Buyer may schedule quantities of LNG in accordance with Section 8 for delivery to the New Power Plant.

7.13.	Seller Inspection Rights in Respect of Buyer’s Facilities

7.13.1.
Upon obtaining Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, a reasonable number of Seller’s designated representatives may from time to time inspect the construction and/or operation of Buyer’s Facilities (which for purposes of Section 7.13 only, shall include any Alternate LNG Tanker currently used by Buyer to receive LNG free on board at the Alternate Delivery Point) so long as such inspection occurs between 8:00 a.m. and 5:00 p.m. on a Business Day. Any such inspection shall be at Seller’s sole risk and expense. In conjunction with any such inspection, Buyer shall provide Seller access at reasonable times and places (taking into consideration cost and schedule impacts) to (a) relevant qualified employees and contractors of Buyer in order to discuss the progress of constructing Buyer’s Facilities and the operation and maintenance of Buyer’s Facilities and (b) relevant documentation, if any, available to Buyer in support of such discussions. Seller (and its designees) shall carry out any such inspection without any interference with or hindrance to the safe and efficient operation of the Buyer’s Facilities. Seller’s right to inspect and examine the Buyer’s Facilities shall be limited to verifying Buyer’s compliance with Buyer’s obligations under this Agreement.

7.13.2.
To the extent that an inspection pursuant to Section 7.13.1 reveals that (a) any Buyer’s Facility is not compatible with Trucks or ISO Containers which otherwise satisfy the requirements of Sections 7.8.1 and 7.9.2, respectively, or in any other respect fails to comply materially with the provisions of this Agreement applicable to the Buyer’s Facilities, including the general specifications set forth in Section 7.10.2; or (b) either (i) the Buyer’s Facilities’ operating procedures (including the Operations Manual) are materially inconsistent with the provisions of this Agreement, International Standards or LNG industry practice, or (ii) in the reasonable judgment of Seller acting as a Reasonable and Prudent Operator, the operating procedures (including the Operations Manual) for the Buyer’s Facilities impose a health, safety, environmental or operational risk, in each such case, until such circumstances are remedied,

Seller shall be excused from delivering LNG to the Hawai‘i Delivery Point associated with the non-complying Buyer’s Facility and Seller will be deemed to have “made available” LNG scheduled for delivery at such Hawai‘i Delivery Point for all purposes, including with respect to fulfillment of Seller’s delivery obligation pursuant to Section 5.8 and with respect to Buyer’s purchase obligation pursuant to Section 5.6 (provided that if required by Buyer, Seller shall use reasonable efforts to reschedule affected deliveries to other Hawai‘i Delivery Points), and Buyer shall reimburse Seller for any and all reasonable costs incurred in connection with any such inspection and rescheduled deliveries.

7.13.3.
No inspection (or lack thereof) of Buyer’s Facilities by Seller or its representatives hereunder, or any requests or observations made to Buyer or its representatives by or on behalf of Seller in connection with any such inspection, shall (a) modify or amend Buyer’s obligations, representations, warranties and covenants hereunder; or (b) constitute an acceptance or waiver by Seller of Buyer’s obligations hereunder.

7.13.4.
Seller shall indemnify and hold Buyer Indemnified Parties harmless from any Claims and Losses resulting from Seller’s inspection of the Buyer’s Facilities pursuant to Section 7.13.1 other than Claims and Losses that arise from inspection findings set forth in Section 7.13.2.

7.14.	Buyer Inspection Rights in Respect of Seller’s Facilities

7.14.1.
Upon obtaining Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, a reasonable number of Buyer’s designated representatives may from time to time inspect the construction and/or operation of Seller’s Facilities (which for purposes of Section 7.14 only, shall include any Alternate LNG Tanker currently used by Seller or Transporter to deliver LNG from an Alternate Facility) so long as such inspection occurs between 8:00 a.m. and 5:00 p.m. on a Business Day in the location of Seller’s Facilities. Any such inspection shall be at Buyer’s sole risk and expense. In conjunction with any such inspection, Seller shall provide or procure Buyer access at reasonable times and places (taking into consideration cost and schedule impacts) to (a) relevant qualified employees and contractors of Seller in order to discuss the progress of constructing or procuring Seller’s Facilities and the operation and maintenance of Seller’s Facilities and (b) relevant documentation, if any, available to Seller in support of such discussions. Buyer (and its designees) shall carry out any such inspection without any interference with or hindrance to the safe and efficient operation of the Seller’s Facilities. Buyer’s right to inspect and examine the Seller’s Facilities shall be limited to verifying Seller’s compliance with Seller’s obligations under this Agreement, including with respect to inspections of vessels, an inspection that is customary in the LNG shipping industry with respect to vessels of such type and classification.

7.14.2.
To the extent that an inspection pursuant to Section 7.14.1 reveals that (a) any Trucks are not compatible with any Buyer’s Facilities, which otherwise satisfy the requirements of Section 7.10.2, or in any other respect fail to comply materially with the provisions of this Agreement applicable to the Trucks, including the general specifications set forth in Section 7.8.1; or (b) either (i) the Trucks’ operating procedures are materially inconsistent with the provisions of this Agreement, International Standards or LNG industry practice, or (ii) in the reasonable judgment of Buyer acting as a Reasonable and Prudent Operator, the operating procedures for the Trucks impose a health, safety, environmental or operational risk, in each such case, until such circumstances are remedied, Buyer shall be excused from receiving LNG delivered to the Hawai‘i Delivery Point by the non-complying Trucks, and Seller will be deemed not to have “made available” LNG scheduled for delivery at such Hawai‘i Delivery Point for all purposes, including with respect to fulfillment of Buyer’s purchase obligation pursuant to Section 5.6, and Seller’s delivery obligation pursuant to Section 5.8 (provided that if required by Seller, Buyer shall use reasonable efforts to reschedule affected deliveries pursuant to Section 5.8.3), and Seller shall reimburse Buyer for any and all reasonable costs incurred in connection with any such inspection and rescheduled deliveries.

7.14.3.
To the extent that any LNG Tanker or Container Barge does not meet the industry safety standards set forth in Section 7.4 and Section 7.5, respectively, or any Alternate LNG Tanker does not meet the requirements set forth in Section 3.4.8, Buyer, acting reasonably, may require Seller not to utilize any non-complying LNG Tanker, Container Barge or Alternate LNG Tanker until the non-complying vessel meets the relevant industry safety standards, and in such case, Buyer shall be excused from receiving LNG at the Hawai‘i Delivery Point associated with any delivery failures resulting from Seller not utilizing such non-complying vessels and Seller will be deemed not to have “made available” LNG scheduled for delivery at such applicable Hawai‘i Delivery Point for all purposes, including with respect to fulfillment of Buyer’s purchase obligation pursuant to Section 5.6, and Seller’s delivery obligation pursuant to Section 5.8 (provided that if required by Seller, Buyer shall use reasonable efforts to reschedule affected deliveries pursuant to Section 5.8.3), and Seller shall reimburse Buyer for any and all reasonable costs incurred in connection with any such inspection and rescheduled deliveries.

7.14.4.
No inspection (or lack thereof) of Seller’s Facilities by Buyer or its representatives hereunder, or any requests or observations made to Seller or its representatives by or on behalf of Buyer in connection with any such inspection, shall (a) modify or amend Seller’s obligations, representations, warranties and covenants hereunder; or (b) constitute an acceptance or waiver by Buyer of Seller’s obligations hereunder.

7.14.5.
Buyer shall indemnify and hold Seller Indemnified Parties harmless from any Claims and Losses resulting from Buyer’s inspection of the Seller’s Facilities pursuant to Section 7.14.1 other than Claims and Losses that arise from inspection findings set forth in Sections 7.14.2 and 7.14.3.

7.15.	Operations Manual
Buyer shall prepare and maintain an operations manual for Buyer’s Facilities (the “Operations Manual”), which governs operational and technical activities at Buyer’s Facilities, consistent with International LNG Facility Standards, and which applies to delivery and receipt of Full ISO Containers. Buyer shall consult with Seller and Transporter in the drafting and finalization of the Operations Manual and deliver a copy of the Operations Manual to Seller no later than nine (9) Months before the anticipated Commercial Start Date. Buyer shall promptly notify Seller upon any proposed amendment to the Operations Manual and shall provide a copy of the proposed amendments to the Operations Manual to Seller and Transporter. If Seller notifies Buyer of any concern, error or discrepancy in the Operations Manual or amendment thereto, Buyer shall use reasonable efforts to remedy such concern, error or discrepancy promptly. Buyer shall promptly deliver to Seller and Transporter any final amendments to the Operations Manual. In the event of a conflict between this Agreement and the Operations Manual, the provisions of this Agreement shall control.

7.16.	LNG Unloading

7.16.1.	The Parties shall cooperate to facilitate the efficient delivery and receipt of Full ISO Containers hereunder.

7.16.2.
Seller, in cooperation with Buyer and Buyer’s Facility Operator, shall cause Transporter to cause each Truck scheduled for delivery in the Build-Up Period Schedule or 90-Day Schedule and arriving at Buyer’s Facilities in accordance with the Build-Up Period Schedule or 90-Day Schedule to be safely unloaded and to depart safely and expeditiously from each Buyer’s Facility upon completion of LNG unloading.

7.16.3.
Buyer shall cause the Buyer’s Facility Operator to ensure that the Buyer’s Facilities are ready to receive each Truck scheduled for delivery in the Build-Up Period Schedule or 90-Day Schedule and to facilitate safe unloading and safe and expeditious departure upon completion of unloading.

7.16.4.
Promptly after completion of unloading of each ISO Container, Seller shall cause Transporter to provide to Buyer the bill of lading for such ISO Container and other such documents concerning the shipment as may reasonably be requested by Buyer.

7.17.	Contract Variance

7.17.1.
References to “Contract Variance” mean (a) any performance specifications or industry safety requirements that Transporter intends to include (or not include) in any agreement with Third Parties for the construction, procurement, or time charter of LNG Tankers, Container Barges or Trucks, as applicable, that do not meet or exceed the performance specifications or safety requirements for LNG Tankers, Container Barges, or Trucks, as applicable, set out in Section 7.4, Section 7.5 and Section 7.8.1, respectively, of this Agreement, and/or (b) any liquidated damages requirements that Transporter intends to include (or not include) in any agreements with Third Parties for the construction, procurement or time charter of LNG Tankers that do not meet or exceed the liquidated damages requirements for LNG Tankers set out in Exhibit F (LNG Tanker Performance Standards) of this Agreement.

7.17.2.
Seller shall notify Buyer promptly of any proposed Contract Variance and the effects such Contract Variance would have on this Agreement, including the Monthly Fee and the relevant components in Exhibit A (Pricing), and Seller must obtain Buyer’s consent (not to be unreasonably withheld or delayed) to include such Contract Variance in any agreement with Third Parties.

7.17.3.
No later than ten (10) Days after Seller’s notification of the Contract Variance, Buyer shall notify Seller if Buyer consents to the Contract Variance, and if not, the reasons for not giving consent; provided that if Buyer does not notify Seller by this deadline, then Buyer shall be deemed to have given consent to Seller.

7.17.4.
Buyer’s election not to consent to any Contract Variance shall not reduce the responsibility of Seller to Buyer in respect of any obligations under this Agreement nor increase Buyer’s responsibilities to Seller or Third Parties for the same.

8.	Annual Delivery Program

8.1.	Programming Information for Commercial Operations Period

8.1.1.	No later than one hundred eighty (180) Days before the start of each Commercial Operations Period, Seller shall notify Buyer of:

(a)	Seller’s good faith estimate of the Higher Heating Value of LNG to be delivered;

(b)	any information set forth in the ADP Scheduling Parameters necessary for Buyer to propose an annual schedule in accordance with Section 8.1.2;

(c)	in respect of any Contract Year, Seller’s Make-Good Entitlement;

(d)	in respect of the Restoration Period, Seller’s FM Restoration Entitlement, Make-Good Entitlement and DoP Entitlement; and

(e)	any other information that may affect scheduling.

8.1.2.	No later than one hundred ten (110) Days before the start of each Commercial Operations Period, Buyer shall notify Seller of:

(a)	in respect of a Contract Year, the anticipated AACQ for such Contract Year;

(b)	in respect of the Restoration Period, the anticipated Restoration Quantity for such Restoration Period;

(c)
Buyer’s proposed schedule of receipt of LNG (in MMBtus) at each Delivery Point for each Month of the relevant Commercial Operations Period, which schedule shall (i) with respect to a Contract Year, provide for delivery of the AACQ and anticipated Make-Good Quantity for such Contract Year, (ii) with respect to the Restoration Period, provide for delivery of the anticipated FM Restoration Quantity, Make-Up Quantity, Make-Good Quantity and DoP Quantity, and (iii) comply with the ADP Scheduling Parameters;

(d)	Buyer’s request for the delivery of any Make-Up Quantity in accordance with Section 5.10;

(e)	Buyer’s request for the delivery of any Excess Quantity in accordance with Section 5.13;

(f)	any information set forth in the ADP Scheduling Parameters necessary for Seller to propose an annual schedule in accordance with Section 8.1.3; and

(g)	any other information that may affect scheduling.

8.1.3.	No later than eighty five (85) Days before the start of each Commercial Operations Period, Seller shall notify Buyer of:

(a)
in respect of a Contract Year, the AACQ for such Contract Year, and, in order to calculate the AACQ, the annual quantity of LNG scheduled for delivery to Transporter pursuant to the Transporter Fuel Agreement;

(b)	in respect of the Restoration Period, the Restoration Quantity for the Restoration Period;

(c)
Seller’s proposed schedule of delivery of LNG (in MMBtus) at each Delivery Point for each Month of the relevant Commercial Operations Period, which schedule shall (i) with respect to a Contract Year, provide for delivery of the AACQ and any Accepted Make-Up Quantity, Accepted Make-Good Quantity, and Accepted Excess Quantity for such Contract Year, (ii) with respect to the Restoration Period, provide for the delivery of the FM Restoration Quantity, Accepted Make-Up Quantity, Accepted Make-Good Quantity, and Accepted DoP Quantity, (iii) comply with the ADP Scheduling Parameters, and (iv) reflect Seller’s reasonable efforts to accommodate Buyer’s proposed schedule pursuant to Section 8.1.2, provided that if Buyer fails to deliver the notice according to Section 8.1.2, Seller may propose a schedule according to the terms of this Section 8.1.3;

(d)	Seller’s acceptance of any Make-Up Quantity in accordance with Section 5.10;

(e)	Seller’s acceptance of any Excess Quantity in accordance with Section 5.12; and

(f)	any other information that may affect scheduling.

8.2.	Determination of Annual Delivery Program

8.2.1.
No later than ten (10) Days after receipt of Seller’s proposed schedule provided under Section 8.1.3, Buyer shall notify Seller if Buyer desires to consult with Seller regarding the proposed schedule of deliveries during the relevant Commercial Operations Period. Seller shall, no later than fifteen (15) Days after receipt of Buyer’s notice, meet and consult with Buyer.

8.2.2.
If, before the date that is sixty (60) Days before the start of each Commercial Operations Period, the Parties have agreed on a schedule of deliveries for such Commercial Operations Period, then Seller shall issue the delivery schedule agreed by the Parties. If the Parties are unable to agree on a schedule of deliveries for such Commercial Operations Period, then no later than fifty-five (55) Days before the start of the Commercial Operations Period, Seller shall issue the delivery schedule for the Commercial Operations Period which shall comply with the ADP Scheduling Parameters and contain the information set forth in Section 8.1.3, modified to reflect any changes agreed by the Parties pursuant to Section 8.2.1.

8.2.3.
The schedule for deliveries of LNG during the relevant Commercial Operations Period, established pursuant to this Section 8.2, as amended from time to time in accordance with Section 8.4, is the “Annual Delivery

Program” or “ADP” for such Commercial Operations Period. If Seller fails to issue the schedule provided for in Section 8.2.2, if applicable, then the schedule proposed by Seller under Section 8.1.3 shall be the ADP for such Commercial Operations Period.

8.2.4.
Seller shall notify Buyer no later than fourteen (14) Days before the commencement of any meetings (including teleconferences) with the majority of customers at the Tilbury Facility that affect the development and scheduling of the ADP or any quantities of LNG delivered to Buyer, and Buyer shall have the right to attend such scheduling meetings.

8.2.5.	Seller shall ensure that Major Tilbury Customers have priority scheduling rights at the Tilbury Facility before any Other Customers that are not Major Tilbury Customers.

8.3.	90-Day Schedule

8.3.1.
No later than thirty (30) Days before the (1st) Day of each Month during the relevant Commercial Operations Period (“Delivery Month”), the Parties shall meet and discuss in good faith a schedule of the quantities of LNG (in MMBtus and in Standard Containers) to be delivered to the Delivery Points on each Day during the three (3)-Month period commencing on the first (1st) Day of the Delivery Month (such Months, the “Forward Months”).

8.3.2.
No later than twenty-five (25) Days before the Delivery Month (except for the first 90-Day Schedule which shall be issued with the first ADP), Buyer shall issue to Seller a schedule of the quantities of LNG (in MMBtus and in Standard Containers) to be delivered to each of the Delivery Points on each Day during the Forward Months using reasonable efforts to accommodate, where practicable, any requests of Seller pursuant to Section 8.3.1, which schedule shall:

(a)	subject to Section 8.4, set forth a schedule for deliveries of LNG during the Delivery Month and an indicative schedule for deliveries of LNG during the immediately following Forward Months;

(b)	schedule deliveries on a given Day to a given Hawai‘i Delivery Point over the twenty-four (24) hours of such Day; and

(c)	comply with the 90-Day Scheduling Parameters,
(such plan, as amended from time to time in accordance with procedures set forth in this Agreement, the “90-Day Schedule”).

8.4.	Changes to Annual Delivery Program or 90-Day Schedule

8.4.1.
Subject to the remainder of this Section 8.4, either Party may request by notice a change in the ADP or 90-Day Schedule for a Commercial Operations Period for any reason, including (a) to schedule (i) during any Contract Year, any quantity of LNG comprising the AACQ, including Delivery Shortfall Quantity and Affected FM Quantity, Accepted Make-Up Quantity, Accepted Make-Good Quantity, or Accepted Excess Quantity; or (ii) during the Restoration Period, any quantity of LNG comprising the FM Restoration Quantity, Accepted Make-Up Quantity, Accepted Make-Good Quantity or Accepted DoP Quantity, or (b) to address scheduling impacts due to Buyer’s exercise of its Cancellation Right in accordance with Section 5.7.4. Neither Party shall unreasonably withhold or delay its consent to revise the ADP or 90-Day Schedule in accordance with changes proposed by the other Party; provided, however, that neither Party shall be under any obligation to consent thereto if the requested change would impose additional costs (unless the other Party agrees to reimburse such costs) or risks upon the first Party or if such change does not comply with the ADP Scheduling Parameters or 90-Day Scheduling Parameters, as applicable. Notwithstanding the foregoing, if Seller requests a change to deliver Full ISO Containers in excess of the daily quantity otherwise called for in the relevant 90-Day Schedule and Buyer determines in its sole discretion that its Power Plants have sufficient demand for LNG fuel and the capability to receive additional Full ISO Containers, then Buyer shall use commercially reasonable efforts to receive such deliveries.

8.4.2.
Notwithstanding Section 8.4.1, Buyer may by notice to Seller, and without Seller’s consent, amend a 90-Day Schedule by reallocating LNG quantities (in MMBtus and in Standard Containers) from one Hawai‘i Delivery Point to another Hawai‘i Delivery Point on any given Day during the same Forward Months, provided that (a) Buyer provides at least seventy-two (72) hours’ prior notice in advance of such Day, (b) the amended LNG quantities (in MMBtus and in Standard Containers) at each Hawai‘i Delivery Point comply with the 90-Day Scheduling Parameters, and (c) such reallocation does not create a material adverse impact on Seller’s ability to deliver (i) during any Contract Year, the AACQ, Accepted Make-Up Quantity, and Accepted Make-Good Quantity; or (ii) during the Restoration Period, FM Restoration Quantity, Accepted Make-Up Quantity, Accepted Make-Good Quantity, and Accepted DoP Quantity, as applicable.

8.4.3.
Any change to the ADP or 90-Day Schedule shall not, unless expressly agreed otherwise by both Parties in such amended ADP or 90-Day Schedule or as otherwise provided under this Agreement, affect the obligations pursuant to Section 5 of the Party requesting such change.

8.4.4.
Upon a change pursuant to this Section 8.4, the ADP and/or 90-Day Schedule shall be amended accordingly and an updated ADP and/or 90-Day Schedule shall promptly be provided in writing by the Party responsible for the ADP or 90-Day Schedule, as applicable.

8.5.	Scheduling Parameters

8.5.1.	Buyer and Seller, as the case may be, shall take into account the following scheduling parameters when developing the ADP or when proposing any changes to the ADP:

(a)	LNG shall be scheduled on a reasonably even and ratable basis throughout each Commercial Operations Period taking into consideration the remaining parameters in this Section 8.5.1;

(b)
(i) planned maintenance at the Buyer’s Facilities, (ii) planned maintenance at the Tilbury Facility, including any Major Scheduled Maintenance Quantity, which is expected to occur during June, July, and September unless otherwise agreed pursuant to Section 5.4(b), and (iii) planned maintenance, inspections or dry docking of the LNG Tankers and Container Barges, (collectively, “Planned Facility Maintenance”);

(c)
(i) the anticipated demand for LNG at each Buyer’s Facility for each Month during the relevant Commercial Operations Period, provided that such anticipated demand for each Month does not impair Seller’s ability to make available (x) during any Contract Year, the AACQ, Accepted Make-Up Quantity, and Accepted Make-Good Quantity; or (x) during the Restoration Period, FM Restoration Quantity, Accepted Make-Up Quantity, Accepted Make-Good Quantity, and Accepted DoP Quantity, as applicable, (ii) any cancelled quantities pursuant to Section 5.7, and (iii) the production of LNG at the Tilbury Facility for each Month during the Commercial Operations Period; and

(d)	the variability of normal weather impacts on the seasonal performance of the Delivery Assets,
(collectively, the “ADP Scheduling Parameters”).

8.5.2.	Buyer and Seller, as the case may be, shall take into account the following scheduling parameters when developing the 90-Day Schedule or when proposing any changes to the 90-Day Schedule:

(a)	LNG shall be scheduled on a reasonably even and ratable basis throughout the Forward Months taking into consideration the remaining parameters in this Section 8.5.2;

(b)	any quantity of LNG (in MMBtus) scheduled for delivery at any Hawai‘i Delivery Point during any Day must be wholly divisible by the quantity of LNG in a Standard Container;

(c)
any quantity of LNG (in MMBtus) scheduled for delivery at any Hawai‘i Delivery Point during any Day shall not exceed the receiving capability of such Power Plant, taking into account the LNG storage capacity at the Power Plant and the Truck unloading station capacity at the Power Plant for each Day;

(d)
unless otherwise agreed by the Parties, the total quantity of LNG scheduled for delivery to all Hawai‘i Delivery Points during all Days of a Forward Month shall equal the total quantity of LNG set forth in the ADP for each such Forward Month;

(e)	any Planned Facility Maintenance;

(f)	the Delivery Restrictions at each Hawai‘i Delivery Point;

(g)	(i) updated demand for LNG at each Buyer’s Facility for each Day during the 90-Day Schedule, and (ii) the maximum number of ISO Containers that can be delivered each Day by the Container Barges;

(h)
the maximum number of ISO Containers that can be received each Day at each Power Plant pursuant to Section 7.10.2(c) (as updated to include the maximum number of ISO Containers that can be received at the Schofield Power Plant, KPLP Power Plant, and HEP Power Plant pursuant to 7.10.2(f));

(i)	the variability of normal weather impacts on the seasonal performance of the Delivery Assets; and

(j)	safe and prudent operations of the Delivery Assets, as determined by Seller acting as a Reasonable and Prudent Operator,
(collectively, the “90-Day Scheduling Parameters”).

8.5.3.	The Parties shall use reasonable efforts to coordinate Planned Facility Maintenance to minimize annual downtime in the Expansion Facilities, Buyer Facilities, and Delivery Assets.

8.5.4.
If the quantity of LNG available for delivery is reduced in accordance with Section 5.8.1(f), Buyer shall take such reduced quantity into account when developing the 90-Day Schedule in accordance with Section 8.3.

9.	LNG Price

9.1.	Monthly Fee
Buyer shall, as full compensation for the performance by Seller of its obligations under this Agreement during the Build-Up Period, Initial Term and Restoration Period, ***, the “Monthly Fee”) calculated as follows:

Monthly Fee =	***

in each case (other than terms defined herein) as such terms are defined and calculated in Exhibit A (Pricing). For the avoidance of doubt, ***.

9.2.	Adjustment to Liquefaction Fee

9.2.1.
No later than ninety (90) Days prior to the date of Seller FID, Seller shall notify Buyer of the documented engineering, procurement and construction costs of the Expansion Facilities inclusive of all spare parts, ancillary materials, equipment, and facilities and interest during construction as converted to USD at the CAD:USD FX Rate as of the Day such costs were determined (“Adjusted Expansion Cost”). Buyer shall have the right to have an independent auditor confirm the Adjusted Expansion Cost at Buyer’s sole cost and expense.

9.2.2.	If the Adjusted Expansion Cost is:

(a)
less than *** (the “Base Tilbury Cost”) then the Liquefaction Fee (in effect on the date Seller determined the Adjusted Expansion Cost in accordance with Section 9.2.1) shall be adjusted (if at all) in accordance with the following:

(i)
the Liquefaction Fee (in effect on the date Seller determined the Adjusted Expansion Cost in accordance with Section 9.2.1) shall not be adjusted for the first USD *** in cost reduction from the Base Tilbury Cost;

(ii)
subject to Section 9.2.2(a)(iii) below, if the cost reduction from the Base Tilbury Cost is more than USD ***, then (x) the Liquefaction Fee (in effect on the date Seller determined the Adjusted Expansion Cost in accordance with Section 9.2.1) shall be ***, and (y) for each USD *** in cost reduction in addition to the first USD ***, the Liquefaction Fee (in effect on the date Seller determined the Adjusted

Expansion Cost in accordance with Section 9.2.1) shall be ***; and

(iii)	the Liquefaction Fee (in effect on the date Seller determined the Adjusted Expansion Cost in accordance with Section 9.2.1) *** in cost reduction from the Base Tilbury Cost; or

(b)
greater than ***, then the Liquefaction Fee (in effect on the date Seller determined the Adjusted Expansion Cost in accordance with Section 9.2.1) shall be adjusted (if at all) in accordance with the following:

(i)	the Liquefaction Fee (in effect on the date Seller determined the Adjusted Expansion Cost in accordance with Section 9.2.1) *** in cost increase from the Base Tilbury Cost;

(ii)
subject to Section 9.2.2(b)(iii) below, if the cost increase from ***, then (x) the Liquefaction Fee (in effect on the date Seller determined the Adjusted Expansion Cost in accordance with Section 9.2.1) ***, and (y) for each USD ***, the Liquefaction Fee (in effect on the date Seller determined the Adjusted Expansion Cost in accordance with Section 9.2.1) ***; and

(iii)	the Liquefaction Fee (in effect on the date Seller determined the Adjusted Expansion Cost in accordance with Section 9.2.1) ***.

9.3.	Cooperation to Finalize Pricing
Buyer and Seller shall reasonably cooperate in drafting requests for updated price quotes and consultation during negotiations with shipowners and operators.

9.4.	Seller Contracts with Third Parties

9.4.1.
If, during the Term, (i) Seller or Transporter contracts with any Third Party LNG purchaser for the delivery of LNG to the State of Hawai‘i using the Tilbury Facility and/or Delivery Assets (other than the ISO Containers provided by Buyer pursuant to Section 7.9), (ii) such contract plus any short-term contracts with the Third Party LNG purchaser for LNG at the Tilbury Facility has a consolidated duration of more than three hundred sixty-five (365) Days, and (iii) such contract includes pricing terms that are more favorable to such Third Party than the components of the Monthly Fee (as set forth in Exhibit A (Pricing)) are to Buyer (excluding any LNG sold under Rate Schedule 46), then (a) Seller shall promptly (but in all cases within ten (10) Business Days of entering into such Third Party contract) provide notice to Buyer of the amendments to the components of the Monthly Fee (as set forth in Exhibit A (Pricing)) that would be necessary to reflect the pricing terms of such Third Party contract and (b) at the election of Buyer, in its sole discretion, the Parties shall amend this Agreement to reflect the amendments identified in Seller’s notice and any additional amendments necessary to reflect the pricing terms of such Third Party contract within thirty (30) Days of such notice. Any amendment made pursuant to this Section 9.4.1 shall be effective retroactively as of the date that Seller or Transporter entered into such Third Party contract.

9.4.2.
If Buyer, acting reasonably, believes that Seller or Transporter has executed a contract with a Third Party in violation of Seller’s obligation to Buyer under Section 9.4.1 or otherwise has not provided all information necessary to fully amend the pricing terms of this Agreement pursuant to Section 9.4.1, Buyer shall notify Seller and Seller hereby acknowledges that Buyer may appoint an independent auditor at Buyer’s sole cost and expense, to audit the books, records and accounts of Seller that are directly relevant to the determination of whether Seller is in violation of Section 9.4.1. Such audit shall be conducted at the office where the records are located, during Seller’s regular business hours and on reasonable prior notice, and shall be completed within thirty (30) Days after the audited Party’s relevant records have been made available to

Buyer’s auditor. Such independent auditor shall be a major international accounting firm, and Buyer shall cause such auditor to execute a confidentiality agreement acceptable to Seller. If the audit discloses a violation of Section 9.4.1, then the Parties shall, promptly following completion of the audit, amend the Agreement pursuant to Section 9.4.1 and Seller shall reimburse Buyer for any costs and expenses in respect of the audit.

10.	Capacity Deposit for Expansion Facilities

10.1.	Amount
The “Capacity Deposit” shall be an amount equal to CAD ***.

10.2.	Payment Due Dates
Buyer shall pay the Capacity Deposit in CN$ ***; provided that if such payment date is not a Business Day, then on the immediately following Business Day. Following Buyer’s payment ***, Buyer shall have paid the Capacity Deposit in full to Seller.

10.2.1.
*** Payment. No later than two (2) Business Days after the Application Filing Date, Buyer shall pay Seller CAD ***, provided that any amount paid to Seller by Buyer pursuant to the Heads of Agreement shall be credited toward this payment (the “***”). For purposes of determining the credit (if any) to be applied toward the *** Payment, any amounts paid to Seller by Buyer in USD pursuant to the Heads of Agreement shall be converted to CAD using the market exchange rate in USD per CAD as quoted in the Wall Street Journal on the Day the *** Payment is paid to Seller, and if such Day is not a Business Day, then on the immediately preceding Business Day. Any credit applied toward the *** Payment shall be considered part of the Capacity Deposit for all purposes of this Section 10.

***.

10.3.	***

10.4.	Credit and Refund of Capacity Deposit

10.4.1.
Without prejudice to Section 10.5, the Capacity Deposit and all Capacity Deposit Interest shall be treated as an advance deposit toward payment of the Monthly Fee for LNG delivered during the Initial Term. The Capacity Deposit and all Capacity Deposit Interest shall be credited against amounts owed and payable by Buyer under the first invoice issued pursuant to Section 11.1.1 following the Full ACQ Date and, if any portion of the Capacity Deposit and Capacity Deposit Interest remains after such first invoice, such remaining Capacity Deposit and Capacity Deposit Interest shall be credited against amounts owed and payable by Buyer under each successive invoice until the Capacity Deposit and all Capacity Deposit Interest has been credited in full.

10.4.2.
The Capacity Deposit and all Capacity Deposit Interest, including any Capacity Deposit and Capacity Deposit Interest used as working capital in accordance with Section 10.5, shall be promptly refunded by Seller to Buyer upon the occurrence of any one or more of the following events:

(a)
Seller fails to fulfill any of the Conditions Precedent set forth in Section 2.3.1(e), Section 2.3.1(g), Section 2.3.1(h), Section 2.3.1(k), and Section 2.3.1(m) by the CP Deadline, except where such failure is due to Transporter’s failure to fulfill any of its conditions precedent under the LDA, and Seller shall provide to Buyer the notice received from Transporter that provides evidence of Transporter’s failure to fulfill such condition precedent under the LDA;

(b)	the Agreement is terminated by Buyer in accordance with Section 4.7.2;

(c)	this Agreement is terminated due to breach or default by Seller prior to the Commercial Start Date and such breach or default is not caused by Transporter under the LDA; and

(d)	for any reason set forth in Section 10.3.1 and Section 10.3.2.

10.4.3.
If Buyer becomes entitled to a refund or credit of all or part of the Capacity Deposit, the amount payable or credited to Buyer shall be converted to USD at the CAD:USD FX Rate as of the Day the Capacity Deposit (or any part thereof) is paid to Seller.

10.5.	Utilization of Capacity Deposit before the Full ACQ Date
Seller may, at its discretion, use the Capacity Deposit and all Capacity Deposit Interest as working capital to pay costs associated with any Upstream Cost and Delivery CostTilbury (in each case as defined and calculated in accordance with paragraph III and paragraph V(a), respectively, of Exhibit A (Pricing)) incurred prior to the Full ACQ Date (including costs incurred prior to the Commercial Start Date); provided that such Upstream Cost and Delivery CostTilbury (in each case as defined and calculated in accordance with paragraph III and paragraph V(a), respectively, of Exhibit A (Pricing)) are for costs incurred to procure Gas, transport Gas, and produce LNG from such Gas to be delivered to Buyer on or after the Commercial Start Date.

10.6.	Interest on Capacity Deposit
Commencing on the date the Capacity Deposit has been paid in full pursuant to Section 10.2, the Capacity Deposit shall accrue interest at a rate per annum equal to two percent (2%) above LIBOR (as in effect on the Day when the Capacity Deposit was paid in full pursuant to Section 10.2) on and from the Day when the Capacity Deposit was paid in full pursuant to Section 10.2 until the Day before the Commercial Start Date, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) Days, the applicable LIBOR rate for each successive term of ninety (90) Days during that period shall be that in effect on the first (1st) Day of that ninety (90) Day period. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year. All accrued interest pursuant to this Section 10.6 (“Capacity Deposit Interest”) shall be refunded or credited, respectively, to Buyer as provided in Section 10.4 to the extent applicable.

11.	Invoicing and Payment

11.1.	Invoices

11.1.1.
Invoices for Monthly Fee. Invoices for the Monthly Fee during each Month of the Term shall be prepared and delivered by Seller to Buyer promptly following the end of each Month when information required for calculation of the Monthly Fee is known, or can be estimated, with a reasonable degree of reliability. Should any of the information required to prepare the invoice setting forth the Monthly Fee not be finalized or known as of the date of preparing and delivering the invoice, a Provisional Invoice shall be prepared and delivered in accordance with Section 11.1.4(a). Without prejudice to Buyer’s obligations in Section 14, Buyer shall provide reasonable assistance to Seller, including the provision of any information necessary to calculate the Monthly Fee (to the extent reasonably available) and the information regarding adjustments to the Annual DoP Obligation and monthly volume data from Delivery Points which shall be provided no later than two (2) Days after the end of the applicable Month. The invoice shall include detailed calculations of each component of the Monthly Fee, including calculations of all subcomponents set forth in Exhibit A (Pricing) used to calculate each component of the Monthly Fee (including calculations and reasonable supporting documentation of any Taxes included in such subcomponents).

11.1.2.
Invoices for Other Sums Due. In the event that any sums are due from one Party to the other Party under this Agreement (including with respect to Taxes subject to indemnification in accordance with Section 12), other than for a reason addressed in Section 11.1.1, the Party to whom such sums are owed shall furnish an invoice therefor, describing in reasonable detail the basis for such invoice and providing relevant documents supporting the calculation thereof.

11.1.3.	Notice. Invoices shall be sent in accordance with Section 26.

11.1.4.	Provisional Invoices and Final Invoices.

(a)	In the event (i) a rate or index used in the calculation of an amount is not available on a temporary or permanent basis; (ii) any other relevant information necessary to compute an invoice is not available; or (iii) any invoicing adjustments are required to transition between the Build-Up Period and the First Contract Year of the Initial Term, the invoicing Party may issue a provisional invoice (“Provisional Invoice”) in an amount calculated, in the case of subsection (i) of this Section 11.1.4(a), in accordance with Section 1.3, in the case of subsection (ii) of this Section 11.1.4(a), based on the best estimate of the unavailable information by the Party issuing the Provisional Invoice, and in the case of subsection (iii) of this Section 11.1.4(a), in accordance with Exhibit A (Pricing). A Provisional Invoice shall be deemed to be an invoice issued pursuant to Section 11.1.1 or Section 11.1.2, as applicable, for the purposes of the payment obligations of Seller or Buyer, as applicable, and shall be subject to subsequent adjustment in accordance with Section 11.1.4(b).

(b)
If a Provisional Invoice has been issued, the invoicing Party shall issue a final invoice reflecting any credit or debit, as applicable, to the Provisional Invoice as soon as reasonably practicable after the information necessary to compute the payment has been obtained by such Party and noting the date(s) on which the information necessary to complete the payment has been obtained by such Party (“Final Invoice”). Final Invoices shall be settled as follows:

(i)
with respect to any Final Invoice issued pursuant to Section 11.1.1, Seller shall include the Final Invoice credit or debit, as applicable, in the next Provisional Invoice for the Monthly Fee that is issued after the information necessary to compute the Final Invoice debit or credit, as applicable, is obtained by the invoicing Party, and Seller and Buyer shall settle such debit or credit, as applicable, in accordance with the payment terms set forth in Section 11.2.1 or, if earlier, upon the termination of this Agreement; and

(ii)
with respect to any Final Invoice issued pursuant to Section 11.1.2, Seller and Buyer shall settle such debit or credit, as the case may be, in accordance with the payment terms set forth in Section 11.2.2 following delivery of the Final Invoice or, if earlier, upon termination of this Agreement.

11.1.5.
Accounting of Make-Up Entitlement, Make-Good Entitlement, DoP Entitlement and FM Restoration Entitlement. Each invoice issued by Seller for LNG delivered in accordance with Section 11.1.1 shall include a statement of all outstanding Make-Up Entitlement, Make-Good Entitlement, DoP Entitlement and FM Restoration Entitlement.

11.2.	Payment
All amounts invoiced under this Agreement that are due and payable shall be paid in accordance with this Section 11.2.

11.2.1.
Payments for Monthly Fee. Invoices issued in accordance with Section 11.1.1 for the Monthly Fee shall become due and payable by Buyer (if the Monthly Fee is a positive amount) or Seller, (if the Monthly Fee is a negative amount) on the seventh (7th) Business Day following receipt of the invoice by Buyer.

11.2.2.	Payments for Other Sums Due. An invoice issued pursuant to Section 11.1.2 shall be paid by the paying Party thereunder not later than twenty (20) Days after receipt of such invoice.

11.2.3.
Payment Method. All invoices shall be settled by payment in USD of the sum due by wire transfer of immediately available funds to an account with the bank designated by the other Party in accordance with Section 11.2.4.

11.2.4.
Designated Bank. Each Party shall designate a bank in a location reasonably acceptable to the other Party for payments under this Agreement. A Party shall designate its bank by notice to the other Party initially not later than one hundred twenty (120) Days before the Commercial Start Date and thereafter not less than thirty (30) Days before any redesignation is to be effective.

11.2.5.
Payment Date. If any invoice issued pursuant to Section 11.1 would result in a Party being required to make a payment on a Day that is not a Business Day, then the due date for such invoice shall be the immediately following Business Day.

11.3.	Disputed Invoice

11.3.1.
Payment Pending Dispute. Absent manifest error, each Party invoiced shall pay all undisputed amounts due under such invoice without netting or offsetting any amounts owed by the Party receiving the invoice, including exchange charges, or bank transfer charges, except as otherwise provided in Section 12.5. In the case of manifest error, the correct amount shall be paid disregarding such error, and necessary correction and consequent adjustment shall be made within five (5) Business Days after agreement or determination of the correct amount.

11.3.2.
Timing. Except with respect to Section 1.3, Section 11.3.5, and Section 14, any invoice may be contested by the receiving Party only pursuant to Section 11.6 or if, within a period of thirteen (13) Months after its receipt thereof, that Party serves notice to the other Party questioning the correctness of such invoice. Subject to Section 11.6, if no such notice is served, the invoice shall be deemed correct and accepted by both Parties.

11.3.3.
Notice of Payment Dispute. If a paying Party disputes any amount invoiced hereunder and does not pay such amount on or before the due date of such invoice, the paying Party shall provide notice of such payment Dispute to the invoicing Party on or before such due date.

11.3.4.
Resolution of Payment Disputes. In the event of a payment Dispute, the Parties shall endeavor to settle such Dispute. At any time, either Party may refer the Dispute to arbitration pursuant to Section 22.1.

11.3.5.
Measurement or Analyzing Errors. Any errors found in an invoice or credit note which are caused by the inaccuracy of any measuring or analyzing equipment or device shall be corrected in accordance with Exhibit I (Measurement) hereto, as applicable, and shall be settled in the same manner as is set out above in this Section 11.3.

11.4.	Interest

11.4.1.
Interest for Payment Subsequently Not Payable. The Party who invoiced and received payment of a sum, subsequently determined not to have been payable under this Agreement to such Party, shall pay interest to the other Party on such amount, at a rate per annum equal to two percent (2%) above LIBOR (as in effect on the Day when such sum was originally paid) on and from the Day when such sum was originally paid until the date of its repayment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) Days, the applicable LIBOR rate for each successive term of ninety (90) Days during that period shall be that in effect on the first (1st) Day of that ninety (90) Day period. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

11.4.2.
Interest for Delay in Payment. If either Seller or Buyer fails to make payment of any sum as and when due under this Agreement, it shall pay interest thereon to the other Party at a rate per annum equal to two percent (2%) above LIBOR (as in effect on the Day when such sum was originally due) on and from the Day when payment was due until the date of payment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) Days, the applicable LIBOR rate for each successive term of ninety (90) Days during that period shall be that in effect on the first (1st) Day of that ninety (90) Day period. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

11.5.	Cost and Expenses in Disputes
Subject to Section 22.1.14, each Party shall bear its own costs (including attorneys’ or experts’ fees or costs) in respect of enforcement of such Party’s rights in any Dispute proceeding as a result of the other Party failing to perform or failing timely to perform its obligations under this Agreement including failing timely to make any payment in accordance with this Agreement.

11.6.	Audit Rights
Each Party shall have the right to cause an independent auditor, appointed by such Party at such Party’s sole cost and expense, to audit the books, records and accounts of the other Party that are directly relevant to the determination of any amounts invoiced, charged, credited or owed by the other Party within the previous twelve (12) Months or as otherwise required by this Agreement, including any liquidated damages payable pursuant to Exhibit F (LNG Tanker Performance Standards). Such audit shall be conducted at the office where the records are located, during the audited Party’s regular business hours and on reasonable prior notice, and shall be completed within thirty (30) Days after the audited Party’s relevant records have been made available to the auditing Party. The independent auditor shall be a major international accountancy firm, and the Party appointing such auditor shall cause the auditor to execute a confidentiality agreement acceptable to the Party being audited. If the audit discloses an error in any invoiced amount under this Agreement, then the auditing Party shall, within thirty (30) Days following completion of the audit pertaining to the affected invoice or statement, provide notice to the audited Party describing the error and the basis therefor. Promptly thereafter, the Parties shall commence discussions regarding such error in order to expeditiously, and in good faith, achieve resolution thereof, provided that any adjustments arising from such audit shall be made and all credits or charges finalized within forty-five (45) Days of completion of any relevant audit.

11.7.	Right to Suspend Performance

11.7.1.
If at any time (i) Seller has not received payment in respect of any amounts due under any invoice(s) under this Agreement totaling in excess of USD *** within five (5) Business Days after the due date thereof, (ii) Buyer is not in compliance with one or more of its obligations as set forth in Section 16.4, or (iii) Seller has the right to suspend performance pursuant to Section 2.2, then without prejudice to any other rights and remedies of Seller arising under this Agreement or by Applicable Laws or otherwise, upon giving ten (10) Days’ notice to Buyer:

(a)	Seller may suspend delivering any or all subsequent quantities of LNG until the amounts outstanding under such invoice(s) and interest thereon have been paid in full, or Buyer cures the breach that gave rise to such suspension.

(b)
In the event of such suspension, Buyer shall not be relieved of any of its obligations under this Agreement, including its obligation to take any LNG, and Section 5.6 will apply with respect to the quantity of LNG scheduled in the ADP or 90-Day Schedule which is not delivered during the suspension.

(c)	During the period that such suspension is effective, Seller shall have no obligation to make available any LNG to Buyer.

11.7.2.
If at any time (i) Buyer has not received payment in respect of any amounts due under any invoice(s) under this Agreement totaling in excess of USD *** within five (5) Business Days after the due date thereof, (ii) Seller is not in compliance with one or more of its obligations in Section 16.5, or (iii) Buyer has the right to suspend performance pursuant to Section 2.2, then without prejudice to any other rights and remedies of Buyer arising under this Agreement or by Applicable Laws or otherwise, upon giving ten (10) Days’ notice to Seller:

(a)
Buyer may suspend receiving any or all subsequent quantities of LNG until the amounts outstanding under such invoice(s) and interest thereon have been paid in full and Seller is in compliance with Section 16.5, or Seller cures the breach that gave rise to such suspension.

(b)
In the event of such suspension, Seller shall not be relieved of any of its obligations under this Agreement, including its obligation to deliver any LNG, and Section 5.8 will apply with respect to the quantity of LNG scheduled in the ADP or 90-Day Schedule which is not received during the suspension.

(c)	During the period that such suspension is effective, Buyer shall have no obligation to take any LNG from Seller.

11.8.	Final Settlement
Within sixty (60) Days after expiration of the Term or the earlier termination of this Agreement, Seller and Buyer shall determine the amount of any final reconciliation payment. After the amount of the final settlement has been determined, Seller shall send a statement to Buyer, or Buyer shall send a statement to Seller, as the case may be, for amounts due under this Section 11.8, and Seller or Buyer, as the case may be, shall pay such final statement no later than twenty (20) Business Days after the date of receipt thereof.

12.	Taxes

12.1.	Buyer Indemnification for Taxes
Buyer shall indemnify and hold Seller and any Affiliate of Seller harmless from any and all Taxes (other than Excluded Taxes) and any liability and expenses arising thereon that may be paid or payable by the Seller, any Affiliate of Seller, or Transporter with respect to the sale, loading, transport or delivery of LNG to be sold by Seller to Buyer under this Agreement at and after the Jetty Title Transfer Point; provided, however, that Buyer shall not be required to indemnify Seller or its Affiliates for (a) any Taxes to the extent that such Taxes are taken into account in the calculation of the Monthly Fee or (b) for any Taxes arising out of, or resulting from, any gross negligence or willful misconduct of Seller, any Affiliate of Seller, or Transporter.

12.2.	Seller Indemnification for Taxes
Seller shall indemnify and hold Buyer and any Affiliate of Buyer harmless from any and all Excluded Taxes and any liability and expenses arising thereon that may be paid or payable by the Buyer or any Affiliate of Buyer; provided, however, that Seller shall not be required to indemnify Buyer or its Affiliates for any Taxes arising out of, or resulting from any gross negligence or willful misconduct of Buyer or any Affiliate of Buyer.

12.3.	Excluded Taxes
“Excluded Taxes” means:

(a)
subject to Section 12.4, any Taxes imposed, levied, collected, withheld or assessed on net income or net profits of the Seller, an Affiliate of Seller or Transporter by a Governmental Authority including the income tax payable under the Liquefied Natural Gas Income Tax Act [SBC 2014] Chapter 34 (“LNG Tax”);

(b)	any Taxes imposed on the production, storage or terminaling of LNG to be sold by Seller to Buyer under this Agreement up to the Jetty Title Transfer Point;

(c)	any payroll, employment or similar Taxes that are calculated by reference to the wages, salaries and other compensation paid to persons engaged, contracted or employed by Seller or Transporter;

(d)	any Taxes directly imposed on the Expansion Facilities or the property on which the Expansion Facilities are located; and

(e)	any U.S. federal withholding Taxes imposed under FATCA if the Seller has not complied with its obligations in Section 12.10.

12.4.	***

12.5.	Withholding Taxes
If either Buyer or Seller (such Party being, for the purpose of this Section 12, the “Payor”) is required to deduct or withhold Taxes from or in respect of any payments (whether in cash or in kind) to the other Party (such Party being, for the purpose of this Section 12, the “Recipient”) under this Agreement, then Payor shall: (a) promptly notify Recipient of such requirement (b) promptly pay the full amount deducted or withheld to the appropriate Governmental Authority in accordance with Applicable Laws; (c) promptly furnish to the Recipient the original or a certified copy of a receipt evidencing such payment; and (d) increase the sum payable by the Payor to the Recipient so that, after making all required deductions and withholdings of Taxes (including deductions and withholdings of Taxes applicable to additional sums payable under this Section 12.5), the Recipient will receive an amount equal to the sum it would have received had no such deductions or withholdings of Taxes been made; provided, however, that no additional amounts shall be required to be paid under clause (d) with respect to any U.S. federal withholding Taxes imposed under FATCA as a direct result of the failure of Seller to comply with its obligations under Section 12.10.

12.6.	Indemnity for Failure to Withhold
If the Payor fails to pay to the relevant Governmental Authority when due any Taxes that it was required to deduct or withhold under Section 12.5 or fails to promptly furnish the Recipient with the documentation referred to in Section 12.5, the Payor shall forthwith on demand indemnify the Recipient from and against the full amount of any Taxes, losses and expenses which the Recipient may suffer or incur as a result of such failure.

12.7.	Indemnity for Additional Tax on Indemnified Taxes
Buyer shall further indemnify and hold Seller and any Affiliate of Seller harmless from any and all Taxes and any liability and expenses arising thereon with respect to any payments made by the Buyer pursuant to Sections 12.1, 12.6 or this Section 12.7. Seller shall further indemnify and hold Buyer and any Affiliate of Buyer harmless from any and all Taxes and any liability and expenses arising thereon with respect to any payments made by the Seller pursuant to Sections 12.1, 12.6 or this Section 12.7.

12.8.	Mitigation
Each Party shall use reasonable efforts to take actions or measures requested by the other Party in order to minimize Taxes for which the other Party is liable under this Agreement, including providing applicable exemption certificates, provided that such other Party shall pay all reasonable costs and expenses in relation thereto.

12.9.	Refunds
If Buyer or Seller (such Party being, for the purpose of this Section 12.9, the “Indemnitor”) has made an indemnification payment to the other Party (such Party, being, for the purpose of this Section 12.9 the “Indemnitee”) pursuant to this Agreement and the Indemnitee thereafter receives a refund or credit of any such amount, Indemnitee shall pay to the Indemnitor the amount of such refund or credit less reasonable costs and expenses incurred in obtaining the refund or credit, and less Taxes levied or leviable for that refund or credit promptly following the receipt thereof. The Indemnitee shall provide such assistance as the Indemnitor may reasonably request to obtain such a refund or credit.

12.10.	FATCA
If a payment made to Seller under this Agreement would be subject to U.S. federal deduction or withholding Tax imposed by FATCA if Seller were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Seller shall deliver to the Buyer at the time or times prescribed by law and at such time or times reasonably requested by the Buyer such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Buyer as may be necessary for the Buyer to comply with its obligations under FATCA and to determine that Seller has complied with Seller’s obligations under FATCA. Solely for purposes of this clause, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

12.11.	Change in Tax Law
If a Governmental Authority enacts a new Specified Canadian Tax, amends or modifies an existing Specified Canadian Tax, changes any rate of a Specified Canadian Tax, amends or modifies its interpretation of any Specified Canadian Tax, or amends or modifies its collection or enforcement policy with respect to any Specified Canadian Tax (any such enactment, amendment, modification or change being a “Change in Tax Law”) and, as a result of such Change in Tax Law, the amount of Tax for which the Buyer is responsible as a result of performing its obligations under this Agreement is reasonably expected to increase by at least USD *** of the effective date of the applicable

Change in Tax Law, Buyer may, by providing a minimum of ninety (90) days written notice to Seller, call a meeting between the Seller and the Buyer. At such meeting the Parties will discuss in good faith any amendments or changes to this Agreement that might reduce the impact of the Change in Tax Law without prejudicing Seller, ***. *** is changed in accordance with this Section 12.11, and at any time thereafter a change in Applicable Law occurs such that Seller reasonably expects to become subject to additional Taxes of at least USD ***.

13.	Quality

13.1.	Specification
Seller shall ensure that all LNG delivered at the Delivery Points shall conform to the following specifications (the “Specifications”):

13.1.1.	conform to, in a gaseous state, a Higher Heating Value of not less than nine hundred sixty-six (966) Btu per SCF and not more than one thousand one hundred seventy-one (1,171) Btu per SCF;

13.1.2.	conform to, in a gaseous state, a Wobbe Number of not less than one thousand two hundred seventy-three (1,273) and not more than one thousand four hundred fifty-six (1,456); and

13.1.3.	when in a gaseous state:

(a)	contain not less than eighty-five decimal zero (85.0) MOL% of methane (C1);

(b)	for the components and substances listed below, contain no more than the following:

(i)	Nitrogen (N2), one decimal zero (1.0) MOL%;

(ii)	Ethane (C2), thirteen decimal zero (13.0) MOL%;

(iii)	Propane (C3), five decimal eight (5.8) MOL%;

(iv)	Butanes (C4), two decimal five (2.5) MOL%;

(v)	Pentanes and heavier (C5+), zero decimal five (0.5) MOL%;

(vi)	Hydrogen Sulfide (H2S), four (4) PPMV;

(vii)	Carbon Dioxide (CO2), fifty (50) PPMV;

(viii)	Mercaptan inclusive of methyl-ethyl sulphide, four (4) PPMV;

(ix)	BTX (Benzene, Toluene, Xylene), ten (10) PPMV; and

(x)	Water vapour (H2O), zero decimal one (0.1) PPMV; and

(c)	contain no mercury, active bacteria or bacterial agents (including sulfate reducing bacteria or acid producing bacteria) or other contaminants or extraneous material.

13.2.	Determining LNG Specifications
LNG shall be tested pursuant to Section 14 to determine whether such LNG complies with the Specifications.

13.3.	Off-Specification LNG

13.3.1.
If Seller, acting as a Reasonable and Prudent Operator, determines before making available any LNG scheduled hereunder that the LNG is expected not to comply with the Specifications (“Off-Spec LNG”) upon making such LNG available, then:

(a)	Seller shall give notice to Buyer of the extent of the expected variance as soon as practicable (but in no case later than the commencement of unloading any LNG at the Delivery Point(s));

(b)
Buyer shall use reasonable efforts, including coordinating with the Buyer’s Facility Operator and Transporter, to accept such Off-Spec LNG where the Off-Spec LNG would be acceptable to the Buyer’s Facility Operator acting in its sole discretion, and would not prejudice the safe and reliable operation of Buyer’s Facilities and other applicable facilities including the Delivery Assets; provided, that Buyer’s exercise of “reasonable efforts” does not include using reasonable efforts to treat Off-Spec LNG (or to otherwise make Off-Spec LNG marketable) or to bear any costs or reimbursement obligations of Transporter associated with accepting such Off-Spec LNG pursuant to Section 13.3.6. Upon Buyer’s request, Seller shall provide to Buyer Transporter’s good-faith estimate of any costs or expenses expected to be incurred by Transporter or any Third Party Service Provider in connection with retrofitting, repairing, modifying or replacing any LNG Tanker, Container Barge or Truck parts or components thereof as a result of utilizing such Off-Spec LNG;

(c)
if Buyer can accept delivery of such Off-Spec LNG, then within fifteen (15) Days of receipt of Seller’s notice in accordance with Section 13.3.1(a), Buyer shall notify Seller of Buyer’s estimate of the direct costs to be incurred by Buyer, any Affiliate of Buyer and the Buyer’s Facility Operator in connection with accepting such Off-Spec LNG, and Seller shall reply to Buyer within twenty-four (24) hours whether Seller agrees to such estimate. To the extent Seller agrees to such estimate, Buyer shall take delivery of such Off-Spec LNG, and Seller shall reimburse Buyer for all direct costs incurred by Buyer (including direct costs owed to any Affiliate of Buyer and Buyer’s Facility Operator) in connection with accepting such Off-Spec LNG at the Buyer’s Facilities excluding costs payable by Buyer pursuant to Section 13.3.6, provided, however, that Seller’s liability shall not exceed one hundred twenty percent (120%) of the estimate notified by Buyer and agreed by Seller; and

(d)
if (i) Buyer determines in good faith that it cannot, using reasonable efforts, receive such Off-Spec LNG, (ii) Seller rejects the cost estimate, or (iii) Buyer anticipates that it might be liable for direct costs that would not otherwise be reimbursed pursuant to Section 13.3.1(c), then Buyer shall be entitled to reject such quantity by giving Seller notice of rejection as soon as reasonably practicable but no later than seventy-two (72) hours of Buyer’s receipt of Seller’s notice in Section 13.3.1(a).

13.3.2.
If Off-Spec LNG is delivered to Buyer without Buyer being made aware of the fact that such Off-Spec LNG does not comply with the Specifications, or without Buyer being made aware of the actual extent to which such Off-Spec LNG does not comply with the Specifications, then:

(a)
if Buyer is able, using reasonable efforts, to accept the Off-Spec LNG, then Seller shall reimburse Buyer for all direct costs incurred by Buyer (including direct costs owed to any Affiliate of Buyer and Buyer’s Facility Operator) in connection with accepting such Off-Spec LNG received at the Delivery Points; provided, that Buyer’s exercise of “reasonable efforts” does not include using reasonable efforts to treat Off-Spec LNG (or to otherwise make Off-Spec LNG marketable); or

(b)
if Buyer determines in good faith that it cannot, using reasonable efforts, accept such Off-Spec LNG, then: (i) Buyer shall be entitled to reject such Off-Spec LNG by giving Seller notice of such rejection as soon as practicable, and in any case within ninety-six (96) hours after (x) Seller notifies Buyer in writing that such LNG is Off-Spec LNG and the actual extent to which such Off-Spec LNG does not comply with the Specifications or (y) Buyer becomes aware that such LNG is Off-Spec LNG, whichever occurs first; (ii) Buyer shall be entitled to dispose of the delivered portion of such Off-Spec LNG (or regasified LNG produced therefrom) in any manner that Buyer, acting in accordance with the standards of a Reasonable and Prudent Operator, deems appropriate; and (iii) Seller shall reimburse Buyer in respect of and indemnify and hold Buyer Indemnified Parties harmless from all Losses incurred by Buyer, any Affiliate of Buyer or Buyer’s Facility Operator as a result of the delivery of such Off-Spec LNG, including in connection with the handling, treatment or safe disposal of such Off-Spec LNG or other LNG being held at the Buyer’s Facilities, which was contaminated by it, cleaning or clearing the Buyer’s Facilities, and damage caused to the Buyer’s Facilities.

13.3.3.	If Buyer rejects Off-Spec LNG in accordance with Section 13.3.1(d) or 13.3.2, Seller shall be deemed to have failed to make available such LNG and Section 5.8 shall apply.

13.3.4.
Seller shall not be liable to Buyer for Off-Spec LNG pursuant to Section 13.3.2 if the ISO Container was delivered to the Buyer’s Facility within sixty (60) Days after LNG was loaded into such ISO Container at the Break-Bulk Point.

13.3.5.
Notwithstanding the foregoing, Seller shall reimburse Buyer in respect of and indemnify and hold Buyer harmless from all Losses incurred by Buyer or any Affiliate of Buyer resulting from damage to the ISO Containers as a result of loading Off-Spec LNG into such ISO Containers. Buyer shall not be responsible for any costs or expenses incurred by Seller in connection with the handling, treatment or safe disposal of Off-Spec LNG that was loaded into such ISO Containers.

13.3.6.
Notwithstanding the foregoing and subject to Section 13.3.7(c), if Buyer elects to accept any Off-Spec LNG pursuant to Section 13.3.1(c) prior to such Off-Spec LNG being loaded into an LNG Tanker (or if the delivery is from an Alternate Facility, an Alternate LNG Tanker), Buyer shall reimburse Seller for any costs or expenses incurred by Transporter or any Third Party Service Provider in connection with retrofitting, repairing, modifying or replacing any LNG Tanker, Container Barge or Truck parts or components thereof, to the extent such retrofit, repair, modification or replacement results from Buyer’s election to receive such Off-Spec LNG; provided, however, that Buyer’s liability shall not exceed one hundred twenty percent (120%) of the estimate provided by Seller to Buyer pursuant to Section 13.3.1(b).

13.3.7.
If (a) Buyer did not give consent to Seller to load Off-Spec LNG into an LNG Tanker (or if the delivery is from an Alternate Facility, an Alternate LNG Tanker), (b) Buyer elects to accept any Off-Spec LNG pursuant to

Section 13.3.1(c) after such Off-Spec LNG has been loaded into an LNG Tanker (or if the delivery is from an Alternate Facility, an LNG Tanker), or (c) Buyer provided consent pursuant to Section 13.3.1(c) prior to such Off-Spec LNG being loaded into an LNG Tanker (or if the delivery is from an Alternate Facility, an LNG Tanker) but Seller did not disclose the actual extent to which such Off-Spec LNG did not comply with the Specifications, then Buyer shall not be responsible for reimbursing Seller for any costs incurred by Transporter or any Third Party Service Provider in connection with retrofitting, repairing, modifying or replacing any LNG Tanker, Container Barge or Trucks parts or components thereof as a result of any such Off-Spec LNG.

13.3.8.
Any payment that Seller or Buyer makes under this Section 13.3 shall not be treated as an indirect, incidental, consequential or exemplary loss or a loss of income or profits for purposes of Section 16.2.1.

14.	Measurements and Tests

14.1.	Gas and LNG Measurement and Tests

14.1.1.
All Gas or LNG shall be measured and tested, as applicable, at each Custody Point and each Transfer Point in accordance with industry accepted devices and accuracies in accordance with the procedures, specifications, accuracies and standards in Exhibit I (Measurement).

14.1.2.	All quantities of Gas and LNG measured and tested in accordance with this Section 14 will be defined in energy units as measured in MMBtus.

14.1.3.
Starting no later than three hundred sixty (360) Days before the anticipated CP Fulfillment Date, the Joint Sub-Committee shall fully develop the technical procedures, specifications, accuracies and standards set out broadly in this Section 14, which will be memorialized in Exhibit I (Measurement) to this Agreement. If the Parties are unable to agree on any terms of the Exhibit by one hundred eighty (180) Days before the anticipated CP Fulfillment Date, any unresolved terms shall be referred to an Expert pursuant to Section 22.2 to determine reasonable, terms for the measurement and testing of LNG, taking into account the design and operational limitations of Seller’s Facilities and Buyer’s Facilities.

14.2.	Measurement and Testing Points

14.2.1.
Except for LNG delivered from an Alternate Facility in accordance with Section 3.4, all feed Gas and LNG will be measured and energy quantities calculated in accordance with the terms of this Section 14 at four (4) custody transfer points (each a “Custody Point”):

(a)	at the point of interconnection between the Spectra Pipeline and the Coastal Transmission System;

(b)	at the Tilbury Gas Receipt Point;

(c)	at the Jetty Title Transfer Point; and

(d)	at the Hawai‘i Delivery Points.

14.2.2.
In addition to the Custody Points, all Gas and LNG will be measured and energy quantities calculated, as applicable, in accordance with the terms of this Section 14 at four (4) transfer points (each a “Transfer Point”):

(a)
at the point at which the flange coupling of the LNG unloading line of the relevant LNG Tanker or Alternate LNG Tanker joins the flange coupling of the LNG intake manifold of the relevant Container Barge;

(b)	LNG and boil-off Gas consumption for fuel by the LNG Tankers or Alternate LNG Tankers;

(c)	LNG consumption for fuel by the Container Barges; and

(d)	LNG consumption for fuel by the Trucks.
Measurements taken at the Transfer Points will be for purposes of process management, inventory tracking and updating the Fuel Tracker as further described in this Section 14.

14.3.	Measurement

14.3.1.
The energy quantities determined for Buyer’s account at each Custody Point and each Transfer Point shall be utilized by the Parties for purposes of invoicing, confirming invoices, determining fuel and losses and unaccounted for quantities of Gas (“Shrinkage”) and general material balances/inventory for the delivery chain. Energy quantity shall be determined using a combination of volume or mass measurement and LNG composition.

14.3.2.
If Seller elects to deliver LNG from an Alternate Facility pursuant to Section 3.4, measurement will be required at the Alternate Facility at a custody transfer point that corresponds to the Custody Points set forth in Section 14.2.1(c).

14.3.3.	If Buyer elects to receive LNG at the Alternate Delivery Point pursuant to Section 6.2, measurement of such LNG will not be required after the Custody Point set forth in Section 14.2.1(c).

14.4.	Fuel Tracker

14.4.1.
The Parties shall agree to an initial deemed Fuel Tracker for the Build-Up Period and the first Calendar Quarter of the First Contract Year of Initial Term to represent the expected Shrinkage from the Custody Point set forth in Section 14.2.1(c) through the Custody Point set forth in Section 14.2.1(d). The initial deemed Fuel Tracker will be determined by mutual agreement of the Parties at the completion of detailed design of the Expansion Facilities, Delivery Assets and the LNG Reception Facilities.

14.4.2.
After the commencement of the Full ACQ Date, the deemed Fuel Tracker will be adjusted promptly after the end of each Calendar Quarter to equal the actual Fuel Tracker as determined in accordance with Section 14.4.3. Quarterly adjustments will continue until such time that Buyer and Seller mutually agree to increase the periodic reviews to an annual basis. The adjusted Fuel Tracker shall go into effect on the tenth (10th) Day after the relevant Calendar Quarter or Commercial Operations Period, as applicable.

14.4.3.
The quantity of deemed Shrinkage under this Agreement shall equal the energy quantity for Buyer’s account measured at the Custody Point set forth in Section 14.2.1(d) multiplied by either (a) for the Build-Up Period and the first Calendar Quarter of the First Contract Year of Initial Term, the deemed Fuel Tracker agreed pursuant to Section 14.4.1 or (b) for each Calendar Quarter after the first Calendar Quarter of the First Contract Year of Initial Term, the Fuel Tracker. The “Fuel Tracker” shall be calculated as follows:

Fuel Tracker = (x-y) / x
where:

x =	total cumulative energy measured at the Custody Point set forth in Section 14.2.1(c) during the prior Calendar Quarter or Commercial Operations Period, as applicable.

y =	total cumulative energy measured at the Custody Point set forth in Section 14.2.1(d) during the prior Calendar Quarter or Commercial Operations Period, as applicable.

14.4.4.	Notwithstanding the foregoing, any fuel used by Seller in excess of the Quarterly Fuel Cap during any Calendar Quarter shall be for Seller’s account.

14.4.5.	The Fuel Tracker applied to Buyer shall also apply to all Third Parties receiving LNG in the State of Hawai‘i.

14.5.	Acceptable Measurement Devices and Standards at Custody Points

14.5.1.
Acceptable measurement devices at the Custody Points set forth in Section 14.2.1(a) and Section 14.2.1(b) shall be either orifice meters, ultrasonic meters or turbine meters and with the flowing gas composition determined by gas chromatograph.

14.5.2.
Measurement quantities and composition of the LNG at the Custody Points set forth in Section 14.2.1(c) shall be based upon procedures and equipment described in the GIIGNL “LNG Custody Transfer Handbook” Fourth (2015) Edition and measurement methods generally practiced in the LNG industry.

14.5.3.
Measurement of LNG quantities at the Custody Points set forth in Section 14.2.1(d) shall be measured by Coriolis type mass flow meters or other measurement methodologies as agreed to by Buyer and Seller and with energy quantities calculated utilizing the composition of the LNG. The composition of the LNG at this Custody Point shall be deemed to be that composition as sampled when the LNG was loaded into the Container Barges at the Transfer Point set forth in Section 14.2.2(a).

14.6.	Parties to Supply Devices

14.6.1.
Seller, at Seller’s sole cost and expense, shall supply, operate and maintain or cause to be supplied, operated and maintained, suitable devices for the measurement of gas flow and determination of the composition of the Gas, as well as temperature and pressure measuring devices and all other measurement or testing devices as necessary to accurately determine the energy quantities being transferred.

14.6.2.
Seller, at Seller’s sole cost and expense cost, shall supply, operate and maintain or cause to be supplied, operated and maintained, suitable gauging devices for the LNG tanks of the LNG Tanker or Alternate LNG Tanker, as applicable, and suitable sampling and measurement devices for the determination of the composition of the LNG, as well as temperature and pressure measuring devices and all other measurement or testing devices as necessary to accurately determine the energy quantities being transferred.

14.6.3.
Seller, at Seller’s sole cost and expense, shall supply, operate and maintain or cause to be supplied, operated and maintained, suitable devices for individual ISO Containers to provide tracking and condition information (capture and reporting) of each container. Such devices and supporting data management system will correlate each ISO Container and the LNG contained therein to its associated LNG Tanker cargo or Alternate LNG Tanker cargo, as applicable.

14.6.4.
Buyer, at Buyer’s sole cost and expense, shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable devices required for mass flow measurement of the LNG, and all other devices necessary to calculate the quantities of energy being received at the Custody Point set forth in Section 14.2.1(d).

14.7.	Selection of Devices
Each device provided for in Section 14.6 shall be selected and verified in accordance with Exhibit I (Measurement) and shall be of a design that has been proven in service in an existing Gas or LNG trade, unless otherwise agreed by the Parties. Any devices provided for in Section 14.6 shall be chosen by agreement of the Parties and, at the time of selection, shall be the most accurate and reliable in such devices practical application.

14.8.	Tank Gauge Tables
Seller shall furnish Buyer, or cause the LNG Tanker operator, or Alternate LNG Tanker operator, as applicable, to furnish to Buyer, a certified copy of tank gauge tables as described in Exhibit I (Measurement) for each LNG tank of each LNG Tanker or Alternate LNG Tanker, as applicable, utilized to transport LNG under this Agreement and of tank gauge tables revised as a result of any recalibration of an LNG tank of an LNG Tanker or Alternate LNG Tanker, as applicable.

14.9.	Operating Procedures and Responsible Parties

14.9.1.
Except for Buyer’s receipt of LNG quantities at the Custody Point set forth in Section 14.2.1(d), the quantities of energy measured in accordance with this Section 14 will be calculated by Seller and supplied to Buyer. Buyer shall calculate the quantities of energy measured at the Custody Point set forth in Section 14.2.1(d) and provide the results to Seller. Seller shall provide detailed calculations of the quantities of energy measured at the Custody Point set forth in Section 14.2.1(c). Seller shall provide LNG composition obtained from the LNG Tanker or Alternate LNG Tanker associated with each Container Barge used to transfer LNG to the Buyer as measured at the Transfer Point set forth in Section 14.2.2(a). The responsible Party for making the energy measurement/calculation shall provide the other Party with such measurement/calculations no later than two (2) Days after the Day on which the Gas or LNG was measured.

14.9.2.
Prior to carrying out measurements, gauging and analysis hereunder, the Party responsible for such operations shall notify the other Party of such planned activity and the other Party shall have the right to be present for all operations and computations; provided, however, that the absence of such representative(s) after notification by the responsible Party and reasonable opportunity to attend shall not affect the validity of any operation or computation thereupon performed.

14.9.3.
Subject to Section 14.10.1, at the request of either Party, any measurements, gauging or analysis provided for in Section 14.3 shall be witnessed and verified by an independent surveyor agreed upon in writing by Buyer and Seller. Either Party has the right to request verification of the accuracy of any of the other Party’s measurement devices and to be present at the time such verification tests are performed. The results of verifications and records of measurement shall be maintained in accordance with Exhibit I (Measurement).

14.10.	Verification of Accuracy and Correction for Error

14.10.1.
All loading operations at the Custody Point set forth in Section 14.2.1(c) will be witnessed and verified by a mutually appointed independent surveyor agreed upon in writing by the Parties following the procedures set forth in Exhibit I (Measurement).

14.10.2.
Each Party shall test and verify the accuracy of its devices at intervals to be agreed between the Parties and in accordance with the manufacturers’ recommendations. In the case of gauging devices on the LNG Tankers and Alternate LNG Tankers, such tests and verifications shall take place during scheduled dry dockings, provided that the interval between such dry dockings shall not exceed three (3) years. Each Party shall have the right to inspect any devices, and if a Party reasonably questions the accuracy of any device, to require the testing or verification of the accuracy of such devices in accordance with the terms of Exhibit I (Measurement).

14.10.3.	Permissible tolerances of the measurement, gauging and testing devices shall be as described in Exhibit I (Measurement).

14.11.	Costs and Expenses

14.11.1.
Except as provided in Section 14.11.2, all costs and expenses for testing and verifying measurement, gauging or testing devices shall be borne by the Party whose devices are being tested and verified; provided, however, that representatives of the Parties attending such tests and verifications shall do so at the cost and risk of the Party they represent.

14.11.2.
In the event that a Party inspects or requests the testing/verification of any of the other Party’s devices on an exceptional basis in each case as provided in Section 14.9.3, the Party requesting the testing/verification shall bear all costs thereof unless the requested testing/verification of the device determines that the inaccuracies of the device are in excess of those allowed in Exhibit I (Measurement), in which case the costs of the independent surveyor shall be borne by the Party who supplied the device or caused the device to be supplied.

14.11.3.	The costs of the independent surveyor required in accordance with Section 14.10.1 shall be borne equally between the Parties.

14.11.4.
For a period of twelve (12) Months after the end of the Month that a custody transfer measurement was conducted in accordance with Section 14.2.1, each Party, at their own expense, has the right to audit the custody transfer energy records and calculations of the responsible Party during normal business hours of the responsible Party.

14.11.5.
In the event of any disagreement between the Parties regarding a measurement or calculation of the Fuel Tracker under this Section 14 or Exhibit I (Measurement), such disagreement shall be resolved in accordance with Section 22.2 of the Agreement.

14.12.	Fuel Cap Percentage
Seller shall promptly notify Buyer of Transporter’s selection of the shipyard constructing the LNG Tankers. No later than thirty (30) Days following completion of the finalized LNG Tanker designs by the selected shipyard, the Parties shall meet and discuss in good faith any adjustments to the estimated Fuel Cap Percentage based upon the finalized LNG Tanker designs. Seller shall provide to Buyer any information received by Transporter from the shipyards and LNG Tanker owner/operator that can be used to derive the Fuel Cap Percentage. If the Parties are not able to agree on the Fuel Cap Percentage within thirty (30) Days following the Parties initial meeting, then either Party may refer the Dispute to an Expert pursuant to Section 22.2 for purposes of determining the Fuel Cap Percentage. The Parties hereby agree to promptly amend the definition of “Fuel Cap Percentage,” if required, following agreement on the Fuel Cap Percentage or any determination by an Expert of the Fuel Cap Percentage.

15.	Force Majeure

15.1.	Force Majeure

15.1.1.
Except as provided in Section 15.6, neither Party shall be liable to the other Party for any delay or failure in performance under this Agreement if and to the extent such delay or failure is a result of Force Majeure. To the extent that the Party so affected fails to use commercially reasonable efforts to overcome or mitigate the effects of such events of Force Majeure, it shall not be excused for any delay or failure in performance that would have been avoided by using such commercially reasonable efforts. Subject to the provisions of this Section 15, the term “Force Majeure” shall mean any act, event or circumstance, whether of the kind described herein or otherwise, that is not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence by, Seller FM Parties (if Seller is claiming Force Majeure) or Buyer FM Parties (if Buyer is claiming Force Majeure), and that prevents or delays in whole or in part the performance of one or more obligations under this Agreement by the Party claiming Force Majeure.

15.1.2.	Force Majeure may include circumstances of the following kind, provided that such circumstances satisfy the definition of Force Majeure set forth above:

(a)
acts of God, fire, flood, atmospheric disturbance, lightning, storm, tidal wave, Major Weather Events, tornado, earthquake, landslide, soil erosion, subsidence, washout, epidemics, volcanic eruptions, explosions or Adverse Weather Conditions;

(b)
war, riot, civil war, blockage, insurrection, vandalism, sabotage, terrorism, damage caused by Third Party activities (whether legal or illegal), acts of public enemies or civil disturbances, arrests and restraints of Governmental Authority or people;

(c)	strike, lockout or other industrial disturbances;

(d)	in respect of the Seller:

(i)
(x) any curtailment of gas supply to the Tilbury Facility, including as a result of any act or omission of Energy Manager, (y) any loss or inaccessibility to or inoperability of transportation capacity on the Spectra Pipeline or Coastal Transmission System necessary to transport gas to the Expansion Facilities, or (z) any curtailment or failure of power supply to the Expansion Facilities; ***;

(ii)
any breakdown or failure of, freezing of, breakage or accident to, or the necessity for making repairs or alterations as a result of such breakdowns or failures to any facilities or equipment of (x) the Tilbury Facility; or (y) the Delivery Assets (subject, as applicable, to Section 15.3.2(e));

(iii)	any loss of or damage or accident to the Unloading Port or warehousing facilities necessary to deliver (x) during the Build-Up Period, the Build-Up Quantity; (y) during any

Contract Year, the AACQ, Accepted Make-Up Quantity, and Accepted Make-Good Quantity; or (z) during the Restoration Period, the FM Restoration Quantity, Accepted Make-Up Quantity, Accepted Make-Good Quantity, and Accepted DoP Quantity, as applicable; and

(iv)
the necessity for making any repair or modification to, or retrofit or replacement of, any LNG Tanker, Container Barge or Truck, or any parts or components thereof, to the extent such repair, modification, retrofit or replacement results from Buyer electing to accept any Off-Spec LNG pursuant to Section 13.3.1(c) prior to such Off-Spec LNG being loaded into an LNG Tanker (or if the delivery is from an Alternate Facility, an LNG Tanker or Alternate LNG Tanker); provided it shall not be an event of Force Majeure if such repairs or modifications are caused by Seller not disclosing the actual extent to which such Off-Spec LNG did not comply with the Specifications;

(e)	in respect of Buyer:

(i)	any curtailment of gas supply to the Tilbury Facility, including as a result of any act or omission of Energy Manager;

(ii)
breakdown or failure of, freezing of, breakage or accident to, or the necessity for making repairs or alterations as a result of such breakdowns or failures to any facilities or equipment of Buyer’s Facilities;

(iii)
any breakdown or failure of, freezing of, breakage or accident to, or the necessity for making repairs or alterations as a result of such breakdowns or failures to any ISO Containers before custody and control of each such ISO Container has passed to Seller pursuant to Section 7.9.1(a); and

(iv)
any loss of or damage or accident to any ISO Container Facilities that prevents the delivery of a sufficient number of ISO Containers such that the Buyer’s Facilities are delayed in becoming commercially operable;

(f)	the withdrawal, denial, or expiration of, or failure to obtain, any Approval, subject to Section 15.3.2(f); and

(g)	subject to Section 15.3.2, acts or omissions of a Governmental Authority.

15.1.3.
Nothing in this Section 15.1 shall be construed to require a Party to observe a higher standard of conduct than that required of a Reasonable and Prudent Operator as a condition to claiming the existence of Force Majeure.

15.2.	Reasonable Control of Party
For the purposes of Section 15.1, an event shall not be considered as being beyond the reasonable control of a Party unless:

15.2.1.
in the case of Seller, it is beyond the reasonable control of Seller, any Affiliate of Seller, any operator of Seller’s Facilities, Transporter, any Third Party Service Provider, any contractor primarily responsible for the design, construction or completion of all or any portion of Seller’s Facilities, and any contractor, servant or agent of any such Person, each such Person acting as a Reasonable and Prudent Operator (“Seller FM Parties”); and

15.2.2.
in the case of Buyer, it is beyond the reasonable control of Buyer, any Affiliate of Buyer, any Buyer’s Facility Operator, any contractor primarily responsible for the design, construction or completion of all or any portion of Buyer’s Facilities, and any contractor, servant or agent of any such Person, each such Person acting as a Reasonable and Prudent Operator (“Buyer FM Parties”).

15.3.	Limitations on Force Majeure

15.3.1.
Indemnity and Payment Obligations. Notwithstanding Section 15.1, no Force Majeure shall relieve, suspend, or otherwise excuse either Party from performing any obligation to indemnify, reimburse, hold harmless or otherwise pay the other Party under this Agreement (subject to Section 15.6).

15.3.2.	Events Not Force Majeure. The following events shall not constitute Force Majeure:

(a)	a Party’s inability to finance its obligations under this Agreement or the unavailability of funds to pay amounts when due in the currency of payment;

(b)	the ability of Seller or Buyer to obtain better economic terms for LNG or Gas from an alternative supplier or buyer, as applicable;

(c)
changes in either Party’s market factors, default of payment obligations or other commercial, financial or economic conditions, including failure or loss of any of Buyer’s or Seller’s Gas, LNG or electric power markets;

(d)	breakdown or failure of plant or equipment caused by normal wear and tear or by a failure to properly maintain such plant or equipment;

(e)
in respect of Seller, any design failure, operational breakdown, or the related necessity for making repairs or alterations to any equipment associated with (i) STS Operations, or (ii) the loading of LNG into ISO Containers; provided, however, this limitation on Force Majeure shall be extinguished when Seller has delivered during four (4) full consecutive Calendar Quarters starting on the Full ACQ Date one hundred percent (100%) of the quantity of LNG scheduled in the ADP for such Calendar Quarters (calculated without reference to any Operational Tolerance) less the quantities identified in Section 5.8.1(a), Section 5.8.1(b) (except for any quantities not taken by Buyer due to Force Majeure affecting Seller), Section 5.8.1(c) (except for any quantities not made available by Seller due to Force Majeure affecting Seller), Section 5.8.1(d), and Section 5.8.1(f), provided further that any quantities of LNG not made available by Seller due to Force Majeure affecting Seller that are subsequently delivered to Buyer during the applicable four (4) consecutive Calendar Quarters shall be counted as delivered for purposes of determining whether Seller satisfies its delivery requirement set forth in this Section 15.3.2(e);

(f)
the inability to obtain, or the revocation, rescission, withdrawal, suspension, termination, adverse modification, interruption or inability to renew any Approval caused by (i) the affected Party’s actions, including a violation of or breach of the terms of any existing Approval or other requirement of Applicable Law, or (ii) the failure to apply for or follow the necessary procedures to take reasonable actions to obtain any Approval or request, acquire or take all commercially reasonable actions to obtain the maintenance, renewal, reissuance of the same, in either event, only if the affected Party knew or should have known, after due inquiry and the exercise of reasonable endeavors expected by a Reasonable and Prudent Operator, that such action or failure, as the case may be, would have caused the withdrawal, denial or expiration of, non-renewal or non-issuance of any Approval;

(g)
any weather or wave event in Mamala Bay or at any Break-Bulk Point, except for Major Weather Events in Mamala Bay or at any Break-Bulk Point that, collectively with other Major Weather Events that occur during a Commercial Operations Period in Mamala Bay or at any Break-Bulk Point, reduce Seller’s deliveries by up to one percent (1%) of the Buyer’s ACQ in such Commercial Operations Period; provided, however, that any shutdown or inaccessibility of Mamala Bay or at any Break-Bulk

Point that occurs during, before or after such Major Weather Events shall constitute Force Majeure; and

(h)
subject to Section 15.3.2(g), Transporter’s inability to occupy the Break-Bulk Points due to (i) scheduled or unscheduled vessel occupancy, other than any emergency-related occupancy by vessels of a governmental authority, including U.S. Navy or U.S. Coast Guard vessels, resulting from an event of Force Majeure pursuant to Section 15.1.2(a), Section 15.1.2 (b), or Section 15.1.2(c), or (ii) any restrictions on the use of the Anchorage imposed by the Anchorage Authorization.

15.4.	Notification
A Force Majeure event shall take effect at the moment such an event or circumstance occurs. Upon the occurrence of a Force Majeure event that prevents, interferes with or delays the performance by Seller or Buyer, in whole or in part, of any of its obligations under this Agreement, the Party affected shall promptly give notice thereof to the other Party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable:

15.4.1.	the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance;

15.4.2.	the particulars of the program to be implemented to resume normal performance under this Agreement;

15.4.3.
the anticipated portion of (a) during the Build-Up Period, the Build-Up Quantity; (b) during any Contract Year, the AACQ, Accepted Make-Up Quantity, Accepted Make-Good Quantity, and Accepted Excess Quantity; and (c) during the Restoration Period, the FM Restoration Quantity, Accepted Make-Up Quantity, Accepted Make-Good Quantity, and Accepted DoP Quantity, as applicable, that will not be made available or taken, as the case may be, by reason of Force Majeure during the relevant Commercial Operations Period, as applicable; and

15.4.4.	in the case of any Force Majeure event pursuant to Section 15.1.2(d)(i), Seller shall provide to Buyer a copy of any force majeure notice received by Seller.
Such notices shall thereafter be updated at least Monthly during the period of such claimed Force Majeure specifying the actions being taken to remedy the circumstances causing such Force Majeure.

15.5.	Measures and Rescheduling

15.5.1.
Prior to resumption of normal performance, the Parties shall continue to perform their obligations under this Agreement to the extent not excused by such event of Force Majeure. In the case of any curtailment of Gas supply, if an FLNG EMA is in effect, then Seller shall cause FLNG to use reasonable efforts to procure replacement Gas, to the extent such Gas is available, at Huntingdon. In the case of any curtailment of Gas supply, if an FLNG EMA is not in effect, then Buyer shall use reasonable efforts to procure replacement Gas, to the extent such Gas is available, at Huntingdon. Seller shall cause FLNG and, as applicable, FEI to use reasonable efforts to exercise any rights it has under the BC Hydro Electric Supply Agreement and the BC Hydro Load Interconnection Agreement to avoid termination of the BC Hydro Electric Supply Agreement and the BC Hydro Load Interconnection Agreement as a result of extended Force Majeure.

15.5.2.
Buyer or Seller, as the case may be, may request during any Commercial Operations Period the rescheduling of all or part of any quantity of LNG (in MMBtus) scheduled in the ADP or 90-Day Schedule that was not made available by Seller or taken by Buyer due to Force Majeure during the same Commercial Operations Period (such quantity not made available or taken, the “Affected FM Quantity”). In such case, the Parties shall use reasonable efforts to reschedule pursuant to Section 8.4, as soon as reasonably practicable thereafter, such Affected FM Quantity in the ADP or the current or a future 90-Day Schedule during the Commercial Operations Period in which such Affected FM Quantity accrued. Notwithstanding the foregoing, if, at the end of a Commercial Operations Period, the Parties have rescheduled both Affected FM Quantity and Delivery Shortfall Quantity in the ADP or any 90-Day Schedule during such Commercial Operations Period and both rescheduled Affected FM Quantity and rescheduled Delivery Shortfall Quantity are delivered, such rescheduled and delivered quantities shall be attributed in the final ADP for such Commercial Operations Period as follows:

(a)	first, any Delivery Shortfall Quantity for such Commercial Operations Period shall be attributed to the AACQ pursuant to Section 5.15.1(a); and

(b)
second, only if the total accrued Delivery Shortfall Quantity (if any) for such Commercial Operations Period has been attributed pursuant to Section 15.5.2(a), then any Affected FM Quantity shall be attributed to the AACQ pursuant to Section 5.15.1(a).

For the avoidance of doubt, a quantity initially scheduled in ADP as rescheduled Affected FM Quantity during a Commercial Operations

Period may be revised at the end of the Commercial Operations Period and attributed in the final ADP as rescheduled Delivery Shortfall Quantity.

15.6.	Payments and Credits for LNG Affected by Force Majeure
Buyer’s obligation to pay Seller for Affected FM Quantities, Seller’s obligation to credit Buyer for Affected FM Quantities, and Buyer’s obligation to repay Seller for rescheduled and delivered Affected FM Quantities, shall, in each case, be set forth in Exhibit A (Pricing).

15.7.	Extension of Term for Force Majeure
Without prejudice to Buyer’s right to extend the Term pursuant to Section 4.3, if any accrued FM Restoration Entitlement exists at the end of the Initial Term, the Term shall be extended so that Seller may make available such accrued FM Restoration Entitlement during the Restoration Period in accordance with Section 4.2, unless Buyer has elected to make a payment in accordance with Section 5.14.4.

15.8.	Settlement of Industrial Disturbances
Settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing in this Agreement shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

15.9.	Allocation during Force Majeure

15.9.1.
Notwithstanding any other provision in this Section 15, during any event of Force Majeure affecting the Tilbury Facility, the Coastal Transmission System, the BC Hydro Transmission System, or the Spectra Pipeline, Seller shall apportion the remaining quantities at the Tilbury Facility according to the Tilbury Customer Priority. “Tilbury Customer Priority” means that Buyer and other Major Tilbury Customers will receive priority for receiving LNG quantities, if any, at the Tilbury Facility to the extent permitted by Applicable Law and relevant Approvals, and all such remaining available quantities at the Tilbury Facility will be allocated, to the extent practicable and to the extent permitted by Applicable Law and relevant Approvals, on a pro-rata basis as follows:

(a)	to Buyer based upon the proportionate share of the Base ACQ to the annual contract quantities of all Major Tilbury Customers (including Buyer); and

(b)	to each other Major Tilbury Customer (other than Buyer) based upon the proportionate share of such other Major Tilbury

Customer’s annual contract quantity to the annual contract quantities of all Major Tilbury Customers (including Buyer).

15.9.2.
Notwithstanding any other provision in this Section 15, during any event of Force Majeure affecting the Delivery Assets (except the ISO Containers provided by Buyer pursuant to Section 7.9), Seller shall direct Transporter to apportion the remaining capacity of the Delivery Assets (except the ISO Containers provided by Buyer pursuant to Section 7.9) to deliver LNG according to the Hawai‘i Customer Priority. “Hawai‘i Customer Priority” means that Buyer and other Hawai‘i Service Customers will receive priority for transporting LNG from the remaining available transportation capacity, if any, of the Delivery Assets (except the ISO Containers provided by Buyer pursuant to Section 7.9), and all such remaining available transportation capacity of the Delivery Assets (except the ISO Containers provided by Buyer pursuant to Section 7.9) will be allocated, to the extent practicable, on a pro-rata basis as follows:

(a)
to Buyer based upon the proportionate share of the Base ACQ to the annual contractual quantities of all Hawai‘i Service Customers (including Buyer) to utilize the Delivery Assets (except the ISO Containers provided by Buyer pursuant to Section 7.9); and

(b)
to each Hawai‘i Service Customer (other than Buyer) based upon the proportionate share of each such Hawai‘i Service Customer’s annual contractual quantity to utilize the Delivery Assets (except the ISO Containers provided by Buyer pursuant to Section 7.9) to the annual contractual quantities of all Hawai‘i Service Customers (including Buyer) to utilize the Delivery Assets (except the ISO Containers provided by Buyer pursuant to Section 7.9).

16.	Liabilities and Indemnification

16.1.	General
Subject to Section 16.2, and without prejudice to any indemnity provided under this Agreement, Seller shall be liable to Buyer, and Buyer shall be liable to Seller, for any loss which has been suffered as a result of the breach by the Party liable of any one or more of its obligations under this Agreement, to the extent that (a) the Party liable should reasonably have foreseen the loss and (b) such losses are not caused by the fraud or other willful misconduct of the Party experiencing such losses; provided, however, that the Party experiencing such losses must make reasonable efforts to minimize such losses.

16.2.	Limitations on Liability

16.2.1.
Incidental and Consequential Losses. Neither Party shall be liable to the other Party hereunder as a result of any act or omission in the course of or in connection with the performance of this Agreement, for or in respect of:

(a)	any indirect, incidental, consequential or exemplary losses, except as permitted in Section 16.2.1(d);

(b)	any loss of income or profits (except as included in the payments set forth in Exhibit A (Pricing));

(c)	except as expressly provided in this Agreement, any failure of performance or delay in performance to the extent relieved by the application of Force Majeure in accordance with Section 15; or

(d)	except as expressly provided in this Agreement, any losses arising from any Claim made or brought against the other Party by a Third Party.

16.2.2.
Exclusive Remedies. Subject to Section 16.2.6, a Party’s sole liability, and the other Party’s exclusive remedy, arising under or in connection with Section 5.6, Section 5.8, and Section 13.3 shall be as set forth in each such provision, respectively.

16.2.3.
Liquidated Damages. The Parties agree that it would be impracticable to determine accurately the extent of the loss, damage and expenditure that either Party would have in the circumstances described in Sections 5.6 and 5.8. Accordingly, the Parties have estimated and agreed in advance that the sole liability, and exclusive remedy for such circumstances shall be as provided in those Sections, and neither Party shall have additional liability as a result of any such circumstances. Each amount described in or determined by the provisions of Section 5.6 and Section 5.8 is intended to represent a genuine pre-estimate by the Parties as to the loss or damage likely to be suffered by the Party receiving the payment or benefit in each such circumstance. Each Party waives any right to claim or assert, in any arbitration or expert determination pursuant to Section 22 in any action with respect to this Agreement, that any of the exclusive remedies set forth in Section 5.6 and Section 5.8 do not represent a genuine pre-estimate by the Parties as to the loss or damage likely to be suffered by the Party receiving the payment or benefit in each such circumstance or otherwise are not valid and enforceable damages.

16.2.4.
Express Remedies. The Parties agree that Section 16.2.1 and Section 16.2.7 shall not impair a Party’s obligation to pay the amounts specified in, or the validity of or limitations imposed by, Section 5.6, Section 5.8 and Section 13.3. Neither Party shall have a right to make a claim for actual damages (whether direct or indirect) or other non-specified damages under any circumstances for which an express remedy or measure of damages is provided in this Agreement.

16.2.5.	Remedies in Contract. Except with respect to claims for injunctive relief under Section 20 and Section 22.1.13, a Party’s sole remedy against the other Party for nonperformance or breach of this Agreement or for any other claim of whatsoever nature arising out of or in relation to this Agreement shall be in contract and no Party shall be liable to another Party (or its Affiliates and contractors and their respective members, directors, officers, employees and agents) in respect of any damages or losses suffered or claims which arise out of, under or in any alleged breach of statutory duty or tortious act or omission or otherwise.

16.2.6.	Seller Liability Cap.

(a)
Notwithstanding any other provision of this Agreement, the maximum Seller Aggregate Liability for any and all damages under this Agreement (including as a remedy for any Termination Event) shall not exceed the Seller Liability Cap,

(b)	“Seller Aggregate Liability” means, as of the date of determination, any and all liability of Seller to Buyer under this Agreement which shall exclude ***.

16.2.7.	***

16.3.	Mutual Indemnification

16.3.1.
Indemnification by Seller. Subject to the terms and conditions of this Agreement, Seller agrees to indemnify, defend, save and hold harmless Buyer Indemnified Parties from and against any and all Claims or Losses (including any Claims or Losses brought by any Buyer Indemnified Party against Seller but excluding any Claims or Losses in respect of Taxes) in connection with, arising out of, or resulting from any personal injury, illness or death, loss or damage to property, or fines or penalties, arising out of, incident to, or resulting from (a) the performance or failure to perform this Agreement by Seller (due to its own actions or the actions of Transporter, any Third Party Service Provider), including any Claims or Losses occasioned directly or indirectly by an act of negligence of Seller, Transporter, or any Third Party Service Provider, and (b) any Claims or Losses in connection with, arising out of, or resulting from any breach of any Applicable Laws by Seller, Transporter, any Third Party Service Provider (including, for the absence of doubt, all applicable health and safety laws and environmental, noise and pollution laws (including notifications and reports)); provided, however, that Seller has no obligation to indemnify Buyer Indemnified Parties for any Claims or Losses in connection with, arising out of, or resulting from any gross negligence or willful misconduct of Buyer or Buyer Indemnified Parties.

16.3.2.
Indemnification by Buyer. Subject to the terms and conditions of this Agreement, Buyer agrees to indemnify, defend, save and hold harmless Seller Indemnified Parties from and against any and all Claims or Losses (including any Claims or Losses brought by any Seller Indemnified Party against Buyer but excluding any Claims or Losses in respect of Taxes) in connection with, arising out of, or resulting from any personal injury, illness or death, loss or damage to property, or fines or penalties, arising out of, incident to, or resulting from (a) the performance or failure to perform this Agreement by Buyer (due to its own actions or the actions of

Buyer’s Facility Operator, and the owner and/or operator of any Power Plant not owned and/or operated by Buyer), including any Claims or Losses occasioned directly or indirectly by an act of negligence of Buyer, Buyer’s Facility Operator, or the owner and/or operator of any Power Plant not owned and/or operated by Buyer, and (b) any Claims or Losses in connection with, arising out of, or resulting from any breach of any Applicable Laws by Buyer, Buyer’s Facility Operator, or the owner and/or operator of any Power Plant not owned and/or operated by Buyer (including, for the absence of doubt, all applicable health and safety laws and environmental, noise and pollution laws (including notifications and reports)) except to the extent such a breach results from Buyer’s ownership of LNG and is caused by the matters for which Seller owes indemnity pursuant to Section 16.3.1(a); provided, however, that Buyer has no obligation to indemnify Seller Indemnified Parties for any Claims or Losses in connection with, arising out of, or resulting from any gross negligence or willful misconduct of Seller or Seller Indemnified Parties.

16.4.	Buyer’s Credit Support
Except as provided in Section 23.2 with respect to an assignee of Buyer, Buyer shall not be required to post any credit support during the Term because (a) Buyer is a public utility regulated by the Commission and (b) all fuel costs under this Agreement are passed through to Buyer’s ratepayers by means of the ECAC or a substantially similar mechanism approved by the Commission.

16.5.	Seller’s Credit Support

16.5.1.
Except in accordance with Section 23.3.1(a), Seller shall provide or cause to be provided a Guaranty at all times on and after the CP Fulfillment Date. In the event a guarantor that has provided a guaranty hereunder is no longer an Affiliate of Seller, Seller shall provide a replacement Guaranty. Any Guaranty required to be delivered to Seller pursuant to this Section 16.5.1 shall be delivered within ten (10) Business Days of such requirement arising.

16.5.2.
If Seller, or Seller’s Guarantor, merges or consolidates, sells all or substantially all of its assets, novates or assigns this Agreement or the Guaranty, respectively, then the surviving entity, asset purchaser or assignee, as the case may be, shall provide or cause to be provided a Guaranty in favor of Buyer. Any Guaranty required to be delivered to Buyer pursuant to this Section 16.5.2 shall be delivered within ten (10) Business Days of such requirement arising.

16.5.3.	If (a) a guaranty has been posted by an Acceptable Guarantor and the *** less (b) ***, then Buyer shall have a right to terminate this

Agreement pursuant to Section 21.1.9. Notwithstanding the foregoing, Buyer shall not have a right to terminate this Agreement if ***, Seller provides an Acceptable Letter of Credit to Buyer. At any time after delivery by Seller to Buyer of such an Acceptable Letter of Credit, if the outstanding amount of the Guaranty is ***. If Seller fails to timely provide an Acceptable Letter of Credit in accordance with the foregoing, Buyer shall have no obligation to accept any Acceptable Letter of Credit provided by Seller, and Buyer shall retain its termination right as set forth in the first sentence of this Section 16.5.3. If Seller provides an Acceptable Letter of Credit pursuant to this Section 16.5.3 and such Acceptable Letter of Credit is revoked, expires or otherwise ceases to qualify as an Acceptable Letter of Credit, then Buyer shall have a right to terminate this Agreement pursuant to Section 21.1.9.

16.6.	Third Party Liability
With respect to Third Party liabilities:

(a)
If any Third Party shall notify either Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Section 16.6 or elsewhere in this Agreement, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced.

(b)
The Indemnifying Party will have the right to defend against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) Days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party; and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)
So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 16.6(b): (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed); and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(d)
In the event any of the conditions in Section 16.6(b) is or becomes unsatisfied, or a conflict arises, with regard to the Third Party Claim, between the Indemnified Party and the Indemnifying Party in respect of such Third Party Claim the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(e)
If either Party gives notice to the other Party of a Third Party Claim pursuant to the provisions of Section 16.6(a) and the notified Party does not give notice that it will indemnify the notifying Party in the manner set out in Section 16.6(b), the notifying Party shall nevertheless send copies of all pleadings and other documents filed in any such Third Party lawsuit to the notified Party and such notified Party may have the right to participate in the defense of the Third Party Claim in any manner permitted by Applicable Law.

16.7.	Seller’s Insurance

16.7.1.	Seller shall cause Transporter to ensure that the following insurances are procured and maintained:

(a)	LNG Tanker and Container Barge Insurance. The following insurance coverages shall be consistent with insurances to the standards which a ship owner operating reputable LNG vessels, as a Reasonable and Prudent Operator, should observe in insuring LNG vessels of similar type, size, age and trade as such LNG Tanker, Alternate LNG Tanker and Container Barge, as applicable. In this regard:

(i)
Hull and Machinery Insurance shall be placed and maintained with reputable marine underwriters and insured for no less than the full replacement value of the vessel and subject to The American Institute Hull Clauses (June 2, 1977).

(ii)
Protection & Indemnity Insurance shall be placed and maintained with full P&I indemnity cover in the ordinary course from a P&I Club, and such LNG Tanker, Alternate LNG Tanker or Container Barge, as applicable, shall be entered for insurance with a P&I Club, including pollution liability standard for LNG vessel and Certificate of Financial Responsibility. Such coverage shall include misdirected arrow protection in favor of Buyer.

(b)
Seller shall maintain, or cause to be maintained, all-risk cargo insurance coverage for transportation through the final destination at the Delivery Points in an amount of not less than the purchase price including freight. Such coverage shall name Buyer and Seller as an insured and Buyer shall be named as a loss payee as their interest may appear.

(c)
US. Commercial Automobile Insurance. This policy shall include coverage for all owned, hired, rented, and non-owned automobiles and equipment, and shall include uninsured/underinsured motorist and no-fault insurance provisions wherever applicable and otherwise comply with applicable law. The following minimum limit shall apply:

USD one million (US$1,000,000.00) combined single limit each accident.
Such policy shall include endorsement CA 9948 Pollution Legal Liability Broadened coverage. Further, where required by law, Seller and its subcontractors and sub-subcontractors coverage shall include the MCS 90 endorsement.

16.7.2.	In addition to the insurances required pursuant to Section 16.7.1, Seller shall obtain and maintain or cause to be obtained and maintained:

(a)	Worker’s Compensation and Employers’ Liability Insurance. Seller shall comply with Applicable Law with respect to worker’s compensation requirements and other similar requirements for wherever the work is performed and shall procure and maintain worker’s compensation and employer’s liability policies in accordance with Applicable Law and the requirements of the Agreement. These policies shall include coverage for all states and other applicable jurisdictions, voluntary compensation coverage and occupational disease. The following minimum limits shall apply:
Employers’ liability (including maritime employer’s liability):
USD one million (US$1,000,000.00) each accident;
USD one million (US$1,000,000.00) disease each employee; and
USD one million (US$1,000,000.00) disease policy limit.

(b)
Commercial General Liability Insurance. This policy shall cover liability for bodily injury and property damage arising from premises, operations, products-completed operations, personal and advertising injury and liability assumed under an insured contract (including the tort liability of another assumed in a business contract) for damages arising out of the Agreement and shall, at a minimum, include coverage for (i) all operations and premises of Seller; (ii) all products and completed operations of Seller; (iii) explosion, collapse and underground (XCU) hazards; and (iv) duty to defend. The following minimum limits shall apply:

USD ten million (US$10,000,000.00) each occurrence;
USD ten million (US$10,000,000.00) personal and advertising injury;
USD ten million (US$10,000,000.00) general aggregate; and
USD ten million (US$10,000,000.00) products and completed operations aggregate.

(c)
Canadian Commercial Automobile Insurance. This policy shall include coverage for all owned and hired automobiles and equipment, and shall include uninsured/underinsured motorist and no-fault insurance provisions wherever applicable and otherwise comply with applicable law. The following minimum limit shall apply:

USD one million (US$1,000,000.00) combined single limit each accident.

(d)
Umbrella or Excess Liability Insurance. This policy shall be written on a “following form” basis and shall provide coverage in excess of the coverages required to be provided by Seller for employer’s liability insurance, commercial general liability insurance, and commercial automobile liability insurance. Products and completed operations coverage shall be insured for a minimum of three (3) years or statute of repose (whichever is greater) after termination of the Agreement. The aggregate limit shall apply separately to each annual policy period. The following minimum limits shall apply:

***.

(e)	Insurance Required by Applicable Law. Insurance for Seller’s Facilities to the extent required by Applicable Law.

(f)
Additional Insurance. Additional insurance for Seller’s Facilities as is reasonably necessary and available on reasonable commercial terms, against such other risks and at such levels as a Reasonable and Prudent Operator of similar facilities would obtain.

(g)
Minimum Limits. The minimum limits set forth in Section 16.7.2(a), Section 16.7.2(b), Section 16.7.2(c) and Section 16.7.2(d) may be maintained through any combination of primary and umbrella policies, provided that the aggregate minimum limits are maintained. Such policies may also state limits in any currency, provided that the minimum limits set forth in Section 16.7.2(a), Section 16.7.2(b), Section 16.7.2(c) and Section 16.7.2(d) are maintained.

16.7.3.
Seller shall obtain or cause to be obtained the insurance required by Section 16.7.1 and Section 16.7.2 from a reputable insurer (or insurers) reasonably believed to have adequate financial reserves with a rating by AM Best of A-VII or better. Seller shall exercise its best efforts, or shall cause the applicable insured Person to use its best efforts, to collect any amount due under such insurance policies. Seller shall not, and the LDA shall provide that neither Transporter nor any subcontractor or sub-subcontractor shall knowingly take any steps or engage in conduct that would cause Buyer to lose the benefit of the insurance policies hereunder. Seller shall, promptly following a request by Buyer, provide Buyer with reasonable evidence of insurance required pursuant to this Section 16.7.

16.7.4.	Seller shall ensure that each subcontractor and sub-subcontractor shall either be covered by the insurance provided by Seller pursuant to the

Agreement, or by insurance procured by a subcontractor or sub-subcontractor. Should a subcontractor or sub-subcontractor be responsible for procuring its own insurance coverage, Seller shall ensure that each such subcontractor or sub-subcontractors shall, commensurate with the work performed by such subcontractor or sub-subcontractor, procure and maintain insurance of the types and in the amounts required of Seller under the Agreement and shall be required to comply with all of the requirements imposed on Seller with respect to such Seller-provided insurance on the same terms as Seller, except that, as between Seller and Buyer, Seller shall have the sole responsibility for determining the limits of coverage to require such subcontractors or sub-subcontractors to obtain in accordance with reasonably prudent business practices. All such insurance shall be provided for at the sole cost of Seller or its subcontractors or sub-subcontractors. Failure of subcontractor or sub-subcontractor to procure and maintain such insurance coverage shall not relieve Seller or its responsibilities under this Agreement.

16.7.5.
Except for workers’ compensation insurance, all insurance policies provided by Seller or any of its subcontractors or sub-subcontractors pursuant to the Agreement shall include Buyer as an additional insured.

16.7.6.
All policies of insurance provided by Seller or any of its subcontractors or sub-subcontractors (of any tier) pursuant to the Agreement shall include clauses providing that each underwriter shall waive its rights of recovery, under subrogation or otherwise, against Buyer. Seller waives, and shall require all of its subcontractors and sub-subcontractors to waive in their respective subcontracts and sub-subcontracts, any and all Claims and Losses against Buyer to the extent such Claims and Losses are covered by insurance procured by Seller or any of its subcontractors or sub-subcontractors pursuant to the Agreement.

16.7.7.	Seller’s certificate of insurance form, completed by Seller’s insurance agent, broker or underwriter, shall reflect the recognition of additional insured status and waivers of subrogation.

16.7.8.
At least ninety (90) Days prior to the first Day of the Build-Up Period or, in the case of Delivery Assets not yet in operation as of the first day of the Build-Up Period, at least ninety (90) Days before such non-operational Delivery Assets become operational, Seller shall provide and shall cause Transporter to provide Buyer with certificates of insurance (“COI”) certifying that each of the foregoing insurance coverages is in force. If the COI is not affixed to this Agreement, then Seller shall provide a copy of the COI (and any subsequent updates) to Buyer. The COI must reference this Agreement contract number and the date of this Agreement and it shall reference Seller by name. Seller will immediately provide written notice to the Buyer should any of the insurance policies required herein be cancelled, limited in scope, or not renewed upon expiration. Receipt of any certificate showing less coverage than requested is not a waiver of the Seller’s obligation to fulfill the requirements.

16.8.	Buyer’s Insurance

16.8.1.	Buyer shall obtain and maintain or cause to be obtained and maintained:

(a)
Worker’s Compensation and Employers’ Liability Insurance. Buyer shall comply with Applicable Law with respect to worker’s compensation requirements and other similar requirements for wherever the work is performed and shall procure and maintain worker’s compensation and employer’s liability policies in accordance with Applicable Law and the requirements of the Agreement. These policies shall include coverage for all states and other applicable jurisdictions, voluntary compensation coverage and occupational disease. The following minimum limits shall apply:

Employers’ liability (including maritime employer’s liability):
USD one million (US$1,000,000.00) each accident;
USD one million (US$1,000,000.00) disease each employee; and
USD one million (US$1,000,000.00) disease policy limit.

(b)
Commercial General Liability Insurance. This policy shall cover liability for bodily injury and property damage arising from premises, operations, products-completed operations, personal and advertising injury and liability assumed under an insured contract (including the tort liability of another assumed in a business contract) for damages arising out of the Agreement and shall, at a minimum, include coverage for (i) all operations and premises of Buyer; (ii) all products and completed operations of Buyer; (iii) explosion, collapse and underground (XCU) hazards; and (iv) duty to defend. The following minimum limits shall apply:

USD one million (US$1,000,000.00) each occurrence;
USD one million (US$1,000,000.00) personal and advertising injury;
USD one million (US$1,000,000.00) general aggregate; and
USD one million (US$1,000,000.00) products and completed operations aggregate.

(c)
Umbrella or Excess Liability Insurance. This policy shall be written on a “following form” basis and shall provide coverage in excess of the coverages required to be provided by Buyer for employer’s liability insurance, commercial general liability insurance, and commercial automobile liability insurance. Products and completed operations coverage shall be insured for a minimum of three (3) years or statute of repose (whichever is greater) after termination of the Agreement. The aggregate limit shall apply separately to each annual policy period. The following minimum limits shall apply:

***.

(d)	Insurance Required by Applicable Law. Insurance for Buyer’s Facilities to the extent required by Applicable Law.

(e)
Additional Insurance. Additional insurance for Buyer’s Facilities as is reasonably necessary and available on reasonable commercial terms, against such other risks and at such levels as a Reasonable and Prudent Operator of similar facilities would obtain.

(f)
Minimum Limits. The minimum limits set forth in Section 16.8.1(a), Section 16.8.1(b), and Section 16.8.1(c) may be maintained through any combination of primary and umbrella policies, provided that the aggregate minimum limits are maintained.

16.8.2.
Buyer shall obtain or cause to be obtained the insurance required by Section 16.8.1 from a reputable insurer (or insurers) reasonably believed to have adequate financial reserves with a rating by AM Best of A-VII or better. Buyer shall exercise its best efforts, or shall cause the applicable insured Person to use its best efforts, to collect any amount due under such insurance policies. Buyer shall not knowingly take any steps or engage in conduct that would cause Seller to lose the benefit of the insurance policies hereunder. Buyer shall, promptly following a request by Seller, provide Seller with reasonable evidence of insurance required pursuant to this Section 16.8.

16.8.3.
Buyer shall ensure that each subcontractor and sub-subcontractor shall either be covered by the insurance provided by Buyer pursuant to the Agreement, or by insurance procured by a subcontractor or sub-subcontractor. Should a subcontractor or sub-subcontractor be responsible for procuring its own insurance coverage, Buyer shall ensure that each such subcontractor or sub-subcontractors shall, commensurate with the work performed by such subcontractor or sub-subcontractor, procure and maintain insurance of the types and in the amounts required of Buyer under the Agreement and shall be required to comply with all of the requirements imposed on Buyer with respect to such Buyer-provided insurance on the same terms as Buyer, except that, as between Buyer and Seller, Buyer shall have the sole responsibility for determining the limits of coverage to require such subcontractors or sub-subcontractors to obtain in accordance with reasonably prudent business practices. All such insurance shall be provided for at the sole cost of Buyer or its subcontractors or sub-subcontractors. Failure of subcontractor or sub-subcontractor to procure and maintain such insurance coverage shall not relieve Buyer or its responsibilities under this Agreement.

16.8.4.
Except for workers’ compensation insurance, all insurance policies provided by Buyer or any of its subcontractors or sub-subcontractors pursuant to the Agreement shall include Seller and Transporter as an additional insured.

16.8.5.
All policies of insurance provided by Buyer or any of its subcontractors or sub-subcontractors (of any tier) pursuant to the Agreement shall include clauses providing that each underwriter shall waive its rights of recovery, under subrogation or otherwise, against Seller. Buyer waives, and shall require all of its subcontractors and sub-subcontractors to waive in their respective subcontracts and sub-subcontracts, any and all Claims and Losses against Seller to the extent such Claims and Losses are covered by insurance procured by Buyer or any of its subcontractors or sub-subcontractors pursuant to the Agreement.

16.8.6.	Buyer’s certificate of insurance form, completed by Buyer’s insurance agent, broker or underwriter, shall reflect the recognition of additional insured status and waivers of subrogation.

16.8.7.
At least ninety (90) Days prior to the first Day of the Build-Up Period, Buyer shall provide Seller with a COI certifying that each of the foregoing insurance coverages is in force. If the COI is not affixed to this Agreement, then Buyer shall provide a copy of the COI (and any subsequent updates) to Seller. The COI must reference this Agreement contract number and the date of this Agreement and it shall reference Buyer by name. Buyer will immediately provide written notice to the Seller should any of the insurance policies required herein be cancelled, limited in scope, or not renewed upon expiration. Receipt of any certificate showing less coverage than requested is not a waiver of the Buyer’s obligation to fulfill the requirements.

17.	Safety

17.1.	General
The Parties recognize the importance of securing and maintaining safety in all matters contemplated in this Agreement, including the construction and operation of their respective facilities, vessels, vehicles and the ISO Containers and transportation of LNG. It is the Parties’ respective intentions to secure and maintain high standards of safety in accordance with International Standards and the generally accepted standards prevailing in the LNG and LNG transportation industries from time to time.

17.2.	Third Parties
Both Parties shall use reasonable efforts to ensure that their respective employees, agents, operators, Transporter, contractors and suppliers shall have due regard to safety and abide by the relevant regulations while they are performing work and services in connection with the performance of this Agreement, including such work and services performed within and around the area of the Seller’s Facilities and Buyer’s Facilities.

18.	Representations, Warranties and Undertakings

18.1.	Representations and Warranties of Buyer
As of the Effective Date and until the expiration or termination of this Agreement, Buyer represents, undertakes and warrants that:

18.1.1.	Buyer is and shall remain duly formed and in good standing under the laws of the State of Hawai‘i;

18.1.2.
Buyer has the requisite power, authority and legal right to execute and deliver this Agreement and, subject to satisfaction of the Condition Precedent set forth in Section 2.3.1(j), will have the requisite power, authority and legal right to perform its obligations under this Agreement;

18.1.3.
Buyer has not incurred any liability to any financial advisor, broker or finder for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement for which Seller or any of its Affiliates could be liable; and

18.1.4.
neither the execution nor the delivery of this Agreement violates or will violate, results or will result in a breach of, or constitutes or will constitute, a default under any provision of Buyer’s organizational documents, any Applicable Law, or other instrumentality of any Governmental Authority or of any other material agreement or instrument to which Buyer is a party. Subject to satisfaction of the Condition Precedent set forth in Section 2.3.1(j), the performance of this Agreement does not violate nor will violate, does not result nor will result in a breach of, and does not constitute nor will constitute, a default under any provision of Buyer’s organizational documents, any Applicable Law, or other instrumentality of any Governmental Authority or of any other material agreement or instrument to which Buyer is a party.

18.2.	Representations and Warranties of Seller
As of the Effective Date and until the expiration or termination of this Agreement, Seller represents, undertakes and warrants that:

18.2.1.	Seller is and shall remain duly formed and in good standing under the laws of British Columbia, Canada;

18.2.2.	Seller has the requisite power, authority and legal right to execute and deliver, and to perform its obligations under this Agreement;

18.2.3.
Seller has not incurred any liability to any financial advisor, broker or finder for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement for which Buyer or any of its Affiliates could be liable; and

18.2.4.
neither the execution, delivery, nor performance of this Agreement, violates or will violate, results or will result in a breach of, or constitutes or will constitute a default under, any provision of Seller’s organizational documents, any Applicable Law, or other instrumentality of any Governmental Authority or of any other material agreement or instrument to which Seller is a party.

18.3.	Business Practices
Each Party represents and warrants to the other, as of the Effective Date, that it has not taken any actions that would, if such actions were undertaken after the Effective Date, conflict with such Party’s obligations under Section 27.3.

19.	Exchange of Information
The Parties shall maintain close communication and mutually provide and shall use reasonable efforts to exchange available information directly relevant to the fulfillment of the terms and conditions of this Agreement.

20.	Confidentiality

20.1.	Duty of Confidentiality
Any (i) amounts, formulas or calculations set forth in Section 1.1 (but only with respect to the definitions of “Acceptable Letter of Credit,” ***, ***, ***, “Fuel Cap Percentage,” “Guaranty,”

“Liquefaction Fee,” ***, ***, “Seller Liability Cap,” ***, and ***), Section 3.4.1(d), Section 3.4.3(b), Section 4.2.2, Section 4.3.1(a), Section 4.6.2, Section 4.8.1(b), Section 4.9.6, Section 5.3, Section 5.8.2, Section 5.8.11, Section 7.5.1(a), Section 9.1, Section 9.2.2, Section 10.1, Section 10.2, Section 10.3, Section 11.7, Section 12.4, Section 12.11, Section 15.1.2(d)(i), Section 16.2.6(b), Section 16.2.7(b), Section 16.5.3, Section 16.7.2(d), Section 16.8.1(c), Section 21.1.2, Section 21.1.3, Section 21.1.11, Section 21.1.12, Section 21.1.13, and Section 26.1.2 (in respect of names and contact information), and Exhibit A (Pricing), Exhibit B (Form of Seller Guaranty), and Exhibit F (LNG Tanker Performance Standards) and (ii) information disclosed by either Party to the other Party, directly or indirectly, in writing, orally, or by inspection of tangible objects (including documents, prototypes, samples, plant, and equipment), which is designated as “Confidential,” “Proprietary,” or some similar designation, or that should reasonably be understood to be confidential from the context of disclosure, and which is not:

(a)	already known to the recipient from sources other than the other Party (other than as a result of a breach of the terms of this Section 20.1);

(b)	information that becomes publicly known and made generally available after disclosure by the disclosing Party to the recipient through no action or inaction of the recipient;

(c)	already in the public domain (other than as a result of a breach of the terms of this Section 20.1); or

(d)	independently developed by the recipient without use of or reference to the disclosing Party’s confidential information, shall be “Confidential Information” and shall, unless otherwise agreed in writing by the disclosing Party, be kept confidential and shall not be used by the receiving Party other than for a purpose connected with this Agreement or, except as provided below, disclosed to Third Parties by the receiving Party.

20.2.	Permitted Disclosures

20.2.1.	The Confidential Information, which either Party receives from the other, may be disclosed by such Party:

(a)
to any Person who is such Party’s legal counsel, other professional consultant or adviser, Transporter, insurer, accountant or construction contractor; provided that such disclosure is solely to assist the purpose for which such Person was so engaged;

(b)	if required and to the extent required by the rules of any recognized stock exchange or agency established in connection therewith upon which the securities of such Party or a company falling within Section 20.2.1(e) are quoted;

(c)
if required and to the extent required by the DOE, the NEB, the Commission, Division of Consumer Advocacy of the Department of Commerce and Consumer Affairs of the State of Hawai‘i (“Consumer Advocate”), the BCUC and any other regulatory agency; provided that, to the extent permitted by Applicable Law, such disclosure is submitted as confidential or made under a protective order entered in the docket or proceeding with respect to which the disclosure will be made or any general protective order entered by such regulatory authority, in each case such that the Confidential Information is afforded the greatest possible protection from disclosure to any Third Parties (including Third Parties to such docket or proceeding, if possible) other than the respective regulatory agencies and their staffs;

(d)
without limiting Section 20.2.1(c), if required and to the extent required by any Applicable Laws, or such Party becomes legally required (by oral questions, interrogatories, request for information or documents, orders issued by any Governmental Authority, including the SEC, or any other process) to disclose such information, or to the extent necessary to enforce Section 22.1 or 22.2 or any arbitration award or binding decision of an Expert (including by filing Confidential Information in proceedings before a court or other competent judicial authority) or to enforce other rights of a party to the Dispute; provided that such Party shall, to the extent practicable, give prior notice to the other Party of the requirement and the terms thereof and shall cooperate with the other Party to minimize the disclosure of the information, seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, then such Party will furnish only that portion of such information that it is legally required to furnish;

(e)
to any of its Affiliates or shareholders (or any company involved in the provision of advice to any such Affiliate or shareholder for the purposes of this Agreement) and any employee of that Party or of a company to which disclosure is permitted pursuant to this Section 20.2.1(e);

(f)	to any bona fide intended assignees of a Party’s interests under this Agreement;

(g)	to any Third Party Service Provider or other Third Party as reasonably necessary for the performance of a Party’s obligations under this Agreement;

(h)
to any arbitrator appointed in accordance with Section 22.1.5, or Expert appointed pursuant to Section 22.2.1, or to any other party to an arbitration or Expert proceeding arising under or in connection with this Agreement, or to any witnesses appearing in an arbitration under Section 22.1 or in an Expert proceeding under Section 22.2; or

(i)
to any Person reasonably required to see such Confidential Information, including the Lenders, in connection with any bona fide financing or offering or sale of securities by Seller or Buyer or any Affiliate of Seller or Buyer or any Affiliate of any of the shareholders of Seller or Buyer, to comply with the disclosure or other requirements of Applicable Law or of financial institutions or other participants (including rating agencies) in such financing, offering or sale.

20.2.2.
The Party making the disclosure shall ensure that any Person listed in Section 20.2.1(a), Section 20.2.1(e), Section 20.2.1(f), Section 20.2.1(g), Section 20.2.1(h) or Section 20.2.1(i) to which it makes the disclosure (excluding any legal counsel, arbitrator or Expert already bound by confidentiality obligations) undertakes to hold such Confidential Information subject to confidentiality obligations equivalent to those set out in Section 20.1. In the case of a disclosure to an employee made in accordance with Section 20.2.1(e), the undertaking shall be given by the company on its own behalf and in respect of all its employees. Notwithstanding the foregoing, if either Party or any Person to which either such Party was permitted to disclose Confidential Information (“CI Recipient”) is legally compelled to disclose any of the Confidential Information provided by the other Party (“CI Provider”), the compelled CI Recipient shall, except where prohibited by Applicable Law, undertake reasonable efforts to provide the CI Provider with prompt notice of such requirement or advice prior to disclosure so that the CI Provider may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 20. If such protective order or other remedy is not obtained, or the CI Provider waives compliance with the provisions hereof, the compelled CI Recipient agrees to furnish only that portion of the Confidential Information which it is legally required to so furnish and, at the request of the CI Provider, to use reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information, it being understood that such reasonable efforts shall be at the cost and expense of the CI Provider whose Confidential Information has been sought.

20.2.3.	No press release concerning the execution of this Agreement or resolution of any Disputes shall be issued unless agreed by the Parties.

20.3.	Duration of Confidentiality
The foregoing obligations with regard to the Confidential Information shall remain in effect for three (3) years after this Agreement is terminated or expires.

20.4.	Mental Impressions
The Parties recognize that persons authorized to review the Confidential Information under Section 20.2 may form mental impressions (i.e., impressions not written or otherwise reduced to a record) regarding the Confidential Information. The use of these mental impressions by such persons shall not be a violation of the restriction contained in Section 20.1.

21.	Default and Termination

21.1.	Termination Events
The following circumstances (each, a “Termination Event”) shall give rise to the right for either or both of Seller and Buyer (as the case may be) to terminate this Agreement:

21.1.1.	in respect of either Party, if a Bankruptcy Event has occurred with respect to the other Party;

21.1.2.
in respect of Seller, if Buyer fails to pay or cause to be paid any amount or amounts in the aggregate due that are in excess of USD ***, for a period of ten (10) Business Days or more following the due date of the relevant invoice;

21.1.3.
in respect of Buyer, if Seller fails to pay or cause to be paid any amount or amounts in the aggregate due that are in excess of USD ***, for a period of ten (10) Business Days or more following the due date of the relevant invoice;

21.1.4.	in respect of either Party, in accordance with Section 2.3.5;

21.1.5.	in respect of either Party, in accordance with Section 4.7.2;

21.1.6.	in respect of either Party, violation of Section 18.3 or Section 27.3.1(b) by the other Party;

21.1.7.	in respect of either Party, in accordance with Section 10.3;

21.1.8.	in respect of Buyer, if Seller fails to comply with (a) Section 16.5.1, (b) Section 16.5.2, or (c) Section 23;

21.1.9.	in respect of Buyer, for any reason set forth in Section 16.5.3;

21.1.10.	in respect of Seller, if Buyer novates or assigns this Agreement in a manner contrary to Section 23.2;

21.1.11.
in respect of Buyer, if (a) Seller has declared Force Majeure one or more times and the interruptions resulting from such Force Majeure total twenty-four (24) Months during any thirty-six (36) Month period, and (b) such Force Majeure has resulted in Seller being prevented from making available *** or more of the annualized AACQ and any quantity scheduled during the Restoration Period during such periods of Force Majeure;

21.1.12.
in respect of Seller, if (a) Buyer has declared Force Majeure one or more times and the interruptions resulting from such Force Majeure total twenty-four (24) Months during any thirty-six (36) Month period, and (b) such Force Majeure has resulted in Buyer being prevented from taking *** or more of the annualized AACQ and any quantity scheduled during the Restoration Period during such periods of Force Majeure;

21.1.13.
in respect of Buyer, if Seller fails to make available (as such obligation for any quantity of LNG is set forth in Section 5.8.1) *** or more of the Annual DoP Obligation over two (2) consecutive Commercial Operations Periods; and

21.1.14.	in respect of Buyer, if the Seller Aggregate Liability has reached or exceeded the Seller Liability Cap.

21.2.	Termination

21.2.1.
Notice of Termination. Upon the occurrence of any Termination Event, subject to Section 21.1, the Party which has the right under Section 21.1 to terminate this Agreement (“Terminating Party”) may give notice thereof to the other Party, specifying in reasonable detail the nature of such Termination Event (except that any termination notice with respect to a Termination Event identified in Section 21.1.11, Section 21.1.12 or Section 21.1.13 shall only be valid if notice thereof is provided within ninety (90) Days after such Termination Event first arose).

21.2.2.
Timing. Except with respect to the Termination Events described in Section 21.2.3, at any time after the expiry of a period of forty-five (45) Days (or fifteen (15) Business Days with respect to a Termination Event described in Section 21.1.2 and Section 21.1.3) after the Terminating Party gave notice of a Termination Event pursuant to Section 21.2.1, unless the circumstances constituting the Termination Event have been fully remedied or have ceased to apply, the Terminating Party may terminate this Agreement with immediate effect by giving notice of such termination to the other Party.

21.2.3.
Certain Events. Upon the occurrence of a Termination Event described in Section 21.1.1, Section 21.1.4, Section 21.1.5, Section 21.1.6, Section 21.1.7, Section 21.1.9, Section 21.1.11, Section 21.1.12, Section 21.1.13, and Section 21.1.14, the Terminating Party’s notice pursuant to Section 21.2.1 shall terminate this Agreement immediately.

21.2.4.	Rights Accrued Before Termination. Termination of this Agreement shall be without prejudice to:

(a)	the rights and liabilities of the Parties accrued before or as a result of such termination; and

(b)	claims for breaches of Section 20 that occur during the three (3) year period after termination of this Agreement.

21.3.	Survival
The following provisions shall survive expiration or termination of this Agreement: Section 1, Section 5.6.4, Section 5.8.12, Section 7.2.3, Section 7.2.6, Section 7.9.1(b), Section 7.9.1(d), Section 10, Section 11, Section 12, Section 16, Section 20 (to the extent provided therein), Section 21.2.4 and Section 22 to Section 27 and Exhibit A (Pricing), Exhibit B (Form of Seller Guaranty) (to the extent provided therein), and sections 9 and 10 of Exhibit E (Terms and Conditions Related to Use of ISO Containers), in addition to this Section 21.3.

22.	Dispute Resolution and Governing Law

22.1.	Dispute Resolution

22.1.1.
Senior Management Negotiation; Arbitration. In the event of any Dispute, the Parties will first attempt to resolve such Dispute by referring it to the senior management of the Parties and Transporter (if applicable) for resolution. If such Dispute has not been resolved within fifteen (15) Days after such referral to the senior management of the Parties and Transporter (if applicable), then any Dispute (other than a Dispute submitted to an Expert under Section 22.2.1) shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible Disputes under this Agreement.

22.1.2.
Commencement. Upon conclusion of senior management negotiation in accordance with Section 22.1.1, either Party may, either separately or together with the other Party, initiate arbitration proceedings pursuant to this clause by sending a request for arbitration to the International Centre for Dispute Resolution (“ICDR”) and to the other Party.

22.1.3.	Rules. The arbitration shall be conducted in accordance with the International Arbitration Rules of the ICDR (as then in effect). The

Parties also agree that the taking of evidence in the arbitration shall be guided by the IBA Rules on the Taking of Evidence in International Arbitration.

22.1.4.
Number of Arbitrators. The arbitral tribunal shall consist of three (3) arbitrators, who shall endeavor to complete the final hearing in the arbitration within six (6) Months after the appointment of the last arbitrator.

22.1.5.
Method of Appointment of the Arbitrators. If there are only two (2) parties to the Dispute, then each party to the Dispute shall appoint one (1) arbitrator within thirty (30) Days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two (2) arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two (2) party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the ICDR shall serve as the appointing authority and shall appoint the remainder of the three (3) arbitrators not yet appointed. If the arbitration is to be conducted by three (3) arbitrators and there are more than two (2) parties to the Dispute, then within thirty (30) Days of the filing of the arbitration, the Parties shall request that the ICDR appoint three (3) arbitrators to the Dispute and shall accept the ICDR’s appointments.

22.1.6.
Consolidation. If the Parties initiate multiple arbitration proceedings under any one or more of this Agreement, the Guaranty, the LDA, the FLNG SPA, the Transporter Fuel Agreement, the Energy Management Agreement, the FLNG EMA (if applicable), the Gas Supply Agreement, and any other guaranty associated with the above listed agreements (the “Related Agreements”), the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then any Party involved in such proceedings may request, before the appointment of the arbitrators for such multiple or subsequent Disputes, that all such proceedings be consolidated into a single arbitral proceeding. Such request shall be directed to the ICDR, which shall appoint a consolidation arbitrator to consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the Disputes.

22.1.7.	Joinder and Intervention. The following terms and conditions apply to joinder and intervention:

(a)
Any respondent named in a request for arbitration or counterclaim or crossclaim hereunder may join any other party to a Related Agreement in any arbitration proceedings hereunder, provided that (i) such joinder is based upon a dispute under one or more Related

Agreements that is substantially related to the Dispute in the relevant request for arbitration or counterclaim or crossclaim and (ii) such joinder is made by written notice to the ICDR and to all other parties to the arbitration proceedings within thirty (30) days from the receipt by such respondent of the relevant request for arbitration or counterclaim or crossclaim.

(b)
Any Party may intervene in any arbitration proceedings arising under a Related Agreement, provided that (i) such intervention is based upon a dispute substantially related to the Dispute in the relevant request for arbitration or counterclaim or crossclaim and (ii) such intervention is made by written notice to the ICDR and to all other parties to the arbitration proceedings within thirty (30) days from the receipt by such party of the relevant request for arbitration or counterclaim or crossclaim.

(c)
Any joined or intervening party may make a counterclaim or crossclaim against any party, provided that (i) such counterclaim or crossclaim is based upon a dispute substantially related to the Dispute in the relevant request for arbitration or counterclaim or crossclaim and (ii) such counterclaim or crossclaim is made by written notice to the ICDR and to all other parties to the arbitration proceedings within 30 days of such party receiving notice of the relevant request for arbitration or counterclaim or crossclaim.

(d)	Any joined or intervening party shall be bound by any award rendered by the arbitral tribunal even if such party chooses not to participate in the arbitration proceedings.

22.1.8.
Place of Arbitration. The place or legal seat of arbitration shall be San Francisco, California, United States. Irrespective of the place of arbitration, the law governing the conduct of the arbitration proceedings shall be the laws of the State of New York.

22.1.9.	Language. The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.

22.1.10.
Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. The Parties agree that service of process for any action to enforce an award may be accomplished according to the procedures of Section 26, as well as any other procedure authorized by law.

22.1.11.	Notice. All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with Section 26.

22.1.12.
Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial and independent of the parties to the Dispute, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

22.1.13.
Interim Measures. The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable, including but not limited to injunctive relief, whether interim and/or final, and any arbitration award or decision granting provisional measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction subject to Section 22.1.15. Prior to the constitution of the arbitral tribunal, each party to the Dispute retains the right to seek interim measures in the county of San Francisco, California, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

22.1.14.
Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs of the arbitration in its award, including: (a) the fees and expenses of the arbitrators; (b) the costs of assistance required by the tribunal, including its Experts; (c) the fees and expenses of the administrator; (d) the reasonable costs for legal representation of a Party; and (e) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

22.1.15.
Interest. The award shall include pre-award and post-award interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall accrue at a rate per annum equal to two percent (2%) above LIBOR (as in effect on the Day such award was issued) on and from the Day when such award was issued until the date of its repayment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) Days, the applicable LIBOR rate for each successive term of ninety (90) Days during that period shall be that in effect on the first (1st) Day of that ninety (90) Day period. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year

22.1.16.	Currency of Award. The arbitral award shall be made and payable in USD, free of any tax or other deduction (except as required by Applicable Law).

22.1.17.
Confidentiality. Any arbitration or Expert determination relating to a Dispute (including an arbitral award, a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration or Expert proceeding, and memorials, briefs or other documents prepared for the arbitration or Expert proceeding) shall be Confidential Information subject to the confidentiality provisions of Section 20; provided, however, that breach of such confidentiality provisions shall not void any settlement, determination or award.

22.2.	Expert Determination

22.2.1.
General. In the event of any disagreement between the Parties regarding a measurement under Exhibit I (Measurement) hereto or any other Dispute which the Parties agree to submit to an Expert (in either case, a “Technical Dispute”), the Parties hereby agree that such Technical Dispute shall be resolved by an Expert selected as provided in this Section 22.2.1. The Expert is not an arbitrator of the Technical Dispute and shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other Party to the Technical Dispute notice of the request for such determination. If the Parties to the Technical Dispute are unable to agree upon an Expert within ten (10) Days after receipt of the notice of request for an expert determination, then, upon the request of any of the Parties to the Technical Dispute, the International Centre for Expertise of the International Chamber of Commerce (“ICC”) shall appoint such Expert and shall administer such expert determination through the ICC’s Rules for Expertise. The Expert shall be and remain at all times wholly impartial, and, once appointed, the Expert shall have no ex parte communications with any of the Parties to the Technical Dispute concerning the expert determination or the underlying Technical Dispute. The Parties to the Technical Dispute shall cooperate fully in the expeditious conduct of such expert determination and provide the Expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner. Before issuing a final decision, the Expert shall issue a draft report and allow the Parties to the Technical Dispute to comment on it. The Expert shall endeavor to resolve the Technical Dispute within thirty (30) Days (but no later than sixty (60) Days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in dispute.

22.2.2.
Final and Binding. The Expert’s decision shall be final and binding on the Parties to the Technical Dispute unless challenged in an arbitration pursuant to Section 22.1 within thirty (30) Days of the date the Expert’s decision. If challenged, (a) the decision shall remain binding and be implemented unless and until finally replaced by an award of the arbitrators; (b) the decision shall be entitled to a rebuttable presumption of correctness; and (c) the Expert shall not be appointed in the arbitration as an arbitrator or as advisor to either Party without the written consent of both Parties.

22.2.3.
Arbitration of Expert Determination. In the event that a Party requests expert determination for a Technical Dispute which raises issues that require determination of other matters in addition to correct measurement under Exhibit I (Measurement) hereto, then either Party may elect to refer the entire Technical Dispute for arbitration under Section 22.1.1. In such case, the arbitrators shall be competent to make any measurement determination that is part of a Dispute. An expert determination not referred to arbitration shall proceed and shall not be stayed during the pendency of an arbitration.

22.3.	Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of New York (United States of America) without regard to principles of conflict of laws that would specify the use of other laws.

22.4.	Immunity

22.4.1.
Each Party, as to itself and its assets, hereby irrevocably, unconditionally, knowingly and intentionally waives any right of immunity (sovereign or otherwise) and agrees not to claim, or assert any immunity with respect to the matters covered by this Agreement in any arbitration, Technical Dispute, or other action with respect to this Agreement, whether arising by statute or otherwise, that it may have or may subsequently acquire, including rights under the doctrines of sovereign immunity and act of state, immunity from legal process (including service of process or notice, pre-judgment or pre-award attachment, attachment in aid of execution, or otherwise), immunity from jurisdiction or judgment of any court, arbitrator, Expert or tribunal (including any objection or claim on the basis of inconvenient forum), and immunity from enforcement or execution of any award or judgment or any other remedy.

22.4.2.	Each Party irrevocably, unconditionally, knowingly and intentionally:

(a)	agrees that the execution, delivery and performance by it of this Agreement constitute private and commercial acts rather than public or governmental acts; and

(b)
consents in respect of the enforcement of any judgment against it in any such proceedings in any jurisdiction and to the giving of any relief or the issue of any process in connection with such proceedings (including the making, enforcement or execution of any such judgment or any order arising out of any such judgment against or in respect of any property whatsoever irrespective of its use or intended use).

23.	Assignments

23.1.	Successors
This Agreement shall be binding upon and inure to the benefit of any successor to each of Seller and Buyer.

23.2.	Assignment by Buyer

23.2.1.
Prior Written Consent. Buyer may novate or assign this Agreement in its entirety to another Person, for the remainder of the Term, upon the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed), if:

(a)
such assignee has an Acceptable Credit Rating, prior to such novation or assignment, and either (i) such assignee has agreed to reasonable requirements with regard to performance assurance to the extent such assignee no longer has an Acceptable Credit Rating at any time after such novation or assignment, or (ii) such assignee is a public utility regulated by the Commission and the cost of all fuel delivered under the assigned Agreement is passed through to such assignee’s ratepayers by means of an ECAC or a substantially similar mechanism approved by the Commission;

(b)	such assignee has comparable contractual rights or capability to receive LNG made available by Seller in the quantities and in accordance with the terms set forth herein; and

(c)
such assignee assumes all of the obligations of Buyer under this Agreement commencing as of the date of the novation or the assignment by execution of a copy of this Agreement in its own name (countersigned by Seller) or by execution of a binding assignment and assumption agreement which is enforceable by Seller.

23.2.2.	Without Prior Consent to Affiliates. Buyer may novate or assign this Agreement in its entirety, for the remainder of the Term, without Seller’s prior consent, to an Affiliate of Buyer, if:

(a)
such Affiliate of Buyer (i) is a public utility regulated by the Commission and (ii) the cost of all fuel delivered under the assigned Agreement is passed through to the Affiliate of Buyer’s ratepayers by means of the ECAC or a substantially similar mechanism approved by the Commission;

(b)	such Affiliate assignee has comparable contractual rights or capability to receive LNG made available by Seller in the quantities and in accordance with the terms set forth herein;

(c)
such Affiliate assignee assumes all of the obligations of Buyer under this Agreement commencing as of the date of the novation or the assignment by execution of a copy of this Agreement in its own name (countersigned by Seller) or by execution of a binding assignment and assumption agreement which is reasonably acceptable in form and substance to, and enforceable by, Seller; and

(d)	performance of this Agreement by Seller with such Affiliate assignee would comply with Applicable Laws and all relevant Approvals.

23.2.3.
Further Obligations. Upon a novation or assignment in whole by Buyer in accordance with this Section 23.2, the assignor shall be released from all further obligations, duties and liabilities under this Agreement, other than any obligations, duties and liabilities arising before the date of effectiveness of such novation or assignment.

23.3.	Assignments by Seller

23.3.1.
Prior Written Consent. Seller may novate or assign this Agreement in its entirety to another Person, for the remainder of the Term, upon the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), if:

(a)
such assignee has an Acceptable Credit Rating and prior to such novation or assignment such assignee has agreed to reasonable requirements with regard to performance assurance to the extent such assignee no longer has an Acceptable Credit Rating at any time after such novation or assignment, or has provided a guaranty (in the form attached hereto as Exhibit B (Form of Seller Guaranty)) from an Acceptable Guarantor;

(b)
such assignee either (i) owns the entire Tilbury Facility or (ii) has the necessary contractual rights to produce and deliver LNG to Buyer in the quantities and in accordance with the terms set forth herein, and in either case, has reserved the Build-Up Quantity and ACQ exclusively for providing LNG to Buyer in accordance with the terms of this Agreement; and

(c)
such assignee assumes all of the obligations of Seller under this Agreement commencing as of the date of the novation or the assignment by execution of a copy of this Agreement in its own name (countersigned by Buyer) or by execution of a binding assignment and assumption agreement which is enforceable by Buyer.

23.3.2.	Without Prior Consent to Affiliates. Seller may novate or assign this Agreement in its entirety, for the remainder of the Term, without Buyer’s prior consent, to an Affiliate of Seller, if:

(a)
following the effective date of such assignment, the Guaranty in favor of Buyer remains in full force and effect in respect of the Affiliate assignee’s obligations hereunder and Buyer has received confirmation in respect thereof from the provider of such Guaranty;

(b)
such Affiliate assignee either (i) owns the entire Tilbury Facility or (ii) has the necessary contractual rights to produce and deliver LNG to Buyer in the quantities and in accordance with the terms set forth herein, and in either case, has reserved the Build-Up Quantity and ACQ exclusively for providing LNG to Buyer in accordance with the terms of this Agreement;

(c)
such Affiliate assignee assumes all of the obligations of Seller under this Agreement commencing as of the date of the novation or the assignment by execution of a copy of this Agreement in its own name (countersigned by Buyer) or by execution of a binding assignment and assumption agreement which is reasonably acceptable in form and substance to, and enforceable by, Buyer; and

(d)	performance of this Agreement by Buyer with such Affiliate assignee would comply with Applicable Laws and all relevant Approvals.

23.3.3.
Further Obligations. Upon a novation or assignment by Seller in accordance with this Section 23.3, the assignor shall be released from all further obligations, duties and liabilities under this Agreement, other than any obligations, duties and liabilities arising before the date of effectiveness of such novation or assignment.

23.4.	Financings
Each Party may assign, transfer, or otherwise encumber, all or any of its rights, benefits and obligations under this Agreement and, in the case of Buyer only, any Guaranty, to such Party’s Lenders or such Lender’s agents as security for such Party’s obligations to such Lenders. Each Party (“Borrowing Party”) may, without the other Party’s consent, but with at least five (5) Business Days’ prior written notice to the other Party (which notice will specify an effective date of collateral assignment), collaterally assign Borrowing Party’s rights in and to this Agreement to a Lender and, in connection with any such permitted collateral assignment, the other Party (and, if applicable, the other Party’s Guarantor) shall execute (at the Borrowing Party’s sole cost and expense, such cost and expense to include only actual documented third-party costs) a consent and agreement to enable such assignment, in form and content reasonably acceptable to the Borrowing Party’s Lenders, and such consent and assignment shall:

(a)
provide for the assignment and transfer of the Borrowing Party’s rights and obligations under this Agreement or the relevant other agreement to nominee of Lender following a default by the Borrowing Party under its lending arrangement;

(b)	not materially affect the other Party’s rights or obligations (and, if applicable, the other Party’s Guarantor’s rights and obligations) under this Agreement or any Guaranty; and

(c)	include terms that are normal and customary in project financings or refinancings of this type.

24.	Contract Language
This Agreement, together with the Exhibits hereto, shall be made and originals executed in the English language. In case of any difference in meaning between the English language original version and any translation thereof, the English language original version shall be applicable.

25.	Miscellaneous

25.1.	Disclaimer of Agency
This Agreement does not appoint either Party as the agent, partner or legal representative of the other for any purposes whatsoever, and neither Party shall have any express or implied right or authority to assume or to create any obligation or responsibility on behalf of or in the name of the other Party.

25.2.	Entire Agreement
This Agreement, together with the Exhibits hereto, constitutes the entire agreement between the Parties and includes all promises and representations, express or implied, and supersedes all other prior agreements and representations, written or oral, between the Parties and any Affiliates, agents or subcontractors of the Parties relating to the subject matter, including the Heads of Agreement (except for any payment obligations under the Heads of Agreement) and any prior term sheets between the Parties. Anything that is not contained or expressly incorporated by reference in this instrument, is not part of this Agreement.

25.3.	Third Party Beneficiaries

25.3.1.	Except as set forth in Section 25.3.2 below, the Parties do not intend any term of this Agreement to be for the benefit of, or enforceable by, any Third Party.

25.3.2.
The Parties hereby designate Transporter as a Third Party beneficiary of Section 4.9, Section 11.2 through Section 11.5 (only in respect of Transporter’s right to seek payment from Buyer if Buyer has not paid Seller for amounts due and owing under this Agreement that have not been paid within sixty (60) Days of the invoice date, and excluding any amounts subject to dispute), Section 16.8.4, and Section 22. The Parties may rescind this Agreement, in whole or in part, without the consent of any Third Party, even if as a result such Third Party’s rights to enforce a term of this Agreement will be varied or extinguished; provided, however, that the Parties may not rescind Section 4.9, Section 11.2 through Section 11.5 (only in respect of Transporter’s right to seek payment from Buyer if Buyer has not paid Seller for amounts due and owing under this Agreement that have not been paid within sixty (60) Days of the invoice date, and excluding any amounts subject to dispute), Section 16.8.4, and Section 22 without Transporter’s prior written consent; provided that Seller and Buyer may rescind any of the foregoing provisions without Transporter’s prior written consent to the extent such provisions apply only between Seller and Buyer, and Transporter shall retain the benefit of the provisions as drafted prior to any such rescission (unless Transporter consents to such rescission).

25.3.3.
Seller represents and warrants that the LDA shall designate Buyer as a third party beneficiary with respect to provisions in the LDA that (a) provide for general payment terms in a manner comparable to Section 11.2 through Section 11.5, provided that Buyer, as third party beneficiary under the LDA, may only seek payment from Transporter if Transporter has not paid Seller for amounts due and owing under the LDA that have not been paid within sixty (60) Days of the invoice date, and excluding any amounts subject to dispute; (b) designate Buyer as an additional insured of Transporter’s insurance in a manner comparable to Section 16.7.5, (c) provide for dispute resolution and governing law in a manner comparable to Section 22, and (d) provide for an option for Transporter to purchase Affected Facilities in accordance with Section 28.3.4. Seller represents and warrants that Seller and Transporter may not rescind any of the foregoing provisions in the LDA in which Buyer is designated a third party beneficiary without Buyer’s prior written consent; provided that Buyer agrees that Seller and Transporter may rescind any of the foregoing provisions in the LDA in which Buyer is designated a third party beneficiary without Buyer’s prior written consent to the extent such provisions apply only between Seller and Transporter, and Seller represents and warrants that Buyer shall retain the benefit of such provisions in the LDA in which Buyer is designated a third party beneficiary as drafted prior to any such rescission (unless Transporter consents to such rescission). Seller shall provide to Buyer, and Seller shall cause Transporter to consent to such provision of, a copy of the provisions of the LDA to which Buyer has third party beneficiary rights (and Seller may redact any confidential material in such provisions, if any, not relevant to Buyer’s third party beneficiary rights).

25.4.	Amendments and Waiver

25.4.1.
This Agreement may not be supplemented, amended, modified or changed except by an instrument in writing signed by Seller and Buyer and expressed to be a supplement, amendment, modification or change to this Agreement. Section 4.9, Section 11.2 through Section 11.5 (only in respect of Transporter’s right to seek payment from Buyer if Buyer has not paid Seller for amounts due and owing under this Agreement that have not been paid within sixty (60) Days of the invoice date, and excluding any amounts subject to dispute), Section 16.8.4, and Section 22 may not be supplemented, amended, modified or changed except by agreement of Buyer, Seller and Transporter; provided that Seller and Buyer may supplement, amend, modify, or change any of the foregoing provisions without agreement of Transporter to the extent such provisions apply only between Seller and Buyer, and Transporter shall retain the benefit of the provisions as drafted prior to any such supplementation, amendment, modification or change (unless Transporter consents to such supplementation, amendment, modification or change). A Party shall not be deemed to have waived any right or remedy under this Agreement by reason of such Party’s failure to enforce such right or remedy.

25.4.2.
Seller represents and warrants that the provisions in the LDA in which Buyer is designated a third party beneficiary pursuant to Section 25.3.3 may not be supplemented, amended, modified or changed except by agreement of Buyer, Seller and Transporter; provided that Buyer agrees that Seller and Transporter may supplement, amend, modify, or change any such provisions in the LDA in which Buyer is designated a third party beneficiary pursuant to Section 25.3.3 without agreement of Buyer to the extent such provisions apply only between Seller and Transporter, and Seller represents and warrants that Buyer shall retain the benefit of such provisions in the LDA in which Buyer is designated a third party beneficiary pursuant to Section 25.3.3 as drafted prior to any such supplementation, amendment, modification or change (unless Buyer consents to such supplementation, amendment, modification or change).

25.5.	Exclusion
The United Nations Convention on Contracts for the International Sale of Goods (and the Convention on the Limitation Period in the International Sale of Goods) shall not apply to this Agreement and the respective rights and obligations of the Parties hereunder.

25.6.	Further Assurances
Each Party hereby agrees to take all such action as may be necessary to effectuate fully the purposes of this Agreement, including causing this Agreement or any document contemplated herein to be duly registered, notarized, attested, consularized and stamped in any applicable jurisdiction.

25.7.	Severability
If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

25.8.	Safe Harbor Protections
Without limiting any other protections available to the Parties under Canadian Insolvency Acts, the Bankruptcy Code or any other United States of America federal or state, or any other insolvency law, the Parties acknowledge and agree that:

25.8.1.	This Agreement and all transactions contemplated hereby shall constitute a “swap agreement” and a “forward contract” (as each such term is defined in the Bankruptcy Code).

25.8.2.
Seller and Buyer each constitute a “swap participant” and a “forward contract merchant” within the meaning of the Bankruptcy Code and are entitled to all of the protections in the Bankruptcy Code afforded to such entities that are party to a “swap agreement” or a “forward contract”, respectively, including those protections set forth in sections 362, 546, 548, 556, 560, 561 and 562 of the Bankruptcy Code. In furtherance of these acknowledgments and agreements, the Parties further acknowledge and agree that Seller is a Person whose business consists in whole or in part of, and Buyer is a Person whose business consists in whole or in part of, entering into “forward contracts” (as such term is defined in the Bankruptcy Code) as or with merchants in natural gas (whether in liquefied or gaseous state).

25.8.3.
Each Party’s right to cause the liquidation, termination or acceleration of this Agreement, or any transaction contemplated hereby, because of a condition of the kind specified in section 365(e)(1) of the Bankruptcy Code or to offset or net out termination values, payment amounts or other transfer obligations, and to exercise any other remedies upon the occurrence of any such termination, liquidation or acceleration under this Agreement, constitutes a “contractual right” with respect to the other Party within the meaning of sections 556, 560 and 561 of the Bankruptcy Code.

25.8.4.
Any transfer of cash, securities or other property provided as performance assurance, credit support or collateral with respect to this Agreement, or any transaction contemplated hereby, shall constitute (i) a “transfer” made “by or to (or for the benefit of)” a “forward contract merchant” “under” or “in connection with” this Agreement and each such transaction and/or (ii) a “transfer” made “by or to (or for the benefit of)” a “swap participant” “under” or “in connection with” this Agreement and each such transaction, in each case within the meaning of the Bankruptcy Code.

25.8.5.	This Agreement is an “eligible financial contract” (as such term is defined in the Canadian Insolvency Acts).
All payments, transfers or deliveries for, under or in connection with this Agreement, or any transaction contemplated hereby, shall be a “settlement payment” and “transfer” “under” or “in connection with” each such transaction, in each case within the meaning of the Bankruptcy Code.

26.	Notices

26.1.	Form of Notice

26.1.1.
Except as expressly set forth herein, any notice, invoice or other communication from one of the Parties to the other Party (or, where contemplated in this Agreement, from or to the Transporter), which is required or permitted to be made by the provisions of this Agreement shall be:

(a)	made in the English language;

(b)	made in writing;

(c)
(i) delivered by hand, sent by courier, sent by a nationally recognized overnight delivery service or by registered or certified mail with return receipt requested and all postage fully paid, to the address of the other Party which is shown below or to such other address as the other Party shall by notice require; or (ii) sent by electronic mail to the e-mail address of the other Party which is shown below or to such other e-mail address as the other Party shall by notice require; and

(d)	marked for the attention of the Person(s) there referred to or to such other Person(s) as the other Party shall by notice require.

26.1.2.	The addresses of the Parties and Transporter for service of notices are as follows:

Seller:	Fortis Hawaii Energy Inc.
10th Floor

1111 West Georgia Street
Vancouver BC V6E 4M3
***

with a copy to the following mailing address:

Fortis Hawaii Energy Inc.
10th Floor
1111 West Georgia Street
Vancouver BC V6E 4M3
***
FortisBC Holdings, Inc.
***

Transporter:
WesPac Midstream - Hawaii LLC
2355 Main Street, Suite 210
Irvine, CA 92614
***

Buyer:	Hawaiian Electric Company, Inc.
Delivered by Mail:

Hawaiian Electric Company, Inc.
P.O. Box 2750
Honolulu, Hawaii 95840
***

with a copy to the following two mailing addresses:

Hawaiian Electric Company, Inc.
P.O. Box 2750
Honolulu, Hawaii 95840
***

Hawaiian Electric Company, Inc.
P.O. Box 2750
Honolulu, Hawaii 96840
Attn: Legal Department

Delivered by Hand or Overnight Delivery:

Hawaiian Electric Company, Inc.
91-196 Hanua Street
Kapolei, Hawaii 96707
***

with a copy to the following two mailing addresses:

Hawaiian Electric Company, Inc.
91-196 Hanua Street
Kapolei, Hawaii 96707
***

Hawaiian Electric Company, Inc.
Legal Department
1001 Bishop Street,
ABS Tower, Suite 1100
Honolulu, Hawaii 96813

Delivered by E-Mail:

Hawaiian Electric Company, Inc.
***

with a copy to the following two E-mail addresses:
Hawaiian Electric Company, Inc.
***

Hawaiian Electric Company, Inc.

Attn: Legal Department
***

26.2.	Effective Time of Notice

26.2.1.
Any notice, invoice or other communication made by one Party to the other Party in accordance with the foregoing provisions of this Section 26 shall be deemed to be received by the other Party as follows:

(a)	if delivered by hand or by courier, on the Day on which it is received at that Party’s address if on a local working day, or if not a local working day, on the immediately following local working day;

(b)	if sent by nationally recognized overnight delivery service, registered or certified mail with return receipt requested, on the date of receipt; and

(c)
subject to Section 26.2.3, if transmitted by e-mail on the next Day on which the office of the receiving Party is normally open for business following the Day on which the e-mail is actually received in the intended recipient’s inbox in a readable form.

26.2.2.
Without limiting the meaning of the word “received” for the purpose of the preceding paragraph, a notice which is delivered by hand or by courier shall be deemed to have been received at a Party’s address if it is placed in any receptacle normally used for the delivery of post to the address of that Party.

26.2.3.
Any notice given by electronic mail pursuant to Section 1.4, Section 2.3, Section 3.4, Section 4.2, Section 4.3, Section 4.5, Section 5.3.1, Section 5.4(c), Section 5.7, Section 5.17.3, Section 6.2.2, Section 7.5.4, Section 7.8.5, Section 7.8.6, Section 7.9.1(d), Section 7.12, Section 7.17, Section 9.2.1, Section 9.4, Section 10.3, Section 11.2.4, Section 11.3.3, Section 11.6, Section 11.7, Section 12.5, Section 12.11, Section 13.3, Section 14.12, Section 15.4, Section 16.5, Section 16.6, Section 16.7.8, Section 16.8.7, Section 20.2, Section 21.2, Section 22, Section 23.4, Section 27.4 and Section 28.3 and Exhibit E (Terms and Conditions Related to Use of ISO Containers) shall be subsequently confirmed by hand or overnight delivery of such notice, unless otherwise agreed, but without prejudice to the validity of the original notice.

26.2.4.
Any Party hereto may change its address for written notice by giving written notice of such change to the other Party hereto. The Parties may agree in writing upon additional means of providing notices, consents and waivers under this Agreement in order to adapt to changing technology and commercial practices.

27.	Business Practices

27.1.	Trade Law Compliance

27.1.1.
Each Party agrees to comply with the laws, policies and Approvals of the government of Canada applicable to the Party pertaining to any LNG delivered hereunder that is exported from Canada. Buyer shall promptly provide to Seller all information reasonably required by Seller to comply with such laws, policies and Approvals.

27.1.2.
Each Party agrees to comply with the laws, policies and Approvals of the government of the United States of America applicable to the Party pertaining to any LNG delivered hereunder that is imported into the United States of America. Seller shall promptly provide to Buyer all information reasonably required by Buyer to comply with such laws, policies and Approvals.

27.2.	Use of LNG
There shall be no restriction on the use of LNG other than as expressly provided in this Agreement.

27.3.	Prohibited Practices

27.3.1.
Each Party agrees that in connection with this Agreement and the activities contemplated herein, it will take no action, or omit to take any action, which would (a) violate any Applicable Law applicable to that Party, or (b) cause the other Party to be in violation of any Applicable Law applicable to such other Party, including the U.S. Foreign Corrupt Practices Act, the Canada Corruption of Foreign Public Officials Act, the OECD convention on anti-bribery, and corruption or any similar statute, regulation, order or convention binding on such other Party, as each may be amended from time to time, and including any implementing regulations promulgated pursuant thereto.

27.3.2.
Without limiting Section 27.3.1, each Party agrees on behalf of itself, its directors, officers, employees, agents, contractors, and Affiliates, not to pay any fees, commissions or rebates to any employee, officer or agent of the other Party or its Affiliates or shareholders nor provide or cause to be provided to any of them any gifts or entertainment of significant cost or value in connection with this Agreement or in order to influence or induce any actions or inactions in connection with the commercial activities of the Parties hereunder.

27.4.	Records; Audit
Each Party shall keep all records necessary to confirm compliance with Sections 27.1, 27.3.1(b), and 27.3.2 for a period of five (5) years following the year for which such records apply. If either Party asserts that the other Party is not in compliance with Sections 27.1, 27.3.1(b), or 27.3.2, the Party asserting noncompliance shall send a notice to the other Party indicating the type of noncompliance asserted. After giving such notice, the Party asserting noncompliance may cause an independent auditor to audit the records of the other Party in respect of the asserted noncompliance. The costs of any independent auditor under this Section 27.4 shall be paid (i) by the Party being audited, if such Party is determined not to be in compliance with Sections 27.1, 27.3.1(b), or 27.3.2, as applicable, and (ii) by the Party requesting the audit, if the Party being audited is determined to be in compliance with Sections 27.1, 27.3.1(b), or 27.3.2, as applicable.

27.5.	Indemnity
Each Party agrees to indemnify and hold the other Party harmless from any Losses arising out of the indemnifying Party’s breach of any or all of Section 27.1, Section 27.3, or Section 27.4 or the breach of the representation and warranty in Section 18.3.

28.	Financial Compliance

28.1.	Financial Compliance
Seller shall provide or cause to be provided to Buyer on a reasonable basis, information (the “Information”), including information that may be obtained in any audit referred to below, reasonably requested by Buyer for purposes of permitting Buyer and its parent company, HEI, to comply with the requirements (initial and on-going) of (i) the accounting principles of FASB ASC 810 Consolidation (“FASB ASC 810”), (ii) Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), (iii) FASB ASC 840 Leases (“FASB ASC 840”), (iv) FASB ASC 842 Leases (“FASB ASC 842”) and (v) all clarifications, interpretations and revisions of and regulations implementing FASB ASC 810, SOX 404, FASB ASC 840 and FASB ASC 842 (clauses (i) through (iv) collectively the “Compliance Obligations”), issued by the FASB, SEC, the Public Buyer Accounting Oversight Board, or other Governmental Authorities having regulatory oversight over Buyer with respect to the Compliance Obligations. In addition, if required by Buyer in order to meet the documented Compliance Obligations, Seller shall allow a mutually agreed independent auditor to audit, only to the extent so required and during regular business hours, Seller’s financial records, including its system of internal controls over financial reporting; provided, however, that Buyer shall be responsible for all costs associated with the foregoing, including but not limited to Seller's reasonable internal costs. Buyer shall limit access to such Information to persons who need access to the Information in order to ensure Buyer’s compliance with the Compliance Obligations.

28.2.	Confidentiality
Buyer shall, and shall cause HEI to, treat the Information as Confidential Information in accordance with Section 20 of this Agreement.

28.3.	Consolidation, Lease and Imputed Debt

28.3.1.
If for any reason, at any time during the Term, (a) Buyer reasonably determines that it is required to consolidate Seller, Seller’s Affiliates, or Transporter into its financial statements in accordance with FASB ASC 810, (b) there is a change in the Compliance Obligations during the Term that would trigger lease treatment as of the date such change is effective, and such consolidation or lease treatment is not attributable to Buyer’s fault or (c) Buyer reasonably determines that S&P, Moody’s or Fitch will treat this Agreement as imputed debt for Buyer, then Buyer shall notify Seller of such event, providing a detailed explanation of the facts giving rise to (a) , (b) or (c) above. No later than ten (10) Business Days after Buyer’s notice, the Parties (and Transporter, if applicable) shall meet and discuss, in good faith, mutually acceptable amendments to this Agreement to eliminate the consolidation treatment, lease treatment or imputed debt treatment (as applicable), while preserving the economic “benefit of the bargain” established by this Agreement.

28.3.2.
If for any reason, at any time during the Term, Buyer reasonably determines that it is required to consolidate Seller, Seller’s Affiliates, or Transporter into its financial statements in accordance with FASB ASC 810, then Seller shall promptly provide unaudited financial statements (including footnotes) as of the end of the immediately preceding year for which such financial statements are available in order for Buyer to consolidate and file its financial statements within the reporting deadlines of the SEC. Seller shall not be required to create audited financial statements nor revise its financial statements to comply with US GAAP in order to comply with this Section 28.3.2 unless Buyer pays all costs and expenses (including internal costs and expenses) incurred by Seller to do so.

28.3.3.
Without limitation to the obligation of the Parties to take commercially reasonable steps to eliminate such consolidation treatment, lease treatment, or imputed debt treatment, Seller shall cause Transporter, if requested by Buyer, to take commercially reasonable steps to effectuate a sale of the applicable portion of the Delivery Assets to Buyer.

28.3.4.	Unless otherwise agreed to by Buyer, Seller shall not execute an LDA with respect to this Agreement unless the LDA contains provisions with respect to the following:

(a)
A requirement for Transporter to have an option to purchase any LNG Tankers or Container Barges subject to consolidation treatment, lease treatment, or imputed debt pursuant to Section 28.3.3 of the Agreement and that are not owned by Transporter (such LNG Tankers and/or Container Barges, the “Affected Facilities”).

(b)	Transporter shall have the right, if agreed with Buyer, to assign its purchase option to Buyer so that Buyer can purchase the Affected Facilities directly from the owners of such Affected Facilities.

(c)
Any charter agreement for Affected Facilities to which Transporter is charterer shall contain a “buyout” schedule in a form attached to such charter, which shall constitute the purchase price for such Affected Facilities.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLER:	BUYER:
FORTIS HAWAII ENERGY, INC.	HAWAIIAN ELECTRIC COMPANY INC.
By: /s/ Barry Perry	By: /s/ Alan M. Oshima
Name: Barry Perry Title: Director	Name: Alan M. Oshima Title: President & CEO

By: /s/ Ronald R. Cox
Name: Ronald R. Cox Title: Vice President, Power Supply

[Signature Page to LNG Fuel Supply Agreement]

EXHIBIT A

PRICING

I.	Definitions.

Capitalized words and expressions not otherwise defined in the Agreement shall have the meanings attributed to them below:

3rd Party Liquefaction Fee:	USD ***, and each subsequent adjustment occurring on January 1st of each subsequent year;
3rd Party Transport Fee:	USD ***;
***
Adjustment Formula:	as defined in section 1.B(iii) of Schedule 1 of this Exhibit A;
Affected Monthly FM Quantity:	in respect of any Month, the total Affected FM Quantity during the prior Month of the relevant Commercial Operations Period;
***

Annual True-Up Amount:	as defined in paragraph X(a)(ii);
Annual True-Up Credit:	as defined in paragraph X(a)(i);
Annual True-Up Payment:	as defined in paragraph X;
Barge Adjustment Rates:	as defined in section 2.A(ii) of Schedule 1 of this Exhibit A;
Barge Capital and Operating Components:	as defined in section 2.A(i) of Schedule 1 of this Exhibit A;
Barge Capital Fee:	USD *** per MMBtu, which is an estimate as of the Effective Date and will be adjusted and finalized pursuant to section 2 of Schedule 1 of this Exhibit A;
Barge Capital Payment or B-Cap:	as defined in paragraph II(b);
Barge Capital Payment Restoration or B-CapRestoration:	as defined in paragraph VI(b);
Barge Opex Fee:
USD *** per MMBtu, which is an estimate as of the Effective Date and will be adjusted and finalized pursuant to section 2 of Schedule 1 of this Exhibit A. The Barge Opex Fee shall be escalated annually pursuant to the Escalation Adjustment with the first adjustment occurring on January 1, 2017, and each subsequent adjustment occurring on January 1st of each subsequent year;

Barge Opex Payment or B-Opex:	as defined in paragraph II(b);
Barge Opex Payment Restoration or B-OpexRestoration:	as defined in paragraph VI(b);
Barge Port Charge or BPC:	as defined in paragraph IV;
CPIHI:	the annual percentage change during the prior calendar year (January 1st to December 31st) in the consumer price index for the state of Hawaii as reported by the U.S. Department of Labor Bureau of Labor Statistics under the heading “Honolulu CPI-U (All Urban Consumers, Honolulu, HI, All Items, 1982-1984=100, Not Seasonally Adjusted, Series I.D. CUURA426SA0)”;

CPIlabor:
the annual percentage change during the prior calendar year (January 1st to December 31st) in the U.S. employment cost index as reported by the U.S. Department of Labor Bureau of Labor Statistics under the heading “Employment Cost Index for total compensation, for private industry workers (Production, transportation, and material moving category, Dec. 2005=100, Not Seasonally Adjusted)”;

Delivered LNG Cost:	as defined in paragraph V;
Delivery ACQ:
forty-one million five hundred thousand (41,500,000) MMBtus; provided (i) if Seller performs any major scheduled maintenance during the relevant Contract Year, the Delivery ACQ shall be decreased by the Major Scheduled Maintenance Quantity, (ii) if Seller exercises its right to an Operational Tolerance in the prior Contract Year, the Delivery ACQ shall be increased in the immediately following year (excluding the Restoration Period) by the Operational Tolerance Quantity in such prior Contract Year, and (iii) if the Base ACQ is reduced pursuant to Section 5.3 of the Agreement, then the Delivery ACQ shall be multiplied by a fraction the numerator of which is the Base ACQ as reduced pursuant to Section 5.3 of the Agreement and the denominator of which is forty-three million five hundred thousand (43,500,000) MMBtus;

Delivery CostAlternate Facility:	as defined in paragraph V(b);
Delivery CostTilbury:	as defined in paragraph V(a);
Delivery Excess Quantity Payment or DEQP:	as defined in paragraph II(b);
***

Delivery QuantityAlternate Facility or DQAlternate Facility:	as defined in paragraph V(b);
Delivery QuantityTilbury or DQTilbury:	as defined in paragraph V(a);
Delivery Take or Pay:	as defined in paragraph II(b);
***

Electricity Demand Charge or EDC:	as defined in paragraph III;
***

Electricity Variable Charge or EVC:	as defined in paragraph V(a);
Escalation Adjustment:	an annual adjustment for price escalation during the prior calendar year (January 1st to December 31st) equal to ***;
Excess Quantity Fee:	***, and each subsequent adjustment occurring on January 1st of each subsequent year;
Excess Quantity Payment or EQP:	as defined in paragraph II(a);
Final Capital Cost:	as defined in section 1.C(iii) of Schedule 1 of this Exhibit A;
Final Price:	as defined in section 2.B(iii) of Schedule 1 of this Exhibit A;
Final Ratio:	as defined in section 2.B(i) of Schedule 1 of this Exhibit A;
First Adjustment Date:	as defined in section 1.B(i) of Schedule 1 of this Exhibit A;
First Adjustment Price	as defined in section 2.A(iv) of Schedule 1 of this Exhibit A;
First Adjustment Ratio:	as defined in section 2.A(iii) of Schedule 1 of this Exhibit A
***
FOB LNG Price:	as defined in paragraph V(a):

FOB Proxy LNG Price	as defined in paragraph V(b);
Full-Producing Months:	as defined in paragraph X(a)(i)(y)(A);
Gigajoule or GJ:	one billion (1,000,000,000) joules;
HEP Delivery Cost or HEP-DC:	as defined in paragraph V(c);
Huntingdon Gas Price or HGP:	as defined in paragraph V(a);
Huntingdon Gas Receipt Point:	the interconnection point between the Spectra Pipeline and the Coastal Transmission System, at the Lower Mainland Delivery Area (as defined by Westcoast in the Westcoast Tariff);
Huntingdon Price:	as defined in paragraph V(a);
Huntingdon Proxy Price:	as defined in paragraph V(b);
Huntingdon Purchase Quantity or HPQ:	as defined in paragraph V(a);
***

Initial Hire Rate:	as defined in section 1.A of Schedule 1 of this Exhibit A;
Initial Price:	as defined in section 2.A(i) of Schedule 1 of this Exhibit A;
Interruptible Transportation Service:	as defined in the CTS Services Agreement;
Inventory Factor or INV-FAC:	as defined in paragraph V(a);
Jetty Payment or JP:	as defined in paragraph II(a);
***

Jetty Rate:
a Monthly amount in USD per MMBtu based upon the Jetty Volume of a given Month as determined pursuant to the chart below; provided that each tier of the Jetty Rates (in 2016 USD) set forth in the chart below shall be escalated *** with the first escalation occurring on January 1, 2017, and each subsequent adjustment occurring on January 1st of each subsequent year;

***

Jetty Variable Cost or JVarC:	as defined in paragraph V(a):
Jetty Volume:	the aggregate amount of LNG (in MMBtus) that is taken at the Jetty Title Transfer Point each Month plus ***;

***

Kahe Delivery Cost or Kahe-DC:	as defined in paragraph V(c);
Keahole Delivery Cost or Keahole-DC:	as defined in paragraph V(c);
KPLP Delivery Cost or KPLP-DC:	as defined in paragraph V(c);
Liq-Del ToP:	as defined in paragraph II;
Liquefaction Payment or LP:	as defined in paragraph II(a);
***

Liquefaction Take or Pay:	as defined in paragraph II(a);
***

LNG Fuel Charge or LFC:	as defined in paragraph IV;
LNG Tanker Cost Components:	as defined in section 1.A of Schedule 1 of this Exhibit A;
LNG Tax Charge or LTC:	as defined in paragraph IV;
***
Maalaea Delivery Cost or Maalaea-DC:	as defined in paragraph V(c);
Make-Good Quantity Payment or MGQP:	as defined in paragraph II(a);
Make-Up Quantity Fee:	***, and each subsequent adjustment occurring on January 1st of each subsequent year;
Make-Up Quantity Payment or MUQP	as defined in paragraph II(a);
Make-Up Quantity Restoration Fee:	***, and each subsequent adjustment occurring on January 1st of each subsequent year;
***
Monthly AACQ:
the AACQ divided by twelve (12); provided that during the First Contract Year and final Contract Year of the Initial Term, the Monthly AACQ shall be (i) the AACQ divided by the number of Days in such Contract Year multiplied by (ii) the number of Days in the relevant Month;

Monthly Delivery ACQ:	the Delivery ACQ divided by twelve (12); provided that during the First Contract Year and final Contract Year of the Initial Term, the Monthly Delivery ACQ shall be (i) the Delivery ACQ divided by the number of Days in such Contract Year multiplied by (ii) the number of Days in the relevant Month;
Monthly Make-Up Quantity:
the actual, documented quantity of Make-Up Quantity scheduled during the prior Month; provided the Monthly Make-Up Quantity shall not include any quantity of LNG used to calculate any pricing terms in any Month occurring before the prior Month;

Monthly Restoration ToP Quantity:
the actual, documented quantity of FM Restoration Quantity, Make-Good Quantity and DoP Quantity scheduled in the ADP during the prior Month; provided the Monthly Restoration ToP Quantity shall not include any quantity of LNG used to calculate any pricing terms in any Month occurring before the prior Month.

Non-LNG Fuel Charge or NFC:	as defined in paragraph IV;
***

Operational Tolerance Quantity:	the quantity of LNG (in MMBtus) that Seller is not obligated to deliver to Buyer due to Seller electing Operational Tolerance during any Commercial Operations Period;
Other Capital Fee:	USD *** per MMBtu;
Other Capital Payment or OCP:	as defined in paragraph II(b);
***
Other Opex Fee:
*** per MMBtu; which shall be escalated annually pursuant to the Escalation Adjustment with the first adjustment occurring on January 1, 2017, and each subsequent adjustment occurring on January 1st of each subsequent year;

Other Opex Payment or OOP:	as defined in paragraph II(b);

***
Owner Costs:	as defined in section 1.B(iv) of Schedule 1 of this Exhibit A;
Owner Costs Limit:	as defined in section 1.B(iv) of Schedule 1 of this Exhibit A;
Pass-Through Costs:	as defined in paragraph IV;
Port Charges:
all charges of whatsoever nature (including rates, tolls, dues, fees, and imposes of every description) in respect of an LNG Tanker, an Alternate LNG Tanker, Container Barge or Inter-Island Barge, as the case may be, entering or leaving the Loading Port, Anchorage or Unloading Port, as applicable, or loading or unloading LNG, including wharfage fees, in-and-out fees, line handling charges, ***, and charges imposed by fire boats, tugs and escort vessels, the USCG, Canadian Coast Guard, a Pilot, and any other authorized Person assisting an LNG Tanker, an Alternate LNG Tanker or Container Barge to enter or leave the Loading Port, Anchorage or Unloading Port, as applicable, and further including port use fees, throughput fees and similar fees payable by users of the Loading Port, Anchorage or Unloading Port (or by Seller or Transporter on behalf of such users) to the applicable Governmental Authority;

Proforma Capital Cost:	as defined in section 1.B(i) of Schedule 1 of this Exhibit A;
Quarterly Damages Amount::	as defined in paragraph IX(b);
***

Rate Rider:
charges payable under (i) the BC Hydro Electric Supply Agreement pursuant to BC Hydro Rate Schedule 1901 or (ii) other applicable rate riders duly established by the BCUC or other Governmental Authority;

Rate Schedule 50 Demand Payment or RS50-D:	as defined in paragraph III;
***

Schofield Delivery Cost or Schofield-DC:	as defined in paragraph V(c);
Seller Specification:	as defined in section 1.C(i) of Schedule 1 of this Exhibit A;
Shipyard RFP:	as defined in section 1.B(iii) of Schedule 1 of this Exhibit A;
Spectra Delivery Quantity or SDQ:	as defined in paragraph V(a);
Spectra Demand Payment or SDP:	as defined in paragraph III;
***
Spectra Fuel Cost or SFC:	as defined in paragraph V(a);
Spectra Variable Cost or SVC:	as defined in paragraph V(a);
Station 2 Gas Price or S2GP:	as defined in paragraph V(a);
Tanker Capital Fee:	USD *** per MMBtu, which is an estimate as of the Effective Date and will be adjusted and finalized pursuant to section 1 of Schedule 1 of this Exhibit A;
Tanker Capital Fee Limit:	as defined in section 1.B(ii) of Schedule 1 of this Exhibit A;
Tanker Capital Payment or T-Cap:	as defined in paragraph II(b);
***
Tanker Opex Fee:
USD *** per MMBtu, which is an estimate as of the Effective Date and will be adjusted and finalized pursuant to section 1 of Schedule 1 of this Exhibit A. The Tanker Opex Fee shall be escalated annually pursuant to the Escalation Adjustment with the first adjustment occurring on January 1, 2017, and each subsequent adjustment occurring on January 1st of each subsequent year;
Tanker Opex Fee Limit:	as defined in section 1.B(ii) of Schedule 1 of this Exhibit A;
Tanker Opex Payment or T-Opex:	as defined in paragraph II(b);
***
Tanker Port Charge or TPC:	as defined in paragraph IV;
Tilbury Fuel Charge or TIL-FC:	as defined in paragraph V(a);
***

Tilbury Roundtrip:	as defined in paragraph IV;
Tilbury Shrinkage:
the percentage of natural gas that is consumed or lost and unaccounted for from the Huntingdon Gas Receipt Point to the Jetty Title Transfer Point, which shall be the actual, documented average monthly Tilbury Shrinkage during the prior twelve (12) Months (provided that during such period Seller and the operator of the Coastal Transmission System have each acted as a Reasonable and Prudent Operator) and which estimate shall not exceed two decimal five percent (2.5%); provided that if the average actual Tilbury Shrinkage exceeds two decimal five percent (2.5%) over the course of twelve (12) consecutive Months even after Seller’s efforts and the operator of the Coastal Transmission System’s efforts, in each case acting as a Reasonable and Prudent Operator, to cause Tilbury Shrinkage to meet the two decimal five percent (2.5%) limitation, then *** an appropriate adjustment to the Tilbury Shrinkage percentage;

Under-Producing Months:	as defined in paragraph X(a)(i)(y)(A);
Updated Hire Rate:	as defined in section 1.B(i) of Schedule 1 of this Exhibit A;

Updated Price 1:	as defined in section 2.A(ii) of Schedule 1 of this Exhibit A;
Updated Price 2:	as defined in section 2.B(ii) of Schedule 1 of this Exhibit A;
Upstream Cost:	as defined in paragraph III;
***

Variable Locational Delivery Cost or VLDC:	as defined in paragraph V(c);
Variable Locational Pass-Through Delivery Charge or VLPTDC:	as defined in paragraph IV; and
***

II.	Liq-Del ToP.

For each Month commencing on the Commercial Start Date until the first day of the Restoration Period, the component of the Monthly Fee for capital costs of LNG sold and delivery services provided by Seller under this Agreement (“Liq-Del ToP”) shall equal the amount set forth below:

Liq-Del ToP =	Liquefaction Take or Pay + Delivery Take or Pay ***

where:

(a)	The “Liquefaction Take or Pay” is the amount each Month for liquefaction capacity and Jetty throughput at the Tilbury Facility or Alternate Facility as set forth below:

***

where:

***

(b)	The “Delivery Take or Pay” is the fixed amount for each Month for delivery services utilizing the Delivery Assets as set forth below:

***

where:

***

(c)	***

(d)	***

III.	Upstream Cost.

For each Month commencing on the Commercial Start Date until the Restoration Period, the component of the Fee for fixed costs associated with pipeline capacity and electricity service necessary to produce the LNG sold and delivered by Seller under this Agreement (“Upstream Cost”) shall equal the amount set forth below:

Upstream Cost =	EDC + RS50-D + SDP + RS50-IC

where:

EDC:	The “Electricity Demand Charge” is ***

RS50-D:	The “Rate Schedule 50 Demand Payment” is:

***

SDP:	The “Spectra Demand Payment” is ***.

RS50-IC:	The “Rate Schedule 50 Interruptible Charge” is ***.

IV.	Pass-Through Costs.

The monthly sum of pass-through costs (the “Pass-Through Costs”) for LNG sold and delivery services provided by Seller under the Agreement (including, for the avoidance of doubt, any services associated with Make-Up Quantity) shall equal the amount set forth below:

Pass-Through Cost =	LFC + NFC + TPC + BPC *** + LTC + VLPTDC ***

where:

LFC:	The “LNG Fuel Charge” is ***:

NFC:	The “Non-LNG Fuel Charge” is ***.

TPC:	The “Tanker Port Charge” is ***.

BPC:	The “Barge Port Charge” is ***.

***

LTC:	The “LNG Tax Charge” is ***.

VLPTDC:	The “Variable Locational Pass-Through Delivery Cost” is ***.

***

V.	Delivered LNG Cost.

The variable costs related to the LNG sold and delivery services provided from the Tilbury Facility or Alternate Facility for the actual, documented quantity of LNG (including, for the avoidance of doubt, any Make-Up Quantity) delivered at each Delivery Point for each Month (“Delivered LNG Cost”) shall equal the amount set forth below:

Delivered LNG Cost =	Delivery CostTilbury + Delivery CostAlternate Facility + VLDC

where:

(a)
The variable costs related to LNG sold and delivery services provided from the Tilbury Facility for the actual, documented quantity of LNG delivered to any Delivery Point from the Tilbury Facility (“Delivery CostTilbury”) shall equal the amount set forth below:

***

where:

***
where

***

where:

****

(b)
The variable costs related to LNG sold and delivery services provided from the Alternate Facility for the actual, documented quantity of LNG delivered to any Hawai‘i Delivery Point from any Alternate Facility (“Delivery CostAlternate Facility”) shall equal the amounts set forth below:

***

where:

***

(c)
The “VLDC” or “Variable Locational Delivery Cost” is the total Monthly cost for delivering LNG from a staging area at or near the Unloading Port to each Hawai‘i Delivery Point, which shall equal the amount set forth below:

***

where:

***

VI.	Restoration Fee.
The Monthly fee for each Month of the Restoration Period (“Restoration Fee”) for the quantity of LNG (in MMBtus) delivered by Seller to Buyer shall equal the following:

Restoration Fee =	Liquefaction Take or PayRestoration + Delivery Take or PayRestoration + Upstream CostRestoration + Pass-Through Cost + Delivered LNG Cost ***
where:

(a)
The “Liquefaction Take or PayRestoration” is the component of the Restoration Fee for each Month of the Restoration Period for LNG liquefaction and Jetty throughput at the Tilbury Facility necessary to produce the LNG sold and delivered by Seller under this Agreement as set forth below:

***
where:
***

(b)	The “Delivery Take or PayRestoration” is the component of the Restoration Fee for each Month of the Restoration Period for delivery services utilizing the Delivery Assets as set forth below:
***
where:
***

(c)
The “Upstream CostRestoration” is the component of the Restoration Fee for each Month of the Restoration Period for pipeline capacity and electricity service provided by Seller necessary to produce the LNG sold and delivered by Seller under this Agreement as set forth below:

***
where:

***

(d)	The “Pass Through Cost” are defined and calculated in accordance with paragraph IV of this Exhibit A.

(e)	The “Delivered LNG Cost” are defined and calculated in accordance with paragraph V of this Exhibit A.
***

VII.	*** .

***

VIII.	***.

IX.	***.

***

***

***

X.	***.

***

***

***

***

***

[Remainder of page intentionally left blank]

SCHEDULE 1
Adjustments to Vessel Prices
Tanker Capital Fee, Tanker Opex Fee, Barge Capital Fee and Barge Opex Fee as set forth in Exhibit A (Pricing) shall be adjusted pursuant to the following:

1.	Adjustments to Tanker Capital Fee and Tanker Opex Fee

A.	Initial Indicative Pricing.
As set forth in Exhibit A (Pricing), the indicative Tanker Capital Fee is USD *** per MMBtu, and the indicative Tanker Opex Fee is USD *** per MMBtu *** (the “Initial Hire Rate”). The Initial Hire Rate is based on a pro forma LNG Tanker design developed by Transporter that would enable Seller to perform its obligations under this Agreement and the cost components of such LNG Tanker design were provided by Transporter and are listed in Attachment 1 to this Schedule 1 (the “LNG Tanker Cost Components”).

B.	***.

C.	***.

2.	Adjustments to Barge Capital Fee and Barge Opex Fee

A.	Adjustments at the First Adjustment Date.

(i)
As set forth in Exhibit A (Pricing), the indicative Barge Capital Fee equals USD *** based upon *** for Container Barges, ***. The sum of the Barge Capital Fee and the Barge Opex Fee is the “Initial Price.” The Initial Price is based on a Container Barge design developed by Transporter that would enable Seller to perform its obligations under this Agreement and the indicative estimates of the capital cost components of such Container Barge design were provided by Transporter and are listed in Attachment 2 to this Schedule 1 (the “Barge Capital and Operating Components”). The Barge Capital and Operating Components will be included in the Updated Price 1 described in section 2.A(ii) below.

***

B.	***.

***

ATTACHMENT 1

A.	Capital Cost Components for Each LNG Tanker
***

B.	Operating Cost Components for Each LNG Tanker

***

ATTACHMENT 2

A.	Capital Cost Components for Container Barges
***

B.	Operating Cost Components for Container Barges

***

***

EXHIBIT B

FORM OF SELLER GUARANTY

GUARANTY AGREEMENT

From

FORTIS INC.

to

Hawaiian Electric Company, Inc.

Dated: [__]

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Guaranty Agreement”), dated as of [________] (“Effective Date”) by FORTIS INC., a corporation existing under the laws of Newfoundland and Labrador, Canada ("Guarantor"), for the benefit of Hawaiian Electric Company, Inc., a corporation existing under the laws of the State of Hawaii, United States of America (“Beneficiary”);

WITNESSETH

In order to induce Beneficiary to enter into the Agreement (as defined herein) and recognizing and affirming that Guarantor will be benefitted directly or indirectly by the entry of its subsidiary Fortis Hawaii (defined below) into the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor and Beneficiary do hereby covenant and agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.    Definitions. Except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Section 1.1 of this Guaranty Agreement, shall for all purposes of this Guaranty Agreement, have the meanings herein specified, the following definitions to be equally applicable to both the singular and plural forms of any of the terms herein defined:

Agreement

The term "Agreement" shall mean the LNG Fuel Supply Agreement, dated as of May 18, 2016, between Fortis Hawaii and Beneficiary, as the same may be amended, modified or supplemented from time to time (subject to Section 3.8 of this Guaranty Agreement).

Banking Day

The term "Banking Day" shall mean any day other than a Saturday, a Sunday or any other day on which commercial banks in the State of Hawaii or Province of Newfoundland and Labrador are authorized or required to be closed.

Beneficiary

The term "Beneficiary" shall have the meaning accorded such term in the preamble of this Guaranty Agreement.

Credit Rating

The term “Credit Rating” shall mean a corporate credit rating or a rating for unsecured and unsubordinated senior long term debt given by Moody’s Investors Service Inc. or Standard & Poor’s Ratings Group, a division of McGraw-Hill Companies Inc. or any successor in title to the rating agency business operated by either such companies.

Delivery Take or Pay

The term “Delivery Take or Pay” shall have the meaning accorded such term in the Agreement.

Effective Date

The term "Effective Date" shall have the meaning accorded such term in the preamble of this Guaranty Agreement.

Fortis Hawaii

The term “Fortis Hawaii” shall mean Fortis Hawaii Energy Inc., a corporation existing under the laws of the Province of British Columbia, Canada and as of the Effective Date a subsidiary of Guarantor.

Guaranteed Obligations

The term "Guaranteed Obligations" shall have the meaning accorded such term in Section 3.1 of this Guaranty Agreement.

Guaranteed Payment

The term “Guaranteed Payment” shall have the meaning accorded such term in Section 3.8 of this Guaranty Agreement.

Guarantor

The term "Guarantor" shall have the meaning accorded such term in the preamble of this Guaranty Agreement.

Guaranty Agreement

The term "Guaranty Agreement" shall have the meaning accorded such term in the preamble of this Guaranty Agreement.

Liability Cap

The term “Liability Cap” shall have the meaning set forth in Appendix 1 to this Guaranty Agreement.

Liquefaction Take or Pay

The term “Liquefaction Take or Pay” shall have the meaning accorded such term in the Agreement.

Party

The term "Party" shall mean Guarantor or Beneficiary, as the context requires.

Section 1.2.    Other Defined Terms. Capitalized terms not otherwise defined in this Guaranty Agreement shall have the meaning ascribed thereto in the Agreement.

Section 1.3.    Headings. The headings in this Guaranty Agreement are included for convenience and do not constitute a representation or warranty of any kind or affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Guaranty Agreement.

Section 1.4.    Drafting. Each Party and its advisors and attorneys has reviewed this Agreement and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, will not be applicable to the construction or interpretation of this Agreement.

Section 1.4.    Meaning of “Or”. In this Guaranty Agreement, the word “or” is not exclusive.

ARTICLE II
REPRESENTATIONS OF GUARANTOR

Section 2.1.    Representations of Guarantor. Guarantor makes the following representations to Beneficiary as of the Effective Date:

(a)    Organization and Good Standing. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Newfoundland and Labrador and has, or will have as of the Effective Date, the requisite power and authority to execute and deliver this Guaranty Agreement and to perform its obligations hereunder.

(b)    Authorization of Guaranty Agreement. The execution and delivery by Guarantor of this Guaranty Agreement and the performance by Guarantor of its obligations under this Guaranty Agreement have been duly authorized by all necessary action on the part of Guarantor.

(c)    Valid and Binding Obligation. This Guaranty Agreement has been duly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting or relating to the rights of creditors generally, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)    No Violation. The execution, delivery and performance by Guarantor of this Guaranty Agreement do not and will not: (i) violate, or result in a breach of, any provision of the organizational documents of Guarantor; (ii) conflict with, violate, result in the breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party any right to accelerate, terminate, cancel or modify any material contract or agreement to which Guarantor is a party; or (iii) violate, or result in the breach of, any order of a Governmental Authority or applicable law to which Guarantor is bound or subject.

(f)    Consents and Approvals. The execution, delivery and performance by Guarantor of this Guaranty Agreement do not require any consents or approvals of any governmental authority or any other person.

ARTICLE III
GUARANTY AND AGREEMENTS

Section 3.1.    Guaranty. Subject to the terms herein, including the Liability Cap set forth in Section 3.2 of this Guaranty Agreement, Guarantor hereby absolutely and irrevocably guarantees to and for the benefit of Beneficiary the full and prompt payment by Fortis Hawaii of all amounts payable by it (including without limitation amounts calculated under the Agreement to be due and payable), pursuant to the Agreement when and as the same shall become due pursuant to the terms of the Agreement and all other payment obligations of Fortis Hawaii for amounts that are owed by it pursuant to the terms of the Agreement (the "Guaranteed Obligations"); provided however, that Guarantor’s obligations under this Guaranty Agreement shall be subject to the defenses, counterclaims and rights of set off and recoupment that Fortis Hawaii may have under the Agreement.

Section 3.2.    Unconditional Nature of Obligations; Liability Cap. The obligations of Guarantor shall remain in full force and effect until the entire Guaranteed Obligations shall have been indefeasibly paid in full. Notwithstanding anything to the contrary in this Guaranty Agreement, in no event shall Guarantor’s aggregate liability under this Guaranty Agreement exceed the Liability Cap, as calculated pursuant to, and as may be reduced from time to time in accordance with, Appendix 1 to this Guaranty Agreement.

Section 3.3.    Proceedings Against Guarantor. If Fortis Hawaii fails to fully, punctually or properly pay an amount payable by it pursuant to or in respect of a Guaranteed Obligation, the obligations of Guarantor under this Guaranty Agreement shall be enforceable by Beneficiary upon written demand by Beneficiary upon Guarantor (subject to the Liability Cap and requirements set forth in Appendix 1 to this Guaranty Agreement), whether or not Beneficiary has exhausted any option or avenue of recovery from Fortis Hawaii. Beneficiary may make multiple demands under this Guaranty Agreement.

Section 3.4.    Costs. Guarantor agrees to pay all documented costs, expenses and fees, including all reasonable attorneys' fees, which may be incurred by Beneficiary in enforcing or attempting to enforce this Guaranty Agreement or the Guaranteed Obligations.

Section 3.5.    Other Security. This Guaranty Agreement is in addition to and not in substitution for any other guarantee or any other security by whomsoever given at any time held by Beneficiary for the Guaranteed Obligations and Beneficiary shall at all times have the right to proceed against or realize upon all or any portion of any other guarantees or security or any other money or assets to which Beneficiary may become entitled or have a claim in such order and in such manner as Beneficiary in its sole and unfettered discretion may deem fit.

Section 3.6. Waiver of Suretyship and Other Defenses to Payment and Consents. Subject to the proviso in Section 3.1 of this Guaranty Agreement, Guarantor irrevocably and completely waives all defenses available to a surety under applicable law. Guarantor's obligations hereunder shall not be affected by the genuineness, validity or enforceability of the Agreement, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any agreement between Guarantor and Fortis Hawaii. Further, subject to the proviso in Section 3.1 of this Guaranty Agreement, Guarantor shall not be discharged, nor shall its liability be affected, by any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor. Beneficiary shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Fortis Hawaii becomes subject to a bankruptcy, insolvency, receivership, reorganization or similar proceeding, and the failure of Beneficiary so to file shall not affect Guarantor's obligations hereunder. This Guaranty Agreement constitutes a guaranty of payment when due and not of collection. In the event that any payment by Fortis Hawaii or Guarantor in respect of any Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder in respect of such Guaranteed Obligations as if such payment had not been made.

Section 3.7. Subrogation. Guarantor shall not exercise any rights which it may acquire by way of subrogation in consequence of its payment of any of the Guaranteed Obligations until all the Guaranteed Obligations shall have been paid in full. If any amount shall be paid to Guarantor in violation of the preceding sentence, such amount shall be held in trust for the benefit of Beneficiary and shall forthwith be paid to Beneficiary to be credited and applied to the Guaranteed Obligations, whether matured or unmatured. Subject to the foregoing, upon indefeasible payment of all the Guaranteed Obligations, Guarantor shall be subrogated to the rights of Beneficiary against Fortis Hawaii, and Beneficiary agrees to take at Guarantor's expense such steps as Guarantor may reasonably request to implement such subrogation.

Section 3.8.    Agreement. Guarantor acknowledges receipt of a copy of the Agreement and understands the Guaranteed Obligations. Guarantor’s obligations under this Guaranty Agreement will not be expanded or otherwise affected by any amendment, modification, supplement, variation, waiver or extension of the Agreement except to the extent such amendment, modification, supplement, variation, waiver or extension thereof has been approved by Guarantor in writing and Guarantor has received a copy thereof.

Section 3.9.    Corporate Existence of Guarantor. Guarantor covenants that so long as it has any outstanding obligations under this Guaranty Agreement, it will maintain its existence, will not dissolve, sell or otherwise dispose of all or substantially all of its assets and will not amalgamate or consolidate with or merge into another Person or permit one or more other Persons to amalgamate or consolidate with or merge into it without the prior written consent of Beneficiary which shall not be withheld (a) in the case of a surviving person (after such amalgamation, consolidation or merger) which is of at least the same Credit Rating for unsubordinated long-term debt as Guarantor prior thereto, or (b) if no Credit Rating is available, in the reasonable opinion of Beneficiary, Beneficiary’s interests are not materially and adversely affected thereby.

Section 3.10. Waiver of Notice. Guarantor hereby waives notice of the acceptance of this Guaranty Agreement. Guarantor hereby further waives presentment, protest, notice, demand or action in respect of the Guaranteed Obligations or otherwise to enforce payment thereof against any collateral securing the Guaranteed Obligations.

Section 3.11.    Confidentiality. This Guaranty Agreement shall be kept confidential by Guarantor and Beneficiary, and Guarantor and Beneficiary hereby agree not to provide copies of this Guaranty Agreement or to disclose its specific terms to any person without the prior written consent of the other except:

(a) either Guarantor or Beneficiary, as applicable, may disclose to the applicable court in connection with any proceedings under this Guaranty Agreement;

(b) to the extent that it is required to disclose the same pursuant to any regulation, law (including filings under applicable securities law) or order of any court of competent jurisdiction, or the requirements of any national stock exchange in compliance with its rules and regulations or any procedure for disclosure of documents in any proceedings before such court (including any proceedings to enforce this Guaranty Agreement) or in regulatory proceedings, or pursuant to any law or regulation having the force of law; provided, however, that such party shall give the other advance written notice of its intention to disclose the same based on that requirement and a reasonable amount of time consistent with the requirement pursuant to which disclosure is to occur in which to seek adequate protective orders; and

(c) to Guarantor’s or Beneficiary’s, as applicable, direct or indirect shareholders, directors, officers, employees, independent auditors, legal counsel and other professional advisors to the extent such persons have a need to know, in each case if such person is informed of its confidential nature and of their duty to maintain the confidentiality thereof, and who prior to any such disclosures shall have agreed to be bound by such duty of confidentiality.

ARTICLE V
DISPUTE RESOLUTION

Section 4.1. Incorporation by Reference. The Dispute procedures set forth in Section 22 (Dispute Resolution and Governing Law) of the Agreement shall govern this Guaranty Agreement and shall be deemed incorporated herein, mutatis mutandis.

ARTICLE IV
MISCELLANEOUS

Section 5.1.    Governing Law. This Agreement is governed by and interpreted under the laws of the State of New York, without regard to its choice of law rules other than those set out in General Obligations Law 5-1401 and 5-1042.

Section 5.2.    Time of Essence. With regard to all dates and time periods in this Guaranty Agreement, time is of the essence.

Section 5.3.    Entire Guaranty Agreement. This Guaranty Agreement represents the entire understanding and agreement between Beneficiary and Guarantor with respect to the subject matter of this Guaranty Agreement and comprises the complete and exclusive agreement between the Parties regarding the subject matter of this Guaranty Agreement, and supersedes any other written communications, negotiations, representations or agreements in respect thereof that may have been made or entered into before the date of this Guaranty Agreement.

Section 5.4.    Amendments and Waivers. No provision of this Guaranty Agreement may be amended, supplemented, changed or waived, except by written instrument making specific reference to this Guaranty Agreement signed by the Party against whom enforcement of any amendment, supplement, modification or waiver is sought. The waiver by any Party of a breach of any provision of this Guaranty Agreement will not operate or be construed as a further or continuing waiver of the breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Guaranty Agreement will operate as a waiver, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further waiver or the exercise of any other right, power or remedy.

Section 5.5.    Notices. All notices and other communications under this Guaranty Agreement will be in writing and will be deemed duly given when delivered personally or by prepaid overnight courier, with a record of receipt to the Parties at the following addresses (or to such other address as a Party may have specified by notice given to the other Parties pursuant to this provision):

if to Guarantor:

_____________________________
_____________________________
Attention: _____________________

if to Beneficiary:

_____________________________
_____________________________
Attention: _____________________

Each Party may change its contact information by giving written notice thereof to the other Party at least 30 days prior to effectiveness. If such a written notice is given under this Section 5.5 of this Guaranty Agreement, the contact information which is set out in the notice replaces the contact information as set out in this Guaranty Agreement.

Section 5.6.    Severability. Each provision of this Guaranty Agreement is severable and if any provision is determined to be invalid, unenforceable or illegal under any existing or future law by a court or arbitrator of competent jurisdiction or by operation of any applicable law, such invalidity, unenforceability or illegality will not impair the operation of or affect those portions of this Guaranty Agreement that are valid, enforceable and legal. Upon the determination that any term or other provision or part of this Guaranty Agreement is invalid, illegal or unenforceable, the Parties will negotiate in good faith to modify this Guaranty Agreement so as to effect the original intent of the Parties as closely as possible.

Section 5.7.    Binding Effect; Assignment. This Guaranty Agreement will be binding on and inure to the benefit of the successors and permitted assigns of Beneficiary and Guarantor, provided that this Guaranty Agreement and the rights, duties and obligations of the Parties under this Guaranty Agreement will not be assigned by either Party without the other Party’s prior written consent, which consent may be delayed or withheld by such Party in its sole and absolute discretion.

Section 5.8.    Counterparts. This Guaranty Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any counterpart may be executed by electronic signature and the electronic signature will be deemed an original.

Section 5.9.    No Third Party Rights. No Person, other than the Parties, has any rights under this Guaranty Agreement or may enforce any provision in this Guaranty Agreement.

[The remainder of this page is intentionally blank]

The Parties have executed this Guaranty Agreement in duplicate as evidenced by the following signatures of authorized representatives of the Parties.

BENEFICIARY: HAWAIIAN ELECTRIC COMPANY, INC. Signature:	GUARANTOR: FORTIS INC. Signature:
Name:	Name:
Title:	Name:

Appendix 1

Liability Cap

Notwithstanding anything to the contrary in this Guaranty Agreement, but subject to the other terms set forth in this Appendix 1 to this Guaranty Agreement, in no event shall Guarantor’s aggregate liability under this Guaranty Agreement exceed USD *** (the “Liability Cap”).

***

***

EXHIBIT C

POWER PLANTS
I.    Buyer intends to utilize the following Power Plants in accordance with this Agreement:
A.    Kahe Generation Facility (“Kahe Power Plant”) located 92-200 Farrington Hwy Kapolei, Hawai‘i 96707.
B.    Kalealoa Partners, L.P. Generation Facility (Independent Power Producer) (“KPLP Power Plant”) located at 91-111 Kalaeloa Blvd, Kapolei, Hawai‘i 96707.
C.    Schofield Generating Station (“Schofield Power Plant”) located at South Range, Schofield Barracks, Wahiawa, HI 96786.
D.    Keahole Generation Facility (“Keahole Power Plant”) located at 3-4249 Queen Kaahumanu Hwy, Kailua- Kona, Hawai‘i 96740.
E.    Hamakua Energy Partners L.P. Generation Facility (Independent Power Producer) (“HEP Power Plant”) located at 45-300 Lehua St, Honokaa, Hawaii 96727.
F.    Maalaea Generation Facility (“Maalaea Power Plant”) located at 1000 N. Kihei Rd., Kihei, Hawaii 96753.
II.     The foregoing Power Plants include the following units:

Island	Facility	Unit Name	Equipment Description
O‘ahu	Kahe	5	142 MW (nominal) Babcock and Wilcox Wall-Fired Boiler
O‘ahu	Kahe	6	142 MW (nominal) Babcock and Wilcox Wall-Fired Boiler
O‘ahu	KPLP	CT1	74.6 MW ABB GT11N Combustion Turbine with Evaporative Cooling Module
O‘ahu	KPLP	CT2	74.6 MW ABB GT11N Combustion Turbine with Evaporative Cooling Module
O‘ahu	Schofield	1	8.4 MW (nominal) Wärtsilä 20V34DF Internal Combustion Engine
O‘ahu	Schofield	2	8.4 MW (nominal) Wärtsilä 20V34DF Internal Combustion Engine
O‘ahu	Schofield	3	8.4 MW (nominal) Wärtsilä 20V34DF Internal Combustion Engine

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Island	Facility	Unit Name	Equipment Description
O‘ahu	Schofield	4	8.4 MW (nominal) Wärtsilä 20V34DF Internal Combustion Engine
O‘ahu	Schofield	5	8.4 MW (nominal) Wärtsilä 20V34DF Internal Combustion Engine
O‘ahu	Schofield	6	8.4 MW (nominal) Wärtsilä 20V34DF Internal Combustion Engine
Hawai‘i	Keahole	CT4	20 MW (nominal) General Electric LM2500 Combustion Turbine Generator
Hawai‘i	Keahole	CT5	20 MW (nominal) General Electric LM2500 Combustion Turbine Generator
Hawai‘i	HEP	CT1	22 MW (nominal) General Electric LM2500 Combustion Turbine Generator
Hawai‘i	HEP	CT2	22 MW (nominal) General Electric LM2500 Combustion Turbine Generator
Maui	Maalaea	M14	20 MW (nominal) General Electric LM2500 Combustion Turbine Generator
Maui	Maalaea	M16	20 MW (nominal) General Electric LM2500 Combustion Turbine Generator
Maui	Maalaea	M17	20 MW (nominal) General Electric LM2500 Combustion Turbine Generator
Maui	Maalaea	M19	20 MW (nominal) General Electric LM2500 Combustion Turbine Generator

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EXHIBIT D

TERMS AND CONDITIONS RELATED TO PROCUREMENT OF ISO CONTAINERS
In furtherance of its obligations under Section 7.9 of the Agreement, Seller will or will cause Transporter to:

a.
Collaborate with Buyer to develop joint specifications and technical requirements for the ISO Containers (including dimensions, capabilities, durability and maintenance requirements), taking into account requirements of the ISO Containers to comply with applicable transportation, health and safety, environmental and other applicable industry standards and practices and legal requirements, and the compatibility of the ISO Containers with Buyer’s Facilities.

b.	Assist and advise Buyer in the development and preparation of requests for proposal (“RFP’s”) from potential manufacturers of the ISO Containers.

c.	Recommend to Buyer potential qualified manufacturers for ISO Containers.

d.	Assist and advise Buyer in reviewing responses to RFP’s received from potential manufacturers, and evaluating those responses.

e.	Assist and advise Buyer in negotiating the terms and provisions of any resulting manufacturing or sales agreement.

f.
At the request of Buyer, engage and liaise with a third party, at Buyer’s expense (including Seller’s associated travel expenses, if any), to coordinate manufacturing schedules and delivery schedules, on behalf of and in consultation with Buyer.

g.
At the request of Buyer, engage and liaise with a third party, on Buyer’s behalf and at Buyer’s expense (including Seller’s associated travel expenses), to perform periodic inspection and monitoring of the manufacturing facilities and progress of the manufacture of the ISO Containers and report the results of those inspections to Buyer.

h.
At the request of Buyer, engage and liaise with a third party, on Buyer’s behalf and at Buyer’s expense (including Seller’s associated travel expenses), to assess and monitor conformity of ISO Containers with quality control standards developed by Buyer and Seller.

i.
At the request of Buyer, engage and liaise with a third party, on Buyer’s behalf and at Buyer’s expense (including Seller’s associated travel expenses), to identify potential problems and issues in timing, delay, quality and other performance by manufacturers and to recommend to Buyer courses of action to remedy those problems and issues.

j.
After consulting with Buyer regarding the compatibility of the ISO Containers with Buyer’s Facilities and the Container Barges, act as Buyer’s agent to accept delivery of ISO Containers (or to reject the ISO Containers), in accordance with acceptance provisions to be included in Buyer’s ISO Container purchase order(s), pursuant to a

D-1

power of attorney or other authorization required by the jurisdiction of delivery of the ISO Container; any associated travel expenses of Seller will be at Buyer’s expense. For purposes of Seller’s use of the ISO Containers pursuant to Exhibit E (Terms and Conditions Related to Use of ISO Containers), possession and control of each ISO Container shall pass to Seller upon Seller’s acceptance of delivery of the ISO from the manufacturer(s) on behalf of Buyer.

D-2

EXHIBIT E

TERMS AND CONDITIONS RELATED TO USE OF ISO CONTAINERS
These terms and conditions supplement the provisions of Section 7.9 of the Agreement. Capitalized terms that are not defined in Annex I to this Exhibit have the meanings given to them in the Agreement.
1.    General.
Buyer shall permit Seller to, and Seller shall, use for (but only for) the Stated Purposes the ISO Containers on the terms hereof, provided that no Buyer Termination Event or Seller Termination Event has occurred. Seller shall use each ISO Container only for the transportation and storage of LNG in the manner for which it was designed and intended. The rights of any Person who acquires possession of any ISO Container shall be subject and subordinate to the rights of Buyer hereunder, and the Buyer remains for all purposes the owner of all ISO Containers.
In connection with Seller’s use of the ISO Containers for the Stated Purpose, Seller will develop and submit to Buyer a written ISO Container management plan, which will be updated and re-delivered from time to time (but no less than annually), and will detail Seller’s maintenance plan and schedule, identify the expected locations and use of ISO Containers, and verify compliance with the Agreement, this Exhibit, Applicable Laws, Approvals and International LNG Container Standards. Seller will provide to Buyer the initial version of the plan no later than six (6) Months prior to the Commercial Start Date, and shall promptly modify the same to reasonably accommodate and take into account all reasonable comments of Buyer on the terms of that plan.
Without duplication of Section 12 of the Agreement, Buyer will be responsible for the timely satisfaction of all Taxes (including property, sales and use taxes, if any) imposed on the ISO Containers.
Acknowledgment of Fitness.
EXCEPT FOR THE FITNESS AND USE OF THE CONTAINERS IN CONNECTION WITH BUYER’S FACILITIES, SELLER ACKNOWLEDGES THAT THE ISO CONTAINERS ARE SUITABLE FOR SELLER’S PURPOSES AND WAIVES, AS BETWEEN ITSELF AND BUYER ANY AND ALL RIGHTS OR CLAIMS AS TO THE FITNESS OF THE ISO CONTAINERS FOR ANY PARTICULAR USE OR PURPOSE. UNDER NO CIRCUMSTANCES WHATSOEVER SHALL SELLER OR BUYER BE LIABLE OR RESPONSIBLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL DAMAGES UNDER THESE TERMS AND CONDITIONS.
2.    Use, Maintenance and Return Condition.
a.    Use. Seller agrees that the ISO Containers will be used and operated solely in the conduct of its business for the Stated Purpose and in compliance in all material respects with (i) Applicable Laws, (ii) Approvals; (iii) the terms of this Agreement; (iv) applicable manufacturer’s instructions and recommendations, (v) International LNG Container Standards (including applicable health and safety laws and environmental, noise and pollution laws

(including notifications and reports) and (vi) required insurance policy terms, conditions and provisions); provided, however, that in the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail. Buyer shall procure and maintain in effect all licenses, registrations, certificates, permits, approvals and consents required by any Governmental Authority in connection with the ownership of each ISO Container. Seller shall procure and maintain in effect all licenses, registrations, certificates, permits, approvals and consents required by any Governmental Authority in connection with the use and operation of each ISO Container (and in each case in which such license, registration, certificates, permits, approvals and consents are required to be in the name of Buyer, they shall be in the name of Buyer, including those required by environmental, noise and pollution laws). Seller agrees that during the Term, the ISO Containers will at all times prior to a Buyer Termination Event or a Seller Termination Event (as applicable) be and remain in the possession and control of Seller when not in the possession of Buyer. Except as necessary to perform Seller’s obligations under this Agreement, the ISO Containers shall in no event be used or located outside of the territorial limits of the State of Hawai’i without the consent of Buyer. Seller shall use and operate the ISO Containers or cause them to be used and operated by qualified personnel authorized by Seller, and Seller shall use reasonable precautions to prevent loss or damage to each ISO Container from fire and other hazards. Seller shall use each ISO Container solely for the transportation and storage of LNG pursuant to the Agreement.
b.     Maintenance and Repair.
(i) Seller, at its own cost and expense, will maintain sufficient maintenance and repair facilities (and shall keep on hand in quantity and quality and specification such spare parts and equipment as a Reasonable and Prudent Operator would maintain for operation of equipment such as the ISO Containers) and will conduct such repair and maintenance on the ISO Containers to ensure that the same are in good condition, complying in all material respects with (1) Applicable Laws, (2) Approvals; (3) the terms of this Agreement; (4) applicable manufacturer’s instructions and recommendations, (5) International LNG Container Standards (including applicable health and safety laws and environmental, noise and pollution laws (including notifications and reports) and (6) required insurance policy terms, conditions and provisions); in each case, performed by qualified and (if required by applicable standards) licensed personnel; provided, however, that in the event of a conflict between any of the priorities noted above, the priority with the lowest numeral noted above in this sentence shall prevail. Seller will inspect and cause to be inspected the ISO Containers at such times and frequency and in such detail as is necessary to ensure compliance with the requirements set out herein (or to identify noncompliance), and will promptly report to Buyer the results of those inspections.
(ii) Subject to Section 10 of this Exhibit, Seller, at its own cost and expense, will provide security for the ISO Containers in transit and while in any storage yards at which Seller may have the ISO Containers.
(iii) Seller, at its own cost and expense, will keep, repair, maintain and preserve the ISO Containers in good order and operating condition, and in compliance with such maintenance and repair standards and procedures as are customarily followed in the business for which such ISO Containers were designed and intended, as well as all manufacturer’s recommendations and as otherwise may be required by Buyer to enforce warranty claims against each vendor and manufacturer of each ISO Container, and in material compliance with, all requirements of all (1) Applicable Laws; (including without limitation transportation, environmental, noise and pollution laws and regulations and rules of the United States or the State of Hawai’i regarding transportation and storage of natural gas or of liquefied natural gas and transportation of such containers on public highways and sea-lanes); (2) Approvals; and (3) International LNG Container Standards applicable to the maintenance and condition of the ISO Containers; provided, however, that in the event of a conflict between any of the priorities noted above, the priority with the lowest numeral noted above in this sentence shall prevail. Except as set forth in Section 7.10.3(b)(i) of the Agreement and Section 7.11 of the Agreement, in the event that such laws or rules require any alteration or addition of or to any part of any ISO Containers, Seller will conform therewith at Seller’s expense.
(iv) Seller agrees to prepare and deliver to Buyer within a reasonable time prior to the required date of filing (or, to the extent permissible, file on behalf of Buyer) any and all reports to be filed by Buyer with any federal, state or other Governmental Authority by reason of the ownership of Buyer of the ISO Containers and Seller’s use of the ISO Containers, and Buyer shall collaborate with and provide to Seller all required information that is available to Buyer for inclusion in or support of such filings. Seller agrees to maintain all records, logs and other materials required by any Governmental Authority having jurisdiction over the use of the ISO Containers or Seller, to be maintained in respect of each ISO Container and, upon the written request of Buyer, shall provide copies of any such records, logs and other materials to Buyer. Seller shall, at its own cost and expense, supply any other items required in the operation of the ISO Containers.
(v) Seller hereby waives any right now or hereafter conferred by law to make repairs on the ISO Containers at the expense of Buyer except if such repairs are necessitated by a manufacturer defect. If such repairs are the result of a manufacturer’s defect, Seller shall provide reasonable assistance to Buyer to make any claims with the manufacturer under warranties or otherwise regarding such repairs. Promptly upon (but no less than five (5) Business Days after) knowing of any damage to any ISO Container that does not constitute an Event of Loss, or of any failure to comply with the requirements of Section 2(a) of this Exhibit or Section 2(b) of this Exhibit, Seller shall notify Buyer in writing of such damage or failure.
c.     Return. Upon the expiration or earlier termination of the right of Seller to use the ISO Containers (including without limitation the termination of the Agreement for any reason), Seller will, at its own cost and expense, surrender and deliver possession of each ISO Container to Buyer at such reasonable location within the State of Hawai’i as shall be designated by Buyer in writing. Upon return, each such ISO Container (and each part or component thereof) must (i) meet in all material respects the design specifications and operating standards of such ISO Container, (ii) be in good condition, state of repair and appearance, ordinary wear and tear excepted, and suitable for the transport of LNG by containers of similar design and size, and upon return be empty of all LNG, (iii) comply in all material respects with all laws and rules referred to in Section 2(a) of this Exhibit and Section 2(b)(i) and (iii) of this Exhibit above, (iv) have attached or affixed thereto any addition, modification or improvement considered an accession thereto as provided in Section 4 of this Exhibit and have had removed therefrom in a workmanlike manner at Seller’s expense any addition, modification or improvement or other Accessory which, as provided in Section 4 of this Exhibit, is owned by Seller, unless otherwise agreed by Buyer, (v) be in material compliance with all applicable requirements of the United

States Department of Transportation, having all certifications and recertification thereof current, (vi) be free and clear of all Liens, other than Buyer Encumbrances, and (vii) shall not have any structural damage on any exterior or interior surfaces. Seller shall pay for any repairs necessary to restore any ISO Container to the condition required in clause (i) of the preceding sentence and/or to cause any ISO Container to otherwise comply with the requirements of any of the other clauses of the preceding sentence.
d.    Disposition and Sale of Excess ISO Containers.
From time to time Buyer and Seller may agree that certain ISO Containers are no longer necessary for the performance and purposes of the Agreement. In that case, Seller shall have a right of first offer for some or all of such ISO Containers, such right to be exercised no later than thirty (30) Days following notice by Buyer of Buyer’s intent to sell such ISO Containers. In the event Seller does not purchase the ISO Containers, Buyer may require Seller to act as agent of the Buyer to sell those ISO Containers on behalf of Buyer, in which case Buyer shall be entitled to the proceeds of sale (net of a five percent (5%) commission for Seller (excluding any sales to Transporter or any Affiliate of Transporter), the reasonable personnel and out of pocket costs and expenses of such sale incurred and paid by Seller and not otherwise reimbursed by Buyer). Seller shall use reasonable efforts to obtain for Buyer the highest sales price for ISO Containers to be sold. For the absence of doubt, the Seller shall cause each sold ISO Container to be in the condition required by Section 2(c) of this Exhibit.
3.    Inspection.
Buyer or its duly authorized representatives may inspect (during normal business hours and at such other times as may be mutually agreeable), upon reasonable notice and at their own risk and expense the ISO Containers and all repair facilities and storage yards and other locations in which Seller stores any ISO Container, and shall be permitted to inspect and copy all maintenance and use records relating to the ISO Containers, their use or their repair. In exercising such right of inspection Buyer and its duly authorized representatives shall not unreasonably interfere with Seller’s normal business operations, shall abide by all Seller’s reasonable rules and regulations regarding safety and operation and shall not unreasonably interfere with any repairs or maintenance or the use and operation of the ISO Containers.
4.    Parts, Accessories and Improvements.
Seller may remove from any ISO Container property constituting a part thereof for repair, replacement or any other purpose consistent with the Agreement. Ownership of any such property removed from any ISO Container shall remain vested in Buyer until ownership of a replacement therefor vests in Buyer as provided below, at which time ownership of such removed property shall vest in Seller without further act. Ownership of any property installed on an ISO Container in replacement of or substitution for property removed therefrom as provided above shall vest in Buyer without further act upon such installation and be deemed part of such ISO Container for all purposes, except for property temporarily installed pending repair or permanent replacement of the removed property. Any such replacement property shall be in good condition, fit for its purpose on the ISO Container and otherwise in compliance with the Agreement, and free and clear of Liens (other than Buyer Encumbrances).

Seller may install or permit to be installed on any ISO Container special devices and other assemblies, parts, improvements, additions and accessories (each an “Accessory”), if such Accessories shall not be inconsistent with the continuing operation of such ISO Container in full conformity with the requirements of the Agreement and shall not diminish its useful life, value or utility, assuming such ISO Container will be in the condition required to be maintained under the Agreement. To the extent that ownership of any such Accessory is not required to vest in Buyer pursuant to the preceding paragraph or the following paragraph, such Accessory shall not be considered an accession and ownership thereof shall not vest in Buyer or be subject to any Lien or other right of any Person claiming through Buyer. During the Term, if no Buyer Termination Event shall then have occurred, Seller at its own expense and risk may remove any Accessory from an ISO Container at any time if (i) such Accessory constitutes an addition, and not a replacement of or a substitution for, any part originally incorporated or installed in or attached to such ISO Container at the time of delivery thereof hereunder or any part in replacement of or substitution for any such original part, (ii) such Accessory is not required pursuant to the terms of Section 2 of this Exhibit, and (iii) such Accessory can be removed without diminishing or impairing the value, utility or remaining economic life which such ISO Container would have had at the time of removal had such improvement not been effected by Seller, assuming that such ISO Container is otherwise maintained in the manner required by the Agreement, and Seller will repair or cause to be repaired any damage to the ISO Containers caused by any such installation and removal.
All improvements or modifications required for compliance with Section 2 of this Exhibit, and all Accessories that may not be removed from the ISO Containers because the requirement of the last sentence of the preceding paragraph cannot be met, shall be considered accessions and ownership thereof shall, upon installation, vest in Buyer without further act.
5.     Liens.
Seller shall not directly or indirectly have any right, power or authority to, and shall not, create, assume, incur or permit to exist any Lien on or with respect to any ISO Container, title thereto or any interest therein or in the Agreement, other than Buyer Encumbrances. Seller shall notify Buyer promptly of the imposition of any such Lien (other than Buyer Encumbrances) and shall at its own cost and expense promptly cause the same to be discharged, dismissed or removed, and in any event within thirty (30) Days after Seller first knows of the existence thereof. Notwithstanding the foregoing, any such Lien need not be discharged, dismissed or removed at any time Seller shall be contesting such Lien in good faith by appropriate proceedings, diligently prosecuted or appealed.
6.     Insurance.
Subject to Section 10 of this Exhibit, during the Term and until the ISO Containers have been returned to Buyer, Seller, acting as a Reasonable and Prudent Operator, shall carry and maintain at Seller’s own cost and expense, or cause Transporter to carry and maintain at Transporter’s own cost and expense, insurance for each ISO Container, including insurance for damage or injury to person or property as well as insurance against damage to or destruction of any ISO Container, payable at full replacement cost, in all cases to the extent available to Seller on commercially reasonable terms, and furnish to the Buyer upon request information in reasonable detail as to the insurance so carried. All such insurance shall be placed with insurers of recognized responsibility reasonably satisfactory to Buyer (as confirmed by Buyer prior to the Commercial Start Date).
Buyer shall be named as an additional named insured under all such policies of liability insurance and shall be the loss payee on all such policies of damage insurance.
7.    Loss, Damage and Seizure.
Any of the following events shall constitute an “Event of Loss” with respect to any ISO Container:

(i)	such ISO Container suffers an actual or constructive total loss in the reasonable opinion of a Responsible Officer of Seller,

(ii)
such ISO Container becomes worn out or suffers destruction or damage beyond economic repair or is rendered permanently unfit for commercial use for the Stated Purpose by Seller or Buyer, in each case in the reasonable opinion of a Responsible Officer of Seller,

(iii)
such ISO Container is taken, condemned or requisitioned for use by (a) the United States government for a period exceeding the lesser of one year and the remaining Term or (b) any other Governmental Authority, in each case, for a period exceeding the lesser of one hundred eighty (180) Days and the remaining Term,

(iv)	such ISO Container is stolen and not recovered within one hundred twenty (120) Days of the date a Responsible Officer of Seller determines such ISO Container has been stolen, or

(v)
the use of such ISO Container in the normal course of business for the Stated Purpose shall have been permanently prohibited as a result of any rule, regulation, order or other action by any Governmental Authority and (a) Seller has elected not to modify or otherwise alter the ISO Container in order to cause such ISO Container to again be available for use for the Stated Purpose, or (b) Seller is not contesting such prohibition in good faith by appropriate proceedings, diligently prosecuted or appealed.

The date of such Event of Loss shall be the date of the event giving rise thereto, except that for purposes of clauses (iii), (iv) and (v) above, no Event of Loss shall be deemed to have occurred until the end of the applicable period specified therein.
Within a reasonable time following (and in any event not more than five (5) Business Days following) an Event of Loss, Seller shall notify Buyer of the ISO Containers affected by the Event of Loss. Buyer shall be entitled to receive or retain all proceeds from any disposition of the ISO Container following the Event of Loss, less a ten percent (10%) commission for Seller (excluding any sales to Transporter or any Affiliate of Transporter) as well as the reasonable personnel and out of pocket costs and expenses of such sale incurred and paid by Seller and not otherwise reimbursed by Buyer. If there is no disposition of the ISO Container following the

Event of Loss, then Seller and Buyer will agree to make reasonable accommodations to have the ISO Container (provided that such ISO Container remains in the possession and control of the Seller) transferred or placed in a place of Buyer’s specification, at Buyer’s sole expense. All payments received by Buyer or Seller from any insurer or Governmental Authority or otherwise as compensation for an Event of Loss with respect to an ISO Container, less any costs reasonably incurred by Seller to obtain such payments, shall be delivered to or retained by Buyer.
Risk of loss of any ISO Container remains with the Buyer, except to the extent that such loss is caused by action or inaction (including failure to obtain insurance required by this Exhibit or the Agreement) by or on behalf of Seller.
8.     Assignment.
IT IS ANTICIPATED THAT SELLER MAY ENGAGE WITH TRANSPORTER FOR THE PROVISION, ON BEHALF OF SELLER, OF THE SERVICES CONTEMPLATED BY THIS EXHIBIT AND SECTION 7.9 OF THE AGREEMENT. IN SUCH CASE TRANSPORTER MUST AGREE TO ALL OF THE LIMITATIONS AND TERMS OF THIS EXHIBIT AND SECTION 7.9 OF THE AGREEMENT AND TO ACCEPT INSTRUCTION AND NOTICE FROM BUYER DIRECTLY. OTHERWISE, SELLER MAY NOT ASSIGN ANY OF ITS INTERESTS OR RIGHTS OR OBLIGATIONS HEREUNDER TO ANY PERSON, AND ANY ATTEMPTED ASSIGNMENT SHALL BE VOID. FURTHER, BUYER SHALL ACCEPT COMMUNICATIONS FROM TRANSPORTER DIRECTLY; PROVIDED THAT SELLER SHALL NOT COUNTERMAND ANY INSTRUCTIONS PROVIDED BY BUYER TO TRANSPORTER REGARDING TRANSPORTER’S PROVISION OF THE SERVICES PROVIDED HEREUNDER.
9.    Action Following a Buyer Termination Event.
Upon the occurrence of a Buyer Termination Event only, Buyer may terminate the right of Seller to use any or all of the ISO Containers. In such event, Seller shall be obligated to deliver the ISO Containers to Buyer at a place identified by Buyer in the State of Hawai‘i, and shall keep the ISO Containers protected and insured until Buyer has obtained full and complete possession thereof free and clear of any claim or Lien (other than a Buyer Encumbrance).
10.    Action Following a Seller Termination Event.
Upon the occurrence of a Seller Termination Event only, Seller may terminate its right to use any or all of the ISO Containers. In such event, Seller shall have a right of first offer for some or all of such ISO Containers, such right to be exercised no later than thirty (30) days following such Seller Termination Event. In the event Seller does not purchase the ISO Containers, Seller shall deliver the ISO Containers to Buyer at Buyer’s expense at a place identified by Buyer in the State of Hawai‘i and shall keep the ISO Containers protected and insured until Buyer has obtained full and complete possession thereof free and clear of any claim or Lien (other than a Buyer Encumbrance).

Annex I

DEFINITIONS

Capitalized terms used in Exhibit E shall have (unless otherwise provided elsewhere therein) the following respective meanings:
“Accessory” is defined in Section 4 of this Exhibit.
“Buyer Encumbrance” means any Lien against the ISO Containers that results from acts of, or any failure to act by, or as a result of claims (including any Taxes) against, Buyer, excluding Liens arising from any liabilities assumed by Seller pursuant to this Exhibit or the Agreement or for which Seller is obligated to indemnify Buyer pursuant to this Exhibit or the Agreement.
“Buyer Termination Event” means a Termination Event pursuant to which Buyer has terminated the Agreement.
“Event of Loss” is defined in Section 7 of this Exhibit.
“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (and the filing of, or agreement to give, any financing statement perfecting a security interest under the applicable uniform commercial code or comparable law of any jurisdiction).
“Responsible Officer" means, with respect to the subject matter of any covenant, agreement or obligation of any party contained in the Agreement, any senior officer or other officer who in the normal performance of his or her operational responsibility would have knowledge of such matter and the requirements with respect thereto.
“Seller Termination Event” means a Termination Event pursuant to which Seller has terminated the Agreement.
“Stated Purpose” means the storage and transportation of LNG sold by Seller to Buyer in accordance with the Agreement, and such other uses as are set forth in the Agreement and as otherwise agreed to by Buyer.

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EXHIBIT F

LNG TANKER PERFORMANCE STANDARDS

1.
Generally. In addition to the other warranties and undertakings set forth in this Agreement, Seller shall ensure, and shall cause Transporter to ensure, that the LNG Tankers will maintain throughout the Term the following performance specifications:

A.
Speed Seller shall ensure, and shall cause Transporter to ensure, that throughout the term of this Agreement, each LNG Tanker will maintain a guaranteed service speed of nineteen decimal five (19.5) knots with a sea margin of fifteen percent (15%). ***

B.
Fuel Consumption: Each LNG Tanker shall be supplied with propulsion machinery of either low pressure or high pressure gas injection dual fuel slow speed diesel type engines and will have a fuel consumption guarantee in environmental conditions of up to and including Beaufort Wind Force Scale 5. ***

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C.
Boil-off Gas Rate: Seller shall ensure, and shall cause Transporter to ensure, that throughout the Term of this Agreement, the LNG Tanker will have a boil-off gas rate that does not exceed zero decimal one five percent (0.15%) per Day of the gross cargo tank capacity on laden and ballast voyages. ***

2.	***

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EXHIBIT G

BUYER ROAD MODIFICATIONS
Proposed Roadway Improvements Kahe Power Plant

FARRINGTON HIGHWAY R/W
PBM#7
PBM#1
ROAD
GATE
EXTENT OF HAWAIIAN ELECTRIC
PROPOSED ROADWAY IMPROVEMENTS
SEE DETAILS "A" & "B"
NOTES:
LEGEND
PROPOSED ROADWAY IMPROVEMENTS
KAHE POWER PLANT
NONE
Ø

13-APR-2016 16:50 vogoshi C:\Users\vogoshi\Desktop\84099_001.dgn

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Proposed Roadway Improvements Maalaea Power Plant

NORTH KIHEI ROAD
NORTH KIHEI ROAD
EXISTING ROADWAY LAYOUT AT POWER PLANT ENTRANCE
PROPOSED ROADWAY LAYOUT AT POWER PLANT ENTRANCE
EXTENT OF MAUI ELECTRIC PROPOSED ROADWAY IMPROVEMENTS
MAALAEA PROPERTY BOUNDARY
LOCATION PLAN
NOT TO SCALE
MAALAEA POWER PLANT SITE
N
MAALAEA POWER PLANT

PROPOSED ROADWAY IMPROVEMENTS
MAALAEA POWER PLANT

DESIGNED | DATE | SCALE

CHECKED

APPROVAL

HAWAIIAN ELECTRIC CO., INC.

DRAWING NUMBER: NONE | REV

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EXHIBIT H

DELIVERY RESTRICTIONS

The following chart sets forth site specific delivery restrictions at Buyer’s Facilities:

1.	Truck deliveries shall comply with all site and community noise limits.

2.
Subject to Section 7.10.2(h), at Seller’s request, Buyer will consider whether to accept in its sole discretion deliveries on certain Days between the hours of 8:00 a.m. and 2:00 p.m. at the Kahe Power Plant. Seller shall not deliver any LNG during this period unless Seller receives notification from Buyer that Buyer will accept the requested deliveries.

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EXHIBIT I

MEASUREMENT

The Parties shall develop Exhibit I (Measurement) in accordance with Section 14.1.3 of the Agreement prior to the Commercial Start Date.

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EXHIBIT J

[RESERVED]

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EXHIBIT K

FACILITY ACCESS REQUIREMENTS

1.	Company Rules
When on the premises of Buyer’s Facilities or carrying out Seller’s duties pursuant to this Agreement, Seller, Transporter, and Third Party Service Provider personnel shall comply with all applicable provisions of Buyer’s Code of Conduct, Security Regulations, Information Resource Policies, Safety and Health Manual, and all other Buyer policies, practices and procedures that apply on a non-discriminatory basis to all contractors delivering fuel to Buyer. In the event of any inconsistency between any portion of this Exhibit K and any applicable policies of Transporter or any Third Party Service Provider, the more stringent of the two provisions shall apply. Such policies, practices and procedures are available via the following electronic links:
Code of Conduct:
http://hawaiianelectric.com/vcmcontent/StaticFiles/pdf/CodeOfConduct.pdf
Security Regulations:
http://hawaiianelectric.com/vcmcontent/StaticFiles/pdf/SecurityRequirements.pdf

Information Resource Policies:
http://hawaiianelectric.com/vcmcontent/StaticFiles/pdf/InformationResourcePolicies.pdf

Safety and Health Manual:
http://hawaiianelectric.com/vcmcontent/StaticFiles/pdf/SafetyAndHealthManual.pdf

Alternatively, a hard copy shall be provided by Buyer to Seller upon Seller’s request. Seller shall advise its employees and subcontractors of these policies, practices, and procedures and secure their consent to abide by these policies, practices, and procedures prior to the commencement of such Person’s performance pursuant to or in relation to this Agreement. Seller agrees to cooperate with and to provide any assistance to Buyer in Buyer’s investigation of any security breaches which may involve Seller or Seller’s employees or subcontractors.
These policies, practices and procedures may be amended by Buyer from time to time to comply with changes in Applicable Law, Approvals or International Standards. Any other amendments shall be reasonable and consistent with industry practice. Buyer shall notify Seller in writing of any such amendments in advance.

2.	Safety Program and Security

(a)
Compliance with Applicable Laws. Seller shall cause Transporter and Third Party Service Providers to maintain safety programs, take all safety precautions and furnish and install guards and other safety devices for the prevention of

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accidents, and comply with all Applicable Laws particularly in view of the dangers of working in the vicinity of electrically energized equipment. Specific reference is made to the Occupational Safety and Health Act of 1970, as amended and State Occupational Safety and Health Law, Hawaii Revised Statutes Chapter 396, as amended.

(b)
Emergency Response. In any emergency affecting the safety of life, work, or adjoining property, Seller, Transporter, Third Party Service Providers shall, at their sole discretion and without special instructions from Buyer, immediately act to prevent threatened loss or injury.

(c)	Other Safety Procedures. Seller shall comply, and shall cause Transporter and Third Party Service Providers to comply, with all other safety procedures required in advance by Buyer in writing.

(d)
Prompt Notification. Seller shall promptly report (or cause the reporting) in writing to Buyer all accidents whatsoever arising out of or in connection with the performance under this Agreement on the premises of Buyer’s Facilities, giving full details and statements of witnesses. If death or serious injuries or serious damages are caused, the accident shall be reported immediately by telephone or messenger to Buyer.

(e)
Written Report. If a claim is made by anyone against Seller, Transporter or any Third Party Service Providers or on account of any accident associated with such Person’s performance on the premises of Buyer’s Facilities pursuant to or in relation to this Agreement, Seller shall promptly report the full details in writing to Buyer.

3.	Use of First Aid and Facilities
In the event that Buyer in its sole discretion, establishes emergency medical treatment facilities at Buyer’s Facilities, Seller’s employees and its subcontractor’s employees may seek treatment at such facilities.

4.	Security

(a)
Joint Cooperation. Seller shall cooperate with Buyer and/or the land owner of Buyer’s Facilities on all security matters and shall promptly comply with any project security requirements established by Buyer and/or the land owner of Buyer’s Facilities. Seller shall at all times conduct its operations under the Agreement in a manner to avoid the risk of loss, theft, or damage by vandalism, sabotage, or other means to any property. Seller shall promptly take all reasonable precautions which are necessary and adequate against any conditions which involve risk of loss, theft, or damage to its property.

(b)
Security Practices and Procedures. Seller and Seller’s employees and subcontractors who perform under this Agreement shall comply with the security practices and procedures prescribed for Buyer’s Facilities, which shall be

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consistent with industry practices. Seller shall advise its employees and subcontractors and their employees of these practices and procedures and secure their consent to abide by these procedures.

(c)
Identification. If Seller or the landowner of Buyer’s Facilities so requires, the Seller shall furnish its employees and its subcontractors’ employees identification badges. Each employee shall be required to wear his badge in plain sight at all times whenever he is on the Buyer’s Facilities. Seller, its subcontractors, and their employees shall observe all procedures for admission to Buyer’s Facilities proposed by Buyer and/or the landowner of Buyer’s Facilities.

(d)
List of Employees. Prior to the start of performance under this Agreement, Seller and its subcontractors shall submit to Buyer a list of all employees of Seller, Transporter and Third Party Service Providers requiring access to Buyer’s Facilities in connection with or pursuant to this Agreement. Such list shall include each employee’s name and identification badge number. During the term of the Agreement, Seller shall keep an updated and current list and shall make such list available to Buyer.

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